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As filed with the Securities and Exchange Commission on July 29, 2005

Registration No. 333-125752

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-4/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGNICO-EAGLE MINES LIMITED
(Exact name of registrant as specified in its charter)

Province of Ontario (State or other jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)

145 King Street East, Suite 500
Toronto, Ontario
M5C 2Y7, Canada
(416) 947-1212
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Philip J. Flink
Brown Rudnick Berlack Israels LLP
One Financial Center
Boston, Massachusetts 02111
(617) 856-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean Boyd Agnico-Eagle Mines Limited 145 King Street East, Suite 500 Toronto, Ontario M5C 2Y7, Canada (416) 947-1212	Patricia Olasker Davies Ward Phillips & Vineberg LLP 1 First Canadian Place, Suite 4400 Toronto, Ontario M5X 1B1, Canada (416) 863-0900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the consummation of the transactions described in the accompanying prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Offer Document is not complete and may be changed. Agnico-Eagle may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective and may not sell these securities in Sweden until Swedish authorities have approved the Offer Document. This Offer Document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus subject to completion, dated July 29, 2005.

Offer of

AGNICO-EAGLE MINES LIMITED

to Exchange

0.1137 Shares of its Common Stock

for

each outstanding Share of

RIDDARHYTTAN RESOURCES AB (publ)

THE OFFER PERIOD WILL EXPIRE AT 4:00 P.M. CET (10:00 A.M. EDT) ON SEPTEMBER 9, 2005,
UNLESS THE OFFER IS EXTENDED.

The offer is being made for all of the issued and outstanding shares of Riddarhyttan not already held by Agnico-Eagle. Based on 105,753,846 Riddarhyttan shares outstanding as at July 22, 2005, Agnico-Eagle will issue up to approximately 10,345,583 Agnico-Eagle common shares pursuant to the offer, assuming all issued and outstanding Riddarhyttan shares, other than those shares already held by Agnico-Eagle, are properly tendered and not withdrawn.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence in the United States.

For a discussion of the risk factors that Riddarhyttan shareholders should consider in evaluating this offer, see "Risk Factors" beginning on page 20.

The common shares of Agnico-Eagle are listed for trading on the New York Stock Exchange under the symbol "AEM" and on the Toronto Stock Exchange under the symbol "AGE". The Toronto Stock Exchange and the New York Stock Exchange have conditionally approved the listing of the common shares of Agnico-Eagle being offered hereunder, subject to Agnico-Eagle fulfilling all of the listing requirements of the Toronto Stock Exchange and the New York Stock Exchange, respectively.

Financial Advisors to Agnico-Eagle	Financial Advisor to Riddarhyttan
Orion Securities Inc.	Standard Bank Plc
Citigroup Global Markets, Inc.
Pollitt & Co. Enskilda Securities AB

The date of this prospectus is    •    , 2005

i

Exploration and Mining Plans in Central Suurikuusikko	137
Process Development and Environmental Work	137
Material Contracts	138
Related Party Transactions	138
Environmental and Mining Concessions	139
Legal Proceedings	139
Insurance	139
Competition	140
Employees	140
Description of Share Capital	140
Directors and Senior Management	142
Major Shareholders	143
Auditors	143
Excerpt from the Articles of Association	144
Management's Discussion and Analysis	145
Selected Two Year Financial and Operating Summary	154
CERTAIN TAX CONSIDERATIONS	156
Certain Swedish Tax Consequences	156
Certain United States Federal Income Tax Consequences	159
Certain Canadian Federal Income Tax Consequences	164
OTHER INFORMATION	166
The Toronto Stock Exchange	166
The New York Stock Exchange	166
Certain Differences Between Ontario and Swedish Laws	166
RESALES OF AGNICO-EAGLE SHARES PURSUANT TO THE SIMPLIFIED SHARE SALES PROCESS AND SALES OF FRACTIONAL AGNICO-EAGLE SHARES	182
Selling Stockholders	182
Sales of Fractional Agnico-Eagle Shares	183
Plan of Distribution	183
EXPERTS	184
WHERE RIDDARHYTTAN SHAREHOLDERS CAN FIND MORE INFORMATION	185
GLOSSARY OF MINING TERMS	186
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A — SUPPORT AGREEMENT	A-1
ANNEX B — FAIRNESS OPINION	B-1

ii

        Only the information contained in this Offer Document should be relied upon. Agnico-Eagle has not authorized any other person to provide different information. If anyone provides different or inconsistent information, it should not be relied upon. Unless otherwise indicated, the statistical, operating and financial information contained in this Offer Document is current as at the date hereof unless otherwise noted. It should be assumed that the information appearing in this Offer Document is accurate only as of the date hereof or such other date as of which such information is stated to be presented. The information in this Offer Document is furnished solely for the purpose of the offer and should not be relied upon for other purposes.

        The offer is not being made to persons whose participation in the offer requires that an additional offer document be prepared or registration be effected or that any other measures be taken in addition to those required under Swedish or U.S. law. The Offer Document, the relevant acceptance form and any related offer documentation are not being distributed and must not be mailed or otherwise distributed or sent in or into Australia, Japan or any other jurisdiction in which such distribution or offer would require any such additional measures to be taken or would be in conflict with any law or regulation in such jurisdiction. Should distribution nevertheless take place, acceptance forms from such jurisdiction may be disregarded.

        This Offer Document has been approved solely for the purposes of Section 21 of the United Kingdom Financial Services and Markets Act 2000 by Citigroup Global Markets Limited of Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB. Citigroup Global Markets Limited is acting for Agnico-Eagle and no one else in connection with the offer and will not be responsible to any other person for providing the protections afforded to clients of Citigroup Global Markets Limited or for providing advice in relation to the offer.

NOTICE TO RIDDARHYTTAN SHAREHOLDERS IN THE UNITED KINGDOM

        The offer described in this Offer Document is only being made in or into the United Kingdom to a person who is a "qualified investor" (as defined in sub-section 86(7) of the Financial Services and Markets Act 2000, as amended by The Prospectus Regulations 2005). A person to whom the offer is made or directed with a registered address in the United Kingdom may only accept the offer if that person is a "qualified investor". Accordingly any such accepting Riddarhyttan shareholder will only be deemed to have validly accepted the offer if it certifies that it is a "qualified investor" by completing the form of certification included on the acceptance form.

NOTICE TO RIDDARHYTTAN SHAREHOLDERS RESIDENT IN THE UNITED STATES

        The offer described in this Offer Document is being made for the securities of a Swedish company that does not have securities registered under Section 12 of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, the offer described in this Offer Document is not subject to Section 14(d) of the Exchange Act, or Regulation 14D promulgated by the U.S. Securities and Exchange Commission, or the SEC, thereunder. The offer is being conducted in accordance with Section 14(e) of the Exchange Act and Regulation 14E as applicable to tender offers conducted under the Tier II "cross-border tender offer rules" adopted by the SEC. The offer is made in the United States with respect to securities of a Swedish foreign private issuer also in accordance with Swedish corporate and tender offer rules. Riddarhyttan shareholders resident in the United States should be aware that such requirements might be different from those of the United States applicable to tender offers under the Exchange Act and the rules and regulations promulgated thereunder.

        A registration statement relating to the Agnico-Eagle shares offered pursuant to this Offer Document has been filed with the SEC and such shares may not be exchanged pursuant to the offer until the registration statement becomes effective.

Potential Unenforceability of Civil Liabilities and Judgments

        Agnico-Eagle is organized under the laws of the Province of Ontario, Canada pursuant to the Business Corporations Act (Ontario). Some of Agnico-Eagle's current directors and officers, and its experts and advisors named in this document, are residents of Canada, and all or a substantial portion of the assets of such persons and a substantial part of the assets of Agnico-Eagle may be located outside the United States. Consequently, it may be difficult for Riddarhyttan shareholders resident in the United States to effect service of process on such persons, or to enforce, in U.S. courts, judgments, in original actions or in actions for enforcement, against Agnico-Eagle or such persons which are obtained in U.S. courts. Agnico-Eagle's Canadian counsel has advised it that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. Agnico-Eagle cannot assure that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such U.S. federal securities laws.

Cautionary Note to Riddarhyttan Shareholders Concerning Estimates of Measured and Indicated Resources

        This Offer Document uses the terms "measured resources" and "indicated resources". Agnico-Eagle advises Riddarhyttan shareholders that those terms are recognized and required by Canadian regulations, however, the SEC does not recognize those terms. Riddarhyttan shareholders are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves.

Cautionary Note to Riddarhyttan Shareholders Concerning Estimates of Inferred Resources

        This Offer Document uses the term "inferred resources". Agnico-Eagle advises Riddarhyttan shareholders that this term is recognized and required by Canadian regulations, however, the SEC does not recognize that term. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "Inferred Mineral Resource" will ever be upgraded to a higher category. Under Canadian rules, estimates of "Inferred Mineral Resources" may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Riddarhyttan shareholders are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Cautionary Note to Riddarhyttan Shareholders Concerning Certain Measures of Performance

        This document presents certain measures, including "total cash cost per ounce" and "minesite cost per ton", that are not recognized measures under United States generally accepted accounting principles, or U.S. GAAP. These data may not be comparable to data presented by other gold producers. For a reconciliation of these measures to the closest measures recognized under U.S. GAAP see "Production Costs" starting on page 83. Agnico-Eagle believes that these generally accepted industry measures are realistic indicators of operating performance and useful in allowing year over year comparisons. However, both of these non-GAAP measures should be considered together with other data prepared in accordance with U.S. GAAP, and these measures, taken by themselves, are not necessarily indicative of operating costs or cash flow measures prepared in accordance with U.S. GAAP.

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

        Certain statements in this Offer Document constitute "forward-looking statements". Forward-looking statements include statements of Agnico-Eagle's or Riddarhyttan's plans, objectives, expectations and intentions. Also, words such as "may", "will", "should", "could", "would", "expects", "anticipates", "believes", "plans", "intends", or other variations of these terms or comparable terminology, often denote forward-looking statements. Forward-looking statements in this Offer Document include, but are not limited to, the following:

  •
  Agnico-Eagle's and Riddarhyttan's outlook for 2005

  •
  statements regarding future earnings, and the sensitivity of earnings to gold and other metal prices

  •
  anticipated trends for prices of gold and other by-products mined by Agnico-Eagle

  •
  estimates of future mineral production and sales of Agnico-Eagle and Riddarhyttan

  •
  estimates of production costs and other expenses of Agnico-Eagle and Riddarhyttan

  •
  estimates of future capital expenditures and other cash needs, and expectations as to the funding thereof by Agnico-Eagle and Riddarhyttan

  •
  statements as to the projected development of certain ore deposits, including estimates of exploration, development and other capital costs of Agnico-Eagle and Riddarhyttan

  •
  estimates of Agnico-Eagle's reserves and Riddarhythan's resources and statements regarding Agnico-Eagle's or Riddarhyttan's future exploration results and reserve replacement

  •
  estimates of ore grades or ore recoveries in any feasibility or other analysis of Riddarhyttan's potential mining operations

  •
  estimates of future costs and other liabilities for environmental remediation of Agnico-Eagle and Riddarhyttan

  •
  anticipated trends with respect to Agnico-Eagle's or Riddarhyttan's results of operations

  •
  expectations regarding the outcome of the appeal on the environmental permit and the mining concession granted to Riddarhyttan

  •
  statements regarding Riddarhyttan's expectations with respect to the availability, source and type of additional financing to meet its current and future capital requirements

  •
  expected benefits from Agnico-Eagle's acquisition of Riddarhyttan, including acceleration of the multi-mine growth strategy and potential production and exploration activity of the combined company

  •
  expected cash resources to fund substantial anticipated capital expenditures following Agnico-Eagle's acquisition of Riddarhyttan

  •
  expected costs of integrating the acquired business

  •
  plans following completion of Agnico-Eagle's acquisition of Riddarhyttan, including business strategy, timing of production decisions, dividend policy and organization

        Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Agnico-Eagle or of Riddarhyttan or industry results to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors discussed under the heading "Risk Factors" commencing on page 20 of this document. Given these uncertainties, Agnico-Eagle cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by law, Agnico-Eagle expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Agnico-Eagle's or Riddarhyttan's expectations or any change in events, conditions or circumstances on which any such statements are based.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Why is Agnico-Eagle making this offer? (See "The Offer" on page 32)

        Agnico-Eagle currently owns approximately 14% of the outstanding Riddarhyttan shares. Agnico-Eagle's purpose in making the offer is to acquire all of the outstanding Riddarhyttan shares that it does not already own. Agnico-Eagle's obligation to complete the offer is conditional upon there being tendered to the offer sufficient shares such that Agnico-Eagle will own, together with the shares it currently owns, at least 90% of the Riddarhyttan shares outstanding. This condition will be satisfied if at least 76% of the outstanding Riddarhyttan shares are tendered to the offer. Assuming that Agnico-Eagle owns at least 90% of the outstanding Riddarhyttan shares at the completion of the offer, as soon as practicable thereafter, Agnico-Eagle intends to effect compulsory acquisition procedures under Swedish law to acquire any Riddarhyttan shares not owned by Agnico-Eagle.

        Agnico-Eagle believes that Riddarhyttan represents an attractive opportunity for Agnico-Eagle to accelerate its multi-mine growth strategy and that the acquisition of Riddarhyttan will provide long-term exposure to a developing gold mining camp in Finland, a pro-mining host country. The Suurikuusikko gold project offers near-term production potential and the opportunity for continuing exploration activity.

        The acquisition of Riddarhyttan will also diversify Agnico-Eagle's asset base by adding potential production and resources outside Agnico-Eagle's current operations in the Abitibi region of northwestern Quebec, Canada. Agnico-Eagle's existing projects are all potential underground mines with relatively long lead times to production while the Suurikuusikko project offers the potential for an initial open pit operation while underground operations are being developed. Agnico-Eagle believes that its experience in mine building and ore processing is well suited to the complex metallurgical nature of the Suurikuusikko project. Agnico-Eagle also believes it has the cash resources and financing capacity to fund the substantial capital expenditures expected to be required to bring the project into production and to develop the precious metal extraction technology for this deposit.

What will Riddarhyttan shareholders receive in the offer? (See "Terms of the Offer" on page 43)

        Riddarhyttan shareholders who tender their Riddarhyttan shares to the offer will receive 0.1137 of an Agnico-Eagle common share for each Riddarhyttan share tendered. Fractions of Agnico-Eagle common shares will not be issued to persons accepting the offer. Fractional entitlements to Agnico-Eagle common shares will be aggregated and sold in the market and the proceeds paid, without deduction of any costs or commissions, to those Riddarhyttan shareholders who are entitled to fractions of Agnico-Eagle common shares.

        Based upon the last reported sale price of Agnico-Eagle common shares on the New York Stock Exchange and the Riddarhyttan shares on the Stockholm Stock Exchange on May 11, 2005, the last trading day before the announcement of the offer, and on July 26, 2005, the latest practicable date prior to the date of this Offer Document the offer provides Riddarhyttan shareholders with a premium on their Riddarhyttan shares and the opportunity for continued exposure to the potential upside of the Suurikuusikko project while benefiting from share ownership in an established gold producer.

        In addition, certain Riddarhyttan shareholders will have the opportunity to elect to sell some, or in some cases all, of the Agnico-Eagle common shares to which they are entitled under the offer under a simplified share sales process. See "How does the simplified share sales process work?" below.

        Riddarhyttan shareholders located in the United States or who are U.S. persons within the meaning of Regulation S under the Securities Act, referred to in this Offer Document as U.S. Persons, or who are U.S. taxpayers, as more fully described on page 160 under the heading "U.S. Holders", referred to in this Offer Document as U.S. Holders, may not participate in the simplified share sales process but may elect to participate in the limited U.S. cash alternative that allows them to receive cash consideration instead of Agnico-Eagle common shares in respect of 5,000 of their Riddarhyttan shares tendered to the offer. See "How does the limited U.S. cash alternative work?" below.

Will Riddarhyttan shareholders be able to sell the Agnico-Eagle common shares that they receive in the offer? (See "Registration under the United States Securities Act of 1933" on page 50)

        The Agnico-Eagle common shares that Riddarhyttan shareholders receive will be registered in the United States under the United States Securities Act of 1933, as amended, or the Securities Act, and so long as a Riddarhyttan shareholder is not an affiliate of Agnico-Eagle and is not deemed to be an "underwriter" for purposes of the Securities Act, after completion of the offer, the Agnico-Eagle common shares that such Riddarhyttan shareholder receives will be freely tradeable and not subject to further registration requirements under the Securities Act. The Toronto Stock Exchange and the New York Stock Exchange have conditionally approved the listing of the common shares of Agnico-Eagle being offered hereunder, subject to Agnico-Eagle fulfilling all of the listing requirements of the Toronto Stock Exchange and the New York Stock Exchange, respectively.

How does the simplified share sales process work? (See "Simplified Share Sales Process" on page 45)

        To assist Riddarhyttan shareholders with small shareholdings to achieve liquidity in a cost-efficient way, Agnico-Eagle will institute a simplified share sales process. To be eligible to participate, Riddarhyttan shareholders must not be: located in the United States; U.S. Persons; U.S. Holders; officers, directors or affiliates of Agnico-Eagle or Riddarhyttan prior to completion of the offer; or officers, directors or affiliates of Agnico-Eagle after completion of the offer. Eligible Riddarhyttan shareholders electing to participate in the simplified share sales process will be required to sell all, but not less than all, of the Agnico-Eagle common shares to which they are entitled under the offer up to a maximum of 570 Agnico-Eagle common shares (equivalent to approximately 5,000 Riddarhyttan shares). Agnico-Eagle will arrange for a designated broker dealer registered in the United States, or broker dealer, to sell such shares at current market prices and remit the proceeds, without any deduction of costs or commissions, to the entitled shareholders. The instruction form instructing the broker dealer to sell Agnico-Eagle common shares pursuant to the simplified share sales process is being delivered, together with this Offer Document, to Riddarhyttan shareholders other than Riddarhyttan shareholders who are located in the United States or who are U.S. Persons or U.S. Holders. Riddarhyttan shareholders are under no obligation to sell any of the Agnico-Eagle common shares to which they become entitled under the offer, and if they choose to sell such Agnico-Eagle common shares, are under no obligation to do so through the simplified share sales process unless they make an affirmative election to participate in that process.

How does the limited U.S. cash alternative work? (See "The Limited U.S. Cash Alternative" on page 47)

        Riddarhyttan shareholders located in the United States or who are U.S. Persons or U.S. Holders may not participate in the simplified share sales process but may elect to receive US$1.42, in cash, per Riddarhyttan share, based on a price of SEK 10.25 per Riddarhyttan share and a currency exchange rate of SEK 7.2055 to US$1.00 on May 11, 2005, the last trading day before the announcement of the offer, in respect of the lesser of (i) all, but not less than all, of the Riddarhyttan shares held by any such Riddarhyttan shareholder and (ii) 5,000 Riddarhyttan shares. The limited U.S. cash alternative is not contingent upon any external financing and the cash price is fixed at the US$1.42 per Riddarhyttan share. The limited U.S. cash alternative is not being offered to Riddarhyttan shareholders other than those located in the United States or who are U.S. Persons or U.S. Holders.

Does Riddarhyttan's board of directors recommend that Riddarhyttan shareholders accept the offer? (See "Recommendation by the Board of Riddarhyttan Regarding the Offer" on page 36)

        Riddarhyttan's board of directors has announced that it has unanimously recommended that the Riddarhyttan shareholders accept the offer. The board's recommendation is supported by a fairness opinion from its financial advisor, Standard Bank Plc. Riddarhyttan has represented to Agnico-Eagle in a support agreement that it believes that each board member holding Riddarhyttan shares intends to tender his shares to the offer.

How was the exchange ratio for Agnico-Eagle common shares being offered to the Riddarhyttan shareholders in the offer determined? (See "Overview of the Offer" on page 34)

        The exchange ratio of 0.1137 of an Agnico-Eagle common share offered per Riddarhyttan share was fixed to reflect a negotiated offer price of SEK 10.25 (US$1.42) per Riddarhyttan share, based on the closing price of Agnico-Eagle common shares on the New York Stock Exchange of $12.51 and the closing price of the Riddarhyttan shares on the Stockholm Stock Exchange of SEK 8.05, on May 11, 2005, which was the last trading day before the date on which the offer was publicly announced, and based on the currency exchange rate of SEK 7.2055 to US$1.00 as at the close of business on May 11, 2005.

How do Riddarhyttan shareholders tender their shares in the offer? (See "To Accept the Offer" on page 44)

        Riddarhyttan shareholders must carefully read, and follow the directions set out in, the section of this Offer Document entitled "Terms, Conditions and Instructions for Acceptance of the Offer" and must complete the acceptance form which is included in the package Riddarhyttan shareholders received with this Offer Document.

How do Riddarhyttan shareholders participate in the simplified share sales process? (See "To Elect the Simplified Share Sales Process" on page 47)

        Riddarhyttan shareholders other than those located in the United States or who are U.S. Persons or U.S. Holders must carefully read, and follow the directions set out in, the section of this Offer Document entitled "To Elect the Simplified Share Sales Process" and must complete the instruction form which is included in the package Riddarhyttan shareholders received with this Offer Document.

How do Riddarhyttan shareholders elect the limited U.S. cash alternative? (See "The Limited U.S. Cash Alternative" on page 47)

        Riddarhyttan shareholders who are located in the United States or who are U.S. Persons or U.S. Holders must carefully read, and follow the directions set out in, the section of this Offer Document entitled "The Limited U.S. Cash Alternative". Such Riddarhyttan shareholders must either complete the acceptance form which has been sent with this Offer Document to registered Riddarhyttan shareholders who are located in the United States or who are U.S. Persons or U.S. Holders or provide the necessary information to their nominee to complete the acceptance form on their behalf.

Are there any conditions to the offer? (See "Conditions and Certain Further Terms of the Offer" on page 43)

        The following is a summary of the conditions to the offer:

  •
  acceptance to such an extent that Agnico-Eagle becomes owner of more than 90% of the outstanding Riddarhyttan shares on a fully-diluted basis

  •
  the recommendation in favour of the offer by the board of directors of Riddarhyttan shall not have been withdrawn or adversely amended

  •
  no other party shall have announced an offer to acquire Riddarhyttan shares

  •
  all necessary regulatory, governmental or similar clearances, approvals and decisions for the offer and the acquisition of Riddarhyttan, including from competition authorities, shall have been obtained, in each case on terms which, in Agnico-Eagle's opinion, are acceptable

  •
  save as publicly announced by Riddarhyttan prior to the date the offer was announced or as otherwise disclosed in writing to Agnico-Eagle prior to that date, Agnico-Eagle does not discover that any information publicly disclosed by Riddarhyttan is materially inaccurate or misleading or that any material information that should have been publicly disclosed by Riddarhyttan has not been so disclosed

  •
  neither the offer nor the acquisition of Riddarhyttan is wholly or partly prevented or materially adversely affected by any legislation or other regulation, court decision, public authority decision or similar circumstance, which has occurred or could reasonably be anticipated, outside the control of Agnico-Eagle and which Agnico-Eagle could not reasonably have foreseen at the time of the announcement of the offer

  •
  no circumstances which Agnico-Eagle did not have knowledge about at the time of the announcement of the offer shall have occurred that may materially adversely affect Riddarhyttan's results, liquidity, business or equity during the current or next financial year or the feasibility or economic prospects of the Suurikuusikko project, except any circumstance or effect attributable to changes in gold prices

  •
  Riddarhyttan shall not have taken any measures that are typically intended to impair the prerequisites for the implementation of the offer

        Agnico-Eagle reserves the right to withdraw the offer in the event that it is clear that any of the above conditions are not fulfilled or cannot be fulfilled. However, with respect to the conditions in all but the first bullet point above, such withdrawal will only be made if the non-fulfillment of such condition is of material importance to Agnico-Eagle's acquisition of the Riddarhyttan shares. Agnico-Eagle may, in its sole discretion, waive any of the foregoing conditions, in whole or in part. If Agnico-Eagle waives the condition to the offer that it becomes the owner of more than 90% of the outstanding Riddarhyttan shares on a fully-diluted basis or otherwise decreases the percentage of Riddarhyttan shares that Agnico-Eagle must own as a condition to the offer, Agnico-Eagle will publicly announce by press release the waiver or modification of this condition and will hold the offer open for at least 10 business days from the date of the public announcement in accordance with Regulation 14E promulgated under the Exchange Act.

Can the offer be extended and if so, under what circumstances? (See "Right to Extend the Final Acceptance Date" on page 48)

        Agnico-Eagle may extend the offer for any reason. Agnico-Eagle does not currently intend to extend the offer period. If all of the conditions to the offer have not been either fulfilled or waived by Agnico-Eagle by 4:00 p.m. CET (10:00 a.m. EDT), on September 9, 2005, Agnico-Eagle may choose, but shall not be obligated, to extend the offer period. Agnico-Eagle may also extend the offer period in the event that all of the conditions to the offer have been either fulfilled or waived, provided that Agnico-Eagle promptly purchases the Riddarhyttan shares tendered to the offer during the initial offer period. However, if Agnico-Eagle waives the condition that it becomes the owner of more than 90% of the outstanding Riddarhyttan shares on a fully-diluted basis or otherwise decreases the percentage of Riddarhyttan shares that Agnico-Eagle must own as a condition to the offer, it must allow the offer to remain open for at least 10 additional business days and may not purchase any Riddarhyttan shares tendered to the offer until the expiry of this additional period.

        If Agnico-Eagle extends the offer period, the period for electing to participate in the simplified share sales process and the limited U.S. cash alternative will also be extended.

        If Agnico-Eagle extends the offer period, it will issue a press release announcing the extension and the details of any extension promptly following the expiration of the initial offer period.

After Riddarhyttan shareholders tender their Riddarhyttan shares, may they change their minds and withdraw their Riddarhyttan shares? (See "Right to Withdraw Acceptance of the Offer" on page 49).

        Riddarhyttan shareholders have the right to withdraw any of their Riddarhyttan shares that they have tendered. To be valid, written notice of withdrawal must be received by SEB, Issues & Part-ownership Programmes, as the receiving agent, no later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005, unless the offer is extended. If any conditions to the offer, which Agnico-Eagle may waive, are unfulfilled at the time of extension of the offer period, the right to withdraw will apply correspondingly until the earlier of the date to which the offer period has been extended and the date when all of the conditions to the offer have been fulfilled. If all of the conditions to the offer are fulfilled or waived prior to such extension, Agnico-Eagle may purchase the Riddarhyttan shares tendered to the offer and those Riddarhyttan shareholders whose Riddarhyttan shares have been purchased will have no further rights of withdrawal. However, if Agnico-Eagle waives the condition that it become the owner of 90% of the outstanding

Riddarhyttan shares, Riddarhyttan shareholders will continue to be able to exercise their withdrawal rights for not less than 10 additional business days following the waiver of this condition.

        In addition, Riddarhyttan shareholders may also withdraw an instruction to sell all of the Agnico-Eagle common shares received under the offer to be sold pursuant to the simplified share sales process by executing and delivering a written notice of revocation to SEB, Issues & Part-ownership Programmes, as the receiving agent, no later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005, unless the offer is extended. Riddarhyttan shareholders who are located in the United States or who are U.S. Persons or U.S. Holders may also withdraw their election to receive the limited U.S. cash alternative by executing and delivering a written notice of revocation to SEB, Issues & Part-ownership Programmes, as the receiving agent, no later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005, unless the offer is extended.

When does Agnico-Eagle expect the offer to expire and to be completed? (See "Overview of the Offer" on page 34)

        Agnico-Eagle currently anticipates that the offer will expire at 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005. Promptly following the expiration of the offer, Agnico-Eagle will issue a press release announcing the outcome of the offer.

How will Agnico-Eagle acquire any Riddarhyttan shares that remain outstanding after the completion of the offer? (See "Compulsory Acquisition; Merger" on page 50)

        If after completion of the offer Agnico-Eagle owns more than 90% of the outstanding Riddarhyttan shares, Agnico-Eagle intends to initiate compulsory acquisition proceedings under Swedish law to acquire the remaining outstanding Riddarhyttan shares that Agnico-Eagle does not own. The price that Agnico-Eagle will pay for the remaining shares will be determined in the compulsory acquisition proceedings.

        If Agnico-Eagle does not hold more than 90% of the Riddarhyttan shares following completion of the offer, Agnico-Eagle may consider a legal merger between Riddarhyttan and Agnico-Eagle or any of Agnico-Eagle's subsidiaries, for cash consideration in accordance with the Swedish Companies Act of 1975 or otherwise.

Are there risks associated with this proposed transaction? (See "Risk Factors" on page 20)

        The combined company may not achieve the expected benefits of this transaction because of the risks and uncertainties discussed in the section captioned "Risks Related to the Acquisition of Riddarhyttan" beginning on page 20. In addition, an investment in Agnico-Eagle common shares involves other risks described in the section captioned "Risks Related to Agnico-Eagle and the Agnico-Eagle Common Shares" on page 23.

How much of Agnico-Eagle will current Riddarhyttan shareholders own upon completion of the offer? (See "Share Capital and Ownership Structure" on page 56)

        In connection with the offer, Agnico-Eagle could issue up to 10,345,583 Agnico-Eagle common shares to Riddarhyttan shareholders if all such holders elect to tender their Riddarhyttan shares in exchange for Agnico-Eagle common shares, representing approximately 10.7% of Agnico-Eagle's estimated total common shares outstanding after the consummation of the offer.

Where can Riddarhyttan shareholders get additional information? (See "Where Riddarhyttan Shareholders Can Find More Information" on page 185)

        Agnico-Eagle has filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to its common shares offered hereby. This Offer Document does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about Agnico-Eagle and its common shares offered hereby, reference is made to the registration statement and the exhibits and schedules filed as part thereof. Statements contained in this Offer Document as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1580, 110 F Street, N.E., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the SEC.

        Agnico-Eagle also files annual, quarterly and current reports, proxy statements and other information with the SEC. Riddarhyttan shareholders may read and copy any reports, statements or other information on file at the SEC's public reference room in Washington, D.C. Riddarhyttan shareholders can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

        All reports filed by Agnico-Eagle with the SEC are also available free of charge via EDGAR through the SEC website at http://www.sec.gov. In addition, Agnico-Eagle provides copies of its proxy and annual report on Form 20-F at no charge to investors upon request.

        Riddarhyttan also prepares annual reports, and interim and annual financial reports, for its shareholders. These reports are provided at no charge to investors upon request.

Who can help answer Riddarhyttan shareholders' questions? (See "To Accept the Offer" on page 44)

        Riddarhyttan shareholders who have questions about the offer should contact:

SEB Issues & Part-ownership Programmes, R B6 SE-106 40 Stockholm Sweden +46 8 639 2750	or	Enskilda Securities AB Nybrokajen 5 SE-103 36 Stockholm Sweden +46 8 52 22 95 00

SUMMARY

        This section highlights selected information from this Offer Document and may not contain all of the information that is important to Riddarhyttan shareholders. To better understand the offer, Riddarhyttan shareholders should read this entire Offer Document carefully. Riddarhyttan shareholders may obtain more information by following the instructions in the section captioned "Where Riddarhyttan Shareholders Can Find More Information" on page 185. Agnico-Eagle has included page references parenthetically to direct Riddarhyttan shareholders to more complete descriptions included elsewhere in this Offer Document of the topics presented in this summary.

Summary of the Offer (See page 32)

        On May 12, 2005, Agnico-Eagle announced the terms of a recommended offer for all of the issued and outstanding shares of Riddarhyttan not already owned by Agnico-Eagle.

        The offer is being made on the following basis:

for each Riddarhyttan share	0.1137 of an Agnico-Eagle common share

        As at the date of that announcement, the offer valued each Riddarhyttan share at SEK 10.25 (US$1.42) and represented a premium to Riddarhyttan shareholders of 27.3%, based on the closing price of the Agnico-Eagle shares on the New York Stock Exchange of $12.51 and of the Riddarhyttan shares on the Stockholm Stock Exchange of SEK 8.05 on May 11, 2005, the last trading day before the announcement of the offer. The offer represents a premium of 36.5% to Riddarhyttan shareholders, based on the average closing price of the Agnico-Eagle shares on the New York Stock Exchange and of the Riddarhyttan shares on the Stockholm Stock Exchange for the 30 trading day period prior to the announcement of the offer from March 31 through May 11, 2005 (inclusive), which period, as a result of Swedish public holidays, included only 29 trading days for Riddarhyttan, and calculated based on the daily closing foreign exchange rate during the period. The offer values Riddarhyttan at SEK 1,084 million (US$150 million), based on 105,753,846 Riddarhyttan shares outstanding as at May 11, 2005 and based on the exchange rate US$1:SEK 7.2055 on May 11, 2005. On July 22, 2005, the closing price of an Agnico-Eagle common share on the New York Stock Exchange was $12.74. The noon buying rate in The City of New York for cable transfers in Swedish kronor as certified by the Federal Reserve Bank of New York on July 22, 2005 was SEK 7.8187 to US$1.00.

        On July 26, 2005, the latest practicable date prior to the date of this Offer Document, the offer valued each Riddarhyttan share at SEK 11.22 (US$1.43) based on the closing price of the Agnico-Eagle common shares on the New York Stock Exchange of $12.55 and of the Riddarhyttan shares on the Stockholm Stock Exchange of SEK 10.90 on July 26, 2005.

        The board of directors of Riddarhyttan has unanimously recommended that Riddarhyttan shareholders accept the offer. Standard Bank Plc, which is acting as financial advisor to the board of directors of Riddarhyttan, has provided a fairness opinion in relation to the offer, the text of which is included as Annex B to this Offer Document.

        As at the date hereof, Agnico-Eagle beneficially owns 14,763,669 Riddarhyttan shares, which represents approximately 14% of the issued and outstanding Riddarhyttan shares.

        The final acceptance date for the offer, unless the offer is extended, is September 9, 2005. To accept the offer, Riddarhyttan shareholders should complete and return the acceptance form enclosed with this document in the reply-paid envelope to SEB, Issues & Part-ownership Programmes, as the receiving agent, as soon as possible, and in any event so as to be received by the receiving agent no later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005, unless the offer is extended. For further details in relation to acceptance of the offer and other terms of the offer see "Terms, Conditions and Instructions for Acceptance of the Offer".

Fractional Entitlements (See page 45)

        Fractions of Agnico-Eagle common shares will not be issued to persons accepting the offer. Fractional entitlements to Agnico-Eagle common shares will be aggregated and sold in the market and the proceeds paid, without deduction of any costs or commissions, to those Riddarhyttan shareholders who are entitled to fractions of Agnico-Eagle common shares.

Simplified Share Sales Process (See page 45)

        Certain Riddarhyttan shareholders will have the opportunity to elect to sell some, or in some cases all, of the Agnico-Eagle common shares to which they are entitled under the offer under a simplified share sales process. To be eligible to participate, Riddarhyttan shareholders must not be: located in the United States; U.S. Persons; U.S. Holders; officers, directors or affiliates of Agnico-Eagle or Riddarhyttan prior to completion of the offer; or officers, directors or affiliates of Agnico-Eagle after completion of the offer. Eligible Riddarhyttan shareholders electing to participate in the simplified share sales process will be required to sell all, but not less than all, of the Agnico-Eagle common shares to which they are entitled under the offer up to a maximum of 570 Agnico-Eagle common shares (equivalent to approximately 5,000 Riddarhyttan shares). Riddarhyttan shareholders who make this election will be paid in the currency of the yield account (Sw. avkastningskonto) linked to their account with VPC AB (the Swedish Securities Register Centre). Riddarhyttan shareholders will not be required to pay any costs or commissions in connection with such process. Riddarhyttan shareholders are under no obligation to sell any of the Agnico-Eagle common shares to which they become entitled under the offer, and if they choose to sell such Agnico-Eagle common shares, are under no obligation to do so through the simplified share sales process unless they make an affirmative election to participate in that process.

The Limited U.S. Cash Alternative (See page 47)

        Riddarhyttan shareholders located in the United States or who are U.S. Persons or U.S. Holders may not participate in the simplified share sales process but may elect to receive US$1.42, in cash, per Riddarhyttan share, based on a price of SEK 10.25 per Riddarhyttan share and a currency exchange rate of SEK 7.2055 to US$1.00 on May 11, 2005, in respect of the lesser of (i) all, but not less than all, of the Riddarhyttan shares held by any such Riddarhyttan shareholder and (ii) 5,000 Riddarhyttan shares. The limited U.S. cash alternative is not contingent upon any external financing and the cash price is fixed at US$1.42 per Riddarhyttan share. The limited U.S. cash alternative is not being offered to Riddarhyttan shareholders other than those located in the United States or who are U.S. Persons or U.S. Holders.

The Companies (See pages 59 and 129)

Agnico-Eagle Mines Limited
145 King Street East, Suite 500
Toronto, Ontario
Canada M5C 2Y7
1.416.947.1212

        Agnico-Eagle is an established Canadian gold producer with mining operations located in northwestern Quebec, and exploration and development activities in Canada, the western United States (principally Nevada and Idaho) and northern Mexico. Agnico-Eagle's operating history includes more than three decades of continuous gold production, primarily from underground operations. Since its formation in 1972, Agnico-Eagle has produced over 3.5 million ounces of gold. Agnico-Eagle believes it is currently one of the lowest cash cost producers in the North American gold mining industry. Agnico-Eagle has traditionally sold all of its gold production at the spot price due to its general policy not to sell forward its future gold production.

        Agnico-Eagle's strategy is to develop a multi-mine platform from the foundation of its LaRonde Mine. To effect this strategy, Agnico-Eagle is concentrating on the continued exploration, development and expansion in the Abitibi region of Quebec in which the LaRonde Mine is situated, with a view to increasing annual gold production and gold mineral reserves and pursuing opportunities for growth in gold production and gold reserves through the acquisition or development of advanced exploration properties, development properties, producing properties and other mining businesses in the Americas or Europe. Other than the transactions contemplated in this Offer Document and the option agreement with Industriás Penolés S.A. de C.V., Agnico-Eagle has no other commitments or agreements with respect to any other material acquisitions.

        Agnico-Eagle's principal operating divisions are the LaRonde Division, the Regional Development Division and the Exploration Division. The LaRonde Division consists of the LaRonde property and the adjacent El Coco and Terrex properties, each of which is wholly owned and operated by Agnico-Eagle. The LaRonde Mine, with its single production shaft referred to as the Penna Shaft, currently accounts for all of Agnico-Eagle's gold production. Since 1988, the LaRonde Division has produced over 2.5 million ounces of gold. As at December 31, 2004, the LaRonde Division had established proven and probable mineral reserves of approximately 5.1 million ounces of contained gold.

        Agnico-Eagle's Regional Development Division focuses on the development and management of its advanced projects in the Abitibi region of northwestern Quebec. The Regional Development Division currently is responsible for the evaluation of a development project at the LaRonde Mine to access Agnico-Eagle's mineral resource base located outside of the Penna Shaft infrastructure, referred to as the LaRonde II project. The Regional Development Division is also conducting exploration and development activities on the Lapa property located seven miles east of the LaRonde Mine, the Goldex property located in Val d'Or, Quebec, and the Bousquet and Ellison properties located immediately west of the LaRonde property, and exploration activities on a number of other properties located near the LaRonde Mine.

        Agnico-Eagle's Exploration Division focuses its exploration activities primarily on the identification of new mineral reserves, mineral resources and development opportunities in the proven producing regions of Canada, with a particular emphasis on northwestern Quebec. Agnico-Eagle currently directly manages exploration on 56 properties in central and eastern Canada and the western United States, including properties acquired from Contact Diamond Corporation (formerly Sudbury Contact Mines Limited) in September 2004.

        Agnico-Eagle's only significant associate is Contact Diamond Corporation, a public company listed on the Toronto Stock Exchange under the symbol "CO". Agnico-Eagle has approximately 44.2% of the voting equity of Contact Diamond Corporation. Contact Diamond Corporation is an exploration stage mining and development company with diamond properties in Ontario, Quebec, Nunavut and the Northwest Territories.

        For more information, see "Agnico-Eagle" on page 59 and see "Where Riddarhyttan Shareholders Can Find More Information" on page 185.

Riddarhyttan Resources AB
Aurorum 30
SE-977 75 Luleå
Sweden
+46.(0).920.75897

        Riddarhyttan is an exploration stage mining company whose primary focus is on exploration and development of its Suurikuusikko property located approximately 880 kilometres north of Helsinki near the town of Kittilä in Finnish Lapland.

        Riddarhyttan was established under Swedish corporate laws in 1996 and was listed on the Swedish SBI-list in 1997. The Riddarhyttan shares currently trade on the Stockholm Stock Exchange's O-list under the symbol "RHYT".

        To date, detailed exploration and drilling activity has been focused on an area known as Central Suurikuusikko, a five kilometer-long part of the Suurikuusikko Trend, a potential gold-bearing shear zone extending approximately 15 kilometres in the Suurikuusikko property. On July 19, 2005, Riddarhyttan reported a measured mineral resource estimate of 2.5 million tonnes grading 6.2 grams of gold per tonne, an indicated mineral resource of 9.3 million tonnes grading 5.1 grams of gold per tonne and an inferred mineral resource of 12.5 million tonnes grading 4.2 grams of gold per tonne for Central Suurikuusikko using a cut-off of 2.0 grams of gold per tonne. Riddarhyttan has no proven or probable reserves in Central Suurikuusikko or elsewhere.

        For more information, see "Riddarhyttan" on page 129 and see "Where Riddarhyttan Shareholders Can Find More Information" on page 185.

Principal Agreements between Agnico-Eagle and Riddarhyttan (See pages 52 and 138)

        On May 12, 2005, Agnico-Eagle entered into a support agreement with Riddarhyttan pursuant to which Agnico-Eagle agreed to make the offer and Riddarhyttan agreed to support the offer. The support agreement is described under the heading "Support Agreement" on page 52 of this Offer Document and is annexed to this Offer Document as Annex A.

        Effective July 1, 2004, Riddarhyttan entered into a professional services agreement with Agnico-Eagle pursuant to which Agnico-Eagle agreed to supply mining and exploration consulting and technical and corporate development assistance to Riddarhyttan. For more information, see "Agreement with Agnico-Eagle" on page 138.

Listings (See page 49)

        Agnico-Eagle's common shares are listed on the New York Stock Exchange under the symbol "AEM" and on the Toronto Stock Exchange under the symbol "AGE". The Toronto Stock Exchange and the New York Stock Exchange have conditionally approved the listing of the common shares of Agnico-Eagle being offered hereunder, subject to Agnico-Eagle fulfilling all of the listing requirements of the Toronto Stock Exchange and the New York Stock Exchange, respectively.

Fairness Opinion of Standard Bank Plc (See page 36)

        In connection with the proposed transaction, Riddarhyttan's financial advisor, Standard Bank Plc, delivered a written opinion to Riddarhyttan's board of directors that the offer consideration to be paid by Agnico-Eagle was fair, from a financial point of view, to Riddarhyttan shareholders. The full text of this written opinion, dated May 12, 2005, is attached to this Offer Document as Annex B. Agnico-Eagle encourages Riddarhyttan shareholders to carefully read this opinion, and the description of it set out under "Opinion of Riddarhyttan's Financial Advisor" on page 36, for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion is addressed to Riddarhyttan's board of directors and does not constitute a recommendation to any Riddarhyttan shareholder as to how such shareholder should act with respect to the offer or any other matter.

Regulatory Requirements (See page 50)

        Agnico-Eagle does not know of any regulatory requirements, other than those under applicable securities law, that must be complied with in order to complete the offer.

Compulsory Acquisition and Appraisal Rights (See page 50)

        Riddarhyttan shareholders who do not tender their shares to the offer will be subject to the compulsory acquisition procedure in accordance with the Swedish Companies Act of 1975 that Agnico-Eagle intends to initiate if it becomes owner of more than 90% of the outstanding Riddarhyttan shares after completion of the offer. The purchase price for the remaining Riddarhyttan shares will be determined by an arbitration tribunal. In the case of a compulsory acquisition initiated promptly or within a reasonable period of time following a share-for-share offer, the redemption price per share is often determined to be equal to the volume-weighted average share price for the shares offered as consideration in the offer during the offer period (or part thereof). Neither this compulsory acquisition process nor any other appraisal or similar rights apply to the offer.

Material Income Tax Considerations to Riddarhyttan's Shareholders (See page 156)

        A deferral of taxable capital gain on the disposition of Riddarhyttan shares will be available to Swedish residents who participate in the offer, provided that certain conditions are met. No such deferral of tax will be available to U.S. residents who participate in the offer. Also, Canadian withholding tax will generally be levied on dividends paid to holders of Agnico-Eagle common shares who are non-residents of Canada. The material tax consequences to Riddarhyttan's shareholders that will result from the offer are described in the section entitled "Certain Tax Considerations" on page 156.

Comparison of Agnico-Eagle and Riddarhyttan Shareholder Rights (See page 166)

        The rights of holders of Agnico-Eagle's common shares and the rights of holders of Riddarhyttan's shares are different. These differences are described in detail under the heading "Certain Differences Between Ontario and Swedish Laws" on page 166.

Accounting Treatment of the Proposed Acquisition of Riddarhyttan (See page 54)

        The proposed acquisition of Riddarhyttan will be accounted for using the purchase method of accounting following U.S. GAAP.

Summary Historical Financial Data

Agnico-Eagle

        The following table sets forth a summary of historical consolidated financial data of Agnico-Eagle for each of the years in the five-year period ended December 31, 2004 and for each of the three-month periods ended March 31, 2005 and 2004 prepared in accordance with U.S. GAAP. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements and the unaudited quarterly financial statements of Agnico-Eagle. The operating results are not necessarily indicative of the results for any future period. For more information, see the Agnico-Eagle financial statements beginning on page F-9 and the section entitled "Agnico-Eagle — Selected Five Year Financial and Operating Summary".

	Three Months Ended March 31,		Fiscal Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	U.S. GAAP (in thousands, except per share data)
Consolidated Statement of Income Data:
Revenue from mining operations	$61,776	$48,604	$188,049	$126,820	$108,027	$96,043	$63,676
Net income (loss)	$10,449	$12,909	$47,879	$(19,498)	$4,023	$(5,718)	$(6,868)
Basic earnings (loss) per share	$0.12	$0.15	$0.56	$(0.23)	$0.06	$(0.09)	$(0.12)
Diluted earnings (loss) per share	$0.12	$0.15	$0.56	$(0.23)	$0.06	$(0.09)	$(0.12)
Basic weighted average common shares	86,131	84,525	85,157	83,889	70,821	61,334	54,447
Diluted weighted average common shares	86,545	85,051	85,572	83,889	71,631	61,334	54,447
Consolidated Balance Sheet Data:
Mining properties (net)	$436,402	$404,330	$427,037	$399,719	$353,059	$301,221	$281,497
Total assets	$730,464	$644,696	$718,164	$637,101	$593,807	$393,464	$370,109
Long-term debt	$141,083	$143,750	$141,495	$143,750	$143,750	$151,081	$186,261
Reclamation provisions and other liabilities	$14,979	$15,651	$14,815	$15,377	$5,043	$4,055	$5,567
Total shareholders' equity	$482,885	$413,704	$470,226	$400,723	$397,693	$198,426	$124,361

Riddarhyttan

        The initial table below sets forth a summary of historical consolidated financial data of Riddarhyttan, for the fiscal years ended December 31, 2004 and 2003 and for the three months ended March 31, 2005 and March 31, 2004 prepared in accordance with international financial reporting standards, or IFRS. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements and the unaudited interim financial statements of Riddarhyttan. The second table below sets forth a summary of historical financial data of Riddarhyttan presented in accordance with U.S. GAAP. The operating results are not necessarily indicative of the results for any future period. For more information, see the Riddarhyttan financial statements beginning on page F-45 and the section entitled "Riddarhyttan — Selected Two Year Financial and Operating Summary".

	Three Months Ended March 31,		Fiscal Years Ended December 31,
	2005	2004	2004	2003
	IFRS		IFRS
	(in SEK millions, except share and per share data)
Consolidated Statement of Income Data:
Revenues from mining operations	—	—	—	—
Net income (loss)	(3)	(1)	(9)	(10)
Basic earnings (loss) per share	(0.03)	(0.01)	(0.10)	(0.11)
Diluted earnings (loss) per share	(0.03)	(0.01)	(0.10)	(0.11)
Basic weighted average common shares in thousands	105,754	96,000	97,503	92,170
Diluted weighted average common shares in thousands	105,754	98,200	97,503	94,370
Consolidated Balance Sheet Data:
Mining properties (net)	—	—	—	—
Total assets	200	150	203	152
Long-term debt	1	1	1	1
Reclamation provisions and other liabilities	12	3	12	4
Total shareholders' equity	187	146	190	147
	Three Months Ended March 31,		Fiscal Years Ended December 31,
	2005	2004	2004	2003
	U.S. GAAP		U.S. GAAP
	(in SEK millions, except share and per share data)
Consolidated Statement of Income Data:
Revenues from mining operations	—	—	—	—
Net income (loss)	(17)	(6)	(31)	(29)
Basic earnings (loss) per share	(0.16)	(0.06)	(0.32)	(0.31)
Diluted earnings (loss) per share	(0.16)	(0.06)	(0.32)	(0.31)
Basic weighted-average common shares in thousands	105,754	96,000	97,503	92,170
Diluted weighted-average common shares in thousands	105,754	98,200	97,503	94,370
Consolidated Balance Sheet Data:
Mining properties (net)	—	—	—	—
Total assets	50	31	67	37
Long-term debt	1	1	1	1
Reclamation provisions and other liabilities	12	4	12	4
Total shareholders' equity	37	26	54	32

Summary Unaudited Pro Forma Consolidated Financial Information

        The following summary unaudited pro forma consolidated financial information of Agnico-Eagle and Riddarhyttan was derived from the unaudited pro forma consolidated financial statements, and should be read in conjunction with these financial statements and the notes thereto, included in this Offer Document. For purposes of the pro forma consolidated financial information, Riddarhyttan financial information has been translated into U.S. dollars and is based on U.S. GAAP.

        The Unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 2004 and for the three months ended March 31, 2005 gives effect to the offer and the acquisition of Riddarhyttan by Agnico-Eagle as if it had occurred on January 1, 2004. The Unaudited Pro Forma Consolidated Balance Sheet as at March 31, 2005 gives effect to the offer as if it had occurred on March 31, 2005. The pro forma transaction scenario is based upon the assumption that 100% of the outstanding shares of Riddarhyttan (other than those shares already owned by Agnico-Eagle) are tendered to the offer. The selected unaudited pro forma consolidated financial information is based on estimates and assumptions that are preliminary and does not purport to represent what Agnico-Eagle's results of operations or financial position actually would have been if the offer had been consummated on the date or for the periods indicated or what such results will be for any future date or any future period. Riddarhyttan shareholders should read this summary together with the unaudited pro forma consolidated financial statements, and the accompanying notes thereto, beginning on page F-2. For more information, see also the section captioned "The Combined Company — Selected Unaudited Pro Forma Consolidated Financial Information".

	Three Months Ended March 31, 2005	Year Ended December 31, 2004
	(in thousands, except per share data)
Unaudited Pro Forma Consolidated Statement of Income:
Revenue from mining operations	$61,766	$188,049
Net income	$8,334	$44,164
Basic income per share	$0.09	$0.46
Diluted income per share	$0.09	$0.46

As at March 31, 2005
(in thousands)
Unaudited Pro Forma Consolidated Balance Sheet Information:
Mining properties (net)	$619,005
Total assets	$906,783
Long-term debt	$141,184
Reclamation provisions and other liabilities	$14,979
Total shareholders' equity	$607,549

Summary Comparative Historical and Pro Forma Per Share Data

        The following table presents unaudited net income (loss) per share data and net book value per share data for each stand-alone company on a historical basis, unaudited net income (loss) per share and net book value per share data for the combined company on a pro forma basis and unaudited loss per share and net book value per share for Riddarhyttan on an equivalent pro forma basis, in each case prepared in accordance with U.S. GAAP. The per common share unaudited pro forma consolidated financial information is not necessarily indicative of the financial position of the consolidated company had the offer been completed on March 31, 2005 and operating results that would have been achieved by the consolidated company had the offer been completed as of the beginning of the period presented, and should not be construed as representative of future financial position or operating results. The per common share information presented below has been derived from the unaudited pro forma consolidated financial information included in this Offer Document.

        This information is only a summary and should be read in conjunction with the selected historical financial data of Agnico-Eagle and Riddarhyttan, the Agnico-Eagle and Riddarhyttan unaudited pro forma consolidated financial statements, and the separate historical financial statements of Agnico-Eagle and Riddarhyttan and related notes included herein.

	Historical	Pro Forma
	Agnico-Eagle	Riddarhyttan(1)	Agnico-Eagle and Riddarhyttan	Riddarhyttan Equivalent(2)
Net income (loss) per share for the three months ended March 31, 2005:
Basic and diluted(3)	$0.12	$(0.02)	$0.09	$0.01
Net income (loss) for the year ended December 31, 2004:
Basic and diluted(3)	$0.56	$(0.04)	$0.46	$0.05
Cash dividends declared per share for the three months ended March 31, 2005	$0.00	$0.00	$0.00	$0.00
Cash dividends declared per share for the year ended December 31, 2004	$0.03	$0.00	$0.03	$0.00
Book value per share as at March 31, 2005(4)	$5.60	$0.05	$6.29	$0.72

(1)
Riddarhyttan historical income (loss) per share amounts for the year ended December 31, 2004 and for the three months ended March 31, 2005 are based on U.S. GAAP and are translated from SEK into US$ at the exchange rate of SEK 7.346 per US$ and 6.9247 per US$ respectively. Riddarhyttan historical book value per share as at March 31, 2005 is based on U.S. GAAP and is translated at SEK 7.064 per US$.

(2)
The Riddarhyttan equivalent pro forma share amounts are calculated by multiplying the pro forma Agnico-Eagle and Riddarhyttan share amounts by the exchange ratio in the transaction of 0.1137 of an Agnico-Eagle common share for each Riddarhyttan share.

(3)
Basic and diluted net income (loss) per share were calculated by dividing net income (loss) by the weighted average number of basic and diluted common shares outstanding, respectively, of Agnico-Eagle or Riddarhyttan. For the pro forma consolidated Agnico-Eagle and Riddarhyttan amounts, the basic and diluted net income (loss) per share was calculated by dividing the pro forma net income (loss) per share by the weighted average number of basic and diluted common shares outstanding, respectively, of Agnico-Eagle, plus the shares that would be issued as a result of the offer.

(4)
Book value per share was calculated by dividing total shareholders' equity by the number of Agnico-Eagle common shares or Riddarhyttan shares outstanding at the end of the period. For the pro forma consolidated Agnico-Eagle and Riddarhyttan amounts, the book value per share was calculated by dividing the pro forma total shareholders' equity by the number of Agnico-Eagle common shares outstanding at the end of the period plus the shares that would be issued as a result of the offer.

Market Price and Dividend Information

        The Agnico-Eagle common shares are listed and traded in Canada on the Toronto Stock Exchange under the symbol "AGE" and in the United States on the New York Stock Exchange under the symbol "AEM". The Riddarhyttan shares are listed on the Stockholm Stock Exchange, under the symbol "RHYT". As of July 22, 2005, there were approximately 4,973 registered holders of Agnico-Eagle common shares and, as of June 30, 2005, there were approximately 5,073 holders of Riddarhyttan shares. The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share of Agnico-Eagle common shares and Riddarhyttan shares, as reported on the Toronto Stock Exchange, New York Stock Exchange and the Stockholm Stock Exchange, as applicable, in such periods. No dividends were declared by Riddarhyttan during those periods. In 2004, Agnico-Eagle declared an annual cash dividend of $0.03 per share, payable in 2005, an amount unchanged from the cash dividend it declared and paid in the previous two years. No dividend was declared by Agnico-Eagle in the first two quarters of 2005.

	Agnico-Eagle Shares (NYSE)		Agnico-Eagle Shares (TSX)
	High	Low	High	Low
	(US$)		(C$)
2003
First Quarter	16.47	11.11	24.94	16.42
Second Quarter	12.51	9.72	16.89	14.14
Third Quarter	14.90	10.32	20.77	14.60
Fourth Quarter	14.20	10.11	18.56	13.40
2004
First Quarter	15.07	11.96	19.76	15.50
Second Quarter	15.07	11.47	19.80	15.80
Third Quarter	14.68	12.47	19.30	16.45
Fourth Quarter	16.73	13.16	19.95	16.40
2005
First Quarter	15.76	11.97	18.97	14.95
Second Quarter	14.67	10.80	18.12	13.63

	Riddarhyttan Shares
	High	Low
	(SEK)
2003
First Quarter	5.07	4.08
Second Quarter	4.63	3.82
Third Quarter	5.36	3.46
Fourth Quarter	6.64	4.77
2004
First Quarter	6.69	5.46
Second Quarter	6.59	5.22
Third Quarter	6.45	4.72
Fourth Quarter	8.35	6.40
2005
First Quarter	8.30	6.80
Second Quarter	10.75	7.90

        The following table shows, as of May 11, 2005, the last trading day before the announcement of the offer, and July 22, 2005, the closing price per share of Agnico-Eagle common shares on the New York Stock Exchange and Toronto Stock Exchange, and the closing price per share of the Riddarhyttan shares on the Stockholm Stock Exchange. This table also includes the equivalent price per share of Riddarhyttan shares on those dates. This equivalent per share price reflects the value of the Agnico-Eagle common shares Riddarhyttan shareholders will receive for each Riddarhyttan share they own and tender as if the combination were completed on either of those dates applying the exchange ratio of 0.1137 of an Agnico-Eagle common share for each Riddarhyttan share and using the closing price of Agnico-Eagle common shares on the New York Stock Exchange and Toronto Stock Exchange, as applicable, on those dates. The table assumes an exchange rate of SEK 7.2055 to US$1.00 and an exchange rate of SEK 5.7770 to C$1.00 on May 11, 2005 and an exchange rate of SEK 7.8221 to US$1.00 and an exchange rate of SEK 6.4226 to C$1.00 on July 22, 2005.

	Riddarhyttan Shares			Agnico-Eagle Shares (NYSE)	Agnico-Eagle Shares (TSX)
	SEK	US$	C$	US$	C$
May 11, 2005	8.05	1.12	1.40	12.51	15.66
July 22, 2005	10.90	1.39	1.70	12.74	15.53

	Equivalent Price per share of Riddarhyttan Shares (NYSE)		Equivalent Price per share of Riddarhyttan Shares (TSX)
	SEK	US$	SEK	C$
May 11, 2005	10.25	1.42	10.25	1.78
July 22, 2005	11.34	1.45	11.37	1.77

        Following completion of the offer, the holders of Agnico-Eagle common shares will be entitled to receive such dividends as may be declared by the board of directors of Agnico-Eagle from funds legally available therefor.

Ownership of Directors and Officers

        As at July 22, 2005, Riddarhyttan's directors, officers and their affiliates beneficially owned 638,835 Riddarhyttan shares, or approximately 0.6% of the total number of outstanding Riddarhyttan shares. Riddarhyttan has represented to Agnico-Eagle in a support agreement that it believes that each board member holding Riddarhyttan shares intends to tender its shares to the offer.

RISK FACTORS

        Investing in Agnico-Eagle common shares involves certain risks. Before tendering Riddarhyttan shares to the offer, Riddarhyttan shareholders should carefully consider all of the information in this Offer Document and, in particular, should evaluate the following risk factors. However, the risks described below are not the only ones facing Agnico-Eagle and Riddarhyttan. Additional risks not currently known to Agnico-Eagle or that Agnico-Eagle currently deems immaterial may also impair Agnico-Eagle's business operations.

Risks Related to the Acquisition of Riddarhyttan

Agnico-Eagle Shares issued in connection with the offer may have a market value lower than expected

        Agnico-Eagle is offering to pay 0.1137 of an Agnico-Eagle common share for each Riddarhyttan share tendered to the offer and not withdrawn. Based on the closing prices of the Agnico-Eagle common shares on the New York Stock Exchange and the Riddarhyttan shares on the Stockholm Stock Exchange on May 11, 2005, the last trading day prior to the announcement of the offer, this represents a premium of 27.3% to Riddarhyttan shareholders. If the market price of Agnico-Eagle common shares and/or Riddarhyttan shares fluctuates, the value of the consideration received by Riddarhyttan shareholders may vary from that set out in this Offer Document. Variations in the market price of Agnico-Eagle common shares may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Agnico-Eagle, market assessments of the likelihood that the offer will be consummated, regulatory considerations, general market and economic conditions and other factors over which Agnico-Eagle has no control. In addition, the relative values of an Agnico-Eagle common share and a Riddarhyttan share may change as a result of fluctuations in currency exchange rates.

After the consummation of the offer, Riddarhyttan would become a subsidiary of Agnico-Eagle and Agnico-Eagle's interests could differ from those of any remaining Riddarhyttan shareholders

        After the consummation of the offer, Agnico-Eagle would have the power to elect the directors, appoint new management and approve certain actions requiring the approval of Riddarhyttan shareholders, including adopting certain amendments to Riddarhyttan's articles of association and approving mergers or sales of Riddarhyttan's assets. In particular, after the consummation of the offer, Agnico-Eagle intends to exercise its statutory right, if available, to acquire all of the Riddarhyttan shares not acquired under the offer, or, if such statutory right is not available, to integrate Agnico-Eagle and Riddarhyttan by merger or other transaction whereby the operations of Agnico-Eagle and Riddarhyttan are combined. Agnico-Eagle's interests with respect to Riddarhyttan may differ from those of any remaining minority Riddarhyttan shareholders.

The market price of Agnico-Eagle common shares may decline as a result of the offer

        In connection with the offer, Agnico-Eagle could issue as many as 10,345,583 Agnico-Eagle common shares to Riddarhyttan shareholders if all such holders elect to tender their Riddarhyttan shares in exchange for Agnico-Eagle common shares, representing approximately 10.7% of Agnico-Eagle's estimated total common shares outstanding after the consummation of the offer. The Agnico-Eagle common shares issued pursuant to the offer and not held by affiliates of Agnico-Eagle or persons deemed to be "underwriters" for purposes of the Securities Act will be freely-tradeable upon consummation of the offer and therefore not subject to any restrictions on sale. The acquisition of the Agnico-Eagle common shares by Riddarhyttan shareholders who may not wish to hold shares in a Canadian company, as well as the increase in the outstanding number of Agnico-Eagle common shares, may lead to sales of Agnico-Eagle common shares through the simplified share sales process or otherwise or to the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Agnico-Eagle common shares.

        In addition, the market price of the Agnico-Eagle common shares may decline following the closing of the offer for a number of reasons, including strategic benefits of the acquisition not being realized by Agnico-Eagle as rapidly or to the extent anticipated by stock market analysts or investors. The closing price of the Agnico-Eagle common shares was $12.51 on the New York Stock Exchange on May 11, 2005, the last day of trading prior to the announcement of the proposed offer. Since that date, the daily closing price of the Agnico-Eagle common shares on the New York Stock Exchange has fluctuated from a low of $10.96 to a high of $12.15. On July 22, 2005, the closing price of the Agnico-Eagle common shares was $12.74 on the New York Stock Exchange.

Costs associated with developing Riddarhyttan's properties could reduce Agnico-Eagle's future earnings

        Riddarhyttan's principal asset, the Suurikuusikko gold deposit, is at an early stage of development and Agnico-Eagle cannot assure that it can be brought into production. A feasibility study on the property was commenced in January 2005 and the results are expected in the third quarter of 2005. A production decision will be made based on the results of that study. If a decision to proceed is made, Agnico-Eagle believes that the earliest the property can be brought into production is 2007. Until that time, the property will not generate revenues and Agnico-Eagle will have to fund the exploration and other capital expenditures to develop the property. Until such time as it has been determined that the Suurikuusikko property can be commercially developed, the acquisition is expected to have a negative effect on Agnico-Eagle's earnings as the exploration activities and other capital expenditures will be required to be expensed by Agnico-Eagle. It is possible that unexpected transaction costs, such as taxes, fees or professional expenses, or unexpected future operating expenses, such as increased personnel costs or unexpected severance costs, as well as other types of unanticipated developments, could adversely impact Agnico-Eagle's cash flow.

The business of exploration for minerals and mining involves a high degree of risk, as few properties that are explored ultimately develop into producing mines

        The exploration and development of mineral deposits involves significant financial and other risks over an extended period of time. While discovery of a gold-bearing structure may result in substantial rewards, few properties explored are ultimately developed into producing mines. Riddarhyttan's Suurikuusikko property is considered to be in the exploration stage only and does not contain any known bodies of commercial gold. Riddarhyttan has no proven or probable mineral reserves. Major expenses are required to establish reserves by drilling and to construct mining and processing facilities at the site. Agnico-Eagle cannot assure that the current or proposed exploration programs on the Suurikuusikko property will result in profitable commercial mining operations or that ore grade actually recovered by Agnico-Eagle will not materially differ from the grades of mineral resources estimated by the current management of Riddarhyttan.

        Whether a gold deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as its size and grade, costs and efficiency of the recovery methods that can be employed, proximity to infrastructure, financing costs and governmental regulations, including regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of gold and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may prevent Agnico-Eagle from realizing an adequate return on its investment in Riddarhyttan.

Riddarhyttan requires additional capital

        Riddarhyttan is an exploration stage mining company with no mining revenues. Accordingly, its operations have generated recurring losses and negative operating cash flows. As stated in the notes to Riddarhyttan's audited financial statements contained in this Offer Document, Riddarhyttan's ability to continue as a going concern is dependent upon the consummation of the Offer, obtaining adequate third party financing arrangements or achieving sufficiently profitable operations.

        Riddarhyttan's subsidiary, Riddarhyttan Resources Oy, has signed an unsecured, guaranteed bank overdraft facility of EUR 1.6 million with Nordea Bank Finland Plc to satisfy its cash requirements during the Offer. In connection with this facility, Riddarhyttan has provided an unconditional guarantee in favour of the lender and Riddarhyttan's subsidiary, Suurikulta AB, has provided a negative pledge under which it has agreed not to, among other things, transfer or encumber its mining rights in the Suurikuusikko gold deposit.

        Amounts drawn down under this facility will allow Riddarhyttan to continue its exploration activities in Suurikuusikko on the current scale during the Offer. Riddarhyttan has no income with which to repay any amounts drawn under the facility. Any repayment prior to the Suurikuusikko gold deposit coming into production would have to be made out of the proceeds of a debt or equity financing or asset sale.

Riddarhyttan cannot be certain that additional financing will be available from third parties on favourable terms within the time required. If such financing cannot be obtained within the time required, further exploration of the Suurikuusikko gold deposit will be impaired.

Acquisition-related accounting charges may delay or reduce Agnico-Eagle's profitability

        Agnico-Eagle is accounting for the acquisition of Riddarhyttan as a purchase following accounting principles generally accepted in the United States. The purchase price of Riddarhyttan will be allocated to the fair value of the identifiable tangible and intangible assets and liabilities that Agnico-Eagle acquires as part of Agnico-Eagle's acquisition of Riddarhyttan. Agnico-Eagle is required to perform periodic impairment tests on its mineral properties. Agnico-Eagle cannot predict whether or when there will be an impairment charge, or the amount of such charge, if any. However, if the charge is significant, it could cause the market price of Agnico-Eagle's common stock to decline.

Full integration of Agnico-Eagle's operations with Riddarhyttan's operations may not be achieved if Agnico-Eagle cannot compulsorily acquire all of the issued and outstanding Riddarhyttan shares

        Agnico-Eagle's obligation to consummate the offer is subject to a condition that, before the end of the offer period, there shall have been acceptance of the offer to such an extent that Agnico-Eagle becomes owner of more than 90% of the outstanding Riddarhyttan shares. If Agnico-Eagle owns more than 90% of the outstanding Riddarhyttan shares, Agnico-Eagle intends to initiate compulsory acquisition proceedings under Swedish law that may be time-consuming. It is possible that, at the end of the offer period, Agnico-Eagle will elect to waive the above condition and consummate the offer even though Agnico-Eagle does not hold more than 90% of the outstanding Riddarhyttan shares. As a result, Agnico-Eagle would not be able to effect a compulsory acquisition of the remaining outstanding Riddarhyttan shares. This could prevent or delay Agnico-Eagle from realizing some or all of the anticipated financial and strategic benefits of its combination with Riddarhyttan. If Agnico-Eagle does not hold more than 90% of the Riddarhyttan shares following the offer, Agnico-Eagle may consider a legal merger between Riddarhyttan and Agnico-Eagle or any of Agnico-Eagle's subsidiaries, for consideration in cash in accordance with the Swedish Companies Act of 1975 or otherwise. Agnico-Eagle cannot assure that any such merger would occur or achieve any of the intended benefits of such merger.

As a result of the consummation of the offer, Agnico-Eagle will conduct more of its business internationally, which will expose Agnico-Eagle to additional and increased risks

        Agnico-Eagle will significantly increase its international operations upon consummation of the offer. There are many risks that currently affect and will continue to affect Agnico-Eagle's international business and multinational operations, which risks will increase upon consummation of the offer. These risks include the following:

  •
  compliance with multiple and potentially conflicting regulations in North America and Europe, including export requirements, tariffs, import duties and other trade barriers, as well as health and safety requirements

  •
  difficulties in staffing and managing operations in North America and Europe

  •
  currency fluctuations and resulting losses on currency translations

  •
  overlapping or differing tax structures

  •
  cultural and language differences between North America and Europe

As a result of the consummation of the offer, Agnico-Eagle will be a larger and broader organization, and if Agnico-Eagle's management is unable to manage the combination of Agnico-Eagle's business with Riddarhyttan's, Agnico-Eagle's operating results will suffer

        As a result of the consummation of the offer, Agnico-Eagle will acquire the operations and employees of Riddarhyttan. Consequently, Agnico-Eagle will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. Any inability to successfully manage the geographically more diverse and larger combined organization, or any significant delay in achieving successful management, could have a material adverse effect on Agnico-Eagle's results of operations after the offer is consummated and, as a result, on the market price of Agnico-Eagle's common shares.

Agnico-Eagle common shares are listed only on the New York Stock Exchange and the Toronto Stock Exchange and non-North American shareholders will be exposed to currency risk with respect to their Agnico-Eagle common shares

        The Agnico-Eagle common shares to be issued to Riddarhyttan shareholders in the offer are expected to be listed on the New York Stock Exchange and the Toronto Stock Exchange. They will not be listed on the Stockholm Stock Exchange nor any other stock exchange in Europe. As a result, individual Riddarhyttan shareholders accepting the offer who choose not to participate in the simplified share sales process may need to engage a securities broker in the United States or Canada to effect any subsequent trades in Agnico-Eagle common shares. This may result in higher execution costs and settlement times for individual Swedish and other non-North American shareholders than trading on a stock exchange in their home jurisdiction. Agnico-Eagle common shares also trade in U.S. dollars and Canadian dollars and Agnico-Eagle pays dividends, if any, in U.S. dollars. This may expose shareholders who wish to convert their dividends or sales proceeds into Swedish kronor or other currencies to currency exchange risk if the value of the U.S. dollar or the Canadian dollar decreases against the conversion currency.

Risks Related to Agnico-Eagle and the Agnico-Eagle Common Shares

Changes in factors beyond Agnico-Eagle's control such as the price of gold, commodity prices and gold production, affect Agnico-Eagle's profitability and have caused Agnico-Eagle to experience losses

        Although Agnico-Eagle reported net income for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2002, it incurred net losses in 2003 and in each of the five years prior to 2002. For a discussion of the factors contributing to the losses, see "Agnico-Eagle — Management's Discussion and Analysis". Agnico-Eagle's profitability depends on the price of gold, gold production, total cash costs, the prices and production levels of by-product zinc, silver and copper and other factors discussed in this Offer Document. Substantially all of these factors are beyond Agnico-Eagle's control and Agnico-Eagle can provide no assurance that it will sustain profitability in the future.

Agnico-Eagle is dependent upon its mining and milling operations at LaRonde and any adverse condition affecting those operations may have a material adverse effect on Agnico-Eagle's financial performance and results of operations

        Agnico-Eagle's mining and milling operations at the LaRonde Division account for all of Agnico-Eagle's gold production and will continue to account for all of its gold production in the future unless additional properties are acquired or brought into production. Any adverse condition affecting mining or milling conditions at the LaRonde Division could be expected to have a material adverse effect on Agnico-Eagle's financial performance and results of operations until such time as the condition is remedied. In addition, Agnico-Eagle's ongoing development of the LaRonde Mine involves the exploration and extraction of ore from new areas and may present new or different challenges for Agnico-Eagle. At current levels of mineral reserves and production, the LaRonde Mine has an estimated mine life of approximately 14 years. However, gold production at the LaRonde Mine is expected to begin to decline commencing in 2007. Unless Agnico-Eagle can successfully bring into production the Goldex property, the Lapa property or its other exploration properties or otherwise acquire gold producing assets prior to 2007, Agnico-Eagle's results of operations could be adversely affected. Agnico-Eagle cannot assure that its current exploration and development programs at the LaRonde Division will result in any new economically viable mining operations or yield new mineral reserves to replace and expand current mineral reserves.

        In addition, Agnico-Eagle depends on certain claims, mining leases and environmental permits for the continuing direction of its mining and milling operations. If any of these claims, leases or permits were to be revoked, it could have a material adverse effect on Agnico-Eagle's gold production and, accordingly, its financial performance and results of operations until such time as the good standing of the claim, lease or permit is restored.

Agnico-Eagle's financial performance and results may fluctuate widely due to volatile and unpredictable commodity prices

        Agnico-Eagle's earnings are directly related to commodity prices as revenues are derived from precious metals (gold and silver), zinc and copper. Agnico-Eagle's policy and practice is not to sell forward its future gold production; however, under Agnico-Eagle's Price Risk Management Policy, approved by its board of directors, Agnico-Eagle may review this practice on a project by project basis, making use of derivative instruments where appropriate to ensure an adequate return to shareholders on new projects. Gold prices fluctuate widely and are affected by numerous factors beyond Agnico-Eagle's control, including central bank sales, producer hedging activities, expectations of inflation, the relative exchange rate of the U.S. dollar with other major currencies, global and regional demand and political and economic conditions, and production costs in major gold producing regions. The aggregate effect of these factors is impossible to predict with accuracy. Worldwide production levels also affect gold prices. In addition, the price of gold has on occasion been subject to very rapid short-term changes because of speculative activities. Fluctuations in gold prices may adversely affect Agnico-Eagle's financial performance or results of operations. If the market price of gold falls below Agnico-Eagle's total cash costs and remains at such a level for any sustained period, Agnico-Eagle may experience losses and may curtail or suspend some or all of its exploration, development and mining activities. The prices received for Agnico-Eagle's by-products (zinc, silver and copper) affect Agnico-Eagle's ability to meet its targets for total cash cost per ounce of gold produced. By-product prices fluctuate widely and are affected by numerous factors beyond Agnico-Eagle's control. Agnico-Eagle occasionally uses derivative instruments to mitigate the effects of fluctuating by-product metal prices.

        The volatility of gold prices is illustrated in the following table which sets forth, for the periods indicated, the high and low afternoon fixing prices for gold on the London Bullion Market (the "London P.M. Fix") and the average gold prices received by Agnico-Eagle.

	2004	2003	2002	2001	2000	1999
High price ($ per ounce)	454	417	350	293	313	326
Low price ($ per ounce)	375	323	278	256	264	253
Average price received ($ per ounce)	418	368	312	273	278	274

        On July 22, 2005, the London P.M. Fix was $425.00 per ounce of gold.

        Based on 2005 production estimates, the approximate sensitivities of Agnico-Eagle's after-tax income to a 10% change in metal prices from 2004 market average prices are as follows:

Income per share
Gold	$0.09
Zinc	$0.04
Silver	$0.03
Copper	$0.01

        Sensitivities of Agnico-Eagle's after-tax income to changes in metal prices will increase with increased production.

Agnico-Eagle's mining operations may yield less gold under actual production conditions than indicated by its estimated gold production, due to mining accidents and other environmental conditions

        Agnico-Eagle's gold production may fall below estimated levels as a result of mining accidents such as cave-ins, rock falls, rock bursts or flooding. In addition, production may be unexpectedly reduced if, during the course of mining, unfavourable ground conditions or seismic activity are encountered, ore grades are lower than expected, or the physical or metallurgical characteristics of the ore are less amenable than expected to mining or treatment. Accordingly, there can be no assurance that Agnico-Eagle will achieve current or future production estimates.

        A rock fall that occurred in two production stopes during the first quarter of 2003 led to an initial 20% reduction in Agnico-Eagle's 2003 gold production estimate from 375,000 ounces to 300,000 ounces. Production drilling challenges and lower than planned recoveries in the mill in the third quarter of 2003 led to a further reduction in the production estimate by 21%. Final gold production in 2003 was 236,653 ounces. In 2004, higher than expected dilution in lower levels of the mine led to actual gold production for the year of 271,567 ounces, below the initial production estimate of 308,000 ounces.

The exploration of mineral properties is highly speculative, involves substantial expenditures, and is frequently unproductive

        Agnico-Eagle's profitability is significantly affected by the costs and results of its exploration and development programs. As mines have limited lives based on proven and probable mineral reserves, Agnico-Eagle actively seeks to replace and expand its reserves, primarily through exploration and development and, from time to time, through strategic acquisitions. Exploration for minerals is highly speculative in nature, involves many risks and frequently is unsuccessful. Among the many uncertainties inherent in any gold exploration and development program are the location of economic ore bodies, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and processing facilities. In addition, substantial expenditures are required to pursue such exploration and development activities. Assuming discovery of an economic ore body, depending on the type of mining operation involved, several years may elapse from the initial phases of drilling until commercial operations are commenced and during such time the economic feasibility of production may change. Accordingly, Agnico-Eagle cannot assure that its current exploration and development programs will result in any new economically viable mining operations or yield new reserves to replace and expand current reserves.

Agnico-Eagle's cash costs of gold production are unpredictable

        Agnico-Eagle's total cash costs to produce an ounce of gold are dependent on a number of factors, including primarily the prices and production levels of by-product silver, zinc and copper, the revenue from which is offset against the cost of gold production, the Canadian dollar/U.S. dollar exchange rate, smelting and refining charges and production royalties, which are affected by all of these factors and the gold price. All these factors are beyond Agnico-Eagle's control.

        Total cash cost per ounce is not a recognized measure under U.S. GAAP and this data may not be comparable to data presented by other gold producers. Management uses this generally accepted industry measure in evaluating operating performance and believes it to be a realistic indication of such performance and useful in allowing year over year comparisons. The data also indicates Agnico-Eagle's ability to generate cash flow and operating income at various gold prices. This additional information should be considered together with other data prepared in accordance with U.S. GAAP and is not necessarily indicative of operating costs or cash flow measures prepared in accordance with U.S. GAAP (see "Agnico- Eagle — Management's Discussion and Analysis — Results of Operations for the Three Months Ended March 31, 2005 and 2004 and the Years Ended December 31, 2004, 2003 and 2002 — Production Costs" for reconciliation of total cash costs per ounce and minesite costs per ton to their closest U.S. GAAP measure).

Agnico-Eagle may experience problems in executing acquisitions or managing and integrating any completed acquisitions with its existing operations

        Agnico-Eagle regularly evaluates opportunities to acquire shares or assets of other mining businesses. Such acquisitions may be significant in size, may change the scale of Agnico-Eagle's business, and may expose Agnico-Eagle to new geographic, political, operating, financial or geological risks. Agnico-Eagle's success in its acquisition activities depends on its ability to identify suitable acquisition candidates, acquire them on acceptable terms and integrate their operations successfully with those of Agnico-Eagle. Any acquisitions would be accompanied by risks, such as the difficulty of assimilating the operations and personnel of any acquired businesses; the potential disruption of Agnico-Eagle's ongoing business; the inability of management to maximize the financial and strategic position of Agnico-Eagle through the successful integration of acquired assets and businesses; the maintenance of uniform standards, controls, procedures and policies; the impairment of relationships with employees, customers and contractors as a result of any integration of new management personnel; and the potential unknown liabilities associated with acquired assets and businesses. In addition, Agnico-Eagle may need additional capital to finance an acquisition. Debt financing related to any acquisition may expose Agnico-Eagle to increased risk of leverage, while equity financing may cause existing shareholders to suffer dilution. Agnico-Eagle is permitted under the terms of its recently amended bank credit facility to raise additional debt financing provided that it complies with certain covenants, including that no default under the credit facility has occurred and is continuing, the terms of such indebtedness are no more onerous to Agnico-Eagle than those under the credit facility and the incurrence of such indebtedness would not result in a material adverse change in respect of Agnico-Eagle or the LaRonde Mine. Agnico-Eagle cannot assure that it would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

If Agnico-Eagle fails to comply with restrictive covenants in its bank credit agreement, Agnico-Eagle's loan availability could be limited and Agnico-Eagle may be in default under other debt agreements, which could harm Agnico-Eagle's business

        Agnico-Eagle's $100 million revolving bank credit facility limits, among other things, Agnico-Eagle's ability to incur additional indebtedness, pay dividends or make payments in respect of its common shares, make investments or loans, transfer Agnico-Eagle's assets, or make expenditures relating to property secured under the credit agreement at that time that is not consistent with the mine plan and operating budget delivered pursuant to the credit agreement. Further, the credit agreement requires Agnico-Eagle to maintain specified financial ratios and meet financial condition covenants. Events beyond Agnico-Eagle's control, including changes in general economic and business conditions, may affect Agnico-Eagle's ability to satisfy these covenants, which could result in a default under the credit agreement. While there are currently no amounts of principal or interest owing under the credit agreement, if an event of default under the credit agreement occurs, Agnico-Eagle would be unable to draw down on the facility, or if amounts were drawn down at the time of the default, the lenders could elect to declare all principal amounts outstanding thereunder at such time, together with accrued interest, to be immediately due and payable and to enforce their security interest over substantially all property relating to the LaRonde Mine and the El Coco property. An event of default under the credit agreement may also give rise to an event of default under existing and future debt agreements and, in such event, Agnico-Eagle may not have sufficient funds to repay amounts owing under such agreements.

The mining industry is highly competitive and Agnico-Eagle cannot assure that it will be successful in competing for new mining properties

        Many companies and individuals are engaged in the mining business, including large, established mining companies with substantial capabilities and long earnings records. There is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the areas where Agnico-Eagle contemplates conducting exploration activities. Agnico-Eagle may be at a competitive disadvantage in acquiring mining properties, as it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than Agnico-Eagle. Accordingly, Agnico-Eagle cannot assure that it will be able to compete successfully for new mining properties.

Mineral reserve and mineral resource estimates are only estimates and Agnico-Eagle cannot assure that such estimates will be correct

        The figures for mineral reserves and mineral resource presented herein are estimates, and Agnico-Eagle cannot assure that the anticipated tonnages and grades will be achieved or that the indicated level of recovery of gold will be realized. The ore grade actually recovered by Agnico-Eagle may differ from the estimated grades of the mineral reserves and mineral resource. Such figures have been determined based on assumed gold prices and operating costs. Agnico-Eagle has estimated proven and probable mineral reserves based on a $360 per ounce gold price, which is the three-year average daily price during 2004, 2003 and 2002. While gold prices have generally been above $360 per ounce since mid-2003, for the six years prior to that the market price of gold was, on average, below $360 per ounce. Based on the metals price and exchange rate assumptions used in the 2005 LaRonde Mineral Reserve and Mineral Resource Estimate, a 10% decrease in the gold price would result in an approximately 7% decrease in proven and probable reserves. Prolonged declines in the market price of gold may render mineral reserves containing relatively lower grades of gold mineralization uneconomic to exploit and could materially reduce Agnico-Eagle's reserves. Should such reductions occur, Agnico-Eagle could be required to take a material write-down of its investment in mining properties or delay or discontinue production or the development of new projects, resulting in increased net losses and reduced cash flow. Market price fluctuations of gold, as well as increased production costs or reduced recovery rates, may render mineral reserves containing relatively lower grades of mineralization uneconomical to recover and may ultimately result in a restatement of mineral resources. Short-term factors relating to mineral reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may impair the profitability of a mine in any particular accounting period.

        Mineral resource estimates for properties that have not commenced production are based, in most instances, on very limited and widely spaced drill hole information, which is not necessarily indicative of conditions between and around the drill holes. Accordingly, such mineral resource estimates may require revision as more drilling information becomes available or as actual production experience is gained. For more information, see "Notice to Riddarhyttan Shareholders Resident in the United States — Cautionary Note to Riddarhyttan Shareholders Concerning Estimates of Measured and Indicated Resources" and "— Cautionary Note to Riddarhyttan Shareholders Concerning Estimates of Inferred Resources".

Due to the nature of Agnico-Eagle's mining operations, Agnico-Eagle faces a material risk of liability, delays and increased production costs from environmental and industrial accidents and pollution, and Agnico-Eagle's insurance coverage may prove inadequate to satisfy future claims against Agnico-Eagle

        The business of gold mining is generally subject to certain types of risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected rock formations, changes in the regulatory environment, cave-ins, rock bursts, rock falls and flooding and gold bullion losses. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. Agnico-Eagle carries insurance to protect itself against certain risks of mining and processing in amounts that it considers to be adequate but which may not provide adequate coverage in certain unforeseen circumstances. Agnico-Eagle may also become subject to liability for pollution, cave-ins or other hazards against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons or Agnico-Eagle may become subject to liabilities which exceed policy limits. In such case, Agnico-Eagle may be required to incur significant costs that could have a material adverse effect on its financial performance and results of operations.

        In the first quarter of 2004, two accidents claimed the lives of an employee and a contract miner. Quebec's Commission de la santé et de la sécurité du travail completed an investigation into these accidents, and Agnico-Eagle paid fines totalling C$27,500 in respect of these accidents. Also, in January 2005, an accident claimed the life of an employee. The Commission de la santé et de la sécurité du travail has initiated an investigation into this accident. Other than the investigations discussed above, no regulatory or other action has been initiated against Agnico-Eagle in connection with these industrial accidents.

Agnico-Eagle's operations are subject to extensive laws and government regulations, which could cause a reduction in levels of production, delay or the prevention of the development of new mining properties or otherwise cause it to incur costs that adversely affect Agnico-Eagle's results of operation

        Agnico-Eagle's mining and mineral processing operations and exploration activities are subject to the laws and regulations of federal, provincial, state and local governments in the jurisdictions in which Agnico-Eagle operates. These laws and regulations are extensive and govern prospecting, development, production, exports, taxes, labour standards, occupational health and safety, waste disposal, toxic substances, environmental protection, mine safety and other matters. Compliance with such laws and regulations increases the costs of planning, designing, drilling, developing, constructing, operating, closing, reclaiming and rehabilitating mines and other facilities. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation thereof could have a material adverse impact on Agnico-Eagle, cause a reduction in levels of production and delay or prevent the development of new mining properties.

        In January 2003, Agnico-Eagle received a notice of infraction from the Quebec Ministry of the Environment in connection with a controlled discharge of water of excess toxicity, which was carried out over a three-month period in the summer of 2002. The purpose of the discharge was to establish favourable construction conditions for the increase of tailings pond capacity in the autumn of 2002. No fine was payable in respect of the notice of infraction, however, the notice required production of a report detailing the causes of algae proliferation at the LaRonde Mine, which was delivered in 2003. In March 2005, Agnico-Eagle received a further notice of infraction in connection with a planned, controlled and pre-approved special effluent discharge that occurred during the third and fourth quarters of 2004. No fine was payable in respect of the notice of infraction. Certain information regarding water treatment management at the LaRonde Mine that was requested by the notice of infraction has been provided to the Ministry of the Environment.

        Under mine closure plans originally submitted to the Minister of Natural Resources in Quebec, the estimated current reclamation costs for the LaRonde Division and the Bousquet property are approximately $18 million and $3 million, respectively. The plans and related asset reclamation costs submitted have subsequently been amended to reflect changes in circumstances surrounding each property. These amended reclamation plans are subject to approval by the Minister of Natural Resources and there can be no assurance that the Minister of Natural Resources will not impose additional reclamation obligations with attendant higher costs. In addition, the Minister of Natural Resources may require that Agnico-Eagle provide financial assurances to support such plans. At December 31, 2004, Agnico-Eagle had a total reclamation provision of $11.6 million, with $5.8 million allocated for the LaRonde Division and $5.8 million allocated for Bousquet.

        Prior to January 1, 2003, reclamation costs were accrued on an undiscounted unit-of-production basis, using proven and probable reserves as the base. On this basis, Agnico-Eagle recorded its annual reclamation provision for the LaRonde Division at approximately $5 per ounce of gold produced. Effective January 1, 2003, Agnico-Eagle adopted the provisions of Financial Accounting Standards Board Statement No. 143 relating to asset retirement obligations, which applies to long-lived assets such as mines. The application of the new provisions resulted in Agnico-Eagle recording a one-time, net of tax, non-cash charge of $1.7 million on January 1, 2003 reflecting the cumulative effect of adopting this standard.

Fluctuations in foreign currency exchange rates in relation to the U.S. dollar may adversely affect Agnico-Eagle's results of operations

        Agnico-Eagle's operating results and cash flow are significantly affected by changes in the Canadian dollar/U.S. dollar exchange rate. Exchange rate movements can have a significant impact as all of Agnico-Eagle's revenues are earned in U.S. dollars but most of its current operating and capital costs are in Canadian dollars and, if the offer is successfully completed, will also be in Swedish kronor and in Euro in respect of Riddarhyttan's costs. The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years. During the period from January 1, 1999 to December 31, 2004, the noon buying rate fluctuated from a high of C$1.6128 to a low of C$1.1775. For more information, see "Presentation of Financial Information and Other Numerical Data — Currency, Exchange Rate and Metric Conversion Data". Historical fluctuations in the Canadian dollar/U.S. dollar exchange rate are not necessarily indicative of future exchange rate fluctuations. Based on Agnico-Eagle's anticipated 2005 after-tax operating results, a 10% change in the average annual Canadian dollar/U.S. dollar exchange rate would affect net income by approximately $0.10 per share. To mitigate its foreign exchange risk and minimize the impact of exchange rate movements on operating results and cash flow, Agnico-Eagle has periodically used foreign currency options and forward foreign exchange contracts to purchase Canadian dollars and Agnico-Eagle may do so again in the future if appropriate. However, Agnico-Eagle cannot assure that its foreign exchange derivatives strategies will be successful or that foreign exchange fluctuations will not materially adversely affect Agnico-Eagle's financial performance and results of operations.

Fluctuating interest rates on Agnico-Eagle's outstanding debt may adversely affect its results of operations

        Fluctuations in interest rates can affect Agnico-Eagle's results of operations and cash flows. Agnico-Eagle's 4.50% convertible subordinated debentures due 2012 are at a fixed rate of interest, however these fixed rate payments have been swapped for variable rate payments until February 2006 (see note 4(a) to the consolidated financial statements of Agnico-Eagle included in this Offer Document) and thus are subject to risks inherent with interest rate fluctuations. Agnico-Eagle's bank debt and cash balances are subject to variable interest rates.

Riddarhyttan's shareholders resident in the United States may have difficulty bringing actions and enforcing judgments against Agnico-Eagle, its directors and its executive officers based on the civil liabilities provisions of the federal securities laws or other laws of the United States or any state thereof

        Agnico-Eagle is organized under the laws of the Province of Ontario, Canada pursuant to the Business Corporations Act (Ontario). The enforcement by investors of civil liabilities under U.S. or Swedish securities laws may be affected adversely by the fact that (i) most of Agnico-Eagle's directors and officers are residents of Canada, (ii) certain of the financial advisors named in the Offer Document are residents of Canada, and (iii) a significant portion of the assets of Agnico-Eagle and said persons are located outside the United States and Sweden.

PRESENTATION OF FINANCIAL INFORMATION AND OTHER NUMERICAL DATA

Financial Presentation

        Effective January 1, 2002, Agnico-Eagle changed its primary basis of financial reporting from Canadian generally accepted accounting principles to United States generally accepted accounting principles ("U.S. GAAP") due to its substantial U.S. shareholder base and to maintain comparability with other gold mining companies. All references in this Offer Document to the financial results of Agnico-Eagle are to those calculated under U.S. GAAP.

        Effective January 1, 2005, Riddarhyttan changed its primary basis of financial reporting from Swedish generally accepted accounting principles to international financial reporting standards ("IFRS") in compliance with applicable accounting rules. All references in this Offer Document to the financial results of Riddarhyttan are stated or, to the extent necessary, have been restated in accordance with IFRS.

Currency, Exchange Rate and Metric Conversion Data

Currency

        Agnico-Eagle publishes its consolidated financial statements in United States dollars. Unless otherwise indicated, "$", "US$", "U.S. dollar" or "dollar" in this Offer Document refer to United States dollars, "SEK" refers to Swedish kronor, "euro" or "EUR" refers to Euro and "C$" refers to Canadian dollars. Unless otherwise indicated, any reference in this Offer Document to a conversion between US$ and SEK or between US$ and C$ is given as at July 22, 2005. As at that date, the noon buying rates in The City of New York for cable transfers in Swedish kronor and Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York were US$1.00 = SEK 7.8221 and US$1.00 = C$1.2179, respectively. These rates should not be construed as a representation by Agnico-Eagle that SEK or C$ amounts actually represent these U.S. dollar amounts, or vice versa, or that a conversion could be made at the rate indicated, or any other rate, or at all. Certain amounts and percentages included in this Offer Document have been rounded and accordingly may not add up to the totals.

Exchange Rate

        The following tables show the rates of exchange for a Swedish krona per U.S. dollar in effect at the end of certain periods. The high, low and the average rates of exchange for the periods are also shown.

	Years Ended December 31,
	2004	2003	2002	2001	2000
	(SEK)
High for period	7.773	8.792	10.729	11.027	10.36
Low for period	6.594	7.195	8.695	9.325	8.353
Average for period	7.346	8.078	9.723	10.340	9.174
End of period	6.669	7.195	8.693	10.457	9.444

	2005
	June	May	April	March	February	January
	(SEK)
High for period	7.8108	7.4108	7.1627	7.072	7.111	7.007
Low for period	7.4484	7.0850	7.0118	6.731	6.827	6.686
Average for period	7.6252	7.2382	7.0814	6.895	6.980	6.899
End of period	7.8014	7.4108	7.1123	7.064	6.826	6.978

        The following tables show the rates of exchange for a Canadian dollar per U.S. dollar in effect at the end of certain periods. The high, low and the average rates of exchange for the periods are also shown.

	Years Ended December 31,
	2004	2003	2002	2001	2000
	(C$)
High	1.3970	1.5750	1.6128	1.6023	1.5592
Low	1.1775	1.2923	1.5108	1.4933	1.4350
Average for period	1.3017	1.4012	1.5704	1.5519	1.4855
End of period	1.2034	1.2923	1.5800	1.5925	1.4995

	2005
	June	May	April	March	February	January
	(C$)
High	1.2451	1.2703	1.2568	1.2463	1.2562	1.2422
Low	1.2374	1.2373	1.2146	1.2017	1.2294	1.1982
Average for period	1.2402	1.2555	1.2359	1.2160	1.2401	1.2248
End of period	1.2256	1.2512	1.2568	1.2094	1.2295	1.2396

Metric Conversions

        Information in this Offer Document concerning Riddarhyttan and Agnico-Eagle has been reported herein using Metric measures and Imperial measures, respectively. The conversion factors set out below are approximate factors. To convert from Metric to Imperial, multiply by the factor indicated. To convert from Imperial to Metric, divide by the factor indicated.

Metric	Imperial	Factor
Hectares	Acres	2.47
Kilometres	Miles	0.62
Metres	Feet	3.28
Tonnes	Tons	1.10
Grams	Ounces	0.03

THE OFFER

Background and Reasons for the Offer

Reasons

        Agnico-Eagle has been considering a number of acquisition opportunities since 2000. As a result of these considerations, Riddarhyttan came to the attention of Agnico-Eagle in 2002. In April 2004, Agnico-Eagle entered into an agreement with Dunross & Co. AB, the then largest holder of Riddarhyttan shares (the "Riddarhyttan Shares"), pursuant to which Agnico-Eagle acquired 13.6% of the outstanding Riddarhyttan Shares. After the acquisition of this position, two Agnico-Eagle officers were elected as directors of Riddarhyttan. Agnico-Eagle subsequently increased its ownership position to approximately 14% of the outstanding Riddarhyttan Shares, when in December 2004 and in the first quarter of 2005 it acquired additional Riddarhyttan Shares pursuant to its participation in Riddarhyttan's rights offering. Effective July 1, 2004, Riddarhyttan entered into a professional services agreement with Agnico-Eagle pursuant to which, among other things, Agnico-Eagle supplies mining, metallurgical and exploration consulting, and technical and corporate development assistance to Riddarhyttan.

        Agnico-Eagle believes that Riddarhyttan represents an attractive opportunity for Agnico-Eagle to accelerate its multi-mine growth strategy. Agnico-Eagle's strategy includes pursuing opportunities for growth in gold production and gold reserves through the acquisition or development of advanced exploration properties, development properties, producing properties and other mining businesses in the Americas and Europe.

        The acquisition of Riddarhyttan will provide long-term exposure to a developing gold mining camp in Finland, a pro-mining host country. The Suurikuusikko gold project offers near-term production potential and the opportunity for continuing exploration activity.

        The acquisition of Riddarhyttan will also diversify Agnico-Eagle's asset base by adding potential production and resources outside Agnico-Eagle's current operations in the Abitibi region of northwestern Quebec, Canada. Agnico-Eagle's existing projects are all potential underground mines with relatively long lead times to production. The Suurikuusikko project offers the potential for an initial open pit while underground operations are being developed. Agnico-Eagle believes that its experience in mine building and ore processing is well suited to the complex metallurgical nature of this project. Agnico-Eagle also believes it has the cash resources and financing capacity to fund the substantial capital expenditures expected to be required to bring the project into production and develop the precious metal extraction technology for this deposit.

        The Offer provides Riddarhyttan shareholders with a premium on their Riddarhyttan Shares and the opportunity for continued exposure to the potential upside of the Suurikuusikko project while benefiting from share ownership in an established gold producer with a 25-year record of paying dividends.

Background

        The following is a chronological listing of the activities leading to the offer.

        On April 19, 2005, Mr. Eberhard Scherkus, an officer of Agnico-Eagle who also serves as a director of Riddarhyttan, telephoned Mr. Pertti Voutilainen, the Chairman of Riddarhyttan, to indicate that representatives of Agnico-Eagle were traveling to Europe for the purpose of meeting with Mr. Voutilainen to discuss a mutually beneficial proposal.

        On April 21, 2005, Mr. Sean Boyd, the President and Chief Executive Officer of Agnico-Eagle, and Mr. Donald Allan, the Vice President of Corporate Development of Agnico-Eagle, met with Mr. Voutilainen and Mr. Lars-Göran Ohlsson, President and Managing Director of Riddarhyttan, in Helsinki, Finland. Messrs. Boyd, Allan, Voutilainen and Ohlsson had preliminary discussions to determine if there was a mutual interest in a potential business combination between Agnico-Eagle and Riddarhyttan and Mr. Boyd presented a draft non-binding letter setting forth indicative terms of a possible offer. The details of the proposal were discussed at a further meeting later that day attended by Messrs. Boyd and Allan, Mr. David Garofalo, the Chief Financial Officer of Agnico-Eagle, Mr. Ken Gillis of Orion Securities Inc., Agnico-Eagle's financial advisor, and Ms. Patricia Olasker of Davies Ward Phillips & Vineberg LLP, Agnico-Eagle's legal advisor, and Messrs. Voutilainen and Ohlsson, and Johan Rehnström, Financial and Information Manager of Riddarhyttan.

        On April 22, 2005, Mr. Boyd met briefly with Mr. Voutilainen in Stockholm, Sweden, to further discuss the matter in advance of a meeting of the board of directors of Riddarhyttan called that day to consider the proposal. Mr. Boyd presented a revised draft of the offer letter to Mr. Voutilainen. Discussions ensued over the next week about Agnico-Eagle entering into a confidentiality agreement with Riddarhyttan so as to permit Agnico-Eagle to perform confirmatory due diligence and about the terms of an exclusivity agreement pursuant to which Riddarhyttan would agree to deal exclusively with Agnico-Eagle in respect of the negotiation of an offer for a limited period of time.

        On April 26, 2005, the parties entered into a confidentiality agreement. During the period from April 26 to April 29, 2005, Messrs. Boyd and Allan of Agnico-Eagle, and Agnico-Eagle's legal advisors, Davies Ward Phillips & Vineberg LLP and Advokatfirman Vinge KB, had ongoing negotiations with Messrs. Voutilainen, Ohlsson and Thomas Lifvendahl, members of the Riddarhyttan board, and with Riddarhyttan's Swedish legal advisor, Mannheimer Swartling Advokatbyrå AB, regarding the terms and conditions of the offer letter and exclusivity agreement. The negotiations included discussions on valuation issues, the possible terms of a support agreement, and non-solicitation of other offers.

        On April 27, 2005, Mr. Boyd telephoned Mr. Voutilainen to discuss the few remaining outstanding issues on the non-binding offer letter and exclusivity agreement. The parties agreed to the terms of the non-binding offer letter and exclusivity agreement setting out the terms on which, and the time frame during which, Riddarhyttan would negotiate exclusively with Agnico-Eagle the terms of a support agreement and the letter was signed by both parties on April 29, 2005.

        On May 3 and 4, 2005, the representatives of the parties and their respective counsel met in Stockholm. Over the course of the next several days the parties negotiated the terms of a support agreement. Meetings between the parties resumed in Stockholm during the week of May 9, 2005. The board of directors of Riddarhyttan received advice on the transaction from Standard Bank Plc (formerly Standard Bank London Limited) ("Standard Bank") and from Mannheimer Swartling Advokatbyrå, Riddarhyttan's Swedish legal advisor, and on May 12, 2005 the parties entered into a support agreement (the "Support Agreement") pursuant to which Agnico-Eagle agreed to acquire the remaining Riddarhyttan Shares that it did not currently own and Riddarhyttan agreed to support the acquisition. See "Terms, Conditions and Instructions for Acceptance of the Offer — Support Agreement".

        Alain Blackburn and Eberhard Scherkus are employed by Agnico-Eagle as Vice President Exploration and Executive Vice President and Chief Operating Officer, respectively, and Mr. Scherkus is also a director of Agnico-Eagle. They are also directors of Riddarhyttan. Neither has participated in any discussions or decisions by the board of directors of Riddarhyttan in relation to the offer.

Strategy

        Agnico-Eagle believes that Riddarhyttan represents an attractive opportunity for Agnico-Eagle to accelerate its multi-mine growth strategy. Agnico-Eagle's strategy includes pursuing opportunities for growth in gold production and gold reserves through the acquisition or development of advanced exploration properties, development properties, producing properties and other mining businesses in the Americas and Europe.

        Riddarhyttan offers both advanced exploration and development potential. The Suurikuusikko project represents a substantial land package of approximately 19,800 acres in addition to the mining concession. Agnico-Eagle believes that potential exists for "step-out" exploration success around the existing mining concession in addition to the favourable green field prospects offered by the Precambrian greenstone belt geology and topography of this area. The growing resource base, existing permits and the metallurgical, environmental and engineering work completed to date position the Suurikuusikko project as an attractive development candidate. Agnico-Eagle believes a production decision at the Suurikuusikko project is possible within the next 18 months once additional definition drilling, ore processing and engineering studies are complete.

        The acquisition of Riddarhyttan will also diversify Agnico-Eagle's asset base by adding potential production and resources outside Agnico-Eagle's current operations in the Abitibi region of northwestern Quebec, Canada.

        Agnico-Eagle believes many parts of Europe and, in particular, Finland, offer good potential for the identification of gold resources and mine development. Many promising geologic regions have been under-explored in recent decades due to the closely held nature of mining concessions and the lack of available risk capital. In addition, remote locations in geologically promising areas within Europe often have better infrastructure and access to a skilled workforce than might be found in similar areas in North America such as Arctic regions. These conditions have the potential to reduce the total capital and operating costs inherent in new projects.

        Agnico-Eagle believes that it is well positioned to finance its existing pipeline of development projects (including the Suurikuusikko project if the offer is successfully completed) while maintaining a conservative financial position. As of March 31, 2005, Agnico-Eagle had cash and cash equivalents, restricted cash and short-term investments of $117 million and undrawn bank facilities of $91 million, and in 2004 it had cash flow from operations of $49.5 million. In addition, Agnico-Eagle believes it can access sources of debt and equity in the capital markets under normal conditions.

Overview of the Offer

        On May 12, 2005, Agnico-Eagle announced a recommended offer to the shareholders of Riddarhyttan for all of the outstanding Riddarhyttan Shares not currently owned by Agnico-Eagle (the "Offer").

        The Offer is being made on the following basis:

for each Riddarhyttan Share	0.1137 of an Agnico-Eagle common share

        As at the date of that announcement, the Offer valued each Riddarhyttan Share at SEK 10.25 (US$1.42) and represented a premium to Riddarhyttan shareholders of 27.3%, based on the closing price of the Agnico-Eagle common shares (the "Agnico-Eagle Shares") on the New York Stock Exchange (the "NYSE") of $12.51 and of the Riddarhyttan Shares on the Stockholm Stock Exchange of SEK 8.05 on May 11, 2005, the last trading day before the announcement of the Offer. The Offer represents a premium of 36.5% to Riddarhyttan shareholders, based on the average closing price of the Agnico-Eagle Shares on the NYSE and of the Riddarhyttan Shares on the Stockholm Stock Exchange for the 30 trading day period prior to the announcement of the Offer from March 31 through May 11, 2005 (inclusive), which period, as a result of Swedish public holidays, included only 29 trading days for Riddarhyttan, and calculated based on the daily closing foreign exchange rate during the period. The Offer values Riddarhyttan at SEK 1,084 million (US$150 million), based on 105,753,846 Riddarhyttan Shares outstanding as at May 11, 2005 and based on the exchange rate US$1:SEK 7.2055 on May 11, 2005. On July 22, 2005, the closing price of an Agnico-Eagle Share was $12.74. The noon buying rate in The City of New York for cable transfers in Swedish kronor as certified by the Federal Reserve Bank of New York on July 22, 2005 was SEK 7.8187 to US$1.00.

        On July 26, 2005, the latest practicable date prior to the date of this Offer Document, the Offer valued each Riddarhyttan Share at SEK 11.22 (US$1.43) based on the closing price of the Agnico-Eagle Shares on the New York Stock Exchange of $12.55 and of the Riddarhyttan Shares on the Stockholm Stock Exchange of SEK 10.90 on July 26, 2005.

        In addition, certain Riddarhyttan shareholders will have the opportunity to elect to sell some, or in some cases all, of the Agnico-Eagle Shares to which they are entitled under the Offer under a simplified share sales process. See "Terms, Conditions and Instructions for Acceptance of the Offer — Simplified Share

Sales Process". Riddarhyttan shareholders located in the United States or who are U.S. persons ("U.S. Persons") within the meaning of Regulation S under the United States Securities Act of 1933 (the "Securities Act"), as amended, or who are U.S. Holders (as defined on page 160 under the heading "U.S. Holders") may not participate in the simplified share sales process but may elect to participate in the limited U.S. cash alternative. See "Terms, Conditions and Instructions for Acceptance of the Offer — The Limited U.S. Cash Alternative".

        Fractions of Agnico-Eagle Shares will not be issued to persons accepting the Offer. Fractional entitlements to Agnico-Eagle Shares will be aggregated and sold in the market and the proceeds paid, without deduction of any costs or commissions, to those Riddarhyttan shareholders who are entitled to fractions of Agnico-Eagle Shares.

        As at the date hereof, Agnico-Eagle beneficially owns 14,763,669 Riddarhyttan Shares, which represents approximately 14% of the issued and outstanding Riddarhyttan Shares. Through a subscription for shares in connection with Riddarhyttan's rights issue in December 2004, Agnico-Eagle acquired 1,263,669 Riddarhyttan Shares. The subscription price for such Riddarhyttan Shares was SEK 6.00 per share.

        The final acceptance date for the Offer, unless the Offer is extended, is September 9, 2005 (such date, or any later date to which the Offer may be extended as described under the heading "Terms, Conditions and Instructions for Acceptance of the Offer — Right to Extend the Final Acceptance Date", being the "Final Acceptance Date"). To accept the Offer, Riddarhyttan shareholders should complete and return the acceptance form enclosed with this Offer Document in the reply-paid envelope to SEB, Issues & Part-ownership Programmes, as receiving agent, (the "Receiving Agent") as soon as possible, and in any event so as to be received by the Receiving Agent no later than 4:00 p.m. CET (10:00 a.m. EDT) on the Final Acceptance Date. For further details in relation to acceptance, and to other terms, of the Offer see "Terms, Conditions and Instructions for Acceptance of the Offer".

        Further information regarding the Offer is provided in subsequent sections of this document.

        The terms of this Offer shall be governed by and construed in accordance with the laws of Sweden.

RECOMMENDATION BY THE BOARD OF RIDDARHYTTAN REGARDING THE OFFER

Recommendation of the Board of Directors

        The board of directors of Riddarhyttan has unanimously recommended that Riddarhyttan shareholders accept the Offer. On May 12, 2005, the board of directors of Riddarhyttan issued the following announcement by press release:

  "Agnico-Eagle Mines Limited ('Agnico-Eagle') announced today that it is making a recommended exchange offer to the shareholders of Riddarhyttan Resources AB (publ) ('Riddarhyttan') for all of the outstanding shares of Riddarhyttan not currently owned by Agnico-Eagle (the 'Offer'). For information about Agnico-Eagle and the Offer, please see Agnico-Eagle's press release of today. The press release is attached hereto.

  Riddarhyttan's Board of Directors has unanimously decided to recommend to the shareholders in Riddarhyttan to accept the Offer.(1) The Board's recommendation is supported by a fairness opinion from the financial advisors of the Board, Standard Bank London Limited.

  (1)
  Alain Blackburn and Eberhard Scherkus, who are officers of Agnico-Eagle and members of the Directors of the Board of Riddarhyttan, have not participated in any discussions or decisions by the Board of Directors of Riddarhyttan in relation to the Offer."

        The fairness opinion in relation to the Offer, provided by Riddarhyttan's financial advisor, Standard Bank, is attached to this Offer Document as Annex B. This Offer Document does not include the Agnico-Eagle press release referred to in, and incorporated as part of, the Riddarhyttan press release.

Opinion of Riddarhyttan's Financial Advisor

        On April 25, 2005, Riddarhyttan engaged Standard Bank London Limited (now Standard Bank Plc) ("Standard Bank") to provide certain financial advisory services in respect to the possible acquisition by Agnico-Eagle or a company associated with Agnico-Eagle of all the outstanding shares of Ryddarhyttan not already owned by Agnico-Eagle.

        On May 6, 2005, Standard Bank orally delivered the substance of its opinion and analysis to the Special Committee of the Board of Directors of Riddarhyttan (the "Special Committee") as to Agnico-Eagle's non-binding indication of interest in acquiring all the outstanding shares of Riddarhyttan not owned by Agnico-Eagle, as set out in a letter dated April 21, 2005 from Agnico-Eagle to the Board of Directors of Riddarhyttan. Standard Bank subsequently orally advised the Special Committee of the substance of Standard Bank's opinion as to the Offer.

        Standard Bank has delivered its written opinion to the Special Committee and the Board of Directors of Riddarhyttan to the effect that, as of May 12, 2005, and subject to the various considerations, assumptions, limitations and qualifications described below and in the opinion, the consideration to be received by Riddarhyttan's shareholders (other than Agnico-Eagle and its affiliates) in the Offer is fair, from a financial point of view, to such shareholders. A copy of Standard Bank's opinion is included as Annex B to this Offer Document. Agnico-Eagle encourages Riddarhyttan shareholders to read carefully the Standard Bank opinion in its entirety.

        In arriving at its opinion, Standard Bank, among other things:

  •
  reviewed the Offer;

  •
  reviewed certain publicly available information concerning Riddarhyttan and Agnico-Eagle and the industries in which they operate;

  •
  compared the financial terms of the Offer with the publicly available financial terms of certain transactions involving companies that Standard Bank deemed relevant;

  •
  compared the financial and operating performance of Riddarhyttan and Agnico-Eagle with publicly available information concerning certain other companies that Standard Bank deemed relevant and reviewed the current and historical market prices of Riddarhyttan shares and Agnico-Eagle common shares and certain publicly traded securities of certain other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of Riddarhyttan;

  •
  performed such other financial studies and analysis, and reviewed and considered such other information, as Standard Bank deemed appropriate; and

  •
  held discussions with senior management of Riddarhyttan.

        In connection with its review, Standard Bank:

  •
  relied upon and assumed that the financial analyses and forecasts provided to it by Riddarhyttan had been reasonably prepared based on assumptions that reflected the best estimates available at the time of preparation and the judgments of Riddarhyttan management as to the expected future results of operations and financial condition of Riddarhyttan;

  •
  did not independently verify the accuracy or completeness of any information that was publicly available, furnished to Standard Bank by Riddarhyttan or otherwise reviewed by Standard Bank;

  •
  did not make any independent evaluation or appraisal of any of the assets or liabilities of Riddarhyttan or Agnico-Eagle or their subsidiaries or receive or review any such evaluations or appraisals made by others;

  •
  did not engage in any technical, legal or financial due diligence of Agnico-Eagle and did not visit Agnico-Eagle's offices or operations or engage in any discussions with Agnico-Eagle's management; and

  •
  assumed that all material governmental, regulatory and other consents and approvals necessary for the completion of the Offer will be obtained without any adverse effect on Riddarhyttan or Agnico-Eagle.

        Standard Bank's opinion does not address any aspect of the Offer other than the fairness, from a financial point of view, of the consideration to the shareholders of Riddarhyttan (other than Agnico-Eagle and its affiliates). Standard Bank's opinion does not constitute an opinion as to the decision by the Riddarhyttan Board of Directors to approve the Offer or to recommend that the shareholders of Riddarhyttan accept the Offer and does not contain a recommendation as to whether Riddarhyttan shareholders should accept the Offer. Standard Bank's opinion is based on economic, market and other conditions as in effect on, and the information made available to Standard Bank as of, May 12, 2005. Standard Bank's opinion does not reflect developments that have occurred or may occur after such date and prior to completion of the Offer. Standard Bank expresses no opinion as to the future trading prices of Agnico-Eagle common shares or Riddarhyttan shares.

        In reaching its opinion, Standard Bank employed generally accepted valuation methodologies. Standard Bank derived ranges of implied values per Riddarhyttan share as of May 11, 2005, using the market approach to valuation (namely, the guideline public companies analysis and the guideline transaction analysis) and the income approach to valuation (namely, the net asset value analysis) and derived the implied value of the Offer consideration per Riddarhyttan share based on the New York Stock Exchange closing price of Agnico-Eagle common shares on May 11, 2005. Standard Bank considered the totality of the factors and analyses performed in its fairness determination, and no single factor or analysis was determinative or attributed any particular weight. Standard Bank made assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry specific factors. Standard Bank's opinion notes that forecasts and analyses based on forecasts used by Standard Bank may not be indicative of actual future results, which may vary significantly.

        The following is a summary of some of the analyses employed by Standard Bank.

        Implied Value Analysis.    Based upon the US$12.51 closing market price of Agnico-Eagle common shares on May 11, 2005 (Source: Bloomberg) (the last trading date before the Offer was announced), Standard Bank calculated that the implied value of the Offer consideration was SEK 10.24 per Riddarhyttan share.

This implied value represents approximately a 27% premium to SEK 8.05 (the closing price of Riddarhyttan shares on May 11, 2005) and approximately a 33% premium to SEK 7.72 (the 60-day weighted average price per Riddarhyttan share).

        Historical Exchange Ratio Analysis.    Standard Bank calculated the exchange ratio of Riddarhyttan shares and Agnico-Eagle common shares as of May 11, 2005 (calculated by dividing the Riddarhyttan share price for such day by the Agnico-Eagle share price for such day) and the average exchange ratios for a range of periods from a 3-month period to a 12-month period ending on May 11, 2005 (calculated by dividing the Riddarhyttan share price for each day in such period by the corresponding Agnico-Eagle common share price and then averaging the exchange ratios determined for each day during the applicable period). Standard Bank also calculated the premiums that the exchange ratio of 0.1137 for the Offer represents over the average exchange ratios calculated throughout those periods.

        These results are shown in the following table:

Date Range	Average Exchange Ratio	Exchange Ratio Premium

May 11, 2005	0.089 x	27.5%

3 months ended May 11, 2005	0.078 x	46.3%

6 months ended May 11, 2005	0.078 x	46.3%

9 months ended May 11, 2005	0.071 x	60.0%

12 months ended May 11, 2005	0.067 x	70.7%

        Guideline Public Companies Analysis.    Using publicly available information, Standard Bank compared selected financial and market data of Riddarhyttan with similar data for the following companies:

Junior Gold Producers	Exploration Companies

Croesus Mining NL	Ballarat Goldfields NL

Dragon Mining NL	European Goldfields Ltd.

Leviathan Resources Ltd.	Gammon Lake Resources Inc.

Northgate Minerals Corp.	Great Basin Gold Ltd.

Perseverance Corporation Ltd.	Miramar Mining Corp.

Queenstake Resources Ltd.

Richmont Mines Inc.

        Standard Bank calculated and compared various financial multiples based on the most recent publicly available financial data and I/B/E/S (a commercial corporate financial information database) estimates. The multiples of the selected companies were calculated using the closing price of their common shares as of May 11, 2005. With respect to the selected companies, Standard Bank presented:

  •
  multiple of enterprise value to measured, indicated and inferred resource ounces of gold;

  •
  multiple of enterprise value to 2005 and 2006 estimated EBITDA;

  •
  multiple of equity value to 2005 and 2006 estimated earnings; and

  •
  multiple of equity value to 2005 and 2006 estimated cash flow.

        The results of this analysis are set forth below:

Multiple	Range	Median

Enterprise Value / Resource — oz Au	SEK 41.1 – 758.9 per oz Au	SEK 209.5 per oz Au

Enterprise Value / 2005 EBITDA	1.4x – 39.4x	4.7x

Enterprise Value / 2006 EBITDA	0.9 – 18.3	3.3

Equity Value / 2005 Earnings	9.3 – 84.3	17.9

Equity Value / 2006 Earnings	4.1 – 10.4	7.0

Equity Value / 2005 Cash Flow	2.8 – 37.5	4.7

Equity Value / 2006 Cash Flow	1.9 – 27.1	4.2

        The analysis implied a range of values for Riddarhyttan shares of approximately SEK 5.88 to SEK 11.56 per share.

        Historical Market Performance Analysis.    Standard Bank reviewed and compared the historical share performance of Riddarhyttan and Agnico-Eagle to each other and to the historical share performance of their respective peers and to the closing spot gold price in London over a 12-month and 24-month period ending May 11, 2005 (Source: Bloomberg). The analysis indicated that Riddarhyttan's shares outperformed Agnico-Eagle's common shares in certain periods and underperformed Agnico-Eagle's common shares in other periods. The analysis also indicated that both Riddarhyttan's shares and Agnico-Eagle's common shares outperformed their respective peers and the gold price in certain periods and underperformed their respective peers and the gold price in other periods. Standard Bank also noted that the during the 52-week period ended May 11, 2005, the market price for Riddarhyttan common shares ranged from a high of SEK 8.29 to a low of SEK 4.81 (Source: Bloomberg), and the market price for Agnico-Eagle common shares ranged from a high of US$16.58 to a low of US$12.00 (Source: Bloomberg).

        Guideline Transaction Analysis.    Using publicly available information, Standard Bank examined the following transactions involving gold companies with transaction values greater than US$50 million since 2000:

Announcement Date	Acquirer	Target

June 2004	Rio Narcea	Defiance Mining

June 2004	DRDGold	Emperor Mines

March 2004	Norilsk Nickel	Gold Fields (20%)

March 2004	Harmony	Abelle 2

June 2003	AngloGold	Ashanti

June 2003	LionOre	Dalrymple

June 2003	Mvelaphanda	Gold Fields (15%)

May 2003	Harmony	Armgold

February 2003	Harmony	Abelle 1

January 2003	Placer Dome	Aurion Gold

June 2002	Harmony	Hill 50

June 2002	Kinross	TVX / Echo Bay

June 2002	Meridian Gold	Brancote Holdings

March 2002	Glamis Gold	Francisco Gold

November 2001	Newmont	Normandy

October 2001	Croesus	Central Norseman

September 2001	Delta	Goldfields

September 2001	Gold Fields	WMC Gold

September 2001	Sons of Gwalia	PacMin

June 2001	Barrick	Homestake

December 2000	Harmony	New Hampton

September 2000	Franco-Nevada	Gold Fields

July 2000	Barrick	Pangea

June 2000	Newmont	Battle Mountain

April 2000	Harmony	Randfontein

March 2000	Delta	Ross Mining

        For each of these transactions, Standard Bank calculated the total acquisition cost per reserve ounce by dividing the total acquisition cost paid for the assets involved, by the proven and probable reserves of gold ounces of the assets involved. Standard Bank applied a reserve conversion factor of 75% to Riddarhyttan's resources in recognition that Riddarhyttan's resources of gold ounces are not in the proven or probable categories. The assumptions on which the 75% conversion factor was based were provided by Riddarhyttan management. For the transactions reviewed, based on information available as of May 11, 2005, the results of this analysis yielded an average total acquisition cost of US$319 per ounce of gold reserve.

        The analysis implied an acquisition value of Riddarhyttan shares of SEK 9.41 per share.

        Net Asset Value Analysis.    Standard Bank performed a net asset value analysis to determine a range of equity values of Riddarhyttan common stock, assuming Riddarhyttan continued to operate as a stand-alone entity. The range was determined by adding the present value of an estimated future free cash flow stream for the Suurikuusikko Project, an estimated present value for Iso-Kuotko and Oijärvi based on a multiple per ounce of resource, and the adjusted values of certain corporate and balance sheet items for Riddarhyttan as of May 11, 2005. In performing its analysis, Standard Bank relied on the following assumptions, among others, made by Riddarhyttan's management and information provided by Riddarhyttan management:

  •
  gold price of US$400 per ounce;

  •
  silver price of US$6.00 per ounce;

  •
  profit (income) tax rate of 28%;

  •
  government royalty (net smelter return) of 2.0%;

  •
  weighted average cost of capital of 7%;

  •
  resources of 2.9 million ounces of gold; and

  •
  75% resource to reserve conversion rate.

        This analysis implied an equity value of SEK 5.80 to SEK 7.71 per Riddarhyttan share, on a stand-alone basis, as illustrated in the following table:

	Base Case	Upside Case	Downside Case
PV of Suurikuusikko @ 7%	SEK 710.2M	SEK 761.2M	SEK 559.1M
Discount Rate
Iso-Kuotko	16.7	16.7	16.7
Oijarvi	4.3	4.3	4.3
Net Cash	33.5	33.5	33.5

Total Net Asset Valuation	SEK 746.7M	SEK 815.7M	SEK 613.6M
Total Shares Outstanding	105.8M	105.8M	105.8M

NAV / Share	SEK 7.23	SEK 7.71	SEK 5.80

        Standard Bank also tested the sensitivity of the base case values by varying the gold price from US$370 to US$420 and the discount rate from 3% to 7%, keeping constant the other assumptions discussed above. This analysis indicated an equity value of SEK 5.61 to SEK 11.90 per Riddarhyttan share, on a stand-alone basis.

        Pro Forma Acquisition Analysis.    Standard Bank analyzed the pro forma impact of the acquisition of Riddarhyttan on the projected fully-diluted earnings per share for Agnico-Eagle for 2005 and 2006, based upon median estimates provided by I/B/E/S. The pro forma results were calculated based on, among other things, publicly available I/B/E/S estimates of fully-diluted earnings per share, information provided by the management of Riddarhyttan and equity research.

        Assuming no cost savings or synergies are realized, the analysis showed that the acquisition of Riddarhyttan would be dilutive to Agnico-Eagle's projected 2005 fully-diluted earnings per share by 20%. The analysis also indicated that the acquisition of Riddarhyttan would be accretive to Agnico-Eagle's projected 2006 fully-diluted earnings per share by 51%.

        Standard Bank will receive a fee from Riddarhyttan for Standard Bank's services in connection with the Offer and is to be reimbursed for its reasonable out-of-pocket expenses. In addition, Riddarhyttan has agreed to indemnify Standard Bank and its affiliates, in certain circumstances, against certain losses and damages incurred in connection with the provision of its services. The fee payable to Standard Bank is not contingent in whole or in part on the outcome of the Offer or the conclusions reached by Standard Bank in its fairness opinion.

        In the past, one or more affiliates of Standard Bank (such affiliates, together with Standard Bank, the "Standard Bank Group") have provided Agnico-Eagle with general financial services related to debt finance and commodities hedging in connection with unrelated transactions and for which the Standard Bank Group received compensation. The Standard Bank Group may have had, and may have in the future, positions in the securities of one or more of Riddarhyttan, Agnico-Eagle and their respective affiliates ("Interested Parties") and, from time to time, may have executed or may execute transactions on behalf of such Interested Parties or other clients for which the Standard Bank Group may have received or may receive compensation.

        No member of the Standard Bank Group:

  •
  is an associated or affiliated entity of any of the Interested Parties;

  •
  is an advisor to any of the Interested Parties with respect to the Offer or any of the related transactions (except as financial advisor to the Special Committee);

  •
  is a manager or co-manager of a soliciting dealer group formed in respect of the Offer; or

  •
  has a material financial interest in the completion of the Offer.

        Standard Bank has consented to the inclusion of its fairness opinion, with a summary thereof in a form acceptable to Standard Bank, in any filing made by Riddarhyttan or Agnico-Eagle in respect of the Offer and the transactions contemplated thereby with the U.S. Securities and Exchange Commissions and other regulatory authorities.

        Standard Bank is an investment banking firm with operations in a broad range of investment banking activities, including corporate finance, mergers and acquisitions, equity and fixed income sales and trading, commodities trading and hedging, investment management and investment research. Standard Bank has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions.

        Standard Bank's fairness opinion in relation to the Offer is the opinion of Standard Bank and its form and content have been approved by a committee of senior investment banking professionals of Standard Bank each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

        In preparing the Offer, Agnico-Eagle conducted its own evaluation of Riddarhyttan. Some of the assumptions and analyses used by Agnico-Eagle differ from those used by Standard Bank and would lead to different results. Agnico-Eagle generally agrees with the conclusion of Standard Bank's analysis but does not believe that the acquisition of Riddarhyttan would be accretive to Agnico-Eagle's earnings in 2006.

TERMS, CONDITIONS AND INSTRUCTIONS FOR ACCEPTANCE OF THE OFFER

Terms of the Offer

        The Offer to Riddarhyttan shareholders is being made on the following basis:

for each Riddarhyttan Share	0.1137 of an Agnico-Eagle Share

        Fractions of Agnico-Eagle Shares will not be issued to persons accepting the Offer. Fractional entitlements to Agnico-Eagle Shares will be aggregated and sold in the market and the proceeds paid to those Riddarhyttan shareholders entitled to fractions of Agnico-Eagle Shares without deduction of any costs or commissions.

Conditions and Certain Further Terms of the Offer

        The Offer is subject to the following conditions:

  (a)
  acceptance to such an extent that Agnico-Eagle becomes owner of more than 90% of the outstanding Riddarhyttan Shares on a fully-diluted basis;

  (b)
  the recommendation in favour of the Offer by the board of directors of Riddarhyttan shall not have been withdrawn or adversely amended;

  (c)
  no other party shall have announced an offer to acquire Riddarhyttan Shares;

  (d)
  all necessary regulatory, governmental or similar clearances, approvals and decisions for the Offer and the acquisition of Riddarhyttan, including from competition authorities, shall have been obtained, in each case on terms which, in Agnico-Eagle's opinion, are acceptable;

  (e)
  save as publicly announced by Riddarhyttan prior to the date the Offer was announced or as otherwise disclosed in writing to Agnico-Eagle prior to that date, Agnico-Eagle does not discover that any information publicly disclosed by Riddarhyttan is materially inaccurate or misleading or that any material information that should have been publicly disclosed by Riddarhyttan has not been so disclosed;

  (f)
  neither the Offer nor the acquisition of Riddarhyttan is wholly or partly prevented or materially adversely affected by any legislation or other regulation, court decision, public authority decision or similar circumstance, which has occurred or could reasonably be anticipated, outside the control of Agnico-Eagle and which Agnico-Eagle could not reasonably have foreseen at the time of the announcement of the Offer;

  (g)
  no circumstances which Agnico-Eagle did not have knowledge about at the time of the announcement of the Offer shall have occurred that may materially adversely affect Riddarhyttan's results, liquidity, business or equity during the current or next financial year or the feasibility or economic prospects of the Suurikuusikko project, except any circumstance or effect attributable to changes in gold prices; and

  (h)
  Riddarhyttan shall not have taken any measures that are typically intended to impair the prerequisites for the implementation of the Offer.

        Agnico-Eagle reserves the right to withdraw the Offer in the event that it is clear that any of the above conditions is not fulfilled or cannot be fulfilled. However, with regard to conditions (b) through (h), such withdrawal will only be made if the non-fulfillment of such condition is of material importance to Agnico-Eagle's acquisition of the Riddarhyttan Shares. Agnico-Eagle may, in its sole discretion, waive any of the foregoing conditions, in whole or in part. If Agnico-Eagle waives the condition to the Offer that it becomes the owner of more than 90% of the outstanding Riddarhyttan Shares on a fully-diluted basis or otherwise decreases the percentage of Riddarhyttan Shares that Agnico-Eagle must own as a condition to the Offer, Agnico-Eagle will publicly announce by press release the waiver or modification of this condition and will hold the Offer open for at least 10 business days from the date of the public announcement in accordance with Regulation 14E promulgated under the United States Securities Exchange Act of 1934 (the "Exchange Act").

        Riddarhyttan Shares will be acquired under the Offer free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching thereto, including any dividend paid after the announcement of the Offer.

        The Offer, including the related issue of Agnico-Eagle Shares, is not subject to approval by Agnico-Eagle shareholders.

Cost of Transfer

        No cost or commission will be charged to Riddarhyttan shareholders who accept the Offer with respect to the transfer of Riddarhyttan Shares to Agnico-Eagle.

To Accept the Offer

        Riddarhyttan shareholders who have their Riddarhyttan Shares directly registered with VPC AB ("VPC") (The Swedish Securities Register Centre) on August 3, 2005 should receive enclosed with this Offer Document:

  (a)
  a pre-printed acceptance form; and

  (b)
  a reply-paid envelope.

        For each such Riddarhyttan shareholder, the acceptance form is pre-printed with the name, address, personal identification or organisation number, VP-account number (the "VP Account") and details of the Riddarhyttan shareholding as at August 3, 2005. Each Riddarhyttan shareholder should check that the pre-printed details on the acceptance form are correct.

        Riddarhyttan shareholders whose Riddarhyttan Shares are directly registered with VPC and who wish to accept the Offer should complete, sign and submit the acceptance form to:

SEB
Issues & Part-ownership Programmes, R B6
SE – 106 40 Stockholm
Sweden

        The acceptance form must be received by the Receiving Agent no later than the Final Acceptance Date. Acceptance forms may also be submitted to any branch of the Receiving Agent or other Swedish banks or brokerage firms. Acceptance forms must be delivered or mailed well in advance of the Final Acceptance Date in order to be received by the Receiving Agent not later than 4:00 p.m. CET (10:00 a.m. EDT) on the Final Acceptance Date.

        Riddarhyttan shareholders located in the United States or who are U.S. Persons or U.S. Holders who wish to elect the limited U.S. cash alternative must indicate such election in the acceptance form. Such shareholders will be required to certify in the acceptance form that they are (or have someone acting on their behalf, such as a nominee, certify that they are) located in the United States or are U.S. Persons or U.S. Holders.

        Incomplete or incorrectly completed acceptance forms may be disregarded.

        The Receiving Agent, acting on Agnico-Eagle's instructions, will handle all submitted acceptance forms. Requests for additional acceptance forms and other questions relating to the Offer may be addressed to SEB, Issues & Part-ownership Programmes, or branch offices of SEB.

Nominee Registered Riddarhyttan Shares

        Riddarhyttan shareholders whose holdings are registered in the name of a nominee (normally a Swedish bank or broker) and who wish to accept the Offer should follow the instructions of the nominee.

        Riddarhyttan shareholders who after August 3, 2005 but prior to the Final Acceptance Date register their Riddarhyttan Shares in the name of a nominee must accept the Offer through the nominee.

Pledged Riddarhyttan Shares

        Where Riddarhyttan Shares have been pledged in the VPC system, both the Riddarhyttan shareholder and the pledgee must sign the acceptance form.

Receiving Agnico-Eagle Shares

        Agnico-Eagle Shares are non-Swedish securities and cannot be registered in a VP Account in Sweden. Therefore, in order to be able to receive Agnico-Eagle Shares in exchange for Riddarhyttan Shares, Riddarhyttan shareholders whose Riddarhyttan Shares are directly registered with VPC must have or open an account with or in the name of a nominee, such as a bank or custodian in Sweden, the United States, the UK or elsewhere, capable of receiving and registering Agnico-Eagle Shares. Riddarhyttan shareholders whose Riddarhyttan Shares are registered in the name of a nominee will be able to accept the Offer and receive Agnico-Eagle Shares through the nominee, provided that such nominee is capable of receiving and registering Agnico-Eagle Shares.

Fractional Entitlements

        Fractions of Agnico-Eagle Shares will not be issued to persons accepting the Offer. Fractional entitlements to Agnico-Eagle Shares will be aggregated and sold in the market and the proceeds paid to those Riddarhyttan shareholders entitled to fractions of Agnico-Eagle Shares without deduction of any costs or commissions.

        Payment of the proceeds from the sale of fractions of Agnico-Eagle Shares is expected to be made within approximately 30 days following the expiry of the Offer, unless Agnico-Eagle decides to extend the Offer, and the proceeds will be deposited in the yield account (Sw. avkastningskonto) linked to the VP Account, or, for shareholders who have their Riddarhyttan Shares registered with a nominee, paid to the nominee.

        For additional information, see the section entitled "Resales of Agnico-Eagle Shares Pursuant to the Simplified Share Sales Process and Sales of Fractional Agnico-Eagle Shares".

Simplified Share Sales Process

        Riddarhyttan shareholders who satisfy certain eligibility criteria will have the opportunity to elect to sell some, or in some cases all, of the Agnico-Eagle Shares to which they are entitled under the Offer under a simplified share sales process (the "Simplified Share Sales Process"). To be eligible to participate, Riddarhyttan shareholders must not be: located in the United States; U.S. Persons; U.S. Holders; officers, directors or affiliates of Agnico-Eagle or Riddarhyttan prior to completion of the Offer; or officers, directors or affiliates of Agnico-Eagle after completion of the Offer. Eligible Riddarhyttan shareholders electing to participate in the Simplified Share Sales Process will be entitled to elect to sell the lesser of (i) all, but not less than all, of the Agnico-Eagle Shares to which they are entitled under the Offer, and (ii) 570 Agnico-Eagle Shares (equivalent to approximately 5,000 Riddarhyttan Shares). Riddarhyttan shareholders who make this election will not be required to pay any costs or commissions in connection with the Simplified Share Sales Process.

        Riddarhyttan shareholders are under no obligation to sell any of the Agnico-Eagle Shares to which they become entitled under the Offer, and if they choose to sell such Agnico-Eagle Shares, are under no obligation to do so through the Simplified Share Sales Process unless they make an affirmative election to participate in that process.

        The following summary of the Simplified Share Sales Process should be read in conjunction with the separate instruction form (the "Instruction Form") instructing a designated broker dealer registered in the United States (the "Broker Dealer") to sell Agnico-Eagle Shares pursuant to the Simplified Share Sales Process. The Instruction Form is being delivered only to Riddarhyttan shareholders who are not located in the United States, U.S. Persons or U.S. Holders.

        Riddarhyttan shareholders who wish to to participate in the Simplified Share Sales Process must complete the Instruction Form and deliver it with their acceptance form on or prior to the Final Acceptance Date. The Instruction Form must be delivered with the acceptance form pursuant to the terms of the Offer, as set out under the heading "— To Accept the Offer" above. The Instruction Form will constitute the Riddarhyttan shareholder's authority to the Broker Dealer, at the request of Agnico-Eagle, to act as agent for the Riddarhyttan shareholder to sell on such shareholder's behalf Agnico-Eagle Shares to be received by that Riddarhyttan shareholder under the terms of the Offer in accordance with the terms set out below. No Riddarhyttan shareholder may elect to sell more than the total number of Agnico-Eagle Shares (up to a maximum of 570 Agnico-Eagle Shares) to which such shareholder is entitled under the Offer. If a Riddarhyttan shareholder elects to sell more Agnico-Eagle Shares than such shareholder is entitled to, such election shall be deemed to be an election to sell all the Agnico-Eagle Shares to which such Riddarhyttan shareholder is entitled under the Offer, up to a maximum of 570 Agnico-Eagle Shares.

        Riddarhyttan shareholders may withdraw an instruction to sell all of the Agnico-Eagle Shares received under the Offer to be sold pursuant to the Simplified Share Sales Process by executing and delivering a written notice of revocation to the Receiving Agent no later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005, unless the Offer is extended.

        Following completion of the Offer, the Broker Dealer will use its reasonable efforts during a period of up to 15 business days from the date on which the relevant Agnico-Eagle Shares are registered in its name, or in the name of its nominee, (the "Sale Period") to sell on the NYSE all of the Agnico-Eagle Shares that it has been instructed to sell. Riddarhyttan shareholders will receive, in respect of each Agnico-Eagle Share sold pursuant to the Simplified Share Sales Process, an amount per such Agnico-Eagle Share equal to the average sale price (the "Average Sale Price") at which all Agnico-Eagle Shares are sold by the Broker Dealer as part of the Simplified Share Sales Process, as such price may be converted into the currency of a Riddarhyttan shareholder's yield account linked to that shareholder's VP Account as discussed below. As discussed more fully below, there is no guaranteed minimum price at which Agnico-Eagle Shares may be sold pursuant to the Simplified Share Sales Process.

        The proceeds of sale of the Agnico-Eagle Shares will be converted by the Broker Dealer, acting as agent, into the currency of a Riddarhyttan shareholder's yield account linked to that shareholder's VP Account at the prevailing foreign exchange rate and forwarded by the Receiving Agent to the persons entitled thereto as soon as reasonably practicable after the end of the Sale Period. The proceeds will be deposited in the yield account (Sw. avkastningskonto) linked to the VP Account, or, for shareholders who have their Riddarhyttan Shares registered with a nominee, paid to the nominee. The Average Sale Price will be converted into the currency of a Riddarhyttan shareholder's yield account linked to that shareholder's VP Account at the same price for each Riddarhyttan shareholder for whom Agnico-Eagle Shares are sold in the Simplified Share Sales Process.

        After the Sale Period has expired, if the Broker Dealer has been unable to sell all the Agnico-Eagle Shares that it has been instructed to sell, Riddarhyttan shareholders who made the election to participate in the Simplified Share Sales Process will receive Agnico-Eagle Shares. To do so, they will be required to appoint a nominee or custodian as described in "— Receiving Agnico-Eagle Shares". The Receiving Agent will contact such Riddarhyttan shareholders for this purpose and Riddarhyttan shareholders will receive Agnico-Eagle Shares as soon as practicable after they have advised the Receiving Agent of the relevant details regarding their nominee account. The number of Agnico-Eagle Shares that each Riddarhyttan shareholder will receive will be determined on a pro rata basis, taking into account the number of Agnico-Eagle Shares each such Riddarhyttan shareholder elected to sell and the aggregate number of Agnico-Eagle Shares that the Broker Dealer was instructed, but was unable, to sell.

        There is no guarantee as to the price at which the Broker Dealer will be able to sell the Agnico-Eagle Shares or, where applicable, the exchange rate at which the proceeds will be converted into the currency of a Riddarhyttan shareholder's yield account linked to that shareholder's VP Account. The Broker Dealer will, during the Sale Period, use its reasonable efforts to sell such Agnico-Eagle Shares as the Broker Dealer has been authorized to sell in accordance with the above but will have no other liability to Riddarhyttan shareholders or others in connection with such sales (other than to remit the proceeds of sale to the

Receiving Agent as described above). For additional information, see the section entitled "Resales of Agnico-Eagle Shares Pursuant to the Simplified Share Sales Process and Sales of Fractional Agnico-Eagle Shares".

To Elect the Simplified Share Sales Process

        Riddarhyttan shareholders who wish to elect to sell their Agnico-Eagle Shares received under the Offer pursuant to the Simplified Share Sales Process and are eligible to do so must complete the Instruction Form. Such shareholders will be required to certify in the Instruction Form that they are not (or have someone acting on their behalf, such as a nominee, certify that they are not), located in the United States, are not U.S. Persons, are not U.S. Holders, are not officers, directors or affiliates of Agnico-Eagle or Riddarhyttan prior to completion of the Offer, and are not officers, directors or affiliates of Agnico-Eagle after completion of the Offer. This will constitute the Riddarhyttan shareholder's authority to the Broker Dealer to act as agent for the Riddarhyttan shareholder to sell on the holder's behalf the Agnico-Eagle Shares to be received by that Riddarhyttan shareholder under the terms of the Offer. The Instruction Form must be delivered with the acceptance form pursuant to the terms of the Offer, as set out under the heading "— To Accept the Offer" above.

The Limited U.S. Cash Alternative

        Riddarhyttan shareholders located in the United States or who are U.S. Persons or U.S. Holders may not participate in the simplified share sales process but may elect to receive US$1.42, in cash, per Riddarhyttan Share, based on a price of SEK 10.25 per Riddarhyttan Share and a currency exchange rate of SEK 7.2055 to US$1.00 on May 11, 2005, in respect of the lesser of (i) all, but not less than all, of the Riddarhyttan Shares held by any such Riddarhyttan shareholder and (ii) 5,000 Riddarhyttan Shares. The limited U.S. cash alternative is not contingent upon any external financing and the cash price is fixed at US$1.42 per Riddarhyttan Share. The limited U.S. cash alternative is not being offered to Riddarhyttan shareholders other than those located in the United States or who are U.S. Persons or U.S. Holders.

        Riddarhyttan shareholders located in the United States or who are U.S. Persons or U.S. Holders who wish to elect the limited U.S. cash alternative must indicate such election in the acceptance form. Such shareholders will be required to certify in the acceptance form that they are (or had someone acting on their behalf, such as a nominee, certify that they are) located in the United States or are U.S. Persons or U.S. Holders.

        Riddarhyttan shareholders who are located in the United States or who are U.S. Persons or U.S. Holders may withdraw their election to receive the limited U.S. cash alternative by executing and delivering a written notice of revocation to the Receiving Agent no later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005, unless the Offer is extended.

Confirmation Notice and Transfer of Riddarhyttan Shares to Blocked VP Accounts

        Following receipt of duly completed acceptance forms, the Riddarhyttan Shares will be transferred to a newly opened, blocked VP account ("Blocked VP Account") in the name of each Riddarhyttan shareholder. Each Riddarhyttan shareholder will receive as confirmation a VP statement indicating the number of Riddarhyttan Shares transferred from the Riddarhyttan shareholder's original VP Account and a VP statement showing the deposit of such Riddarhyttan Shares into the newly opened Blocked VP Account in the name of the Riddarhyttan shareholder.

        Where the Riddarhyttan Shares are registered in the name of a nominee, the VP statement will be sent to the nominee. Where the Riddarhyttan Shares are subject to a pledge, the VP statement will be sent both to the Riddarhyttan shareholder and to the pledgee.

Settlement

        Settlement of the Offer, which means payment of the consideration to the Riddarhyttan shareholders, is expected to start on or about September 19, 2005, unless Agnico-Eagle decides to extend the Offer, provided that settlement will only commence once Agnico-Eagle has announced that the conditions to the Offer have been satisfied or waived.

        As stated in "— Receiving Agnico-Eagle Shares", Riddarhyttan shareholders must, in order to be able to receive Agnico-Eagle Shares, have or open a nominee account.

        Settlement will be made as follows:

  •
  The Agnico-Eagle Shares will be transferred to the nominee indicated on the acceptance form or, where the Riddarhyttan Shares are registered in the name of a nominee, to such nominee.(1)

  No VP notice reporting the withdrawal of the Riddarhyttan Shares from the Blocked VP Account will be sent out. Settlement in connection with distribution of the proceeds from the sale of fractions of Agnico-Eagle Shares will be made as described under "— Fractional Entitlements" above.

(1)
Agnico-Eagle Shares to be sold pursuant to the Simplified Share Sales Process as instructed by the Riddarhyttan shareholder will not be transferred to the nominee prior to such sale.

•
Even if the Riddarhyttan Shares are pledged, settlement will be made to the nominee as described above and any cash payment from the sale of fractions, or from sales under the Simplified Share Sales Process, will be made to the yield account as described under "— Fractional Entitlements" and "— Simplified Share Sales Process" above. Accordingly, depending on the circumstances, a pledge over Riddarhyttan Shares may not apply to Agnico-Eagle Shares and any cash proceeds received in the settlement of the Offer.

•
In the case of Riddarhyttan shareholders who elect to sell their Agnico-Eagle Shares in accordance with the Simplified Share Sales Process, settlement is expected to be made within approximately 30 days following the expiry of the Offer, unless Agnico-Eagle decides to extend the offer period.

•
In the case of a Riddarhyttan shareholder located in the United States or who is a U.S. Person or a U.S. Holder that elects the limited U.S. cash alternative, a cheque in the amount to be received by the respective Riddarhyttan shareholder pursuant to the limited U.S. cash alternative will be delivered to the address indicated by such Riddarhyttan shareholder on the acceptance form.

        By accepting the Offer, Riddarhyttan shareholders authorize the Receiving Agent to:

  (a)
  subscribe for Agnico-Eagle Shares on their behalf,

  (b)
  distribute any cash payment to Riddarhyttan shareholders in respect of fractional entitlements, if any,

  (c)
  if the Riddarhyttan shareholder has so elected, distribute any cash payment to Riddarhyttan shareholders according to the terms of the Simplified Share Sales Process, and

  (d)
  deliver their Riddarhyttan Shares to Agnico-Eagle according to the terms of the Offer.

        A transaction note confirming settlement will be sent to Riddarhyttan shareholders who have accepted the Offer.

Right to Extend the Final Acceptance Date

        Agnico-Eagle reserves the right to extend the offer period, although Agnico-Eagle does not currently intend to do so. If Agnico-Eagle decides to extend the offer period, it will issue a press release announcing such extension. If any conditions to the Offer have not been fulfilled or waived at 4:00 p.m. CET (10:00 a.m. EDT), on September 9, 2005, Agnico-Eagle may extend the offer period in which case the Offer will remain subject to the fulfillment or waiver of any such outstanding conditions. In the event that all of the conditions of the Offer have been fulfilled or waived, Agnico-Eagle may extend the offer period provided that it promptly purchases all of the Riddarhyttan Shares tendered to the Offer during the initial offer period. In such circumstances, the Offer will no longer be subject to any further conditions being fulfilled or waived. If Agnico-Eagle extends the offer period, the period for electing to participate in the Simplified Share Sales Process and the limited U.S. cash alternative will also be extended. If the offer period is extended, settlement will be postponed accordingly and is expected to be made on or about the tenth day from the last day of the extended offer period.

        If Agnico-Eagle waives the condition to the Offer that it becomes the owner of more than 90% of the outstanding Riddarhyttan Shares on a fully-diluted basis, or otherwise decreases the percentage of Riddarhyttan Shares that Agnico-Eagle must own as a condition to the Offer, Agnico-Eagle will publicly announce by press release the waiver or modification of this condition and will hold the Offer open for at least 10 business days from the date of such public announcement in accordance with Regulation 14E promulgated under the Exchange Act.

Right to Withdraw Acceptance of the Offer

        Riddarhyttan shareholders have the right to withdraw their acceptance of the Offer. To be valid, written notice of withdrawal must be received by the Receiving Agent no later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005. Riddarhyttan shareholders whose Riddarhyttan Shares are registered in the name of a nominee wishing to withdraw acceptance should do so in accordance with instructions from the nominee. If any conditions to the Offer, which Agnico-Eagle may waive, are unfulfilled at the time of extension of the offer period, the right to withdraw an acceptance will apply correspondingly until the earlier of the date to which the offer period has been extended and the date when all such conditions to the Offer have been fulfilled. If all of the conditions to the Offer are fulfilled or waived prior to such extension, Agnico-Eagle may purchase the Riddarhyttan Shares tendered to the Offer and those Riddarhyttan shareholders whose Riddarhyttan Shares have been purchased will have no further rights of withdrawal. However, if the condition to the Offer that Agnico-Eagle becomes the owner of more than 90% of the outstanding Riddarhyttan Shares has been waived or modified or if Agnico-Eagle otherwise decreases the percentage of Riddarhyttan Shares that it must own as a condition of the Offer, Riddarhyttan shareholders will be entitled to exercise withdrawal rights for a period of not less than 10 business days following the public announcement of the waiver or modification of this condition.

        In addition, Riddarhyttan shareholders may also withdraw an instruction to sell all of the Agnico-Eagle Shares received under the Offer to be sold pursuant to the Simplified Share Sales Process by executing and delivering a written notice of revocation to the Receiving Agent no later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005, unless the Offer is extended.

        Riddarhyttan shareholders who are located in the United States or who are U.S. Persons or U.S. Holders may also withdraw their election to receive the limited U.S. cash alternative by executing and delivering a written notice of revocation to the Receiving Agent no later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005, unless the Offer is extended.

Rights Pertaining to Agnico-Eagle Shares

        Agnico-Eagle Shares will be issued as fully paid and non-assessable shares of Agnico-Eagle and will rank equally in all respects with the existing Agnico-Eagle Shares and carry the right to receive dividends (if any) and other shareholder distributions having a record date after the date of issuance, regardless of the fiscal year to which the dividend refers.

        Agnico-Eagle pays dividends through its registrar, Computershare Trust Company of Canada.

Listings

        Agnico-Eagle Shares are listed and traded in Canada on the Toronto Stock Exchange (the "TSX") under the symbol "AGE" and in the United States on the NYSE under the symbol "AEM". Agnico-Eagle's convertible debentures trade on the TSX under the symbol "AGE.DB.U" and its warrants (the "Warrants") trade on the TSX under the symbol "AGE.WT.U" and on the Nasdaq National Market under the symbol "AEMLW-Q".

        The TSX and the NYSE have conditionally approved the listing of the Agnico-Eagle Shares being offered hereunder, subject to Agnico-Eagle fulfilling all of the listing requirements of the TSX and the NYSE, respectively.

Registration under the United States Securities Act of 1933

        Agnico-Eagle Shares issued pursuant to the Offer will be registered under the Securities Act. Agnico-Eagle Shares received by tendering Riddarhyttan shareholders under the Offer that are not held by affiliates of Agnico-Eagle subsequent to the completion of the Offer or by persons deemed to be "underwriters" for the purposes of the Securities Act will be freely tradeable and not subject to the registration requirements of the Securities Act.

Regulatory Requirements

        Agnico-Eagle does not know of any regulatory requirements, other than those under applicable securities law, that must be complied with in order to complete the Offer.

Compulsory Acquisition; Merger

        If, as a result of the Offer, Agnico-Eagle becomes the owner of more than 90% of the Riddarhyttan Shares, Agnico-Eagle intends to use the compulsory acquisition procedures available under Swedish law to acquire the remaining Riddarhyttan Shares that it does not own. In such circumstances, the Swedish Companies Act of 1975 (the "Swedish Companies Act") would permit a Swedish subsidiary of Agnico-Eagle to compulsorily acquire any outstanding Riddarhyttan Shares for cash. The Swedish Companies Act also provides that, in such circumstances, a Riddarhyttan shareholder who has not accepted the Offer may require the acquisition of his or her Riddarhyttan Shares. Unless the parent company and minority holders agree on the price to be paid for the remaining shares, an arbitration tribunal will determine the price. According to Swedish practice relating to public share-for-share offers, the redemption price per share is often determined to be equal to the volume-weighted average share price for the shares offered as consideration in the offer during the acceptance period (or part thereof). In addition, certain interest will be payable on the redemption sum.

        If Agnico-Eagle becomes owner of less than 90% of the Riddarhyttan Shares, Agnico-Eagle may consider a legal merger between Riddarhyttan and Agnico-Eagle or any of its subsidiaries against consideration in cash in accordance with the Swedish Companies Act or otherwise. A legal merger in accordance with the Swedish Companies Act requires the affirmative vote of at least two-thirds of the votes cast and the shares represented at the meeting of Riddarhyttan shareholders.

        Neither the compulsory acquisition process nor any other appraisal or similar rights apply to the Offer.

        Agnico-Eagle intends to cause Riddarhyttan to apply for the de-listing of Riddarhyttan Shares from the Stockholm Stock Exchange at the earliest opportunity following completion of the Offer.

Certain Overseas Shareholders

        The Offer is not being made, directly or indirectly, in or into or by use of the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or Internet) of interstate or foreign commerce of, or any facilities of a national securities exchange of, any state or jurisdiction where the Offer is not permitted (an "Excluded Jurisdiction") and the Offer is not capable of acceptance by any such use, means, instrumentality or facility of, or from within, an Excluded Jurisdiction. Accordingly, copies of the Offer Document, the relevant accompanying acceptance form and any related materials are not being and should not be mailed or otherwise distributed or sent in or into an Excluded Jurisdiction, and persons wishing to accept the Offer must not use an Excluded Jurisdiction's mails or any such means or instrumentality for any purpose directly or indirectly related to the acceptance of the Offer. Envelopes containing acceptance forms or other documents in respect of the Offer should not be postmarked in an Excluded Jurisdiction or otherwise dispatched from an Excluded Jurisdiction and all acceptors must provide addresses outside an Excluded Jurisdiction for the receipt of Agnico-Eagle Shares and cash consideration (if any), or for the return of acceptance forms and/or other documents.

        By executing the accompanying acceptance form each tendering Riddarhyttan shareholder will represent and warrant that: it has not received or sent copies or originals of the Offer Document, the relevant accompanying acceptance form or any related offering documents in, into or from, an Excluded Jurisdiction and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or Internet) of interstate or foreign commerce of, or any facilities of, a national securities exchange of an Excluded Jurisdiction; it is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer within an Excluded Jurisdiction or by use of any such mails, means, instrumentality or facilities, and such Riddarhyttan shareholder is accepting the Offer from outside an Excluded Jurisdiction. Any purported acceptance of the Offer by Riddarhyttan shareholders who are unable to give the foregoing representations and warranties will not be valid and Agnico-Eagle reserves the right, in its sole discretion, to disregard any such acceptance.

Information Regarding Agnico-Eagle Shares

Dividends

        Payment of any approved dividend, when declared by the Agnico-Eagle board of directors and payable, will be forwarded to registered holders of Agnico-Eagle Shares, or where Agnico-Eagle Shares are registered in the name of a nominee, in accordance with the practices of such nominee. Dividends, if any, will be paid by Agnico-Eagle after deduction of withholding tax, and, as the case may be, preliminary tax. See "Certain Tax Considerations".

        The Agnico-Eagle Shares to be issued under the Offer will carry the right to receive dividends (if any) and other shareholder distributions having a record date after the date of issuance.

Meetings of Shareholders

        Agnico-Eagle holds annual general meetings of its shareholders at which it elects its directors to hold office until its next annual meeting or until their successors are duly elected and qualified, and transacts such other business as may properly come before the meeting. Special meetings of shareholders of Agnico-Eagle may be called by the board of directors of Agnico-Eagle or the holders of not less than 5% of the issued and outstanding Agnico-Eagle Shares who request that the directors call a meeting of shareholders for the purposes stated in the request. For additional information, see "Other Information — Certain Differences Between Ontario and Swedish Laws — Meetings of Shareholders".

        Each Agnico-Eagle shareholder is entitled to one vote per Agnico-Eagle Share held at every meeting of shareholders. Voting rights can be exercised only by those that are recorded in Agnico-Eagle's share register on the record date as determined by the board of directors of Agnico-Eagle. Shareholders are entitled to participate and exercise their voting rights at shareholder meetings in person or by proxy.

        Agnico-Eagle will distribute, in English, notices of shareholder meetings as well as other voting materials to registered holders of Agnico-Eagle Shares as of the record date. Where Agnico-Eagle Shares are registered in the name of a nominee, such materials will be distributed in accordance with the practices of such nominee.

Stock Market Reporting

        As a Canadian public company listed on the TSX and the NYSE, Agnico-Eagle is subject to quarterly financial reporting requirements and files public reports with Canadian securities regulators and the SEC. The filed documents are accessible (in English) at www.sedar.com and at the SEC's website at www.sec.gov.

Share Ownership Information

        Shareholders of Agnico-Eagle who, directly or indirectly, acquire beneficial ownership of more than 5% of the total number of outstanding Agnico-Eagle Shares are required to report such ownership to the SEC pursuant to the Exchange Act. These filings are made public by the SEC.

        Similarly, under Ontario securities legislation a person or company that acquires beneficial ownership of Agnico-Eagle Shares (or securities convertible into Agnico-Eagle Shares) that, together with previously held Agnico-Eagle Shares (or securities convertible into Agnico-Eagle Shares) brings the total holdings of such holder to 10% or more of the outstanding Agnico-Eagle Shares, must (a) issue and file forthwith a news release containing certain prescribed information and (b) file a report within two business days containing the same information set out in the news release with the provincial securities commission. The acquiring person or company must also issue a press release and file a report with the provincial securities commission each time it acquires an additional 2% or more of the outstanding Agnico-Eagle Shares and every time there is a "material change" in the information presented in the previously issued and filed news release and report.

        In addition, all shareholders of Agnico-Eagle who (i) beneficially own, directly or indirectly, (ii) exercise control or direction over or (iii) have a combination of ownership and control over Agnico-Eagle Shares carrying 10% or more of the votes attaching to the total outstanding Agnico-Eagle Shares qualify as insiders and must report such ownership and any subsequent changes in such ownership to each of the Canadian securities regulators, which publicizes these reports through the System for Electronic Disclosure by Insiders (SEDI). Directors and officers of Agnico-Eagle are subject to the same insider reporting requirements.

Dissemination of Shareholder Information

        Agnico-Eagle mails its annual reports, quarterly statements and information circulars to all registered Agnico-Eagle shareholders. Agnico-Eagle disseminates its press releases through North American wire services and from time to time these press releases are disseminated to international media and news agencies. The foregoing information is prepared and distributed in the English language.

Support Agreement

        Agnico-Eagle and Riddarhyttan have entered into the Support Agreement, a copy of which is included in this Offer Document as Annex A. Under the Support Agreement:

  (a)
  Agnico-Eagle agreed to promptly make the Offer;

  (b)
  Riddarhyttan represented to Agnico-Eagle that Standard Bank has delivered a fairness opinion to its board of directors and that Standard Bank has not withdrawn or adversely modified such opinion;

  (c)
  Riddarhyttan represented to Agnico-Eagle that the board of directors of Riddarhyttan (with the exception of Eberhard Scherkus and Alain Blackburn who, although concurring with the determination and recommendation of the board of directors of Riddarhyttan and the Special Committee, abstained from voting solely due to their positions as directors, officers or significant shareholders of parties who have an interest in the Offer), upon consultation with its financial advisor, has determined that the consideration to be received under the Offer is fair to the Riddarhyttan shareholders and that it is in the best interests of Riddarhyttan and the Riddarhyttan shareholders and recommends that Riddarhyttan shareholders accept the Offer;

  (d)
  Riddarhyttan represented to Agnico-Eagle that, after reasonable inquiry, Riddarhyttan and its board of directors believe that all of the directors and senior officers of Riddarhyttan intend to tender the Riddarhyttan Shares held by them to the Offer;

  (e)
  Riddarhyttan agreed that, promptly upon the purchase by Agnico-Eagle of such number of Riddarhyttan Shares as represents, when aggregated with the Riddarhyttan Shares held by Agnico-Eagle on the date of the Support Agreement, at least a majority of the outstanding Riddarhyttan Shares, upon the request of Agnico-Eagle, the board of directors of Riddarhyttan will convene an extraordinary general meeting of the Riddarhyttan shareholders to remove the then current directors of Riddarhyttan and elect such replacement directors as Agnico-Eagle designates;

  (f)
  Riddarhyttan agreed that it and its subsidiaries and joint venture will not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise make, solicit, initiate or encourage enquiries from or submissions of proposals or offers from any other person, company, partnership or other business organization whatsoever (including any of its officers, employees, advisors, representatives or agents) relating to any liquidation, dissolution, recapitalization, merger, amalgamation or acquisition or purchase of all or a material portion of the assets of, or any equity interest (including Riddarhyttan Shares) in, any of Riddarhyttan or any of its subsidiaries or its joint venture or other similar transaction or business combination (each an "Acquisition Proposal"), or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing; provided, however, that the foregoing does not prevent the board of directors of Riddarhyttan from receiving, considering, negotiating, approving, implementing and recommending to holders of the Riddarhyttan Shares any bona fide written Acquisition Proposal made by a third party after May 12, 2005, for which financing, to the extent required, is then committed or capable of being obtained (as determined reasonably and in good faith by the board of directors of Riddarhyttan after consultation with the third party offeror and Riddarhyttan's financial advisors), that was not solicited on or after April 21, 2005, and which does not otherwise result from a breach of the Support Agreement, in respect of which the board of directors of Riddarhyttan determines reasonably and in good faith (after receiving a written opinion of its financial advisors stating that such Acquisition Proposal is more favourable to Riddarhyttan shareholders than the Offer, both from a financial perspective and otherwise) and after receiving the written advice from its outside legal counsel to the effect that the failure to do so would be inconsistent with the fiduciary duties of the board of directors of Riddarhyttan, would, if consummated in accordance with its terms, result in a transaction more favourable, both from a financial perspective and otherwise, to the Riddarhyttan shareholders than the Offer (any such Acquisition Proposal being referred to as a "Superior Acquisition Proposal");

  (g)
  Riddarhyttan covenanted to have ceased and caused to be terminated any existing discussions or negotiations with any parties (other than Agnico-Eagle) with respect to any potential Acquisition Proposal, agreed not to release any third party from any confidentiality or standstill agreement to which Riddarhyttan and such third parties are party and agreed to immediately request the return or destruction of all information provided to any third party who entered into a confidentiality agreement with Riddarhyttan relating to any potential Acquisition Proposal, and to use all reasonable effort to ensure that such requests are honoured;

  (h)
  Riddarhyttan agreed to provide notice to Agnico-Eagle of any future bona fide Acquisition Proposal or any request for non-public information relating to Riddarhyttan or any of its subsidiaries or its joint venture in connection with such an Acquisition Proposal;

  (i)
  if the board of directors of Riddarhyttan receives a request for non-public information from a party who proposes to Riddarhyttan a bona fide Acquisition Proposal and the board of directors of Riddarhyttan determines reasonably and in good faith ((after receiving a written opinion of its financial advisors stating that such Acquisition Proposal is more favourable to Riddarhyttan shareholders than the Offer, both from a financial perspective and otherwise) and after receiving the written advice from its outside legal counsel to the effect that the failure to do so would be inconsistent with the fiduciary duties of the board of directors of Riddarhyttan) that such proposal is a Superior Acquisition Proposal, then, and only in such case, Riddarhyttan may, subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which is no less favourable to Riddarhyttan and no more favourable to the counterparty than the confidentiality provisions of the confidentiality agreement dated April 26, 2005 between Riddarhyttan and Agnico-Eagle, provide such party with access to information regarding Riddarhyttan;

  (j)
  Riddarhyttan agreed that it would not enter into any agreement pursuant to the proviso described in paragraph (i) above regarding any other Acquisition Proposal (a "Proposed Agreement") without providing Agnico-Eagle with an opportunity to amend the Support Agreement and the Offer to provide for at least equal financial terms to those included in the Proposed Agreement, as determined by the board of directors of Riddarhyttan, acting reasonably, in good faith and in accordance with its fiduciary duties, and would provide to Agnico-Eagle a copy of any Proposed Agreement, together with a written notice from the board of directors of Riddarhyttan regarding the value in financial terms that the board of directors of Riddarhyttan has, in consultation with financial advisors, determined should be ascribed to any non-cash consideration offered under the Proposed Agreement, not less than five business days prior to its proposed execution by Riddarhyttan and, in the event that Agnico-Eagle agrees to amend the Support Agreement or the Offer as provided above, not to enter into the Proposed Agreement; and

  (k)
  Riddarhyttan agreed that, prior to the time (the "Effective Time") of the election to the board of directors of Riddarhyttan of persons designated by Agnico-Eagle who represent a majority of the directors of Riddarhyttan, it will not take certain specified actions and will, and cause each of its subsidiaries and joint venture to, conduct its business only in, not take any action except in, and maintain its facilities in, the usual, ordinary and regular course of business.

        The Support Agreement may be terminated in certain circumstances prior to the Effective Time, including: (i) by mutual consent of Agnico-Eagle and Riddarhyttan; (ii) by either Agnico-Eagle or Riddarhyttan if Agnico-Eagle has not announced that all of the conditions of the Offer have been fulfilled or waived within 120 days from the declaration of effectiveness by the SEC of the Offer Document, or if filing with the SEC is not made, from the publication of the Offer Document otherwise than as a result of the breach by such party of any material covenant or obligation under the Support Agreement or as a result of any representation or warranty of such party in the Support Agreement being untrue or incorrect in any material respect; (iii) by Riddarhyttan, if an Offer has not been made through a public announcement in accordance with the rules (the "NBK Rules") of the Näringslivets Börskommitté, the Swedish Industry and Commerce Stock Exchange Committee (the "NBK"), within five days from the signing of the Support Agreement; (iv) by Agnico-Eagle, if there is not acceptance of the Offer to such an extent that Agnico-Eagle becomes owner of more than 90% of the Riddarhyttan Shares on a fully-diluted basis or any other condition of the Offer is not satisfied or waived at the time of the expiry of the Offer and Agnico-Eagle will not elect to waive such condition or extend the Offer; or (v) by either Agnico-Eagle or Riddarhyttan, if Agnico-Eagle elects not to match a Proposed Agreement in accordance with the terms of paragraph (j) above. See "Annex A — Support Agreement".

Anticipated Accounting Treatment

        The acquisition of Riddarhyttan Shares acquired in the Offer will be accounted for under the purchase method of accounting in accordance with U.S. GAAP, which means that Riddarhyttan's results of operations will effectively be combined with those of Agnico-Eagle as at the date of completion of the Offer. Riddarhyttan's consolidated assets and liabilities, including identified intangible assets, will be recorded at fair market value as at the date of completion of the Offer.

Statement from the Swedish Securities Council

        The Offer was made public on May 12, 2005 by means of a press release. Under applicable Swedish rules, the Offer Document must be presented no later than five weeks following the date of the press release. Agnico-Eagle has obtained a statement from and dispensation granted by the Swedish Securities Council (Sw. Aktiemarknadsnämnden) in respect of the five week requirement.

THE COMBINED COMPANY

Plans Following Completion of the Offer

Planned Dividend Policy

        Agnico-Eagle expects to continue its current dividend policy after the completion of the acquisition of Riddarhyttan. In 2004, Agnico-Eagle declared an annual dividend payable in 2005 of $0.03 per share, an amount unchanged from the dividend it declared in 2003 and paid in 2004. 2005 represents the 25th consecutive year that Agnico-Eagle will have paid a dividend. Although Agnico-Eagle expects to continue paying dividends, future dividends will be at the discretion of Agnico-Eagle's board of directors and will be subject to factors such as income, financial condition and capital requirements. Cash dividends to be paid to shareholders resident outside Canada will be reduced by the amount of any applicable Canadian withholding tax. See "Certain Tax Considerations — Certain Canadian Federal Tax Consequences".

        Agnico-Eagle maintains a dividend reinvestment plan providing holders of Agnico-Eagle Shares with the opportunity to reinvest their cash dividends in additional Agnico-Eagle Shares at 95% of the then current average market price of the Agnico-Eagle Shares (determined in accordance with the plan). Registered holders of Agnico-Eagle Shares resident in the United States or Canada may participate in the dividend reinvestment plan, and holders of Agnico-Eagle Shares resident outside the United States and Canada may participate in the plan unless prohibited by the law of the country in which they reside. Holders of Agnico-Eagle Shares resident in Sweden may not participate in Agnico-Eagle's dividend reinvestment plan due to restrictions under Swedish securities laws. Cash dividends to be reinvested for holders of Agnico-Eagle Shares resident outside of Canada will be reduced by the amount of any applicable Canadian withholding tax. See "Certain Tax Considerations — Certain Canadian Federal Income Tax Consequences".

Organization and Operations

        Agnico-Eagle's plans for the post-acquisition structure of the combined companies are currently under development and therefore subject to further change. It is currently anticipated that Riddarhyttan will become a subsidiary of Agnico-Eagle. It is also anticipated that the majority of operations will initially continue in their existing locations, pending the results of Agnico-Eagle's integration planning process. Agnico-Eagle does not expect that the costs of integrating its operations with the operations of Riddarhyttan will be material.

Board of Directors and Management

        Upon completion of the Offer, Agnico-Eagle intends to replace the current members of Riddarhyttan's Board, other than Alain Blackburn and Eberhard Scherkus, who are officers of Agnico-Eagle, with individuals designated by Agnico-Eagle. The individuals to be designated by Agnico-Eagle have not yet been determined. Under the Support Agreement, Riddarhyttan has agreed to convene an extraordinary general meeting of the Riddarhyttan shareholders, promptly upon the purchase by Agnico-Eagle of Riddarhyttan Shares representing at least a majority of the outstanding Riddarhyttan Shares, to remove the current members of Riddarhyttan's Board and to elect replacement directors designated by Agnico-Eagle.

        Agnico-Eagle intends to maintain the current management structure of Riddarhyttan in place until the integration planning process can be completed.

        No director, officer or affiliate of Riddarhyttan has any special arrangement with Agnico-Eagle in respect of the Offer, including Alain Blackburn and Eberhard Scherkus, who are both officers and/or directors of Agnico-Eagle and directors of Riddarhyttan.

        Further information regarding the officers and directors of Agnico-Eagle, executive compensation, share ownership and related party transactions is provided in the section entitled "Agnico-Eagle — Compensation of Directors and Officers".

Share Capital and Ownership Structure

        If Agnico-Eagle were to acquire all of the outstanding Riddarhyttan Shares under the Offer that it does not currently own, 10,345,583 Agnico-Eagle Shares would be issued as consideration pursuant to the Offer, representing approximately 12% of the outstanding Agnico-Eagle Shares as at May 11, 2005 and approximately 10.7% of the approximately 96,542,570 Agnico-Eagle Shares that would be outstanding after completion of the Offer.

        Fidelity Management & Research Company, Fidelity Management Trust Company and Fidelity International Limited (collectively, "Fidelity") have filed reports with securities regulators stating that they collectively have control over 7,900,141 (or approximately 9.16% based on the number of Agnico-Eagle Shares outstanding as at July 22, 2005) of the Agnico-Eagle Shares and Agnico-Eagle's corporate bonds and warrants convertible into Agnico-Eagle Shares. After giving effect to the completion of the Offer, assuming that Agnico-Eagle were to acquire pursuant to the Offer all of the Riddarhyttan Shares not currently owned by Agnico-Eagle, the securities controlled by Fidelity would represent approximately 8.18% of the outstanding Agnico-Eagle Shares.

        To the knowledge of the directors and senior officers of Agnico-Eagle, as of July 22, 2005, except for Fidelity and the entities listed in the table below, no other person or corporation beneficially owns or exercises control or direction over Agnico-Eagle Shares carrying more than 3% of the voting rights attached to all Agnico-Eagle Shares.

Name of Holder	Number of Agnico-Eagle Shares Held	Percentage of Agnico-Eagle Shares Outstanding

Royce & Assoc	4,268,000	4.95

Allianz Global	3,435,000	3.98

Source: Thomson Financial Corporate Group

        After giving effect to the completion of the Offer, to the knowledge of the directors and senior officers of Agnico-Eagle, the securities controlled by Royce & Assoc and Allianz Global would represent approximately 4.42% and 3.56%, respectively, of the outstanding Agnico-Eagle Shares.

Interest and Foreign Currency Policy

        See "Risk Factors — Risks Related to Agnico-Eagle and the Agnico-Eagle Common Shares — Fluctuations in foreign currency exchange rates in relation to the U.S. dollar may adversely affect our results of operations".

Selected Unaudited Pro Forma Consolidated Financial Information

        The selected unaudited pro forma consolidated financial information set out below is based on estimates and assumptions that are preliminary and does not purport to represent what Agnico-Eagle's results of operations or financial position actually would have been if the Offer had been consummated on the date or for the periods indicated or what such result will be for any future date or any future period. The pro forma transaction scenario is presented based upon the assumption that 100% of the outstanding shares of Riddarhyttan not already owned by Agnico-Eagle are tendered to the Offer.

        The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements and notes thereto of Agnico-Eagle and Riddarhyttan, and should be read in conjunction with those financial statements and notes thereto. The consolidated financial statements of Agnico-Eagle and those of Riddarhyttan can be found elsewhere in this Offer Document. The historical financial information of Riddarhyttan was prepared in accordance with IFRS. Accordingly, the Unaudited Pro Forma Consolidated Financial Statements includes reconciling items for Riddarhyttan required to comply with U.S. GAAP.

        The unaudited pro forma consolidated statements of income for the year ended December 31, 2004 and for the three months ended March 31, 2005 gives effect to the acquisition of Riddarhyttan by Agnico-Eagle pursuant to the Offer as if it had occurred on January 1, 2004. The unaudited pro forma consolidated balance sheet as at March 31, 2005 gives effect to the acquisition of Riddarhyttan by Agnico-Eagle pursuant to the Offer as if it had occurred on March 31, 2005.

        The estimated purchase price, calculated as described in Note 3 to the unaudited pro forma consolidated financial statements, will be allocated to Riddarhyttan's tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date of the transaction. A final determination of these fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Riddarhyttan that exist as of the date of the completion of the Offer. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ materially from the information presented herein.

        The selected unaudited pro forma consolidated financial information is provided for informational purposes only and does not purport to present the consolidated financial position or results of operations of Agnico-Eagle and Riddarhyttan had the Offer been consummated on the dates specified, nor is it necessarily indicative of the results of operations that may be expected in the future. Riddarhyttan shareholders should read this summary together with the "Unaudited Pro Forma Consolidated Financial Statements", and the accompanying notes thereto, beginning on page F-2.

Selected Unaudited Pro Forma Condensed Consolidated Statements of Income
U.S. GAAP

	For the three months ended March 31, 2005
	Agnico-Eagle	Riddarhyttan (as reported)	U.S. GAAP Adjustments	Pro Forma Adjustments	Pro Forma Consolidated
	(thousands of U.S. dollars, except per share and per share amounts)
Revenues from mining operations	61,766				61,766
Income before income, mining and federal taxes	10,378	(428)	(2,029)	342	8,263
Net income (loss) for the year	10,449	(428)	(2,029)	342	8,334
Net income (loss) per share—basic and diluted	0.12				0.09
Weighted average number of common shares outstanding (in thousands)
basic	86,131			10,345	96,476
diluted	86,545			10,345	96,890

	For the year ended December 31, 2004
	Agnico-Eagle	Riddarhyttan (as reported)	U.S. GAAP Adjustments	Pro Forma Adjustments	Pro Forma Consolidated
Revenues from mining operations	188,049				188,049
Income before income, mining and federal capital taxes	46,033	(1,280)	(2,875)	440	42,318
Net income (loss) for the year	47,879	(1,280)	(2,875)	440	44,164
Net income per share—basic and diluted	0.56				0.46
Weighted average number of common shares outstanding (in thousands)
basic	85,157			10,345	95,502
diluted	85,572			10,345	95,917

Selected Unaudited Pro Forma Condensed Consolidated Balance Sheet
U.S. GAAP

	As at March 31, 2005
	Agnico-Eagle	Riddarhyttan (as reported)	U.S. GAAP Adjustments	Pro Forma Adjustments	Pro Forma Consolidated
	(thousands of U.S. dollars)
Total current assets	214,767	7,047			221,814
Future income and mining tax assets	52,952				52,952
Capitalized development costs		21,241	(21,241)
Mining properties	436,402	57		182,546	619,005
Other assets	26,343			(13,331)	13,012

TOTAL ASSETS	730,464	28,345	(21,241)	169,215	906,783

Total current liabilities	29,850	1,815		6,200	37,865
Future income and mining tax liabilities	58,228			43,539	101,767
Other long-term liabilities	159,501	101			159,602

TOTAL LIABILITIES	247,579	1,916		49,739	299,234
Total shareholders' equity	482,885	26,429	(21,241)	119,476	607,549

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	730,464	28,345	(21,241)	169,215	906,783

AGNICO-EAGLE

Information on Agnico-Eagle

        Agnico-Eagle is an established Canadian gold producer with mining operations located in northwestern Quebec and exploration and development activities in Canada, the western United States and Northern Mexico. Agnico-Eagle's operating history includes over three decades of continuous gold production primarily from underground operations. Since its formation in 1972, Agnico-Eagle has produced over 3.5 million ounces of gold. For a definition of terms used in the following discussion, see "Glossary of Mining Terms".

        Agnico-Eagle's principal operating divisions are the LaRonde Division, the Regional Development Division and the Exploration Division. The LaRonde Division consists of the LaRonde Mine and the adjacent El Coco and Terrex properties, each of which is 100% owned and operated by Agnico-Eagle. The LaRonde Mine, with its single production shaft (the "Penna Shaft"), currently accounts for all of Agnico-Eagle's gold production. Since 1988, the LaRonde Division has produced over 2.5 million ounces of gold. In March 2000, Agnico-Eagle completed the Penna Shaft at the LaRonde Mine to a depth of 7,380 feet, which Agnico-Eagle believes makes it the deepest single-lift shaft in the Western Hemisphere. Production was expanded at the LaRonde Mine to 7,000 tons of ore treated per day in October 2002. An extensive surface and underground exploratory drilling program to delineate additional mineral reserve began in 1990 and is continuing. The program successfully outlined several ore zones and a large mineral resource to the east of what was, at the time, the main production shaft. As at December 31, 2004, the LaRonde Division had established proven and probable mineral reserves of approximately 5.1 million ounces of contained gold.

        Agnico-Eagle believes it is currently one of the lowest total cash cost producers in the North American gold mining industry. In 2004, Agnico-Eagle produced 271,567 ounces of gold at a total cash cost of $56 per ounce, net of revenues received from the sale of silver, zinc and copper by-products. For 2005, Agnico-Eagle expects to produce 250,000 to 260,000 ounces of gold at an expected total cash cost per ounce of gold produced of less than $100. These expected increased costs compared to 2004 are due to lower assumed by-product metals prices than those realized in 2004 and a reduction in the contribution of foreign exchange hedging activities. Agnico-Eagle has traditionally sold all of its production at the spot price of gold due to its general policy not to sell forward its future gold production. See "Notice to Riddarhyttan Shareholders Resident in the United States — Cautionary Note to Riddarhyttan Shareholders Concerning Estimates of Measured and Indicated Resources" and "— Cautionary Note to Riddarhyttan Shareholders Concerning Estimates of Inferred Resources".

        Agnico-Eagle's strategy is to focus on the continued exploration, development and expansion of its properties in the Abitibi region of northwestern Quebec in which the LaRonde Mine is situated, with a view to increasing annual gold production and gold mineral reserve. Agnico-Eagle also pursues opportunities for growth in gold production and gold reserves through the acquisition or development of advanced exploration properties, development properties, producing properties and other mining businesses in the Americas or Europe. Other than the transaction contemplated in this Offer Document and the option agreement with Industriás Penolés S.A. de C.V. ("Penolés"), which is described below, Agnico-Eagle has no other commitments or agreements with respect to any other material acquisitions.

        Agnico-Eagle's Regional Development Division focuses on the development and management of Agnico-Eagle's advanced projects in the Abitibi region. The Regional Development Division currently is responsible for Agnico-Eagle's operations in respect of the Lapa, Goldex, Bousquet, Ellison and LaRonde II projects.

        Agnico-Eagle's Exploration Division focuses primarily on the identification of new mineral reserve, mineral resource and development opportunities in the proven producing regions of Canada, with a particular emphasis on northwestern Quebec. Agnico-Eagle currently directly manages exploration on 56 properties in central and eastern Canada and the western United States, including properties acquired from Contact Diamond Corporation (formerly Sudbury Contact Mines Limited) ("Contact Diamond") in September 2004. Agnico-Eagle's Reno, Nevada exploration office, acquired in that transaction, is focused on evaluating exploration opportunities in the western United States and northern Mexico.

        In the first quarter of 2005, Agnico-Eagle entered into an option agreement with Penoles to acquire the Pinos Altos project in northern Mexico. The Pinos Altos project is located on a 27,000-acre property in the Sierra Madre gold belt, 170 miles west of the city of Chihuahua in northern Mexico. Under the terms of the option agreement, Agnico-Eagle will spend $2.8 million on a 55,000-foot diamond-drilling program over the five months after executing the option agreement (subject to extension in certain events). After the completion of the five-month drilling program, Agnico-Eagle will have a two-month period in which to acquire Penoles' 100% interest in the project. If Agnico-Eagle exercises its option to purchase the Pinos Altos project, the purchase price will be approximately $65 million, which will be comprised of $39 million in cash and 1,809,350 shares of Agnico-Eagle.

History and Development of Agnico-Eagle

        Agnico-Eagle was formed by articles of amalgamation under the laws of the Province of Ontario on June 1, 1972 as a result of the amalgamation of Agnico Mines Limited and Eagle Gold Mines Limited. Agnico Mines Limited was incorporated under the laws of the Province of Ontario on January 21, 1953 under the name "Cobalt Consolidated Mining Corporation Limited". Eagle Gold Mines Limited was incorporated under the laws of the Province of Ontario on August 14, 1945.

        On December 19, 1989, Agnico-Eagle acquired the remaining 57% interest in Dumagami Mines Limited not already owned by it as a consequence of the amalgamation of Dumagami Mines Limited with a wholly-owned subsidiary of Agnico-Eagle, to continue as one company under the name Dumagami Mines Inc. On December 29, 1992, Dumagami Mines Inc. transferred all of its property and assets, including the LaRonde Mine, to Agnico-Eagle and was subsequently dissolved. On December 8, 1993, Agnico-Eagle acquired the remaining 46.3% interest in Goldex Mines Limited not already owned by it, as a consequence of the amalgamation of Goldex Mines Limited with a wholly-owned subsidiary of Agnico-Eagle, to continue as one company under the name Goldex Mines Limited. On January 1, 1996, Agnico-Eagle amalgamated with two wholly-owned subsidiaries, including Goldex Mines Limited.

        In October 2001, pursuant to a plan of arrangement, Agnico-Eagle amalgamated with an associated corporation, Mentor Exploration and Development Co., Limited. In connection with the arrangement, Agnico-Eagle issued 369,348 Agnico-Eagle Shares in consideration for the acquisition of all of the issued and outstanding shares of Mentor Exploration and Development Co., Limited that it did not already own.

        Effective February 11, 1999, two subsidiaries of Agnico-Eagle, Sudbury Contact Mines Limited and Silver Century Explorations Ltd., amalgamated pursuant to a court-approved plan of arrangement to form Sudbury Contact Mines Limited. Sudbury Contact Mines Limited changed its name to Contact Diamond on September 30, 2004. Agnico-Eagle owns approximately 44% of the voting equity of Contact Diamond. Contact Diamond is an exploration stage mining and development company with diamond properties in Ontario, Quebec, Nunavut and the Northwest Territories. Contact Diamond is incorporated under the laws of the Province of Ontario and is listed on the TSX.

        Agnico-Eagle's executive and registered office is located at Suite 500, 145 King Street East, Toronto, Ontario, Canada M5C 2Y7; telephone number (416) 947-1212; website: http://www.agnico-eagle.com. The information contained on the website is not part of this Offer Document.

Business Overview

        Agnico-Eagle believes that it has a number of key operating strengths that provide distinct competitive advantages.

        First, Agnico-Eagle and its predecessors have over three decades of continuous gold production, experience and expertise in metals mining. Agnico-Eagle's operations are located in areas that are supportive of the mining industry. These operations are concentrated in areas among North America's principal gold-producing regions.

        Second, Agnico-Eagle believes that it is one of the lowest total cash cost producers in the North American gold mining industry with total cash costs per ounce of gold produced at $56 for 2004. Agnico-Eagle has achieved significant improvements in these measures through the strength of its by-product revenue, economies of scale afforded by its large single shaft mine and its dedication to cost-efficient mining operations. In addition, Agnico-Eagle believes that its highly motivated work force contributes significantly to continued operational improvements and to Agnico-Eagle's low cost producer status. For 2005, Agnico-Eagle expects total cash cost per ounce of gold produced of less than $100 due to assumed lower prices of the by-product metals than those realized in 2004 and the reduction in the contribution of foreign exchange derivatives.

        Third, Agnico-Eagle's existing operations at the LaRonde Division provide a sound economic base for additional mineral reserve and production development at the property and in the Abitibi region of northwestern Quebec. The experience gained through building and operating the LaRonde Mine, along with the LaRonde Mine's extensive infrastructure, are expected to support the development of new projects in the region, including the Lapa property, the Goldex property and the development project at LaRonde to access Agnico-Eagle's mineral resource base located outside of the Penna Shaft infrastructure (the "LaRonde II" project).

        Fourth, Agnico-Eagle's senior management team has an average of 16 years of operating and exploration experience in the mining industry. Management's significant experience has been instrumental in Agnico-Eagle's historical growth and provides a solid base upon which to expand Agnico-Eagle's operations. The geological knowledge that management has gained through its years of experience in mining and developing the LaRonde Division is expected to benefit Agnico-Eagle's current expansion program in the region.

        Agnico-Eagle believes it can benefit not only from the existing infrastructure at its mines, but also from geological knowledge that it has gained in mining and developing its properties. Agnico-Eagle plans to capitalize on its mining expertise to exploit fully the potential of its properties. Agnico-Eagle's goal is to apply the proven operating principles of the LaRonde Division to each of its existing and future properties.

        Agnico-Eagle focuses its resources and efforts on the exploration and development of its properties in the Abitibi region of northwestern Quebec, including the LaRonde II project, the Lapa property, the Goldex property and the LaRonde Mine with a view to increasing annual gold production and gold mineral reserve. At the end of 2004, LaRonde's proven and probable gold mineral reserves on contained gold basis were essentially unchanged from 2003, including replacement of 292,858 ounces of gold mined (before mill recoveries and smelter charges). As a result, the LaRonde Division's current proven and probable mineral reserve is estimated to contain approximately 5.1 million ounces of gold, 63.4 million ounces of silver, 2.1 billion pounds of zinc and 276.7 million pounds of copper. The underground workings at the Penna Shaft provide a base from which Agnico-Eagle conducted its drilling program of 161,000 feet in 2004 and will conduct an estimated 174,000 feet of drilling in 2005.

        Agnico-Eagle's growth strategy includes pursuing the expansion of its development base through the acquisition of additional properties in the Americas and Europe. Historically, Agnico-Eagle's producing properties have resulted from a combination of investments in early-stage exploration companies and primary exploration activities. By investing in early-stage exploration companies, Agnico-Eagle has been able to acquire control of exploration properties at favourable prices. Agnico-Eagle's approach to property acquisition has evolved to include joint ventures and partnerships and the acquisition of producing properties and, more recently, has evolved to include consideration of properties outside of Canada and the United States. Agnico-Eagle currently considers opportunities to acquire development and producing properties in the Americas and Europe.

        Agnico-Eagle mitigates the likelihood and potential severity of the various risks it encounters in its day-to-day operations through the application of the highest standards in the planning, construction and operation of mining facilities. In addition, emphasis is placed on hiring and retaining competent personnel and developing their skills through training in safety and loss control. Agnico-Eagle's operating and technical personnel have a solid track record of developing and operating precious metal mines and the LaRonde Mine has been recognized for its excellence in this regard with various safety and development awards.

        Agnico-Eagle also mitigates some of Agnico-Eagle's normal business risk through the purchase of insurance coverage. An Insurable Risk Management Policy, approved by the board of directors, governs the purchase of insurance coverage and only permits the purchase of coverage from insurance companies of the highest credit quality. For a more complete list of the risk factors affecting Agnico-Eagle, see "Risk Factors".

Mining Legislation and Regulation

        The mining industry in Canada operates under both federal and provincial legislation governing the exploration, development, operation and decommissioning of mines and mineral processing facilities. Such legislation relates to the method of acquisition and ownership of mining rights, labour, occupational or worker health and safety standards, royalties, mining, exports, reclamation, closure and rehabilitation of mines, and other matters.

        The mining industry in Canada is also subject to extensive laws and regulations at both the federal and provincial levels concerning the protection of the environment. The primary federal and provincial regulatory authorities with jurisdiction over Agnico-Eagle's mining operations in respect of environmental matters are the Department of Fisheries and Oceans, the Quebec Ministry of the Environment and the Quebec Ministry of Natural Resources. The construction, development and operation of a mine, mill or refinery requires compliance with applicable environmental laws and regulations and/or review processes, including the obtaining of land use permits, water permits, air emissions certifications, hazardous substances management and similar authorizations from various governmental agencies. Environmental laws and regulations impose high standards on the mining industry to reduce or eliminate the effects of waste generated by mining and processing operations and subsequently deposited on the ground or emitted into the air or water. Laws and regulations regarding the decommissioning, reclamation and rehabilitation of mines may require approval of reclamation plans, the provision of financial assurance and the long-term management of former mines.

        In Quebec, mining rights are governed by the Mining Act (Quebec). In 1966, the mining concession system set out for Crown lands containing mineralized zones by the Mining Act (Quebec) was replaced by a system of claims and mining leases. A claim entitles its holder to explore for minerals on the subject land. It remains in force for a term of two years from the date it is registered and may be renewed indefinitely subject to continued exploration works in relation thereto. A mining lease entitles its holder to mine and remove valuable mineral substances from the subject land. Leases are granted initially for a term of 20 years and are renewable up to three times, each renewal for a duration of 10 years.

        Agnico-Eagle believes it holds all necessary claims, mining leases and environmental permits necessary for its mining operations and is reliant on these claims, leases and permits for its continued operations. Agnico-Eagle is currently unaware of any issues that would affect the validity of its claims, mining leases and environmental permits in the near future.

Organizational Structure

        Agnico-Eagle's only significant associate is Contact Diamond, a public company listed on the TSX under the symbol "CO". Agnico-Eagle has an approximate 44% interest in Contact Diamond. Contact Diamond is an exploration and development company with diamond properties in Ontario, Quebec, Nunavut and the Northwest Territories. Contact Diamond is a corporation incorporated under the laws of the Province of Ontario. Historically and until August 31, 2003, Contact Diamond had been a subsidiary of Agnico-Eagle. However in 2003, through a series of equity financings, Contact Diamond became more financially independent and Agnico-Eagle's ownership was diluted to less than 50%. Accordingly, Agnico-Eagle no longer had a controlling financial interest in Contact Diamond and therefore ceased consolidating Contact Diamond's operations with its own. Agnico-Eagle now uses the equity method to account for its interest in Contact Diamond. Each member of Contact Diamond's management team (other than Matthew Manson, its recently appointed President and Chief Operating Officer and Graham Long, its recently appointed Vice President, Exploration, a former employee of Agnico-Eagle) is also a member of the management team of Agnico-Eagle, three of its directors are also directors of Agnico-Eagle (including two directors of Agnico-Eagle who are also officers of Agnico-Eagle), and one of its directors is also an officer of Agnico-Eagle. In total, three of the five officers of Agnico-Eagle are also officers of Contact Diamond. Agnico-Eagle does not have any significant subsidiaries.

Property, Plant and Equipment

  LaRonde Division Property

        Agnico-Eagle's LaRonde Division consists of the LaRonde property, currently Agnico-Eagle's only material property, and the adjacent El Coco and Terrex properties (collectively the "LaRonde Mine"), each of which is 100% owned and operated by Agnico-Eagle. The LaRonde Mine is situated approximately 35 miles west of the City of Val d'Or in northwestern Quebec (approximately 400 miles northwest of Montreal, Canada) in the municipalities of Preissac and Cadillac. The LaRonde Mine can be accessed from either Val d'Or or Rouyn-Noranda, which is approximately 35 miles west of the LaRonde Mine, via Quebec provincial highway No. 117. The Rouyn-Noranda municipal airport is located approximately 25 miles west of the LaRonde Mine, via highway No. 117. The LaRonde Mine is situated approximately 1.2 miles north of highway No. 117 on Quebec regional highway No. 395. Agnico-Eagle has access to the Canadian National Railway at Cadillac, Quebec, roughly four miles from the LaRonde Mine.

  Location Map of Agnico-Eagle LaRonde Division

        The LaRonde Mine is located in the Abitibi region of northwestern Quebec, a region characterized by its availability of experienced mining personnel. The elevation is 1,106 feet above sea level. All of the LaRonde Mine's power requirements are supplied by Hydro-Quebec through connections to its main power transmission grid. Water used in the LaRonde Mine's operations is sourced from Lac Preissac and is transported approximately 2.5 miles to the minesite through a surface pipeline. Agnico-Eagle's productivity is not reliant on any one supplier of inputs. The climate of the region is continental and the average annual rainfall is 25 inches and the average annual snowfall is 125 inches. The average monthly temperatures range from a minimum of minus 9 degrees Fahrenheit in January to a maximum of 73 degrees Fahrenheit in July. Under normal circumstances, mining operations are conducted year-round without interruption due to weather conditions. However, in 2002 high underground temperatures caused delays in development activity in lower portions of the mine due to high surface ambient temperatures. A surface refrigeration plant completed in 2004 has minimized the risks associated with weather conditions.

        The LaRonde Mine operates under mining leases obtained from the Quebec Ministry of Natural Resources and under certificates of approval granted by the Quebec Ministry of the Environment. The LaRonde property consists of 35 contiguous mining claims and two provincial mining leases and covers in total approximately 2,785 acres. The El Coco property consists of 22 contiguous mining claims and a portion of one of the LaRonde provincial mining leases and covers in total approximately 888 acres. The Terrex property consists of 20 mining claims that cover in total approximately 1,009 acres. In Quebec, in order to retain title to mining claims, in addition to paying a small bi-annual rental fee, exploration work (or an equivalent value cash payment) has to be completed in advance (either on the claim or on adjacent claims) and filed with the Quebec Ministry of Natural Resources. The amount of exploration work (and bi-annual rental fee) required bi-annually ranges from $500 to $2,500 per claim (the rate is fixed by Quebec Government regulations). The mining leases on the LaRonde property and on the LaRonde and El Coco properties expire in 2008 and 2021, respectively, and are automatically renewable for three further ten-year terms on payment of a small fee.

        The LaRonde Mine includes underground operations at the LaRonde and El Coco properties that can both be accessed from the Penna Shaft, a mill, treatment plant, secondary crusher building and related facilities. The El Coco property was acquired from Barrick Gold Corporation ("Barrick") in June 1999 and is subject to a 50% net profits interest in future production from approximately 500 meters (1,640 feet) east of the LaRonde property boundary. The remaining 1,500 meters (4,921 feet) is subject to a 4% net smelter return royalty. This area of the property is now substantially mined out and therefore Agnico-Eagle did not pay royalties in 2004 and does not expect to pay royalties in 2005. In 2003, exploration work started to extend outside of the LaRonde property onto the Terrex property where a down plunge extension of the 20 North gold zone was discovered. The Terrex property is subject to a 5% net profits royalty to Delfer Gold Mines Inc., a 1% of the net smelter return royalty to Breakwater Resources Ltd. and a 2% of the net smelter return royalty to Barrick. In addition, Agnico-Eagle owns 100% of the Sphinx property immediately to the east of the El Coco property.

  Mining and Milling Facilities

        The LaRonde Mine was originally developed utilizing a 3,961 foot shaft (Shaft #1) and an underground ramp access system. The ramp access system is available down to the 25th Level of Shaft #1 and then continues down to Level 167 at the Penna Shaft. The mineral reserve accessible from Shaft #1 was depleted in September 2000. Shaft #1 is currently being used as a second escape way and provides services for the Penna Shaft (i.e. ventilation, compressed air, water). A second production shaft (Shaft #2), located 4,000 feet to the east of Shaft #1, was completed in 1994 down to a depth of 1,722 feet and was used to mine Zones #6 and #7. Both ore zones were depleted in March 2000 and the workings were allowed to flood up to the 6th Level. A third shaft (the Penna Shaft) located approximately 1,640 feet to the east of Shaft #1, was completed down to a depth of 7,380 feet in March 2000. The Penna Shaft is used to mine Zones 20 North, 20 South, 7 and 6.

        Four mining methods have historically been used at the LaRonde Mine: open pit for the two surface deposits, sublevel retreat, longitudinal retreat with cemented backfill, and transverse open stoping with both cemented and unconsolidated backfill. The primary source of ore at the LaRonde Mine continues to be from underground mining methods. During 2004, two methods were used: longitudinal retreat with cemented backfill and transverse open stoping with both cemented and unconsolidated backfill. In the underground mine, sublevels are driven at 100 foot and 130 foot intervals, depending on the depth. Stopes are undercut in 45-foot panels. In the longitudinal method, panels are mined in 45-foot sections and backfilled with 100% cemented rock fill or paste fill. In the transverse open stoping method, 50% of the ore is mined in the first pass and filled with cemented rock fill or paste fill from the paste backfill plant completed two years ago located on the surface at the milling facility. On the second pass, the remainder of the ore is mined and filled with unconsolidated waste rock fill or paste fill.

        Currently, water is treated at various facilities at the LaRonde Division. Prior to the water entering the tailings pond system, cyanide is removed at a cyanide destruction facility using a sulphur dioxide (Inco) process. A secondary treatment plant located between the #1 and #2 polishing ponds uses a peroxysilica process to complete the cyanide destruction process. In addition, water with higher than permissible acidity is treated by lime in the mill complex prior to being released to the environment. In the first quarter of 2004, in response to revised Federal mining effluent regulations, Agnico-Eagle completed and commissioned a new water treatment plant that will reduce tailing effluent toxicity immediately prior to discharge. The plant uses a biological treatment process. Prior to the completion of the water treatment plant, Agnico-Eagle retained excess water in its tailing pond complex. At the end of March 2004, treated water released from the plant successfully passed a toxicity test. The flow rate is steadily being increased as the biomass continues to build up. In 2004, high water levels at the tailings pond at LaRonde caused by above average rainfall and overcast conditions were mitigated by a discharge of slightly toxic water into the environment that was permitted by the Quebec Ministère de l'Environnement. Also, Agnico-Eagle installed a coffer dam in the tailings pond to provide extra capacity. In 2004, Agnico-Eagle initiated construction on a second phase expansion of the water treatment plant and to further increase treatment capacity. Second phase construction was completed in December 2004 and the second phase of the plant is expected to be fully commissioned in the second quarter of 2005. Estimated expenditures for this second phase expansion are $4.2 million.

        Tailings are stored in tailings ponds covering an area of approximately 293 acres and waste rock is stored in two waste rock piles with a combined volume of approximately 50.4 million cubic feet. Agnico-Eagle holds mining claims to the northeast, to the east and to the southeast of the tailings ponds that would allow expansion of the tailings ponds and the establishment of additional waste disposal areas.

        Surface facilities at the LaRonde Mine include a 7,000 tons of ore treated per day milling complex, which has been expanded three times from the original 1,500 tons of ore treated per day rate. The expansion to 7,000 tons per day was completed in October 2002. This expansion consisted of additions to the grinding and precious metals circuits and modifications to the copper and zinc flotation circuits. An ore handling system was completed at the end of 1999. It included a truck dump linked by a new conveyor gallery to a 5,000-ton coarse ore bin. The coarse ore bin feeds a semi-autogenous (SAG) mill that was installed at the end of 1999. Ore from the Penna Shaft is transported to the ore handling facility by 35-ton trucks.

        The milling complex consists of a grinding, gravity, copper flotation, zinc flotation, and a precious metals recovery circuit and refinery. A copper concentrate containing approximately 75% of the gold and by-product silver and copper is recovered. The zinc flotation circuit produces a zinc concentrate containing approximately 5% of the gold. The remaining 20% is recovered by the precious metals circuit, including a new refinery using the Merrill Crowe process and shipped as doré bars. Both the zinc and copper flotation circuits consist of a series of column and mechanical cells that sequentially increase the zinc concentrate and copper concentrate quality. In 2004, zinc recoveries averaged 83.5% and zinc concentrate quality averaged over 54.23% zinc. In 2004, copper recoveries averaged 78.9% and copper concentrate quality averaged 17.1% for the year.

        Since commercial production began in 1988, gold recoveries have averaged over 92%. During 2004, gold recoveries averaged approximately 91.5%. In 2004, silver recoveries averaged 86.5%. During 2004, the mill processed approximately 3.0 million tons of ore, averaging approximately 8,137 tons of ore treated per day and operating over 93.8% of available time.

        The following table sets out the metal recoveries, concentrate grades and contained metals for the 2.977 million tons of ore extracted by Agnico-Eagle at the LaRonde Division in 2004.

		Copper Concentrate (84,827 tons produced)		Zinc Concentrate (184,397 tons produced)
	Head Grades						Overall Metal Recoveries	Payable Production (000s)
		Grade	Recovery	Grade	Recovery	Doré Produced
Gold	0.10 oz/t	2.15 oz/t	61.50%	0.30 oz/t	8.99%	59,000 oz	91.49%	271.6 oz
Silver	2.51 oz/t	44.76 oz/t	51.00%	15.00 oz/t	15.00%	1,070,000 oz	86.50%	5,699 oz
Zinc	4.03%	7.53%	—	54.23%	83.50%	—	83.50%	167,282 lbs
Copper	0.54%	14.85%	78.90%	—	—	—	78.90%	22,816 lbs

  Development

        In 2004, development was focused on preparing mining blocks well in advance of their planned production to mitigate the impact of any unforeseen development delays on production. In 2004, Agnico-

Eagle initiated ramp development construction between Level 215, the lowest producing level of the LaRonde Mine, and Level 236 in order to establish a new mining horizon for production on this lower level. The ramp development to Level 224 was completed in the second quarter of 2005 and Agnico-Eagle expects that the first mining blocks on Level 221 should be ready for mining by the third quarter of 2005. Ramp development to Level 236 is expected to be completed in the third quarter of 2006. Also construction will continue on a ramp between the upper and lower mining horizons of the Penna Shaft that will provide Agnico-Eagle with continuous ramp access from the surface to Level 236. Agnico-Eagle expects to complete this ramp development program in the third quarter of 2005.

        In 2004, development crews focused on continuing the Level 215 drift to the west as drilling from this level is pivotal to Agnico-Eagle's ongoing testing of Zone 20 North at depth and to the west. At December 31, 2004, development activity had reached 722 feet to the west of the boundary between the LaRonde and Bousquet properties. The exploration drift was extended an additional 590 feet during 2005.

  Geology and Diamond-Drilling

        Geologically, the LaRonde Mine property is located near the southern boundary of the Archean-age (2.7 billion years old) Abitibi Sub-Province and the Pontiac Sub-Province within the Superior Province of the Canadian Shield. The most important regional structure is the Cadillac-Larder Lake fault zone marking the contact between the Abitibi and the Pontiac sub-provinces, located approximately 1.2 miles to the south of the LaRonde property.

        The geology that underlies the LaRonde Mine consists of three east-west trending, steeply south dipping and generally southward facing regional lithological units (geological Groups). The units are, from north to south: (i) 1,200 feet of the Kewagama Group which is made up of a thick band of interbedded wacke; (ii) 5,000 feet of the Blake River Group, a volcanic assemblage which hosts all the known economic mineralisation on the property; and (iii) 1,800 feet of the Cadillac Group, made up of a thick band of wacke interbedded with pelitic schist and minor iron formation.

        Zones of strong sericite and chlorite alterations, which enclose massive to disseminated sulphide mineralization (in which gold, silver, copper and zinc are mined at the LaRonde Mine) follow steeply dipping, east-west trending, anastomosing shear zone structures within the Blake River Group volcanic units from east to west across the property. These shear zones comprise a larger structure, the Doyon-Dumagami Structural Zone, which hosts several important gold occurrences (including the Doyon gold mine and the former Bousquet mines) and has been traced for over 6 miles within the Blake River Group from the LaRonde Division property westward to the Mouska gold mine.

        The gold bearing zones at the LaRonde Division are lens-shaped aggregates of disseminated, stringer through to massive, aggregates of coarse pyrite with a copper, zinc and silver content. Ten zones that vary in size from 50,000 to 40,000,000 tons have been identified, of which eight are believed to be economic. Gold content is not proportional to the total sulphide content but does increase with copper content. Gold values are also enhanced where closely spaced north-south fractures cut the pyrite lenses.

        These historical relationships are maintained at the Penna Shaft zones. The zinc-silver (i.e. Zone 20 North) mineralization, which is common in the upper Penna Shaft area and contains lower gold values, grades into gold-copper mineralization at depth. North-south fractures have been noted in the Penna Shaft underground development along with the associated gold value enhancement.

        The copper mineral that is present at the Penna Shaft is chalcopyrite while the predominant zinc mineral is sphalerite.

        Compared to the mineral reserve estimate as of December 31, 2003, on a tonnage basis, the LaRonde Division's combined proven and probable mineral reserve decreased by 2.1% to 40.7 million tons in 2004. The 40.7 million tons of mineral reserves includes the replacement of 3.0 million tons that were mined in 2004. Agnico-Eagle's ability to sustain its level of proven and probable mineral reserve was primarily due to continued successful exploration results at depth.

        In 2004, drilling targeted continued definition of Zone 20 North, Zone 7 and Zone 20 South and testing the extension of Zone 20 North at depth and to the west (the LaRonde II exploration program).

        In 2004, one focus of the LaRonde II Project exploration program was testing Zone 20 North at depth and to the west. The exploration program was expanded in 2004 when the property boundary constraints were removed with Agnico-Eagle's acquisition of the Bousquet and Terrex properties in 2003. In 2004, other goals of the exploration program were to continue the conversion of mineral resource to mineral reserve at depth in the Zone 20 North portion of LaRonde II, to confirm potential higher grade core at depth, to define the recently discovered polymetallic zone at depth to the west and to test for the extension of Zone 20 South at depth and to the west. The results of the exploration program will be incorporated into the LaRonde II pre-feasibility study that Agnico-Eagle expects to complete by the third quarter of 2005. A summary of the diamond drilling completed on the LaRonde Mine property is set out below:

	Number of Holes Drilled		Feet Drilled
LaRonde Target for Diamond Drilling	2003	2004	2003	2004
Production Stope Delineation	218	180	43,285	35,880
Definition	84	54	50,479	24,852
Deep Exploration (LaRonde II, Zone 20 North)	41	41	69,171	98,749

TOTAL	343	275	162,935	159,481

        The combined cost of the diamond drilling at the LaRonde Mine was approximately $2.2 million in 2004 (including $0.6 million in definition drilling expenses charged to operating costs at the LaRonde Mine and also the cost of the Level 215 exploration drift and services). The total cost of exploration incurred since production started at the LaRonde Mine in 1988 is estimated to be over C$58.4 million. Expenditures on exploration and studies for LaRonde II (Zone 20 North at depth) were $3.9 million in 2004 and are expected to be $2.2 million in 2005.

        Zone 20 North has developed into what Agnico-Eagle believes is one of the largest gold bearing massive sulphide mineralized zones known in the world and one of the largest mineralized zones known in the Abitibi region of Ontario and Quebec. The following table summarizes Zone 20 North's contribution to the LaRonde Mine's mineral reserve:

Proven and Probable Mineral Reserves
Total LaRonde Property	40,713,000 tons
Zone 20 North	38,202,000 tons

        The following table summarizes Zone 20 North's contribution to the LaRonde Mine's mineral resources (see "Notice to Riddarhyttan Shareholders Resident in the United States — Cautionary Note to Riddarhyttan Shareholders Concerning Estimates of Measured and Indicated Resources" and "— Cautionary Note to Riddarhyttan Shareholders Concerning Estimates of Inferred Resources"):

Measured and Indicated Mineral Resources
Total LaRonde Property	3,972,000 tons
Zone 20 North	3,212,000 tons

Inferred Mineral Resource
Total LaRonde Property	10,831,000 tons
Zone 20 North	10,060,000 tons

        Zone 20 North initially occurs at a depth of 2,200 feet below surface and has been traced down to a depth of 10,300 feet below surface. With increased access on the lower levels of the mine (i.e., Levels 170, 194, 215 and 218), the transformation from a "zinc/silver" ore body to a "gold/copper" deposit continued

during 2004. Most of the definition drilling was conducted from Levels 194 and 215. In 2004, deep exploration drilling for the LaRonde II Project was principally conducted from Level 215, the deepest exploration drift at the Penna Shaft.

        Zone 20 North can be divided into an upper zinc/silver-enriched zone and a lower gold/copper-enriched zone. The zinc zone has been traced over a vertical distance of 5,600 feet and a horizontal distance of 1,900 feet, with thicknesses approaching 125 feet. The gold zone has been traced over a vertical distance of over 7,200 feet and a horizontal distance of 2,000 feet, with thicknesses varying from 20 feet to 100 feet. The zinc zone consists of massive zinc/silver mineralization containing 50% to 90% massive pyrite and 10% to 50% massive light brown sphalerite. The gold zone mineralization consists of 30% to 70% finely disseminated to massive pyrite containing 1% to 10% chalcopyrite veinlets, minor disseminated sphalerite and rare specks of visible gold. Gold grades are generally related to the chalcopyrite or copper content. This is the same historical relationship noted at Shaft #1's Main Zone. At depth, the massive sulphide lens becomes richer in gold and copper. During 2004, 2.9 million tons of ore grading 0.10 ounces of gold per ton, 2.6 ounces of silver per ton, 0.55% copper and 4.3% zinc were mined from Zone 20 North.

        While drilling results in 2004 continued to delineate and increase the size of the gold ore body at depth, one of the most significant results of the year was obtained from drill hole 3215-68A. The drill hole intersected the following values:

		Interval (ft)
	True Thickness (ft)			Gold (oz/ton) Cut (1.5 oz)	Silver (oz/ton)	Copper (%)	Zinc (%)
Drill Hole		From	To
3215-68A	45.9	4,160.0	4,245.0	0.19	2.21	0.61	1.87

        The result is significant because it indicates a reoccurrence of massive sulphide bands with up to 15% chalcopyrite mineralization and significant zinc values in an area deep and to the west of the Penna Shaft, on the recently acquired Terrex property. Additional drill intercepts were completed in this sector in 2004, including drill holes 3215-85A and 3215-95, which confirmed the presence of this new polymetallic massive sulphide zone. The results are summarized below:

Drill Hole	True Thickness (ft)	From	To	Gold (oz/ton) Cut (1.5 oz)	Silver (oz/ton)	Copper (%)	Zinc (%)
3215-85D	12.1	3,784.1	3,800.2	0.26	1.95	0.37	9.66
Uncut	12.1	3,784.1	3,800.2	0.59	1.95	0.37	9.66
3215-95	40.7	3,103.6	3,152.2	0.22	1.60	0.52	6.26
Uncut	40.7	3,103.6	3,152.2	0.26	1.60	0.52	6.26

        The most significant result was obtained in drill hole 3215-95, which is the third hole to confirm the existence of a higher grade polymetallic zone at depth. The intercept, located at a depth of 9,339 feet and approximately 3,700 feet to the west of the Penna Shaft, straddles the boundary of the LaRonde and Terrex properties. The intersection consisted of 30% to 90% massive pyrite with occurrences of sphalerite and chalcopyrite hosted by a siliceous matrix. Visible gold was noted in a quartz vein. The vein graded 2.55 ounces of gold (uncut) over an interval of 2.1 feet. With the most recent results, the polymetallic zone has been traced over a length of approximately 1,500 feet and a vertical height of 500 feet.

        Another significant result was obtained in drill hole 3215-85A, located approximately 1,000 feet west of 3215-68A, which intersected strong alteration but no significant gold values; this result appears to indicate that drilling has reached the western limit of Zone 20 North at a depth of approximately 10,000 feet.

        These results will be used in the preparation of Agnico-Eagle's deep mining pre-feasibility study that is expected to be completed in the third quarter of 2005.

        Agnico-Eagle currently controls almost 20 miles along this belt both east and west of the LaRonde Mine, much of which remains unexplored. Access to a portion of this property holding provided by the LaRonde Mine's underground infrastructure will facilitate further exploration.

        Historically, increased drill hole density has improved initial mineral reserve and mineral resource estimates based on widely spaced drill holes usually drilled from the shaft stations. Ultimately development within the ore zones has confirmed or upgraded the original estimates.

        Zone 20 South is located approximately 400 feet south of Zone 20 North. It consists of at least two known disseminated to massive sulphide gold/copper/zinc-bearing lenses made up of 80% to 90% pyrite, 5% to 10% sphalerite and 1% to 3% chalcopyrite. The Zone 20 South horizon has been traced over a vertical distance of 5,300 feet and a horizontal distance of 400 feet, with a mineralized thickness varying from 10 feet to 40 feet. The El Coco property contains the eastern extension of Zone 20 South. The current mineral reserve position on Zone 20 South on the LaRonde property is 178,000 ounces and on the El Coco property is negligible (180 ounces). In 2004, approximately 38,000 tons grading 0.12 ounces of gold per ton were mined from Zone 20 South on the LaRonde property and over 23,000 tons grading 0.20 ounces of gold per ton were mined from Zone 20 South on the El Coco property.

        Most of the current reserves for Zone 20 South (almost 164,000 ounces of gold) are located in the lower mine area. Mineralization of Zone 20 South in this lower area of the Penna Shaft appears to be very similar to what was initially encountered in Zone 20 South near Level 146 where the mineralization is narrow, high-grade but more difficult to define. Additional high-grade gold mineralization at depth could have a significant impact on the long-term mine plan. High grade mineralization just above Level 215 has not yet been factored into the long-term mine plan.

        The significance of Zone 20 South production can be summarized as follows:

  •
  Zone 20 South is characterized by higher-grade mineralization frequently accompanied by coarse visible gold.

  •
  Reserves on the El Coco property were substantially depleted as at December 31, 2003 and production since then has come from royalty-free areas of Zone 20 South lens production.

  •
  Unlike the typical LaRonde massive sulphide model, higher gold grades are frequently accompanied by higher-grade silver/zinc mineralization. In the LaRonde geological model, higher-grade gold mineralization is normally accompanied by corresponding higher copper values.

  •
  Mineralization is continuous down to Level 154 (5,050 feet below surface). Economic mineralization reoccurs at the Level 170 horizon (5,600 feet below surface) and is open at depth. Mineralization has been traced to a depth of 7,800 feet.

  •
  Zone 20 South will require significantly more delineation drilling. Zone 20 South will be drilled from the Level 215 exploration drift, resulting in shorter drill holes and significantly tighter drill spacing.

        In 2004, 23 drill holes were completed in Zone 20 South below Level 215. The results were highly erratic and generally poor. While additional drilling will be conducted in 2005, the current results do not justify an economic evaluation.

        The 2004 drilling program continued testing Zone 20 North at depth and to the west and will continue upper and lower mine delineation drilling. In addition to drilling conducted from the LaRonde Mine infrastructure, drilling was also conducted in 2004 using the underground infrastructure available from Agnico-Eagle's recently acquired Bousquet property. For 2004, three main areas of drilling were conducted including testing potential extensions of mineralization at depth on the Ellison property from the 9th Level and drilling from bottom of the Bousquet Shaft to probe the results at depth encountered in Drill Hole 3215-68A, intersected from LaRonde's Level 215 exploration drift.

  Capital Projects and Expansion

        Expenditures on the expansion of the LaRonde Mine and exploration and development in the surrounding region in the last three fiscal years were $53 million, $44 million and $63 million, respectively. The 2004 expenditures include $31 million of capital expenditures at the LaRonde Mine, $8 million at the LaRonde II project, $8 million for the development of the Lapa property, $4 million for the development of the Goldex property, and $2 million for the exploration of properties in the surrounding region.

        In 2004, Agnico-Eagle commissioned a water treatment plant that reduces tailing effluent toxicity immediately prior to discharge. Agnico-Eagle has initiated construction on a second phase expansion of the water treatment plant to further increase treatment capacity, which was completed in December 2004 and is now fully commissioned. In 2004, Agnico-Eagle initiated ramp development between Level 215 and Level 236. Agnico-Eagle expects to complete this development and ramp construction between the upper and lower mining horizons at the Penna Shaft in the third quarter of 2005.

        The regional development team will continue to evaluate the development project at LaRonde II, Agnico-Eagle's mineral resource base located outside of the Penna Shaft infrastructure. In 2004, Agnico-Eagle continued the deep drilling program from the Level 215 drift and the bottom of the Bousquet Shaft to incorporate those results into a pre-feasibility study which is expected to be completed in mid-2005. In connection with the preparation of this feasibility study, the development team is also refining studies of the technical and risk issues associated with deep mining.

        Agnico-Eagle made capital expenditures of $53 million in 2004, $22 million more than originally budgeted, with the increase primarily due to the commencement of underground programs at Lapa and Goldex projects (see "— Lapa Project" and "— Goldex Project"). Budgeted 2005 exploration and capital expenditures of $60 million consist of $16 million of sustaining capital expenditures at the LaRonde Mine, $13 million on projects relating to LaRonde II, $12 million on the Lapa property and $19 million on the Goldex property. The increase in 2005 budgeted capital expenditures is due to the decision made by Agnico-Eagle in July 2005 to bring the Goldex Project into production. During 2005, Agnico-Eagle plans exploration expenditures on grassroots exploration projects of approximately $10 million. The financing for these expenditures is expected to be from internally generated cash flow from operations and from Agnico-Eagle's existing cash balances. Depending on the success of the exploration programs at this and other properties, Agnico-Eagle may be required to make additional capital expenditures for exploration, development and pre-production. There can be no assurance that Agnico-Eagle will not revise its anticipated capital expenditure program.

  Discussion of Mineral Reserves and Mineral Resources

        This Offer Document uses the terms "measured resources" and "indicated resources". Agnico-Eagle advises Riddarhyttan shareholders that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Riddarhyttan shareholders are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

        The information set forth below with respect to the mineral reserves and resources at the LaRonde Division, Bousquet, Ellison, Goldex and Lapa properties has been prepared in accordance with the Canadian Securities Administrators' National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("National Instrument 43-101"). The criteria set forth in National Instrument 43-101 are similar to the reserve definitions and guidelines for classification of mineral resource used by the SEC's Industry Guide No. 7. However, the definitions in National Instrument 43-101 differ in certain respects from the definitions set forth in the SEC's Industry Guide No. 7 concerning mining operations. Agnico-Eagle's mineral reserve estimate was derived from internally generated data or audited reports.

        Agnico-Eagle's Manager, Project Evaluations, Marc H. Legault, P.Eng, a "qualified person" under National Instrument 43-101, has supervised the preparation of and verified the information that forms the basis for the scientific and technical information in this offer document. The following qualified persons are responsible for the preparation of the mineral reserve and resource estimates on the properties set out below:

Property	Qualified person responsible for mineral reserve estimates
LaRonde Division	Guy Gosselin, Ing., P.Geo., Chief Geologist, LaRonde Division
Bousquet and Ellison	Normand Bedard, P.Geo., Senior Geologist, Regional Development Division
Goldex	Marc Legault, P.Eng., Manager, Project Evaluations
Lapa	Christian D'Amours, P.Geo., Consulting Geologist

        For further information on the mineral reserve and resource estimates contained herein, refer to the Scientific and Technical Data footnote to the tables under the caption "Agnico-Eagle Mineral Reserve Data" and "Agnico-Eagle Mineral Resource Data" under the heading "— Management's Discussion and Analysis".

        National Instrument 43-101 requires mining companies to disclose reserves and resources using the subcategories of "proven" reserves, "probable" reserves, "measured" resources, "indicated" resources and "inferred" resources. Mineral resources that are not mineral reserves do not have demonstrated economic viability. For detailed definitions of these terms, see "Glossary of Mining Terms".

	At December 31,
LaRonde Division	2004	2003	2002
Gold
Proven(1) — tons	3,600,000	4,100,000	3,800,000
Average grade — gold ounces per ton	0.14	0.14	0.13
Probable(1) — tons	27,400,000	25,900,000	22,700,000
Average grade — gold ounces per ton	0.16	0.16	0.13
Zinc
Proven — tons	2,900,000	2,800,000	4,200,000
Average grade — gold ounces per ton	0.03	0.03	0.03
Probable — tons	6,800,000	8,900,000	11,000,000
Average grade — gold ounces per ton	0.03	0.03	0.03

Total mineral reserve — tons	40,700,000	41,600,000	41,700,000

Total contained gold ounces(2)	5,104,000	5,020,000	4,022,000

Tonnage information is rounded to the nearest 100,000 tons.

Notes:

(1)
The proven and probable mineral reserves set forth in the table above are based on net smelter return cut-off value of the ore that varies between C$35.38 per ton and C$54.43 per ton depending on the deposit. (For instance, the C$35.38 cut-off, which is supported by LaRonde engineering reports that demonstrate that economic extraction can be justified, is applied only in respect of the recovery of gold mineralization located in a part of the LaRonde Mine immediately adjacent to zinc mineralization to which the C$54.43 cut-off applies. The zinc mineralization is economic at a cut-off grade of C$54.43 and will be extracted in the ordinary course. When the zinc mineralization is extracted, the access costs for the zinc will have been incurred. To extract the gold mineralization from this area once the adjacent zinc mineralization has been extracted, Agnico-Eagle will not have to incur additional access costs. As a result, the incremental cost of extracting the gold mineralization is low, and a cut-off grade of C$35.38 is appropriate.) The metal grades reported in the mineral reserve estimate represent in-place grades and do not reflect losses in the recovery process, that is, the metallurgical losses associated with processing the extracted ore. Agnico-Eagle's historical metallurgical recovery rates for gold at the LaRonde Mine to December 31, 2004 were 91.5%. 86.5% for silver, 78.9% for copper and 83.5% for zinc. The mineral reserve figures presented herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized.

        The 2005 mineral reserve and mineral resource estimate at LaRonde was calculated using a gold price of $360 per ounce, a silver price of $5.42 per ounce, a copper price of $0.95 per pound, a zinc price of $0.41 per pound and a C$/US$ exchange rate of $1.42. The metal and foreign exchange assumptions were changed in 2004 resulting from changes in the prices for each metal and C$/US$ exchange rate and reflect the three-year historical average initial prices and exchange rate for the three-year period ended December 31, 2004. The impact of the increase in gold price from $325 to $360 was essentially negated by the change in the C$/US$ exchange rate from $1.50 to $1.42. For every 10% change in the gold price, there would be an estimated 7% change in proven and probable reserves.

(2)
Represents contained gold ounces and does not include equivalent gold ounces for the by-product metals contained in mineral reserve.

(3)
Preparation of Scientific and Technical Data:    The personnel at the LaRonde Division utilize quality assurance procedures and assay protocols in connection with drilling and sampling that conform to industry-accepted quality control procedures. Exploration drilling is carried out on approximately a 400-foot by 400-foot pattern, whereas reserve drilling is carried out on approximately a 130-foot by 130-foot pattern. Samples are taken at regular (one foot to five feet) intervals and assayed for gold using the fire assay method. Drill hole collar, survey and assay information used in modelling and resource estimation are manually verified by on-site geologic staff and all core sample metal grades are verified by independent assay laboratories. Factors that could affect the accuracy or reliability of the results of the sampling and assaying carried out at the LaRonde Division include uncleanliness of the coreshack area, a dirty coresaw, the lack of an unobstructed drain for water and rock cuttings during the cutting process, the inability to collect uniform representative samples of adequate size, as well as an ore core recovery of less than 100%. In cases of irregular mineralization, representative samples are sometimes chosen in order to avoid introducing a sampling bias during cutting.

  Reconciliation of LaRonde Division Mineral Reserve

        The following table shows the reconciliation of mineral reserves (in nearest thousand tons) at the LaRonde Division by category as at December 31, 2003 to December 31, 2004.

	Proven	Probable	Total
December 31, 2003	6,848	34,754	41,602
Mined	(2,977)	—	(2,977)
Revision	2,622	(535)	2,088

December 31, 2004	6,493	34,219	40,713

  Lapa Project

        The Lapa Project is a pre-production stage development property located approximately seven miles east of the LaRonde Mine near Cadillac, Quebec and is accessible by provincial highway. The Lapa property is made up of the Tonawanda property, which consists of 42 mining claims totalling approximately 1,912 acres, and the Zulapa property, which consists of one mining concession totalling approximately 231 acres. In 2002, soon after signing an initial option agreement with Breakwater Resources and undertaking an aggressive exploration program, Agnico-Eagle discovered a new gold deposit almost 1,000 feet below the surface. In 2003, Agnico-Eagle purchased the Lapa property from Breakwater Resources for a payment of $8.925 million, a 1% net smelter return royalty on the Tonawanda property and a 0.5% net smelter return royalty on the Zulapa property. An additional $1 million is payable to Breakwater if the published inferred mineral resource at the Lapa property reaches 2.0 million ounces of gold. Of the total potential cash consideration of $9.925 million, $2.0 million may be used by Agnico-Eagle as a credit to offset net smelter return royalties payable.

        In February 2003, the inferred mineral resource for the Lapa property, which consisted entirely of the Contact Zone lens, was estimated to be 3,270,546 tons grading 0.249 ounces per ton of gold. Most of the mineralized drill holes in the Contact Zone contain visible gold. For this mineral resource estimate, high assay values were capped at 1.50 ounces per ton. Drilling throughout 2003 also confirmed a new zone, the Contact South Zone, immediately adjacent to the west and south of the Contact Zone. The 2003 drilling program also focused on infill drilling that resulted in the resource to reserve conversion at year end.

        In 2003, Agnico-Eagle also focused on collecting material to be used in conducting metallurgical testing and preliminary engineering and baseline environmental studies were initiated. As of December 31, 2003 the Lapa property had probable mineral reserves of 4.6 million tons grading 0.25 gold ounces per ton.

        Drilling in 2004 concentrated on expanding the known ore bodies (Contact Zone and Contact South Zone) as well as drilling untested portions of the volcano-sedimentary contact in the eastern portion of the property. Exploration drilling, in particular drill holes 118-04-52B, 118-04-57C and 118-04-57E which tested below the lowest level of the Lapa property reserves (at approximately 4,100 feet below the surface) successfully traced the Contact Zone lens in particular to a depth of 5,200 feet and the deposit remains open for expansion at depth. The results are summarized below:

Drill Hole	True Thickness (ft)	From	To	Gold (oz/ton) Cut (1.5 oz)
118-04-52B	9.8	4,832.6	4,845.7	0.20
118-04-57C	19.7	6,189.9	6,210.2	0.21
118-04-57E	12.5	5,997.0	6,009.8	0.20

        Preliminary engineering throughout 2004 was focused on providing various options for the development of the property. In 2004, Agnico-Eagle initiated a project to sink a 2,700 foot deep shaft at the Lapa property. Completion of the phase 1 underground program is expected to occur in 2006. At the end of the second quarter of 2005 the shaft at the Lapa property had reached a depth of 635 feet. The shaft will provide access for underground diamond drilling to test the depth potential of the deposit, confirm appropriate mining methods and initiate a bulk sampling program. Activity at the Lapa property in 2005 will focus on the construction of the shaft and initiating the underground drilling program.

        At December 31, 2004, the Lapa property contained 4.5 million tons of probable reserves grading 0.26 ounces of gold per ton. The slight reduction in probable reserves (less than 2% in contained gold ounces) is mainly due to drilling results in 2004 that affected the western limit of the Lapa deposit.

	December 31, 2004	December 31, 2003
Gold
Probable — tons	4,509,000	4,661,000
Average grade — gold ounces per ton	0.26	0.25

Total mineral reserve — tons	4,509,000	4,661,000

Total contained gold ounces	1,168,000	1,187,000

Tonnage information is rounded to the nearest 100,000 tons.

Notes:

(1)
The 2004 mineral reserve and mineral resource estimate was calculated using a gold price of $360 per ounce and a C$/US$ exchange rate of $1.42. In estimating the Lapa probable mineral reserve and mineral resource, cut-off grades of 0.19 and 0.15 ounces per ton, respectively, were used to evaluate drill intercepts that have been adjusted to respect a minimum mining width of 9.2 feet. Separate cut-off grades are used for the estimation of mineral reserves and mineral resources. The cut-off grade used for the estimate of mineral reserves is based on the grades used in the preliminary feasibility study or feasibility study that supports the estimate of mineral reserves whereas the cut-off grade used for the estimation of mineral resources is determined by Agnico-Eagle based on the minimum grade of ore that has reasonable prospects for economic extraction. The estimate was derived using a three-dimensional block model of the deposit; the grades were interpolated using the inverse distance power squared method. The metal grades reported in the mineral reserve estimate represent in-place grades and do not reflect losses in the recovery process, that is, the metallurgical losses associated with processing the extracted ore. The mineral reserve and resource figures presented herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. In addition to the mineral reserves set out above, at December 31, 2004 the Lapa property contained 0.8 million tons of indicated mineral resource grading 0.16 ounces of gold per ton and 1.9 million tons of inferred mineral resource grading 0.22 ounces of gold per ton. As at December 31, 2003, the Lapa property's estimated indicated mineral resource was 0.7 million tons grading 0.16 ounces of gold per ton and its estimated inferred mineral resource was 0.3 million tons grading 0.18 ounces of gold per ton.

(2)
For the 2004 mineral reserve and mineral resource estimate, high assay values were capped at 1.5 and 2.0 ounces of gold per ton, respectively, for the Contact Zone and Contact South Zone that comprise the Lapa deposit.

(3)
Preparation of Scientific and Technical Data:    The qualified person responsible for the Lapa mineral reserves and mineral resource estimate is Christian D'Amours, P.Geo., of Service Conseil Geopointcom. All Lapa drill core has been logged and the results have been verified by Dino Lombardi, P.Geo., Senior Geologist, Exploration Division, who is fully qualified per the standards outlined in National Instrument 43-101. The Exploration Division personnel utilize quality assurance and assay protocols that conform to industry accepted quality control procedures. Exploration drilling at Lapa is carried out on approximately a 400-foot by 400-foot pattern, whereas probable reserve drilling is carried out on approximately a 260-foot by 260-foot pattern. Samples are taken consecutively at one foot to five feet intervals. The drill core selected for analysis is sawed in half with one half sent to a commercial laboratory and the other half retained for future reference. Upon reception of the assay results, the pulps and rejects are recovered and submitted to a second laboratory for check-assay purposes. The gold assaying method uses a 30-gram sample by Fire Assay or Metallic Sieve finish as requested by the project geologist. The laboratories used are Bourlamaque Assay Laboratories Ltd., Val d'Or, Quebec, and Expert Laboratories Inc., Rouyn-Noranda, Quebec.

  Goldex Project

        The Goldex Project is a development property held under 22 claims, totalling approximately 661.7 acres. The Goldex property is located in Val d'Or, Quebec and is accessible by provincial highway. The claims are renewable every second year upon payment of a small fee. Agnico-Eagle has a 100% working interest in the Goldex property. The Goldex property is made of three claim blocks: the Probe block (10 claims, 302.4 acres); the Dalton block (one claim, 25.7 acres); and the Goldex Extension block (11 claims, 333.6 acres). The Goldex Extension Zone, which is the gold deposit on which Agnico-Eagle is currently focusing its exploration and development efforts, was discovered in 1989 on the Goldex Extension claim block (although a small portion of the deposit is interpreted to occur on both the Dalton and Probe claim blocks). Probe Mines Ltd. holds a 5% net smelter return royalty interest on the Probe claim block. Should commercial production commence on the Dalton claim, 18,000 shares of Agnico-Eagle are required to be issued to the estate of John Michael Dalton Jr. The Goldex Extension block claims are subject to a 1% net smelter return royalty interest in favour of Donald, Bernard, Marlin, Christine and Denis Charlebois.

        The surface facilities at the Goldex Project include a headframe, a surface building containing a mechanical shop, a warehouse, an office and a 2,600-foot shaft, which provides underground access. Since 1989, Agnico-Eagle has undertaken a major exploration program on the Goldex Extension Zone. This program included deepening the shaft from 1,500 feet to its current 2,600-foot depth, over 158,700 feet of drilling, over 6,833 feet of horizontal development, 146,500 cubic feet of slashing, 476.2 feet of raising and the extraction and milling of two bulk samples (36,743 tons in 1995 and 113,395 tons in 1996). Underground exploration drilling in 1997 confirmed earlier results that outlined a large zone of low-grade mineralization ranging from 20 to 25 million tons in size with a gold grade in the range of 0.064 to 0.072 ounces per ton (using a cutting factor of one ounce per ton).

        In 1997, Agnico-Eagle completed a mining study that showed that the deposit was not economically viable to mine using the mining approach chosen and drill-hole indicated grade. Results from the bulk sampling suggested, however, that the estimation method used may have underestimated the realized grade for the Goldex Extension Zone. However, in late 1997, in view of the then-prevailing market price of gold, the property was placed on a care and maintenance basis. In September 1998, the workings were allowed to flood. The carrying value of the Goldex Project was written down to nil in 1997.

        Throughout 2003, Agnico-Eagle re-evaluated the Goldex project reviewing mining methods and grade estimation methods. In February 2004, a new reserve and resource estimate was completed for the Goldex Extension Zone conforming to National Instrument 43-101 which, coupled with a new preliminary feasibility study, led to a probable reserve estimate of 1.6 million ounces of gold contained in 24.0 million tons grading 0.069 ounces of gold per ton.

        In addition, the February 2004 reserve and resource estimate led to an indicated resource estimate of 1.2 million tons grading 0.077 ounces of gold per ton and an inferred resource estimate of 2.8 million tons grading 0.062 ounces of gold per ton.

        In February 2004, based on a review of the project conducted by independent engineers, Agnico-Eagle decided to undertake a $4.7 million underground bulk sampling program to provide additional geological and sampling information to increase the level of confidence in the gold grade. Three vertical raises and additional diamond drilling were completed in 2004 and the bulk sampling program was completed and processed in the first quarter of 2005.

        The 18,000 ton bulk sample returned a grade of 0.081 ounces of gold per ton, nearly 10% higher than the grade of 0.074 ounces of gold per ton returned during the 113,000 ton bulk sample processed in 1996. The feasibility study was completed in June 2005, reviewed by independent mining engineers and presented to the Agnico-Eagle board in July 2005. Based on the positive results of the feasibility study, Agnico-Eagle has determined to bring Goldex into production. Management expects Goldex to begin contributing to Agnico- Eagle's production in late 2008. The following table shows the Goldex property reserves as of December 31, 2004. While the current probable reserve estimate is essentially unchanged at 1.6 million contained ounces of gold, the bulk sampling program has greatly increased the confidence level in the estimate.

	December 31, 2004	December 31, 2003
Gold
Probable — tons	22,148,000	23,983,000
Average grade — gold ounces per ton	0.074	0.069

Total mineral reserve — tons	22,148,000	23,983,000

Total contained gold ounces	1,627,000	1,647,000

Tonnage information is rounded to the nearest 100,000 tons.

Notes:

(1)
The 2005 mineral reserve and mineral resource estimate was calculated using a gold price of $360 per ounce and a C$/US$ exchange rate of $1.42. The cut-off grade used to evaluate drill intercepts at Goldex was 0.04 ounce per ton over a minimum true thickness of 50 feet. The reserve was derived by evaluating a three-dimensional model of the Goldex Extension Zone, whose gold grade was estimated using a 95% confidence interval grade calculation method, and then adjusting the model envelope to only include sectors with a greater than 75% probability of exceeding the 0.04 ounce per ton cut-off grade. The metal grades reported in the mineral reserve estimate represent in-place grades and do not reflect losses in the recovery process, that is, the metallurgical losses associated with processing the extracted ore. The mineral reserve and resource figures presented herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. In addition to the mineral reserves set out above, the Goldex property contained 0.9 million tons of indicated resource grading 0.07 ounces of gold per ton and 3.5 million tons of inferred mineral resource grading 0.05 ounces per ton. As at December 31, 2003, Goldex was estimated to have 1.2 million tons of indicated resource grading 0.08 ounces of gold per ton and 2.8 million tons of inferred mineral resource grading 0.18 ounces of gold per ton.

(2)
Preparation of Scientific and Technical Data:    At Goldex, exploration drilling was carried out on approximately a 300-foot by 600-foot pattern whereas probable reserve drilling was carried out on approximately a 100-foot by 100-foot pattern. Core samples were taken consecutively at one foot to five feet intervals. The core selected for analysis was cut or sawed in half with one half sent to a commercial assay laboratory. Prior to 2004, 1.4 inch diameter, or BQ, core was used to test the Goldex Extension Zone; whereas in 2004, 1.8 inch diameter, or NQ, core drilling was completed at Goldex. Upon reception of the assay results, at least 10% of the pulps and rejects were sent to another laboratory for check assay purposes. Prior to 2004, the principal gold assaying method used was either by Fire Assay with an atomic absorption of a 30 gram pulverized sub-sample or by Metallic Sieve assaying method of a 30 gram pulverized sub-sample. The principal laboratory used was Abilab Laboratories, Val d'Or, Quebec. During the 2004-2005 program, ALS Chemex of Val d'Or, Quebec completed all of the assaying of core and chip samples. The principal assaying method was by Fire Assay with an atomic absorption or gravimetric finish of a 50 gram pulverized sub-sample. In the case of visible gold, a 1000 gram pulverized sub-sample was assayed using the Total Pulverisation method.

  Bousquet and Ellison Properties

        The Bousquet property is located immediately west of the LaRonde property and consists of two mining leases (180.6 acres) and 31 claims (951.0 acres). The property, along with various equipment and other mining properties, was acquired from Barrick in September 2003 for $3.9 million in cash (including transaction costs), $1.5 million in Agnico-Eagle Shares, and the assumption of specific reclamation and other obligations related to the Bousquet property. The property is subject to a 2% net smelter return royalty interest in favour of Barrick.

        The Ellison property is located immediately west of the Bousquet property and consists of eight claims (249.8 acres). The property was acquired in August 2002 for C$0.5 million in cash and a commitment to spend C$0.5 million in exploration over four years. The property is subject to a net smelter return royalty interest in favour of Yorbeau Resources Inc. that varies between 1.5% and 2.5% depending on the price of gold. Should commercial production from the Ellison property commence, Yorbeau Resources Inc. will receive an additional C$0.5 million in cash. As of December 31, 2004, Agnico-Eagle has spent C$1.9M in exploration on the Ellison property.

        In the first quarter of 2003, a mineral resource was estimated for the A Zone on the Ellison property conforming to National Instrument 43-101. The estimate, which used a gold price of $300 per ounce and 0.09 ounce per ton cut-off grade, revealed an indicated mineral resource of 249,000 tons grading 0.16 ounces of gold per ton. With the underground exploration access provided by the Bousquet II infrastructure, an exploration program was initiated in late 2003 to test the potential of both the Ellison and Bousquet properties. As of December 2004, exploration activity on the Ellison property totalled 22 holes totalling 37,422 feet. The two main targets were the deep extension of the Bousquet 1 corridor and the felsic volcanic package to the south. The drilling activity on the Bousquet property for the same period totalled 57,562 feet in 32 holes. The main targets were the deep extension of the Bousquet 2 ore body, the deep extension of the 3-1 Zone and the felsic volcanic package to the south which may potentially contain mineralization similar to that found at the Laronde Mine.

        In addition, in 2003, the mineral resources at the Bousquet and Ellison properties were reviewed with the possibility of mining resource blocks which could become potentially economic given the proximity of the mill facility at LaRonde. The result was the definition of a small proven mineral reserve (104,000 tons grading 0.09 ounces of gold per ton) of which 100,419 tons were extracted in 2004 from a small open pit mine grading 0.07 ounces of gold per ton. In addition, 20,124 tons of low grade material grading 0.04 ounces of gold per ton and 284,459 tons of waste were extracted. As of December 31, 2004, 63,287 tons have been milled at a grade of 0.08 ounces of gold per ton. The remaining ore and the low grade material is crushed and stockpiled close to the mill.

        The 2004 measured and indicated mineral resource at the Bousquet property is approximately 2.0 million tons grading 0.18 ounces of gold per ton and the inferred mineral resource is 2.0 million tons grading 0.22 ounces of gold per ton. The December 31, 2004 measured and indicated mineral resource at Ellison is 0.3 million tons grading 0.17 ounces of gold per ton, almost unchanged from December 31, 2003, but the inferred resource decreased to 1.1 million tons grading 0.19 ounces of gold per ton. The main changes occurred in the newly named Zone 3-4 (formerly called the Deep Zone 3) which represents the deep extension of the Bousquet 1 mineralization. The zone straddled the Bousquet/Ellison property boundary. The tonnage and grade decreased significantly but the drilling allowed the delineation of approximately 0.4 million tons of indicated resources grading 0.26 ounces of gold per ton.

        The exploration program continued during the first quarter of 2005 with approximately 29,000 feet of diamond drilling completed with a budgeted cost of C$1.6 million. The results were sufficiently positive to initiate additional holes which are scheduled to be completed in the third quarter of 2005. Following this program, a revision of the economic potential of the resource identified on both properties will be initiated.

  Preparation of Scientific and Technical Data

        In estimating the Bousquet and Ellison 2004 mineral reserve and mineral resource, a minimum gold cut-off grade of 0.09 ounces of gold per ton was used to evaluate drill intercepts that have been adjusted to respect a minimum mining width of 9.8 feet. The estimate was derived using a combination of three-dimensional block modelling (grades were interpolated using the inverse distance power squared method) for certain zones and for the other zones, by the polygonal method on longitudinal sections. A portion of the resource estimate is based on estimates reported when the Bousquet I mine closed in 1996. This information is of a good quality and is considered reliable. The resource was reviewed and reclassified using the CIM Standards on Mineral Resources and Mineral Reserves Definitions and Guidelines (the "CIM Guidelines") published by the Canadian Institute of Mining, Metallurgy and Petroleum.

  Joutel Project

        The Joutel properties consist of the Eagle Mine (including the Eagle West Zone) and the Telbel Mine, in Joutel Township, Quebec, located approximately 180 miles northwest of the LaRonde mine. The Eagle Mine and Telbel Mine are held under two adjoining provincial mining leases, totalling approximately 911 acres. Dismantling of the Eagle Mine and Telbel Mine facilities was completed in 2000. Mining and milling operations at the Eagle and Telbel Mines in Joutel ceased in December 1993 and Agnico-Eagle began the restoration of the Joutel mining and milling site in 1998. The carrying value of the Joutel minesite was written down to nil in 1997.

        During 1996, Agnico-Eagle submitted a mine closure plan for the Joutel Project to the Minister of Natural Resources in Quebec. Based on this closure plan, the estimated current reclamation cost is

$0.3 million. Expenditures on reclamation at the Joutel Project under this closure plan were $0.1 million in 2004 and $0.1 million in 2003. As of December 31, 2004, Agnico-Eagle's reclamation provision for the Joutel Project was $0.7 million.

        All decommissioning and rehabilitation of the Joutel property has been completed except for revegetation of the tailings area. In 2002, Agnico-Eagle submitted a modelling study on the long-term acid drainage potential of tailings area to the Ministry of Natural Resources in Quebec in support of a closure plan to revegetate the tailings pond. Agnico-Eagle is currently monitoring the site and will repeat the modelling exercise in 2005 to validate it against actual water conditions in the tailings. This new modelling study will be submitted to the Ministry of Natural Resources and contouring and revegetation of the tailings area will commence after receiving a favourable ruling from the Ministry of Natural Resources regarding the closure plan.

  Vezza Project

        Agnico-Eagle's Vezza Project is located approximately 38 miles northwest of the Joutel properties and consists of the Vezza deposit located in Vezza Township, Quebec and a number of properties in the Vezza, Noyon and Cavalier Townships in Quebec. The Vezza Project currently comprises 10 exploration properties held under 578 mining claims, totalling approximately 22,152 acres. Agnico-Eagle owns 100% of the Vezza deposit free of royalty interests. The carrying value of the Vezza Project was written down to nil in 1997. Agnico-Eagle has submitted a closure plan to the Ministry of Environment in Quebec which was accepted. Rehabilitation will be carried out after Agnico-Eagle has made a decision on the future exploration potential of the property. Expenditures under the closure plans were $0.1 million in 2004 and are expected to be $0.1 million in 2005. As at December 31, 2004, Agnico-Eagle's reclamation provision for the Vezza Project was nil.

  Agnico-Eagle's Exploration Activities

        Agnico-Eagle continued to actively explore in Quebec, Newfoundland, Nevada and Idaho. At the end of December 2004, the land holdings of Agnico-Eagle consisted of 3,162 mineral titles (claims, mining leases, etc.) covering 139,123 acres. During 2003 and 2004, Agnico-Eagle's exploration activities were focused mainly on the Lapa property and acquiring additional property along the Cortez sector of the Battle Mountain trend in Nevada.

  Pinos Altos

        In March 2005, Agnico-Eagle entered into an option agreement with Penoles, a Mexican public mining company, to acquire the Pinos Altos project in northern Mexico. The Pinos Altos project is located on a 27,000 acre property in the Sierra Madre gold belt, 170 miles west of the city of Chihuahua in northern Mexico. Under the terms of the option agreement, Agnico-Eagle will spend $2.8 million on a 55,000 foot diamond drilling program over a five-month period ending in October 2005 (subject to extension in certain events). After the completion of the five-month drilling program, Agnico-Eagle will have a two-month period in which to decide whether to exercise its option to acquire Penoles' 100% interest in the project. If Agnico-Eagle exercises its option to purchase the Pinos Altos project, the purchase price will be approximately $65 million, which will be comprised of $39 million in cash and 1,809,350 shares of Agnico-Eagle. Except as disclosed in this Offer Document, Agnico-Eagle has no other commitments or agreements with respect to any other material acquisitions.

        The Pinos Altos property is made up of three blocks, the Parreña Concessions (19 concessions, 14,928 acres), the Madroño Concessions (16 concessions, 8,199 acres) and the Pinos Altos Concession (1 concession, 4,129 acres). The Madroño Concessions (which cover approximately 64% of the current mineral resource) are subject to Net Smelter Royalty of 3.5% payable to Minerales El Madroño S.A. de C.V. The Pinos Altos Concession (which covers approximately 36% of the current mineral resource) is subject to a 2.5% Net Smelter Return royalty payable to the Consejo de Recursos Minerales, a Mexican Federal Government agency; after 20 years, this portion of the property will also be subject to a 3.5% Net Smelter Return Royalty payable to Minerales El Madroño S.A. de C.V. Beginning on May 18, 2006, advance royalty payments of $0.142 million are payable to Minerales El Madroño S.A. de C.V. The surface rights for approximately 1,000 acres have been secured for mine construction and installations at Pinos Altos. The property is also approximately 60 miles from a major electric power terminus and within six miles of a proposed extension of the grid.

        Peñoles acquired the property in 1995 and drilling to date has outlined an indicated mineral resource of 4.4 million tons with a grade of 0.18 ounces of gold per ton and 3.82 ounces of silver per ton. In addition, the property has an inferred mineral resource of 2.5 million tons grading 0.18 ounces of gold per ton and 3.41 ounces of silver per ton. Over 90% of the Pinos Altos mineral resource is located in the Santo Nino vein, along a regional fault zone that holds a number of other known deposits in the area. This Santo Nino vein zone has thicknesses of up to 150 feet over a length of 1.2 miles and a vertical extent of at least 1,800 feet. It remains open to the west and at depth. Peñoles' work to date has also included metallurgical testing and initial work on the permitting for a potential mining operation.

        The mineral resource estimate by Peñoles was completed in June 2003 and was reviewed by Agnico-Eagle and determined to conform with the standards of National Instrument 43-101. The data disclosed, including the sampling, analytical and test data underlying the mineral resource estimate, has been verified. The key assumptions and parameters used in the estimate are a gold price of $300 per ounce, a silver price of $4.75 per ounce, a 0.10 ounce per ton gold grade cut-off, and metallurgical recoveries of 92.39% for gold and 47.83% for silver. Gold assays were cut to 0.89 ounces per ton while silver assays were cut to 19.25 ounces per ton. Although more recent exploration information has been collected in the area where the mineral resource estimate was completed, it is the opinion of the qualified person that including this information would not materially change the estimate. Agnico-Eagle believes that the estimate of mineral resources at Pinos Altos is not likely to be materially affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant issues. In Mexico, mineral rights are granted as exploration and exploitation concessions which require that certain mineral exploration work be completed and submitted and that a nominal amount of taxes are paid annually.

Legal and Regulatory Proceedings

        Agnico-Eagle is subject to various legal proceedings and threatened legal proceedings from time to time. Agnico-Eagle is not currently party to any legal proceedings and is not aware of any threatened legal proceedings, the adverse outcome of which, in the opinion of Agnico-Eagle's management, individually or in the aggregate, would have a material adverse effect on Agnico-Eagle's business, financial condition or results of operations. However, any potential litigation, regardless of its merits, could result in substantial costs and divert management's attention from Agnico-Eagle's operations. Such diversions could have an adverse impact on Agnico-Eagle's business, results of operations and financial condition.

        As disclosed by Agnico-Eagle on March 18, 2004, the staff of the Ontario Securities Commission had been investigating Agnico-Eagle in relation to the timing and content of Agnico-Eagle's disclosure concerning a rock fall that occurred at the LaRonde Mine in the first quarter of 2003. On April 28, 2005, Agnico-Eagle announced that it had reached a settlement agreement with the Ontario Securities Commission, including regarding the timing of Agnico-Eagle's disclosure of a production shortfall prior to its earnings announcement in the third quarter of 2003. The settlement requires Agnico-Eagle to undertake a third party review of its disclosure practices and procedures at its own expense and to implement any recommendations made by the reviewer.

        In addition, on November 4, 2004, Agnico-Eagle was advised that Ontario Securities Commission staff were investigating an officer of Agnico-Eagle for potential insider trading violations. On November 5, 2004, Agnico-Eagle suspended the officer with pay pending the outcome of an internal investigation into the allegations. On November 8, 2004 the board of directors met and appointed an independent director to conduct, with the assistance of Agnico-Eagle's external counsel, an investigation into the matter and to report back to the board. The board of directors met again on November 15, December 1, December 3 and December 7, 2004 in connection with the investigation. On December 7, 2004, Agnico-Eagle terminated the officer. Agnico-Eagle is cooperating with the Ontario Securities Commission in its investigation.

Management's Discussion and Analysis

Business Overview

        Agnico-Eagle earns the majority of its revenue and generates cash flow from the production and sale of gold in both doré and concentrate form. The remainder of revenue and cash flow is generated by the production and sale of by-product metals, namely silver, zinc and copper.

        In 2004, Agnico-Eagle increased gold production to a record level. This was a record year on numerous fronts:

  •
  Record gold production of 271,567 ounces

  •
  Record mined and processed tonnage at about 3.0 million tons

  •
  Record low full year and fourth quarter total cash costs per ounce of $56 and $13, respectively

  •
  Record earnings and cash flow from operating activities at US$47.9 million and US$49.5 million, respectively

  •
  Record proven and probable gold reserves of 7.9 million ounces

        Throughout this section, the terms total cash costs per ounce and minesite costs per ton are used. Both of these measures are non-GAAP measures and are discussed in more detail, including management's use of the measures and their limitations and the reconciliation of such measures to GAAP measures, under the heading "Notice to Riddarhyttan Shareholders Resident in the United States — Cautionary Note to Riddarhyttan Shareholders Concerning Certain Measures of Performance".

Key Performance Drivers

        The key drivers of financial performance for Agnico-Eagle are:

  •
  the spot price of gold

  •
  spot prices of silver, zinc and copper

  •
  the C$/US$ exchange rate

  •
  production volumes

  •
  production costs

        Agnico-Eagle believes that other gold mining companies are affected by many of the same key performance drivers.

        Agnico-Eagle has never sold gold forward. It believes that low-cost production is the best protection against decreasing gold prices. As a result, Agnico-Eagle is positioned to benefit from rising gold prices. The sale of by-product silver, zinc and copper is important to both revenue and total cash costs per ounce. Therefore, hedging strategies are implemented occasionally to mitigate the effects of fluctuating prices of by-product metals. The C$/US$ exchange rate is also an important financial driver as practically all operating costs are paid in Canadian dollars while revenue is generated in U.S. dollars. As such, hedging strategies are also used to mitigate the impact of fluctuating exchange rates on total cash costs per ounce.

Markets

Gold PM Fix (US$/Oz)

        Agnico-Eagle is a relatively small producer in the world gold market and, consequently, its annual gold production, 271,567 ounces in 2004, does not necessarily affect the world market price for gold. The gold price (based on Scotia Mocatta "Metal Matters" reports) continued to rise in 2004 reaching the highest intraday level since the late 1980s at $457/oz in December 2004. Gold prices (London PM fixes) during the year ranged from a low of $375/oz to a high of $454/oz finishing the year at $437/oz.

        Many factors contributed to the increase in gold prices throughout 2004. The most influential factor was continued weakness in the U.S. dollar largely caused by growing concern about the United States trade and budget deficits. A stabilizing global economy led to increased gold demand for jewellery in 2004 after three years of declines. Investment demand, sparked by the launch of additional gold Exchange Traded Funds ("ETFs"), has also helped push prices higher. ETFs give fund managers the opportunity to buy exposure to gold bullion without owning physical metal. Producer de-hedging has also contributed to improved demand. As physical and investment demand increased throughout 2004, declining mine supply further fueled price increases. Global mine production was negatively impacted in 2004 as South African production decreased steadily throughout the year as a result of the rapid appreciation of the rand against the U.S. dollar.

        At the beginning of 2004, the silver price (based on Scotia Mocatta "Metal Matters" reports) continued a strong rally which began in November 2003. The rally took silver to a high of $8.44/oz in April 2004. The sharp appreciation in silver prices caused physical demand to decrease and thus prices retreated to $5.43/oz during April and May of 2004. Silver prices then appreciated gradually from these lows and prices reached $8.17/oz in December before retreating again. Despite the rapid price appreciation, industrial demand still showed modest growth in 2004 as jewellery and silverware fabricators became accustomed to the higher prices. Silver's use in photography has been declining since 1999 and is expected to continue declining as digital photography becomes more widespread. Investment demand was also a factor leading to the price changes in 2004 as the commodity became more popular with funds as a means to offset continued U.S. dollar weakness.

Silver PM Fix (US$/Oz)

        In 2004, base metals benefited from increased demand, stemming from the rapid economic growth in China, stimulating a worldwide price rise. Continued weakness in the U.S. dollar, the primary currency of quoted market prices, also contributed to the increase in metal prices. Zinc and copper refined metal prices in U.S. dollars rose over 25% and 60%, respectively, as the growth in global demand for these metals outpaced the growth in global supply. Zinc concentrate spot treatment charges fell marginally over the year as smelter shortages developed, but spot copper treatment charges rose dramatically as supplies from mine re-openings and new production overtook smelter demand. Refined copper and zinc both have mainly industrial usages. Copper is used mainly in the electrical and construction industry in the form of cable, electrical wire and pipes for plumbing. Zinc is mainly used for galvanizing to protect against corrosion to vehicles, machinery and building structures.

Recent Developments

  Second Quarter Financial and Operating Results

        Agnico-Eagle's earnings for the three months ended June 30, 2005 were $12.8 million, or $0.15 per share, compared to earnings of $8.8 million, or $0.11 per share, in the second quarter of 2004.

        Second quarter earnings in 2005 were positively affected by non-cash mark-to-market gains on by-product metal derivative contracts of $4.2 million ($0.05 per share) and a deferred tax recovery of $3.8 million ($0.04 per share). Cash flow from operating activities in the quarter was $19.1 million compared to $14.9 million in the prior year's second quarter.

        For the six months ended June 30, 2005, earnings totalled $23.2 million ($0.27 per share) versus $21.7 million ($0.26 per share) in the corresponding period in 2004. Non-cash mark-to-market derivative gains totalled $0.8 million ($0.01 per share) in the first six months, while non-cash deferred tax recovery totalled $4.1 million ($0.05 per share). Agnico-Eagle expects to accrue deferred taxes at the statutory rate of approximately 40% for the balance of the year.

        Cash flow from operating activities totalled $47.2 million for the first half of 2005 versus $21.1 million in the first half of 2004. The sharp improvement is partly due to a reduction of metals inventories accumulated in the fourth quarter of 2004, which were sold in 2005. In the second quarter of 2005, sales volumes for gold, silver, zinc and copper each approximated production, leaving stockpiled inventories relatively unchanged.

        On a per ounce basis, net of by-product credits, total cash costs for the LaRonde Mine remained very low, compared to the industry average, at $103 per ounce in the second quarter. This compares with the results of the second quarter of 2004 when total cash costs per ounce were $77. Year-to-date total cash costs were $84 per ounce versus $78 per ounce in the first six months of 2004.

        In spite of the high tonnage being achieved by the LaRonde Mine, the payable quarterly gold production of 61,771 ounces was 5% lower than the corresponding period in 2004. This reduction is primarily because of lower mill recoveries, which were largely due to higher lead content, associated with higher zinc grades.

        As a result of delays due to required rehabilitation work in the first quarter and lower gold recoveries in the second quarter, Agnico-Eagle is now targeting gold production of 250,000 to 260,000 ounces in 2005 at total cash costs below $100 per ounce. By-product production is expected to be over 5 million ounces of silver, 165 million pounds of zinc and 17 million pounds of copper.

  Goldex Production Decision

        Following a favourable review from an independent third party, in late July 2005, Agnico-Eagle decided to bring its 100% owned Goldex Project into production. As a result of this decision, Agnico-Eagle's 2005 capital expenditures are now expected to be just over $60 million, which now includes an additional $19 million for costs associated with the development of the Goldex Project.

        The Goldex Project's base case projects an after-tax internal rate of return of 15%, based on $400 gold per ounce, a C$/US$ exchange rate of 1.30, minesite operating costs of C$17/ton and capital costs of $135 million. Annual gold production is expected to average over 170,000 ounces at total cash costs of $200 per ounce, beginning in 2008.

Results of Operations for the Three Months Ended March 31, 2005 and 2004 and the Years Ended December 31, 2004, 2003 and 2002

  Revenues from Mining Operations

        Agnico-Eagle reported first quarter of 2005 net income of $10.4 million, or $0.12 per share, compared to net income of $12.9 million, or $0.15 per share, in the first quarter of 2004. Gold production in the first quarter of 2005 was 55,310 ounces compared to 70,188 ounces in the first quarter of 2004. This reduction was primarily due to the mining of a greater number of stopes from the upper mine (generally zinc rich) than from lower levels (generally gold rich). Rehabilitation work was required in some areas of the sill pillar, below 194 Level, which resulted in a delay in extracting six of the higher grade gold stopes. Cash flow provided by operating activities was $28.1 million in the quarter compared to $6.2 million in the prior year's first quarter.

        The tonnage of ore processed in the first three months of 2005 increased 4% to 715,121 tons compared to 689,176 tons during the same period in 2004. First quarter earnings in 2005 were negatively affected by mark-to-market losses on by-product metal derivative contracts of $3.4 million, or $0.04 per share, and stock option expenses of $1.2 million, or $0.01 per share.

        The table below summarizes the key variances in net income for the first quarter of 2005 from the net income reported for the same period in 2004.

Three Months Ended March 31, 2005
(millions of dollars)
Decrease in gold production	$(6.1)
Increase in gold price	0.9
Decrease in copper and silver revenues	(1.8)
Increase in zinc revenue	7.5
Sale of prior year inventory build-up and settlement adjustments	9.6
Stronger Canadian dollar, net of hedges	(2.9)
Increased amortization	(1.6)
Cost of increased ore throughput	(0.8)
Mark-to-market on by-product metal hedges	(3.4)
Corporate costs and other	(3.9)

Net negative variance	$(2.5)

        In the first quarter of 2005, revenue from mining operations increased $13.2 million to $61.8 million from $48.6 million in the first quarter of 2004. While realized prices for all metals increased in 2005 compared to the first quarter of 2004, these increased metal prices were offset by lower gold, silver and copper production. The decreased production volume for these metals was offset by a 12% increase in zinc production. Revenue was also positively impacted by the sale of the large copper concentrate inventory which had built up at December 31, 2004 and by positive settlement adjustments resulting from price increases for all metals.

        In 2004, revenue from mining operations increased 48% to $188 million from $127 million in 2003. The increased revenue was due to both increased production volumes and increased metal prices. In 2004, Agnico-Eagle achieved record production of all metals with gold production up 15% to 271,567 ounces while by-product silver, zinc and copper production increased by 44%, 67% and 13%, respectively.

        The majority of Agnico-Eagle's revenue is derived from precious metal sales. In 2004, sales of gold and silver accounted for 75% of revenues, down from 84% and 88% in 2003 and 2002, respectively. The decline in the percentage of revenues from precious metals is largely due to increased revenues from by-product copper and zinc as a result of a sharp increase in prices for each metal. Revenues from mining operations are accounted for net of related smelting, refining, transportation and other charges. In 2005, Agnico-Eagle anticipates precious metal sales to account for 78% of overall revenue. The table below summarizes net revenue by metal:

	Three months ended March 31
	2005	2004	2004	2003	2002
Revenues from mining operations (thousands):
Gold	$36,504	$30,394	$105,528	$85,566	$80,177
Silver	9,318	7,432	35,289	20,584	14,115
Zinc	11,939	4,170	33,044	14,218	14,762
Copper	4,004	6,608	14,188	6,452	(1,027)

	$61,766	$48,604	$188,049	$126,820	$108,027

Production:
Gold (ounces)	55,310	70,188	271,567	236,653	260,183
Silver (000's ounces)	1,398	1,128	5,699	3,953	3,084
Zinc (000's pounds)	37,454	36,804	167,282	100,337	108,060
Copper (000's pounds)	3,989	5,840	22,816	20,131	8,927

        Revenue from gold sales increased $20 million, or 23%, in 2004. Approximately 49% of the $20 million increase was due to increased production, while 51% of the increase was attributable to increased realized prices. Realized gold prices increased 14% in 2004 to $418 per ounce from $368 per ounce in 2003. Silver revenue increased $15 million, or 71%, in 2004. Of the $15 million increase, 46% was due to increased production, while 54% was attributable to increased realized prices. Realized silver prices increased 35% in 2004 to $6.84 per ounce from $5.07 per ounce in 2003.

        Revenue from copper sales increased $8 million, or 120%, in 2004. Revenue from zinc sales increased $19 million, or 132%, in 2004. Both copper and zinc revenues benefited from increased production and prices but were negatively impacted by higher smelting, refining and transportation charges. Higher smelting and refining charges were mostly attributable to the increased production volumes for both copper and zinc and to rising treatment charges for copper. Increased transportation charges were due to higher ocean freight for zinc and copper concentrate shipments as the growing Asian economies continue to put a strain on the marine transportation system. The impact of increasing ocean freight costs was somewhat mitigated throughout 2004 as Agnico-Eagle began delivering zinc concentrate to Falconbridge's nearby Kidd Creek smelter in Timmins, Ontario.

        Gold production increased to 271,567 ounces in 2004, up 15% from 236,653 ounces in 2003, primarily due to increased tonnage from LaRonde's lower, gold-copper rich, mining horizons. Production of all metals increased as LaRonde benefited from operational improvements, a more focused mining plan and increased ore throughput. For 2004, ore throughput increased 22% to 3.0 million tons from 2.4 million tons in 2003. The increased ore throughput was a result of a new mining plan, which was designed and implemented at the end of 2003 to address the production difficulties that were encountered. While LaRonde achieved record tonnages for both ore mined and milled, lower than expected gold grades resulted in gold production below Agnico-Eagle's original estimate of 300,000 ounces. Higher than expected dilution on the lower mining levels was the main reason for the decreased gold grade. As a result, Agnico-Eagle has adjusted its reserves and production forecasts to take into account the increased dilution. The mining team at LaRonde continues to look for ways to minimize this dilution effect.

        Silver and zinc production increased 44% and 67%, respectively when compared to 2003, largely due to higher tonnage milled. Copper production increased 13% as ore production from the lower level mining areas increased. As a result of implementing a new mining plan, ore production from the lower gold-copper rich levels accounted for 63% of the ore processed through the mill, up from 55% in 2003.

        Operational improvements and ore body optimization continued throughout 2004, culminating in record quarterly mill throughput of almost 800,000 tons or 8,614 tons per day in the fourth quarter. Fourth quarter revenues also increased in 2004 compared to 2003 due to the same factors which affected full year revenues.

  Interest and Sundry Income

        Interest and sundry income consists of interest on cash balances, realized gains on the disposition of available-for-sale securities, and amortization related to gold put option contracts expiring in the year. Interest and sundry income was $0.7 million in 2004 compared to $2.8 million in 2003. The $2.1 million decrease was due almost entirely to decreased gains on the disposition of available for sale securities. Interest on cash balances and charges relating to amortization of gold puts purchased in 1999 remained relatively unchanged over 2003.

  Production Costs

        Taking into consideration year-to-date performance, Agnico-Eagle has revised its gold production targets for 2005 to 250,000 to 260,000 ounces. LaRonde's total cash costs are expected to be less than $100 per ounce, as lower gold production is expected to be offset by higher by-product production and metal prices.

        In 2004, production costs decreased 6% to $98 million from $105 million in 2003. The table below presents the components of production costs:

	Three Months ended March 31,
	2005	2004	2004	2003	2002
	(thousands of dollars)
Definition Drilling	$136	$151	$723	$511	$437
Stope Development	2,751	2,807	10,768	11,832	8,625
Mining	5,196	4,623	20,851	17,263	10,961
Underground Services	8,389	7,040	32,668	25,836	16,591
Milling	8,411	7,968	34,466	27,478	20,603
Surface Services	788	599	2,480	2,245	1,928
Administration	1,975	1,687	8,005	6,472	5,368

Minesite costs	$27,646	$24,875	$109,961	$91,637	$64,513
El Coco Royalty	—	—	—	12,888	10,764
Accretion expense and reclamation costs	107	168	314	519	1,301
Inventory adjustments	3,368	294	(7,436)	(368)	1,071
Hedging losses (gains)	(148)	(1,196)	(4,671)	314	(1,680)

Production costs per Consolidated Statement of Income (Loss)	$30,973	$24,141	$98,168	$104,990	$75,969

        Minesite costs increased to $110 million from $92 million in 2003 primarily as a result of the increased tonnage mined and milled in 2004 and the continued strength of the Canadian dollar. The average C$/US$ exchange rate for 2004 fell to $1.3017 from $1.4018 in 2003 and this deterioration of the U.S. dollar was responsible for $8.1 million of the $18.3 million increase in 2004 minesite costs. Underground services costs increased due to increased preventative maintenance to underground fixed and mobile equipment resulting from the increased tonnage mined. At the beginning of 2004, two separate industrial accidents claimed the lives of a contract miner and an employee. As a result, Agnico-Eagle conducted a review of safety procedures and made modifications to underground equipment to further ensure the safety of Agnico-Eagle's employees that also contributed to the increased minesite costs. Increases in the cost of raw materials such as fuel and iron, used in the mining process, and chemicals, used in the milling process, further contributed to the overall increase in minesite costs.

        The increased minesite costs were offset by a number of factors which helped reduce total production costs. In 2004, Agnico-Eagle did not incur royalty expenditures on production attributable to the El Coco property as this area of the mine was essentially mined out at the end of 2003. At the end of 2004, $7.4 million of minesite costs were allocated to inventory which was a significant increase from the small inventory adjustments made in 2003. Due to the large increases in production volumes in 2004, zinc and copper concentrate inventories were much higher at the end of 2004 compared to 2003. This inventory adjustment reflects the production costs associated with unsold concentrates at the end of the year. Realized hedging gains also contributed to the reduction in production costs. Hedge gains increased over 2003 due to the continued deterioration of the U.S. dollar. Throughout 2004, Agnico-Eagle was able to benefit from its currency hedges to sell U.S. dollars at a C$/US$ exchange rate of $1.59, well above the average C$/US$ exchange rate of $1.30. These realized hedging gains were somewhat offset by negative mark-to-market adjustments on certain foreign exchange hedges which do not qualify for hedge accounting. The impact of Agnico-Eagle's foreign exchange hedges was much smaller in the first quarter of 2005 thereby resulting in increased minesite costs. Minesite costs also increased slightly as a result of the 4% increase in ore throughput in the first quarter of 2005.

        In 2003, operational difficulties and increased royalty expenses were responsible for the $27 million increase in minesite costs compared to 2002. The rock fall in the first quarter of 2003 and the production drilling challenges encountered in the third quarter of 2003 caused mining and underground service costs to increase over 2002. Furthermore, of the $27 million increase over 2002, the strengthening Canadian dollar accounted for $10 million.

        In the first quarter of 2005 total cash costs per ounce decreased to $67 per ounce of gold produced from $78 per ounce in the first quarter of 2004. The main driver leading to the decrease in total cash costs for the quarter was higher by-product metal prices, offset partially by lower gold production. Minesite costs per ton were unchanged at C$48 in the first quarter of 2005 compared to the first quarter of 2004. As total cash costs are calculated on a production basis, the sale of the prior quarter's copper concentrate buildup did not affect total cash costs.

        In 2004, total cash costs to produce an ounce of gold decreased to $56 from $269 in 2003 and $182 in 2002. Total cash costs are comprised of minesite costs reduced by net silver, zinc and copper revenue. Total cash costs per ounce are affected by various factors such as the number of gold ounces produced, operating costs, C$/US$ exchange rates, production royalties and by-product metal prices. The table below illustrates the variance in total cash costs per ounce attributable to each of these factors. The most significant factors contributing to the decrease in total cash costs per ounce in 2004 were: higher by-product revenue as a result of increased production and higher by-product metal prices, elimination of the El Coco royalty and increased gold production. Total cash costs per ounce is not a recognized measure under U.S. GAAP and is described more fully below.

	2004	2003
Total cash costs per ounce (prior year)	$269	$182
Lower (higher) gold production	(35)	19
Stronger Canadian dollar	29	30
Higher (lower) El Coco royalty	(47)	13
Cost associated with increased throughput	39	77
Foreign exchange hedge gains	(18)	—
(Higher) lower by-product revenue	(181)	(52)

Total cash costs per ounce (current year)	$56	$269

        Total cash cost per ounce is not a recognized measure under U.S. GAAP and this data may not be comparable to data presented by other gold producers. Management believes that this generally accepted industry measure is a realistic indication of operating performance and is useful in allowing year over year comparisons. As illustrated in the table below, this measure is calculated by adjusting Production Costs as shown in the Consolidated Statement of Income (Loss) and Comprehensive Income (Loss) for net by-product revenues, royalties, and asset retirement provisions. This measure is intended to provide investors with information about the cash generating capabilities of mining operations. Management uses this measure to monitor the performance of mining operations. Since market prices for gold are quoted on a per ounce basis, using this per ounce measure allows management to assess the mine's cash generating capabilities at various gold prices. Management is aware that this per ounce measure of performance can be impacted by fluctuations in by-product metal prices and exchange rates. Management compensates for the limitation inherent in this measure by using it in conjunction with the minesite cost per ton measure (discussed below) as well as other data prepared in accordance with U.S. GAAP. Management also performs sensitivity analyses in order to quantify the effects of fluctuating metal prices and exchange rates.

        Minesite cost per ton is not a recognized measure under U.S. GAAP and this data may not be comparable to data presented by other gold producers. As illustrated in the table below, this measure is calculated by adjusting Production Costs as shown in the Consolidated Statement of Income (Loss) and Comprehensive Income (Loss) for royalties, inventory and hedging adjustments and asset retirement provisions and then dividing by tons processed through the mill. Since total cash cost data can be affected by fluctuations in by-product metal prices and exchange rates, management believes this measure provides additional information regarding the performance of mining operations and allows management to monitor operating costs on a more consistent basis as the per ton measure eliminates the cost variability associated with varying production levels. Management also uses this measure to determine the economic viability of mining blocks. As each mining block is evaluated based on the net realizable value of each ton mined, in order to be economically viable the estimated revenue on a per ton basis must be in excess of the minesite cost per ton. Management is aware that this per ton measure is impacted by fluctuations in production levels and thus uses this measure as an evaluation tool in conjunction with production costs prepared in accordance with U.S. GAAP. This measure supplements production cost information prepared in accordance with U.S. GAAP and allows investors to distinguish between changes in production costs resulting from changes in production versus changes in operating performance.

        Both of these non-GAAP measures used should be considered together with other data prepared in accordance with U.S. GAAP, and none of the measures taken by themselves is necessarily indicative of operating costs or cash flow measures prepared in accordance with U.S. GAAP. The tables presented below reconcile total cash costs and minesite costs per ton to the figures presented in the financial statements prepared in accordance with U.S. GAAP.

  Reconciliation of Total Cash Costs per ounce

	Three Months Ended March 31,		Year Ended
	2005	2004	2004	2003	2002
	(thousands, except as noted)
Production costs per Consolidated Statement of Income (Loss)	$30,973	$24,141	$98,168	$104,990	$75,969
Adjustments:
By-product revenues, net of smelting, refining and marketing charges	(25,261)	(18,210)	(82,521)	(41,254)	(27,850)
El Coco royalty	—	—	—	(12,888)	(10,764)
Accretion expense and other	(107)	(131)	(493)	(151)	(708)

Cash costs	$3,711	$5,506	$15,154	$50,697	$36,647
Gold production (ounces)	55,310	70,188	271,567	236,653	260,183

Cash costs (per ounce)	$67	$78	$56	$215	$141
El Coco royalty	—	—	—	54	41

Total cash costs (per ounce)	$67	$78	$56	$269	$182

  Reconciliation of Minesite Costs per ton

	Three Months Ended March 31,		Year Ended
	2005	2004	2004	2003	2002
	(thousands, except as noted)
Production costs per Consolidated Statement of Income (Loss)	$30,973	$24,141	$98,168	$104,990	$75,969
Adjustments:
Inventory(i) and hedging(ii) adjustments	(3,220)	865	12,107	54	609
El Coco royalty	—	—		(12,888)	(10,764)
Accretion expense and other	(107)	(131)	(314)	(519)	(1,301)

Minesite costs (US$)	$27,646	$24,875	$109,961	$91,637	$64,513

Minesite costs (C$)	$33,918	$32,790	$142,702	$127,931	$101,289
Tons milled (000's tons)	715	689	2,977	2,449	1,963

Minesite costs per ton (C$)	$48	$48	$48	$52	$52

Notes:

(i)
Under Agnico-Eagle's revenue recognition policy, revenue is recognized on concentrates when legal title passes. Since minesite costs per ton are calculated on a production basis, this adjustment reflects the portion of costs associated with concentrate production for which revenue has not been recognized in the period.

(ii)
Hedging adjustments reflect gains and losses on Agnico-Eagle's derivative positions entered into to hedge the effects of foreign exchange fluctuations on production costs. These items are not reflective of operating performance and thus have been eliminated when calculating minesite costs per ton.

  Exploration and Corporate Development Expense

        Exploration costs increased in the first quarter of 2005 compared to the first quarter of 2004 due to increased exploration activities around the LaRonde Mine. Also contributing to the increased exploration expense were expenditures on U.S. properties purchased from Contact Diamond, Agnico-Eagle's 44% equity investee, in the fourth quarter of 2004.

        Exploration expenditures in the first quarter of 2005 were also affected by the option agreement with Penolés to acquire the Pinos Altos project located in the Sierra Madre gold belt of Mexico. Exploration work on the Pinos Altos project commenced in the first quarter of 2005. Equity losses in Contact Diamond and Riddarhyttan also increased in the first quarter of 2005 compared to 2004. The first quarter of 2004 did not include equity losses from Riddarhyttan as Agnico-Eagle purchased its 14% stake in May 2004. Equity losses from Contact Diamond increased in the first quarter of 2005 as Contact Diamond increased its field exploration activities relating to its potential diamond deposits.

        In 2004, with Goldex and Lapa in the pre-production development stage, the exploration team was able to focus on new opportunities. The exploration team continued to assess properties around the LaRonde Mine. Exploration expenditures on the Cadillac-Bousquet belt were $2.3 million in 2004, up only marginally from $2.2 million in the prior year. In 2003, the majority of the expenditures on the Cadillac-Bousquet belt were dedicated to the Lapa exploration program. In 2004, exploration was conducted on the Ellison property, adjacent to the Bousquet property west of LaRonde. Exploration programs were commenced on the Chibex properties, contiguous to the Lapa property, where testing began for the existence of Lapa-style mineralization.

        Agnico-Eagle's portion of exploration expenditures of Contact Diamond decreased in 2004 over 2003 due to decreased exploration activities. In 2004, Contact Diamond's exploration was focused on evaluating the results of a bulk sample completed in 2003 and initial drilling of new targets. In 2003, higher exploration expenditures were the result of Contact Diamond conducting a bulk sample on one of its kimberlite pipes.

        In 2004, Agnico-Eagle purchased a 14% equity stake in Riddarhyttan which owns the Suurikuusikko gold deposit in Finland. Riddarhyttan conducted an extensive drilling program in 2004, which culminated in a new resource calculation in early 2005. The amounts shown in the table below are Agnico-Eagle's portion of Riddarhyttan's losses from the date of acquisition to the end of 2004. Agnico-Eagle considers its equity losses in Riddarhyttan as exploration expense as the significant majority of these losses are generated from Riddarhyttan's exploration activities. Also in 2004, Agnico-Eagle purchased all of Contact Diamond's gold exploration properties, including a Nevada-based subsidiary which was renamed Agnico-Eagle (USA) Limited. Agnico-Eagle (USA) Limited is currently conducting exploration in proven gold producing areas of Nevada. In 2003 and up to September 30, 2004, exploration expenditures related to United States exploration were recorded as part of Agnico-Eagle's portion of Contact Diamond expenditures.

        Agnico-Eagle's corporate development team remained active in 2004 despite the decrease in expenditures over 2003. The $0.4 million decrease was due to the team utilizing more of Agnico-Eagle's in-house expertise to evaluate opportunities rather than external consultants.

        The table below illustrates the various components of exploration expense.

	Three months ended March 31,
	2005	2004	2004	2003	2002
Lapa property (net of investment tax credits)	$—	$—	$—	$1,751	$246
Other properties on the Cadillac-Bousquet belt	1,575	163	2,276	465	976
Agnico-Eagle portion of exploration conducted by Contact Diamond	788	289	1,784	4,216	2,271
United States exploration	399	—	544	—	—
Pino Altos exploration	310	—	—	—	—
Agnico-Eagle portion of exploration conducted by Riddarhyttan Resources AB	429	—	440	—	—
Corporate development expense	396	127	764	1,169	273

	$3,897	$579	$5,808	$7,601	$3,766

        The 2003 increase in expenses over 2002 reflects the success of Agnico-Eagle's exploration and development efforts. The 2003 gross exploration expenses on the Lapa property were approximately $3.0 million. However, these expenses were reduced by exploration investment tax credits received from the provincial government of Quebec.

        In 2004, Agnico-Eagle issued flow-through shares to take advantage of its large undeducted exploration tax pools. Issuing flow-through shares is common practice in the mining industry for companies with large pools of available tax deductions. Under the terms of the flow-through share agreements, Agnico-Eagle is required to spend the proceeds of the offering on eligible Canadian exploration expenses and renounce the tax deductions associated with those exploration expenses to the initial purchasers of the flow-through shares. Since investors are receiving tax deductions for the exploration expenses incurred by Agnico-Eagle, these flow-through shares typically command a premium to the market price of Agnico-Eagle's stock on the date of issuance. Should Agnico-Eagle fail to spend the proceeds of the flow-through share offering on eligible Canadian exploration expenses, the investors would lose their tax deductions, which would create the potential for shareholder lawsuits and penalties imposed by the Canada Revenue Agency. In its history, Agnico-Eagle has never failed to spend flow-through share proceeds on eligible exploration nor has it ever failed to renounce those exploration expenditures to investors. To comply with flow-through share purchase agreements, Agnico-Eagle must spend $8.1 million on eligible Canadian exploration expenses in 2005 relating to the expenditures renounced effective December 31, 2004. Agnico-Eagle plans to issue an additional 500,000 flow-through common shares in the third quarter of 2005 under a flow-through share purchase agreement which would require Agnico-Eagle to spend C$10 million on eligible Canadian exploration expenses in 2005 and 2006 relating to expenditures to be renounced effective December 31, 2005.

        In March 2005, Agnico-Eagle entered into an agreement with Penolés to acquire the Pinos Altos project in Chihuahua, Mexico. Under the terms of the agreement, Agnico-Eagle has the option to purchase the Pinos Altos project for $65 million. Agnico-Eagle will conduct an exploration program in order to determine whether to exercise its option. Agnico-Eagle has currently planned an exploration program which contemplates $2.8 million in exploration expenditures in 2005.

  General and Administrative Expenses

        General and administrative expenditures increased $2.0 million in the first quarter of 2005 compared to 2004 primarily due to the expensing of stock options granted. The compensation expense related to these options recognized in the first quarter of 2005 was $1.2 million, or $0.01 per share.

        General and administrative expenses decreased to $6.9 million in 2004 from $7.1 million in 2003. A number of factors influenced general and administrative expenses in 2004. The strengthening Canadian dollar had a negative impact on general and administrative expenses as most of these expenses are incurred in Canadian dollars. This negative impact was offset by a reduction in financial reporting compliance costs, as much of these activities were brought in-house in 2004, and a reduction in pension expense due to settlements of Agnico-Eagle's Retirement Compensation Arrangement Plans.

  Provincial and Federal Capital Taxes

        Provincial capital taxes were $0.4 million in 2004 compared to $1.2 million in 2003. These taxes are assessed on Agnico-Eagle's capitalization (paid-up capital and debt) less certain allowances and tax credits for exploration expenses incurred. The decrease in 2004 was due primarily to favorable tax re-assessments of prior years' calculation of exploration expenditures eligible for tax credits.

        Federal capital taxes are assessed on essentially the same capitalization base as provincial capital taxes. The decrease in 2004 to $1.0 million from $1.1 million in 2003 represents increases in capitalization throughout the year offset by decreased tax rates. New legislation introduced in 2003 will eliminate federal capital taxes by 2008. These changes are being phased in gradually with rate reductions each year.

  Amortization Expense

        Amortization was $1.6 million higher in the first quarter of 2005 compared to 2004 due to the reversal of the copper concentrate inventory which had built up at the end of 2004 as the amortization relating to the production of those concentrates is recognized in the same period as the related revenue.

        Amortization expense was $21.8 million in 2004 compared to $17.5 million in 2003. Agnico-Eagle calculates its amortization on a unit-of-production basis using proven and probable reserve tonnage as its amortization base. A 22% increase in tons processed was the main reason for the increase. Amortization on a per ton basis was lower than originally anticipated at $7 per ton compared to an initial estimate of $8 per ton. The decrease was a result of recording $2.3 million of amortization in inventory in 2004, reflecting the amortization costs associated with inventoried concentrates.

  Interest Expense

        Interest costs increased in the first quarter of 2005 compared to 2004 due to payments made under our interest rate swap as a result of increasing three-month LIBOR rates.

        In 2004, interest expense decreased to $8.2 million from $9.2 million in 2003 due to realized gains generated under an interest rate swap. Throughout 2004, Agnico-Eagle received $0.9 million in swap payments such that net interest on the convertible unsecured subordinated debentures due February 15, 2012 ("Convertible Debentures") was $5.6 million. Under the terms of the interest rate swap, fixed rate payments on the Convertible Debentures were swapped for variable rate payments. The notional amount under the swap exactly matches the $144 million face value of the Convertible Debentures and the swap agreement terminates on February 15, 2006, which is the earliest date that the debentures can be called for redemption. Under the terms of the swap agreement, Agnico-Eagle makes interest payments of three-month LIBOR plus a spread of 2.37% and receives fixed interest payments of 4.50%, which completely offsets the interest payments made on the Convertible Debentures. The three-month LIBOR rate was also capped at 3.38% such that total variable interest payments will not exceed 5.75%.

        Of the remaining $2.6 million of interest expense in 2004, $1.4 million relates to cash standby fees and other costs associated with the revolving bank facility, and the remaining $1.2 million represents non-cash amortization of the financing costs associated with the 2012 Convertible Debentures and revolving bank facility.

        In December 2004, Agnico-Eagle refinanced its revolving bank facility. The amount available under the new facility is $100 million and the interest rate under the new facility can range from LIBOR plus 1.50% to LIBOR plus 2.25% per annum depending on certain financial ratios. Standby fees on undrawn portions of the new facility can range from 0.5% to 0.875% per annum depending on certain financial ratios. The new facility is fully revolving and any indebtedness under the facility is due at the end of December 2007. With the consent of the lenders, Agnico-Eagle may extend the new facility to the end of December 2010. The new facility is secured by a first charge on substantially all of the property relating to Agnico-Eagle's LaRonde Mine and El Coco property.

  Income and Mining Taxes

        In 2004, the effective accounting income tax recovery rate was 6.3% compared to an income tax recovery rate of 8.0% in 2003. Although Agnico-Eagle reported income before income and mining taxes of $46.0 million, tax expense was not recorded due to the utilization of losses carried forward which had previously not been recorded as future taxes. Normally, the benefits of being able to utilize prior year losses against future taxable income would have been recorded as a future tax asset. However, due to the uncertainty surrounding the realization of this and other limited life tax assets at the end of 2003, a full valuation allowance was provided against these tax assets thereby reducing their value in the consolidated financial statements to nil at the end of 2003. The effect of utilizing these previously unrecorded benefits in 2004 reduces the tax expense that would have otherwise been recorded in 2004. Agnico-Eagle paid no cash income or mining taxes in the year ended December 31, 2004.

        In 2003, Agnico-Eagle reported a loss before income and mining taxes of $18.1 million but did not record a recovery, and related future tax asset, representing the ability to carry these losses forward to reduce taxes payable in future years. Therefore, the recovery rate in 2003 was 8.0% compared to a statutory tax rate of 38.3%.

Liquidity and Capital Resources

        At March 31, 2005, Agnico-Eagle's cash and cash equivalents balance was $97.1 million, restricted cash was $4.7 million, short-term investments were $15.3 million, while working capital was $184.9 million. At December 31, 2004, Agnico-Eagle had $33.0 million in cash and cash equivalents, $8.2 million of restricted cash, $64.8 million of short-term investments and $177.3 million in working capital. Agnico-Eagle's policy is to invest excess cash in highly liquid investments of the highest credit quality to minimize risks associated with these investments. Such investments with original maturities greater than three months are classified as short-term investments and decisions regarding the length of maturities are based on cash flow requirements, rates of returns and other various factors. As of March 31, 2005, the majority of highly liquid investments had original maturities of three months or less and therefore contributed to the increase in cash and cash equivalents. The total of cash and cash equivalents, restricted cash and short-term investments was $117.1 million at March 31, 2005 and $106.0 million at December 31, 2004.

        Cash flow provided by operating activities in the first quarter of 2005 was positively affected by higher gold and by-product metal prices partially offset by lower gold production when compared to the first quarter of 2004. Working capital changes also contributed to the stronger operating cash flow in the quarter due to the sale of the copper concentrate buildup experienced at the end of 2004 and the receipt of income tax refunds.

        Cash flow provided by operating activities was $28.1 million in the first quarter of 2005 compared to $6.2 million in the first quarter of 2004.

        In 2004, Agnico-Eagle amended its revolving bank facility with a syndicate of international banks. The amended facility provides Agnico-Eagle with a $100 million line of credit on a revolving basis. The facility matures and all indebtedness thereunder is due and payable on December 23, 2007. Agnico-Eagle, with the consent of lenders representing 66 2/3% of the aggregate commitments under the facility, has the option to extend the term of the facility for three additional one-year terms to December 23, 2010. The facility limits, among other things, Agnico-Eagle's ability to incur additional indebtendness, pay dividends, make investments or loans, transfer assets or make expenditures that are not consistent with mine plans and operating budgets delivered pursuant to the facility. The facility also requires Agnico-Eagle to maintain specified financial ratios and meet financial condition covenants. Letters of credit issued as security for pension and environmental obligations decrease the amount available under the facility. As at December 31, 2004, net of letters of credit issued, Agnico-Eagle had $89 million of undrawn credit under its revolving bank facility. As at March 31, 2005, Agnico-Eagle had $91 million in undrawn credit lines.

        For the three months ended March 31, 2005, capital expenditures were $15.2 million compared to $10.2 million in the first quarter of 2004. Capital expenditures at the LaRonde mine increased to $9.4 million from $7.5 million in the first quarter of 2004. The remainder of the capital expenditures in 2005 represents continued expenditures for Agnico-Eagle's regional projects, namely Lapa, Goldex and LaRonde II. Capital expenditures for these projects increased by $3.2 million compared to the first quarter of 2004 as shaft sinking commenced at Lapa in the first quarter of 2005. For the full year, forecasted capital expenditures are essentially in line with the original budget of $41.9 million.

        Agnico-Eagle expects to continue to fund its current project expenditures with internally generated funds. Agnico-Eagle's ability to continue generating cash flow is dependent on continued strength in gold and by-product metal prices and continued cost savings generated from economies of scale at LaRonde as the mill processes more tons of ore.

        In 2004, Agnico-Eagle declared an annual dividend, payable in 2005, of $0.03 per share, an amount unchanged from the dividend it declared and paid in the previous two years. 2005 represents the 25th consecutive year that Agnico-Eagle will have paid a dividend. Although Agnico-Eagle expects to continue paying dividends, future dividends will be at the discretion of Agnico-Eagle's board of directors and will be subject to factors such as income, financial condition and capital requirements.

        At the end of 2004, Agnico-Eagle's cash and cash equivalents were $33 million compared to $57 million at the end of 2003. In 2004, significant increases in operating and financing cash flows were offset by continued investments in sustaining and project capital at the LaRonde Mine and in the surrounding region as well as Agnico-Eagle's investment in Riddarhyttan. Operating cash flow increased substantially from $4 million in 2003 due primarily to increased production volumes and increased metal prices. These positive impacts were offset by a buildup in non-cash working capital balances and the continued strengthening of the Canadian dollar. Due to the increased production volumes, 2004 ended with large buildups in metals awaiting settlement and concentrate inventories. These buildups are expected to reverse throughout 2005.

        In 2004, Agnico-Eagle used $95 million of cash in investing activities. The largest components of this $95 million were:

  •
  $38 million in capital expenditures at LaRonde

  •
  $12 million in capital expenditures at Lapa and Goldex

  •
  $3 million for the purchase of gold properties from Contact Diamond

  •
  $22 million net investment and acquisition expenditures including $13 million for Agnico-Eagle's equity investment in Riddarhyttan and $9 million for purchases of available-for-sale securities

  •
  $14 million increase in short-term investments for tax planning purposes

  •
  $6 million increase in restricted cash pursuant to a flow-through share private placement

        Agnico-Eagle's contractual obligations as at December 31, 2004 are summarized as follows:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt(1)	$143.8	$—	$—	$—	$143.8
Capital lease obligations	0.5	0.5	—	—	—
Letter of credit obligations	11.1	—	—	—	11.1
Reclamation obligations(2)	24.6	2.0	2.1	2.1	18.4
Pension obligations(3)	3.4	0.4	0.8	0.8	1.4

	$183.4	$2.9	$2.9	$2.9	$174.7

Notes:

(1)
Agnico-Eagle's Convertible Debentures, with an aggregate principal amount of $143.8 million, mature on February 15, 2012. Agnico-Eagle may redeem the debentures on or after February 15, 2006, in cash, or at the option of Agnico-Eagle, by delivering freely tradeable Agnico-Eagle Shares.

(2)
Mining operations are subject to environmental regulations which require companies to reclaim and remediate land disturbed by mining operations. Agnico-Eagle has submitted closure plans to the appropriate governmental agencies which estimate the nature, extent and costs of reclamation for each of its mining properties. The estimated undiscounted cash outflows of these reclamation obligations are presented here. These estimated costs are recorded in Agnico-Eagle's consolidated financial statements on a discounted basis in accordance with FAS 143. See Note 5(a) to the audited consolidated financial statements.

(3)
Agnico-Eagle has Retirement Compensation Arrangements ("RCA") with certain executives and a Defined Benefit pension plan for certain former employees. The RCAs provide pension benefits to the executives equal to 2% of the executive's final three-year average pensionable earnings for each year of service with Agnico-Eagle less the annual pension payable under Agnico-Eagle's basic defined contribution plan. Payments under the RCAs are secured by letter of credit from a Canadian chartered bank. The figures presented in this table have been actuarially determined.

Outlook

        For 2005, Agnico-Eagle expects to continue working toward its strategic objectives using LaRonde as the cornerstone. Agnico-Eagle expects LaRonde to generate strong cash flow again in 2005. Metal prices will have a large impact on financial results, and although Agnico-Eagle cannot predict the prices that will be realized in 2005, prices in the first half of 2005 have continued to remain strong.

        In 2005, revenues are expected to be significantly higher due to higher assumed metals prices. The table below summarizes actual production for 2004 and estimated production in 2005.

	2005 Estimate	2004 Actual
Gold (ounces)	250,000 to 260,000	271,567
Silver (000's ounces)	5,100	5,699
Zinc (000's pounds)	165,000	167,282
Copper (000's pounds)	17,000	22,816

        For 2005, Agnico-Eagle expects total cash costs to be less than $100 per ounce of gold compared to $56 in 2004. Revenue from mining operations and total cash cost estimates are based on gold and by-product metal price assumptions that are well below current prices and prices realized in 2004. If current metal prices and exchange rates were used, total cash costs per ounce would be lower and revenues from mining operations would increase significantly.

        Net silver, zinc and copper revenue is treated as a reduction of production costs in arriving at estimates of total cash costs per ounce, and therefore production and price assumptions play an important role in these estimates. As production costs are denominated in Canadian dollars, the C$/US$ exchange rate can also affect the estimate. The table below summarizes the metal price assumptions and exchange rate assumptions used in deriving the estimated total cash costs per ounce for 2005 (production estimates for each metal are shown in the table above).

Silver	$7.00
Zinc	$0.54
Copper	$1.50
C$/US$ exchange rate	$1.21

        Agnico-Eagle entered into new derivative contracts during the first quarter of 2005. Silver put options were purchased with a strike price of $7.00 per ounce on approximately one million ounces of silver. Copper calls were written with a strike price of $1.50 per pound on approximately 10 million pounds of copper. Agnico-Eagle also entered into a series of derivative transactions to sell zinc forward at $0.57 per ounce and a zero-cost collar was entered into to set a minimum price of $0.55 per pound on approximately 49 million pounds of zinc over 2005 and 2006. While setting a minimum price, the zero-cost collar strategy also limits participation to zinc prices above $0.67 per pound. See "Agnico-Eagle Mines Limited — Notes to Audited Consolidated Financial Statements — Note 9".

        The estimated sensitivity of LaRonde's 2005 estimated total cash costs to a 10% change in the metal price and exchange rate assumptions above follows:

Change in variable	Impact on total cash cost ($/oz.)
C$/US$	39
Zinc	17
Silver	11
Copper	6

        Agnico-Eagle expects its acquisition of shares of Riddarhyttan will result in an increased amount of exploration expense in 2005. Agnico-Eagle expects to record $12 million of exploration expense in the income statement in 2005 which includes $2 million in non-cash expenses representing Agnico-Eagle's share of the exploration expenses of Contact Diamond and Riddarhyttan. This amount does not include possible exploration expense that may be incurred in connection with Riddarhyttan's properties in the event that the Offer is successfully completed. The anticipated exploration expense also includes $2.8 million of expenditures planned on the Pinos Altos project in 2005. Exploration is success driven and thus these estimates could increase materially on the success of the various exploration programs.

        General and administrative expenses are not expected to increase materially in 2005. In 2005 provincial capital taxes are expected to be between $1.5 and $1.7 million. Federal capital taxes are expected to decrease to $0.8 million in 2005 due to new legislation introduced in 2003 which reduces tax rates every year until 2008 when this tax will be eliminated. Amortization is expected to increase to $9 per ton in 2005 due to a higher capital base and relatively small increase in reserves.

        At current three-month LIBOR rates of approximately 3%, interest expense is expected to increase by $1.2 million in 2005. As a result of the LIBOR rate being capped at 3.38% pursuant to the terms of the interest rate derivative agreements, interest expense is not expected to increase more than $1.7 million in 2005. In 2005, Agnico-Eagle expects to capitalize interest on the Convertible Debentures relating to the construction costs incurred at Lapa. Based on estimated construction expenditures on the Lapa property for 2005, capitalized interest is expected to be between $0.6 and $0.8 million.

        Although Agnico-Eagle is recording the fair value of stock options in income in 2003 and 2004, a new accounting standard requires that fair value accounting be applied to any stock options that were granted or modified since January 1, 1995. Agnico-Eagle is currently evaluating the requirements under the new standard and expects the adoption to have a significant impact on the statement of income (loss) and income (loss) per share, but no impact on financial condition or cash flows.

        In 2005, Agnico-Eagle expects to incur approximately $16 million of sustaining capital expenditures at LaRonde I, $13 million on the LaRonde II project, $12 million on continued construction and underground development at the Lapa property and $19 million on the Goldex Project. The increase in 2005 budgeted capital expenditures is due to the decision made by Agnico-Eagle in July 2005 to bring the Goldex Project into production. Agnico-Eagle also expects to incur cash exploration expenditures of $6 million on properties on the Cadillac-Bousquet belt and in the United States and $3 million of exploration expenditures on the Pinos Altos property in Mexico. Agnico-Eagle expects all these expenditures to be completely funded out of operating cash flow.

        If Agnico-Eagle decides to exercise the option to purchase the Pinos Altos property in 2005, the cash portion (up to $39 million) of the $65 million acquisition cost is expected to be funded from cash on hand and operating cash flow. Agnico-Eagle continues to examine other possible acquisitions, which if made, would be with securities, cash or a combination thereof. If cash is used, depending on the size of the acquisition, Agnico-Eagle may be required to borrow money or issue debt or equity securities to fund such cash requirements.

Outstanding Securities

        The following table presents the maximum number of Agnico-Eagle Shares that would be outstanding if all dilutive instruments outstanding at July 22, 2005 were exercised:

Agnico-Eagle Shares outstanding at July 22, 2005	86,271,496
Convertible Debentures (based on debenture holders' option)	10,267,919
Employee stock options	3,141,750
Warrants	6,900,000

106,581,165

        The Convertible Debentures are convertible into Agnico-Eagle Shares, at the option of the holder, at any time prior to maturity, at a conversion rate of 71.429 Agnico-Eagle Shares per $1,000 principal amount of debentures. The Convertible Debentures mature on February 15, 2012 but may be redeemed at the option of Agnico-Eagle on or after February 15, 2006 at a redemption price equal to par value plus accrued and unpaid interest. Agnico-Eagle may pay the redemption price in cash or, at its option, by delivering freely tradeable Agnico-Eagle Shares.

        Each Warrant entitles the holder to purchase one Agnico-Eagle Shares at a price of US$19.00. The Warrants expire on November 14, 2007.

        If all of the convertible securities described above were exercised, the shareholders' equity of Agnico-Eagle would increase by $322,922,625.

Critical Accounting Estimates

        The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Agnico-Eagle evaluates the estimates periodically, including those relating to metals awaiting settlement, inventories, future tax assets and liabilities, and mining properties. In making judgments about the carrying value of assets and liabilities, Agnico-Eagle uses estimates based on historical experience and various assumptions that are considered reasonable in the circumstances. Actual results may differ from these estimates.

        Agnico-Eagle believes the following critical accounting policies relate to its more significant judgments and estimates used in the preparation of its consolidated financial statements. Management has discussed the development and selection of the following critical accounting policies with the Audit Committee of the board of directors and the Audit Committee has reviewed Agnico-Eagle's disclosure in this Management's Discussion and Analysis.

  Mining Properties

        Agnico-Eagle capitalizes the cost of acquiring land and mineral rights. If a mineable ore body is discovered, such costs are amortized when production begins, using the units-of-production method based on proven and probable reserves. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value. Costs for grassroots exploration are charged to income when incurred until an ore body is discovered. Further exploration and development costs to delineate the ore body are capitalized as mine development costs once a feasibility study is successfully completed and proven and probable reserves are established.

        Mine development costs incurred after the commencement of production are capitalized or deferred to the extent that these costs benefit the entire ore body. Costs incurred to access single ore blocks are expensed as incurred; otherwise, such vertical and horizontal developments are classified as mine development costs.

        Expenditures for new facilities and improvements that can extend the useful lives of existing facilities are capitalized as plant and equipment at cost. Interest costs incurred prior to the commencement of commercial production are capitalized. Subsequent capital expenditures which benefit future periods, such as the construction of underground infrastructure, are capitalized at cost and depreciated as mentioned above.

        The carrying values of mining properties, plant and equipment and mine development costs are reviewed periodically, when impairment factors exist, for possible impairment, based on the future undiscounted net cash flows of the operating mine and development property. If it is determined that the estimated net recoverable amount is less than the carrying value, then a write down to the estimated fair value amount is made with a charge to income. Estimated future cash flows of operating mine and development properties include estimates of recoverable ounces of gold based on the proven and probable reserves. To the extent economic value exists beyond the proven and probable reserves of an operating mine or development property, this value is included as part of the estimated future cash flows. Estimated future cash flows also involve estimates regarding gold prices (considering current and historical prices, price trends and related factors), production levels, capital and reclamation costs and related income and mining taxes, all based on detailed engineering life-of-mine plans. Cash flows are subject to risks and uncertainties and changes in the estimates of the cash flows could affect the recoverability of long-lived assets.

  Revenue Recognition

        Revenue is recognized when the following conditions are met:

  (a)
  persuasive evidence of an arrangement to purchase exists;

  (b)
  the price is determinable;

  (c)
  the product has been delivered; and

  (d)
  collection of the sales price is reasonably assured.

        Revenue from gold and silver in the form of doré bars is recorded when the refined gold and silver is sold. Generally all the gold and silver in the form of doré bars recovered in Agnico-Eagle's milling process is sold in the period in which it is produced.

        Under the terms of concentrate sales contracts with third-party smelters, final prices for the gold, silver, zinc and copper in the concentrate are set based on the prevailing spot market metal prices on a specified future date based on the date that the concentrate is delivered to the smelter. Agnico-Eagle records revenues under these contracts based on forward prices at the time of delivery, which is when transfer of legal title to concentrate passes to the third-party smelters. The terms of the contracts result in differences between the recorded estimated price at delivery and the final settlement price. These differences are adjusted through revenue at each subsequent financial statement date.

        Revenues from mining operations consist of gold revenues, net of smelting, refining and other marketing charges. Revenues from by-product sales are shown net of smelter charges as part of revenues from mining operations.

  Reclamation Obligations

        Estimated reclamation costs are based on legal, environmental and regulatory requirements. Current accounting standards require Agnico-Eagle to recognize the present value of mine reclamation costs as a liability in the period the obligation is incurred and to periodically re-evaluate the liability. At the date a reclamation liability is incurred, an amount equal to the present value of the final liability is recorded as an increase to the carrying value of the related long-lived asset. Each period, an accretion amount is charged to income to adjust the liability to the estimated future value. The initial liability, which is included in the carrying value of the asset, is also depreciated each period based on the depreciation method used for that asset. In order to calculate the present value of mine reclamation costs, Agnico-Eagle has made estimates of the final reclamation costs based on mine-closure plans approved by environmental agencies. Agnico-Eagle periodically reviews these estimates and updates reclamation cost estimates if assumptions change. Material assumptions that are made in deriving these estimates include variables such as mine life and inflation rates.

  Future Tax Assets and Liabilities

        Agnico-Eagle uses the liability method of tax allocation for accounting for income taxes. Under the liability method, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities. Future tax assets are reduced by a valuation allowance if it is more likely than not that some or all of the future tax asset will not be realized. Agnico-Eagle evaluates the carrying value of its future tax assets quarterly by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are forecasts of future taxable income and available tax planning strategies that could be implemented to realize future tax assets.

  Financial Instruments

        Agnico-Eagle uses derivative financial instruments, primarily option contracts, to manage exposure to fluctuations in metal prices, foreign currency exchange rates and interest rates. Under Agnico-Eagle's treasury management system which complies with Statement of Financial Accounting Standard ("SFAS") 133 requirements for hedge accounting, unrealized mark-to-market losses on gold put option contracts are originally recorded in equity as a component of accumulated other comprehensive loss. On the contracts' scheduled maturity dates, the realization of losses on these contracts is reflected by removing the accumulated mark-to-market losses from accumulated other comprehensive loss and recording these losses as part of normal income. All Agnico-Eagle's hedging contracts on by-product production were liquidated in 2003 with a corresponding charge being recorded in income. Effective January 1, 2003, foreign currency hedges also qualified for hedge accounting and as such are now being accounted for in the same manner as the gold puts. Unrealized mark-to-market gains and losses on these hedges are recorded in accumulated other comprehensive loss and realized gains and losses are recorded in income in the same period the hedged transaction affects income, or on the scheduled maturity dates. Prior to 2003, unrealized mark-to-market gains and losses on foreign currency hedges were recorded in income. In the first quarter of 2005, Agnico-Eagle recorded an unrealized, mark-to-market loss on by-product metals derivative contracts of $3.4 million, or $0.04 per share. These by-product metals contracts were entered into in the first quarter of 2005.

        In late 2003, Agnico-Eagle entered into interest rate swap arrangements whereby it swapped its fixed rate payments on the Convertible Debentures for variable rate payments. The fair value of the swap is recorded as an asset or liability with a corresponding charge to income. The carrying value of the Convertible Debentures is also adjusted for changes in fair value attributable to the risk being hedged with a corresponding charge to income. In connection with the swap, Agnico-Eagle also entered into an interest rate cap to limit the interest rate charged under the swap to 3.38%. The fair value of the swap is recorded as an asset or a liability with a corresponding charge to income.

  Stock-Based Compensation

        In 2003, Agnico-Eagle prospectively adopted SFAS 123, "Accounting for Stock-Based Compensation" as amended by SFAS 148, "Accounting for Stock-Based Compensation — Transition and Disclosure". These accounting standards recommend the expensing of stock option grants after January 1, 2003. The standards recommend that the fair value of stock options be recognized in income over the applicable vesting period as a compensation expense.

        Agnico-Eagle's existing stock-based compensation plan provides for the granting of options to directors, officers, employees and service providers to purchase Agnico-Eagle Shares. Share options have exercise prices equal to market price at the grant date or over the life of the applicable vesting period depending on the terms of the option agreements. The fair value of these stock options is recorded as an expense on the date of grant. Fair value is determined using the Black-Scholes option valuation model which requires Agnico-Eagle to estimate the expected volatility of Agnico-Eagle's share price and the expected life of the stock options. Limitations with existing option valuation models and the inherent difficulties associated with estimating these variables creates difficulties in determining a reliable single measure of the fair value of stock option grants. The dilutive impact of stock option grants is currently factored into Agnico-Eagle's reported diluted income (loss) per share.

        In December 2004, the Financial Accounting Standards Board ("FASB") enacted SFAS 123 — revised 2004 ("SFAS 123R"), Share-Based Payment, which replaces SFAS 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. SFAS 123R requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the statement of income (loss).

        Agnico-Eagle was originally required to adopt SFAS 123R in the third quarter of 2005 but due to a delay in the implementation date, is now required to adopt it in the first quarter of 2006. Although Agnico-Eagle has recorded the fair value of stock options in income in 2003 and 2004, SFAS 123R requires that fair value accounting be applied to any stock options that were granted or modified since January 1, 1995. Agnico-Eagle is currently evaluating the requirements under SFAS 123R and expects the adoption to have a significant impact on the statement of income (loss) and income per share, but no impact on financial condition or cash flows.

Selected Five Year Financial and Operating Summary

	Three Months Ended
			Years Ended December 31,
	March 31, 2005	March 31, 2004
			2004	2003	2002	2001	2000
	U.S. GAAP (thousands of U.S. dollars, except where noted)
Financial Data
Revenues from mining operations	$61,766	$48,604	$188,049	$126,820	$108,027	$96,043	$63,676
Interest, sundry and fair value of derivative financial instruments	(2,791)	205	655	2,775	1,943	5,752	2,145

	58,975	48,809	188,704	129,595	109,970	101,795	65,821
Production costs	30,973	24,141	98,168	104,990	75,969	67,009	49,997
Exploration expense	2,763	290	3,584	5,975	3,766	6,391	3,213
Equity loss in junior exploration company(2)	1,134	289	2,224	1,626	—	—	—
Amortization	7,211	5,582	21,763	17,504	12,998	12,658	9,220
General and administrative	3,749	1,799	6,864	7,121	5,530	4,461	4,223
Provincial capital tax	599	455	423	1,240	829	1,551	1,301
Interest	2,552	1,757	8,205	9,180	7,341	12,917	5,920
Foreign exchange (gain) loss	(384)	139	1,440	72	(1,074)	(336)	890

Income (loss) before income taxes	10,378	14,357	46,033	(18,113)	4,611	(2,856)	(8,943)
Federal capital tax and income and mining taxes expense (recovery)	(71)	1,448	(1,846)	(358)	588	2,862	(3,906)

Income (loss) before cumulative catch-up adjustment	10,449	12,909	47,879	(17,755)	4,023	(5,718)	(5,037)
Cumulative catch-up adjustment relating to SFAS 143 (2003) and revenue recognition (2000)			—	(1,743)	—	—	(1,831)

Net income (loss)	$10,449	$12,909	$47,879	$(19,498)	$4,023	$(5,718)	$(6,868)

Net income (loss) before cumulative catch-up adjustment per share — basic and diluted	0.12	0.15	0.56	(0.21)	0.06	(0.09)	(0.09)

Net income (loss) per share — basic and diluted	0.12	0.15	$0.56	$(0.23)	$0.06	$(0.09)	$(0.12)

Cash provided by (used in) operating activities — basic		$28,105		$6,219		$49,525		$4,253		$13,112		$(4,179)		$2,587
Cash provided by (used in) investing activities		$37,149		$42,485		$(94,832)		$(105,907)		$(66,609)		$(36,556)		$(69,686)
Cash provided by (used in) financing activities		$(1,095)		$(1,068)		$21,173		$5,439		$185,325		$48,567		$58,371
Dividends declared per share		—		—		$0.03		$0.03		$0.03		$0.02		$0.02
Additions to capitalized exploration expenditures		15,182		10,223		$53,318		$42,038		$64,836		$36,278		$69,640
Average gold price per ounce realized		$430		$412		$418		$368		$312		$273		$278
Average exchange rate — C$ per U.S.$		0.8151		0.7586		$0.7682		$0.7137		$0.6368		$0.6458		$0.6723
Weighted average number of Agnico-Eagle Shares outstanding — basic (thousands)		86,131		84,525		85,157		83,889		70,821		61,334		54,447
Weighted average number of Agnico-Eagle Shares outstanding — diluted (thousands)		86,545		85,051		85,572		83,889		71,631		61,334		54,447
Total Agnico-Eagle Shares outstanding (thousands)		86,193		84,597		86,073		84,470		83,637		67,722		56,139
Working capital (including undrawn credit lines)		$275,917		$247,271		$266,305		$240,613		$285,142		$135,908		$49,733
Mining properties (net)		$436,402		$404,330		$427,037		$399,719		$353,059		$301,221		$281,497
Total assets		$730,464		$644,696		$718,164		$637,101		$593,807		$393,464		$370,109
Total current liabilities		$29,850		$28,157		$34,492		$36,403		$21,086		$14,559		$23,860
Fair value of derivative financial instruments (liability)		$3,439		$—		$—		$—		$5,346		$7,026		$9,291
Long-term debt		$141,083		$143,750		$141,495		$143,750		$143,750		$151,081		$186,261
Reclamation provisions and other liabilities		$14,979		$15,651		$14,815		$15,377		$5,043		$4,055		$5,567
Future income and mining tax liabilities		$58,228		$43,434		$57,136		$40,848		$20,889		$18,317		$18,204
Minority interest		$—		$—		$—		$—		$—		$—		$2,565
Total shareholders' equity		$482,885		$413,704		$470,226		$400,723		$397,693		$198,426		$124,361
Operating Summary
Tons of ore milled		715,121		689,176		2,976,925		2,448,580		1,963,129		1,805,249		1,415,888
Gold — ounces per ton		0.09		0.11		0.10		0.11		0.14		0.15		0.14
Gold production — ounces		55,310		70,188		271,567		236,653		260,184		234,860		173,852
Silver production — ounces (in thousands)		1,097		1,128		5,699		3,953		3,084		2,524		1,128
Zinc production — pounds (in thousands)		41,141		36,647		167,282		100,337		108,060		126,275		50,681
Copper production — pounds		3,989		5,840		22,816		20,131		8,927		4,097		4,943
Total cash costs (per ounce)		$67		$78		$56		$269		$182		$155		$188

Minesite costs per ton milled	C$	48	C$	48	C$	48	C$	52	C$	52	C$	52	C$	54

Gold reserves and resources:
Total Proven and Probable Reserves (thousands, ounces of gold)		7,903		7,864		7,903		7,864		4,022		3,267		3,256

Selected Financial Data for the Previous Eight Quarters

	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005
	U.S. GAAP (thousands of U.S. dollars, except where noted)
Consolidated Financial Data
Income and cash flows
LaRonde Division
Revenues from mining operation	$30,014	$24,845	$41,849	$48,604	$45,664	$47,986	$45,795	$61,766
Production costs	24,581	25,909	30,153	24,141	25,680	26,172	22,175	30,973

Gross profit (exclusive of amortization shown below)	$5,433	$(1,064)	$11,696	$24,463	$19,984	$21,814	$23,620	$30,793
Amortization	$4,787	$4,471	$3,729	5,582	5,859	5,861	4,461	7,211

Gross profit	$646	$(5,535)	$7,967	$18,881	$14,125	$15,953	$19,159	$23,582

Net income (loss) for the period	$(3,779)	$(11,869)	$2,387	$12,909	$8,805	$10,556	$15,609	$10,449
Net income (loss) per share (basic and diluted)	$(0.05)	$(0.14)	$0.03	$0.15	$0.11	$0.12	$0.18	$0.12
Cash flow provided by (used in) operating activities	$(2,823)	$761	$5,703	$6,219	$14,901	$16,683	$11,722	$28,105
Cash flow provided by (used in) investing activities	$(18,370)	$(62,542)	$(13,970)	$42,485	$(23,493)	$(84,020)	$(28,820)	$37,149
Cash flow provided by (used in) financing activities	$1,125	$4,640	$910	$(1,068)	$1,552	$18,540	$2,149	$(1,095)
Weighted average number of Agnico-Eagle Shares outstanding (Basic — in thousands)	83,836	83,954	84,424	84,525	84,648	84,791	85,989	86,131

Summary of Differences Between U.S. GAAP and International Financial Reporting Standards

        The financial statements of Agnico-Eagle have been prepared in accordance with U.S. GAAP. Certain differences between U.S. GAAP and IFRS could have a significant effect on the measurement, presentation and disclosure of financial information contained herein. The following is a summary of certain differences between U.S. GAAP and IFRS. However, this description of certain differences is not intended to be complete and does not address all differences in presentation, including classification, disclosure and display of financial information contained herein.

Financial liabilities — Convertible subordinated debentures

        Under U.S. GAAP, Agnico-Eagle is not permitted to bifurcate the conversion option of the Convertible Debentures from the liability component and the entire amount of the Convertible Debentures is presented as a liability.

        Under IFRS, the fair value of the conversion option associated with the Convertible Debenture is reflected as equity (reported together with Share Premium). Interest cost is commensurately adjusted so as to reflect the market interest rate at inception of the loan.

Pension accounting

        Agnico-Eagle reports defined benefit pension plans in accordance with SFAS No. 87. Under the implementation rules, a transitional asset (liability) was established, i.e. the difference between the carrying value of the obligation under earlier standards and the obligation measured under SFAS 87, which is being amortized over the expected service life of the employees covered by the plan. Actuarial gains or losses (outside a 10% corridor) are also amortized in such manner. Additionally, if the accumulated benefit obligation exceeds the market value of plan assets, an additional minimum liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability.

Any portion of this additional liability that relates to unrecognized prior service cost is recognized as an intangible asset while the remainder is charged to equity (comprehensive income).

        IFRS requires companies to report pensions in accordance with IAS 19, a standard which is similar to SFAS 87. If the transitional liability is more than the liability recognized under the previous accounting policy, an entity had to make an irrevocable choice to recognize that increase immediately as a charge to equity or as an expense on a straight-line basis over up to five years. If the transitional liability was less, the entity had to recognize that decrease immediately as a credit to equity. Actuarial gains and losses (outside a 10% corridor) are either systematically amortized over the expected remaining working lives of the participating employees or — consistently — over a shorter period that could mean immediate recognition in income. IFRS does not require a company to record a minimum liability.

Stock-based payments

        Agnico-Eagle prior to 2003 accounted for its stock option grants based on the recognition and measurement principles of Accounting Principles Board Opinion No. 25 and related interpretations. The application of APB 25 resulted in no compensation expense being recorded. In 2003, Agnico-Eagle prospectively adopted SFAS No. 123 as amended by SFAS 148. Under these standards, the fair value of stock options is recognized in income over the applicable vesting period as compensation expense. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to equity. Agnico-Eagle is further required to adopt SFAS 123R in the first quarter of 2006 requiring the application of fair value accounting to any stock options that were granted or modified since January 1, 1995. The effects of these requirements, expected to have a significant effect on income (but not on financial position or cash flows), are still being evaluated.

        IFRS 2 Share-based Payment is effective for annual periods beginning on or after January 1, 2005. Listed companies as from 2005 are required to recognize compensation expense in accordance with IFRS 2 for options that vest after January 1, 2005. Compensation expense would equal the fair value of the options at grant date, less any amounts paid by a participating employee. Such expense shall be recognized in income over the vesting period.

        Prior to the issuance of IFRS 2, there existed no standard on accounting for stock-based compensation and therefore no expense was recognized.

Income taxes, including mining taxes

        Both IFRS and U.S. GAAP follow the liability method of accounting for income taxes. Under U.S. GAAP, deferred taxes are calculated based on enacted rates whereas the calculations under IFRS are based on enacted or substantially enacted rates. Under U.S. GAAP, all deferred tax assets are identified and recognized but the carrying value is reduced by a valuation allowance leaving a net asset that is more likely than not to be realized. Under IFRS, only deferred tax assets that are probable of realization are recognized.

        Under the Canadian tax regime it is possible to issue flow-through shares to finance exploration activities where shares are issued for cash at a premium in exchange for Agnico-Eagle giving up the tax benefits arising from the exploration activities. Under U.S. GAAP, at the time shares are issued, a liability is recorded reflecting the difference between the flow-through share issuance price and the prevailing market price of the Agnico-Eagle Shares which is amortized to income at the time the exploration expenditures are renounced to investors. There is no similar mining tax regime in Sweden and under IFRS the share capital would be increased by the full value of cash consideration received upon issuance of the flow-through common shares. The cost of the future income and mining tax benefits arising at the time Agnico-Eagle renounces the income tax and mining tax deductibility of the eligible expenditures to the investors would be accounted for as a share issue cost charged to equity.

Dilution gain

        Agnico-Eagle reports dilution gains that resulted from issuances of common stock by an equity investee with resultant increases in the carrying value of the investment. Under U.S. GAAP, since the investee is considered a "development stage enterprise", the dilution gains were recorded in other comprehensive income (loss) for the year.

        Under IFRS, the dilution gains would be reported above the line "Income before tax" in the consolidated statement of income.

Comprehensive income (loss)

        Under U.S. GAAP, certain assets and liabilities are remeasured at fair value with changes in fair value recorded in other comprehensive income together with certain other items recorded directly in equity. The income statement is expanded to present not only net income (loss) but also other comprehensive income for the year, i.e. including the movements in the items so reported directly in equity. Items so recognized generally flow through net income on realization.

        Under IFRS, while certain items are recognized directly in equity (certain changes in fair value, translation adjustments) they are reported in the statement of changes in equity (not in the statement of comprehensive income). Certain other comprehensive income items reported by Agnico-Eagle would not be recognized under IFRS (additional pension liability, dilution gain).

Mineral Reserve and Resource Data

Mineral Reserve Data(1)

Category and Zone	Au (oz/t)	Ag (oz/t)	Cu (%)	Zn (%)	Au (000's oz.)	Tons (000's)
Proven Mineral Reserve:
LaRonde I	0.09	2.65	0.43	4.46	590	6,493

Subtotal Proven Mineral Reserve	0.09				590	6,493

Probable Mineral Reserve:
LaRonde I	0.08	2.34	0.31	4.02	1,257	14,907
LaRonde II	0.17	0.58	0.33	0.83	3,258	19,312
Lapa	0.26				1,168	4,509
Goldex	0.07				1,627	22,148
Bousquet	0.06				3	57

Subtotal Probable Mineral Reserve	0.12				7,313	60,933

Total Proven and Probable Mineral Reserves	0.12				7,903	67,426

Mineral Resource Data(1)

Category and Zone	Au (oz/t)	Ag (oz/t)	Cu (%)	Zn (%)	Tons (000's)
Indicated Mineral Resource:
LaRonde I	0.07	0.98	0.17	2.35	1,992
LaRonde II	0.08	0.64	0.30	1.00	1,980
Goldex	0.07				924
Lapa	0.16				832
Bousquet	0.18				1,984
Ellison	0.17				273

Total Indicated Mineral Resource	0.11				7,985

Inferred Mineral Resource:
LaRonde II	0.19	0.80	0.32	2.11	10,831
Bousquet	0.22				1,994
Goldex	0.05				3,548
Lapa	0.22				1,884
Ellison	0.19				1,064

Total Inferred Mineral Resource	0.17				19,321

(1)
Scientific and Technical Data:    Agnico-Eagle Mines Limited reports mineral resource and reserve estimates in accordance with the CIM Guidelines. The effective date of each estimate is December 31, 2004. More recent information on exploration, mining, processing, metallurgy and other economic factors have also been used. Reserve estimates were calculated using historic three-year average metals prices and foreign exchange rates in accordance with the Securities and Exchange Commission's ("SEC") Industry Guide 7. Industry Guide 7 requires the use of prices that reflect current economic conditions at the time of reserve determination which staff of the SEC has interpreted to mean historic three-year average prices. The assumptions used for the December 31, 2004 reserve and resource estimate were $360 per ounce gold, $5.42 per ounce silver, $0.41 per pound zinc, $0.95 per pound copper and a C$/US$ exchange rate of 1.42. There are no known relevant issues that would materially affect the estimates. No independent verification of the data has been published. Tonnage amounts and contained metal amounts presented in the tables have been rounded to the nearest thousand.

        National Instrument 43-101 requires mining companies to disclose reserves and resources using the subcategories of "proven" reserves, "probable" reserves, "measured" resources, "indicated" resources and "inferred" resources. See "Glossary of Mining Terms" which sets out the definitions of these terms. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Riddarhyttan shareholders are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable. See "Notice to Riddarhyttan Shareholders Resident in the United States — Cautionary Note to Riddarhyttan Shareholders Concerning Estimates of Measured and Indicated Reserves" and "— Cautionary Note to Riddarhyttan Shareholders Concerning Estimates of Inferred Resources".

        LaRonde Mine:    The qualified person responsible for the LaRonde mineral reserve and resource estimate is Guy Gosselin, Ing., P.Geo., LaRonde Division's Chief Geologist. Mr. Gosselin has verified the LaRonde exploration information disclosed herein. The verification procedures, the quality assurance program and quality control procedures used in preparing such data may be found in the 2005 LaRonde Mineral Resource and Mineral Reserve Estimate, Agnico-Eagle Mines Limited, LaRonde Division, filed on SEDAR. A description of the operating and capital cost assumptions, parameters and methods used to estimate mineral reserves and mineral resources can also be found in the 2005 LaRonde Mineral Resource and Mineral Reserve Estimate.

        LaRonde II Project:    The qualified person responsible for the LaRonde II mineral reserve and mineral resource estimate is Guy Gosselin, Ing., P.Geo. The qualified person responsible for the LaRonde II preliminary feasibility study is Carol Plummer, P.Eng., Project Manager for LaRonde II.

        Lapa Project:    The qualified person responsible for the Lapa mineral reserve and mineral resource estimate is Christian D'Amours, P.Geo., of Service Conseil Géopointcom. In estimating the Lapa resource and reserve, a minimum gold grade cut-off of 0.15 and 0.19 oz/ton, respectively, was used to evaluate drill intercepts that have been adjusted to respect a minimum mining width of 9.2 feet The estimate was derived using a three-dimensional block model of the deposit; the grades were interpolated using the inverse distance power squared method. The qualified person responsible for the Lapa preliminary feasibility study is Rosaire Émond, P.Eng., the Regional Development Division's Senior Mining Engineer.

        Goldex Project:    The Goldex mineral reserve and resource estimate was supervised by Marc H. Legault, P.Eng., Manager Project Evaluations of Agnico-Eagle. A qualified person, Carl Pelletier, P.Geo., of Innovexplo Geological Services, supervised the preparation of and verified the scientific and technical information regarding the Goldex project, including sampling, analytical and test data underlying the mineral reserve and resource estimate. A qualified person, R. Mohan Srivastava, P.Geo., of Froidevaux, Srivastava & Schofield Consultants, was responsible for the mineral estimate process at Goldex. The minimum gold grade cut-off used to evaluate drill intercepts at Goldex was 0.04 oz/ton over a minimum true thickness of 50 feet. The reserve was derived by evaluating a three-dimensional model of the Goldex Extension zone, whose gold grade was estimated using a 95% confidence interval grade calculation method, and then adjusting the model envelope to only include sectors with a high probability of exceeding the cut-off grade. The qualified person responsible for the Goldex preliminary feasibility study is Rosaire Emond, P.Eng., the Regional Development Division's Senior Mining Engineer.

        Bousquet and Ellison Properties:    The qualified person responsible for the Bousquet and Ellison mineral reserve and resource estimates is Normand Bédard, P.Geo., the Regional Development Division's Senior Geologist. In estimating the Bousquet and Ellison mineral resource and reserve, a minimum gold grade cut-off of 0.09 oz/ton was used to evaluate drill intercepts that have been adjusted to respect a minimum mining width of 9.8 feet. The estimate was derived using a combination of three-dimensional block modeling (grades were interpolated using the inverse distance power squared method) for certain zones and for other zones, by the polygonal method on longitudinal sections. A portion of the resource estimate is based on estimates reported when the Bousquet I mine closed in 1996. The resource was reviewed and reclassified using the CIM Guidelines. This information is of a good quality and is considered reliable.

Quantitative and Qualitative Disclosures About Market Risk

Metal Price and Foreign Currency

        Agnico-Eagle's net income is most sensitive to metal prices and the C$/US$ exchange rate. For the purpose of the sensitivities presented in the graph below, Agnico-Eagle used the following metal price and exchange rate assumptions:

  •
  Gold — $375
  •
  Silver — $6.00
  •
  Zinc — $0.45
  •
  Copper — $1.15
  •
  C$/US$ — $1.27

        Changes in the market prices of gold are due to numerous factors such as demand, global mine production levels, forward selling by producers, central bank sales and investor sentiment. Changes in the market prices of other metals are due to factors such as demand and global mine production levels. Changes in the C$/US$ exchange rate are due to factors such as supply and demand for Canadian and U.S. currencies and economic conditions in each country. In 2004, the price ranges for metal prices and the C$/US$ exchange rate were:

  •
  Gold — $375-$454
  •
  Silver — $5.56-$8.23
  •
  Zinc — $6.43-$6.57
  •
  Copper — $1.07-$1.50
  •
  C$/US$ — $1.175-$1.3970

        The following table shows the estimated impact on budgeted income per share ("EPS") in 2005 of a 10% change in assumed metal prices and exchange rates. A 10% change in each variable was considered in isolation while holding all other assumptions constant. Based on historical market data and 2004 price ranges shown above, a 10% change in assumed metal prices and exchange rates is reasonably likely in 2005.

Change in variable	Impact on EPS ($)
C$/US$	0.11
Gold	0.10
Zinc	0.05
Silver	0.03
Copper	0.02

        In order to mitigate the impact of fluctuating precious and base metal prices, Agnico-Eagle enters into hedging transactions under its Metal Price Risk Management Policy, approved by the board of directors. Agnico-Eagle's policy and practice is not to sell forward its gold production. The Policy does allow Agnico-Eagle to review this to use hedging strategies where appropriate to ensure an adequate return on new projects. In the past, Agnico-Eagle has bought put options to protect a minimum gold price while maintaining full participation to gold price increases. Agnico-Eagle's policy does not allow speculative trading.

        Agnico-Eagle receives payment for all of its metal sales in U.S. dollars and pays most of its operating and capital costs in Canadian dollars. This gives rise to significant currency risk exposure. Agnico-Eagle has entered into currency hedging transactions under Agnico-Eagle's Foreign Exchange Risk Management Policy, approved by the board of directors, to hedge part of the foreign currency exposure. The policy does not permit the hedging of translation exposure (that is, the gains and losses that arise from the accounting translation of Canadian dollar assets and liabilities into U.S. dollars) as these do not give rise to cash exposure. In 2004, Agnico-Eagle hedged approximately 40% of its Canadian dollar operating cost requirement at a level well above the prevailing exchange rates that were in effect when the hedges expired. As shown in the chart above, a 10% increase in budget exchange rates would increase EPS by $0.11.

Interest Rate

        Fluctuations in interest rates can also affect income and cash flows. Due to the interest rate swap entered into in 2003, increases in LIBOR rates will increase interest expense. The maximum interest rate payable under the swap transaction is 5.75% thus, based on this maximum rate, the maximum exposure from rising interest rates is $0.02 per share. Agnico-Eagle has a Short-Term Investment Risk Management Policy, approved by the board of directors, which only permits investment of excess cash balances in short-term money market instruments of the highest credit quality. In 2004, the three-month LIBOR rate was between 1.11% and 2.56%. Based on historical market data and the 2004 LIBOR range, a 10% change in interest rates is reasonably likely in 2005.

Derivatives

        Agnico-Eagle enters into derivative contracts to limit the downside risk associated with fluctuating metal prices. The contracts act as economic hedges of underlying exposures to metal price risk and foreign currency exchange risk and are not held for speculative purposes. Agnico-Eagle does not use complex derivative contracts to hedge exposures. Agnico-Eagle uses simple contracts, such as puts and calls, to mitigate downside risk yet maintain full participation to rising metal prices. Agnico-Eagle also enters into forward contracts to lock in exchange rates based on projected Canadian dollar operating and capital needs.

        Using derivative instruments creates various financial risks. Credit risk is the risk that the counterparties to derivative contracts will fail to perform on an obligation to Agnico-Eagle. Credit risk is mitigated by dealing with high quality counterparties such as financial institutions. Market liquidity risk is the risk that a derivative position cannot be liquidated quickly. Agnico-Eagle mitigates market liquidity risk by spreading out the maturity of derivative contracts over time, usually based on projected production levels for the specific metal being hedged, such that the relevant markets will be able to absorb the contracts. Mark-to-market risk is the risk that an adverse change in market prices for metals will affect financial condition. Since derivative contracts are used as economic hedges, for most of the contracts, changes in the mark-to-market value do not affect income. For a description of the accounting treatment of derivative contracts, see "— Management's Discussion and Analysis — Critical Accounting Estimates — Financial Instruments".

        For 2004, Agnico-Eagle recorded a $1.5 million charge against total revenue to reflect the maturity of gold put option contracts purchased in 1999. This amount is simply the original cost for gold puts maturing in the year. Mark-to-market losses on the 2004 gold put option contracts had originally been recorded as part of accumulated other comprehensive income and these amounts were reclassified to earnings for the current year and are included as part of the $1.5 million charge. Also for 2004, Agnico-Eagle recorded a $4.7 million charge on foreign currency derivative contracts maturing in 2004 which was recorded as part of production costs. Since Agnico-Eagle uses only over-the-counter instruments, the fair value of individual hedging instruments is based on readily available market values.

        In the first quarter of 2005, Agnico-Eagle recorded an unrealized mark-to-market loss on by-product metals derivative contracts of $3.4 million, or 0.04 per share. These by-product metals contracts were entered into in the first quarter of 2005.

Directors and Senior Management

Directors and Senior Management

        The articles of Agnico-Eagle provide for a minimum of five and a maximum of 12 directors. By special resolution of the shareholders of Agnico-Eagle approved at the annual and special meeting of Agnico-Eagle held on June 27, 1996, the shareholders authorized the board of directors to determine the number of directors within that minimum and maximum. Each director will hold office until the next annual meeting of shareholders of Agnico-Eagle or until their successors are elected or appointed or the position is vacated. Under Agnico-Eagle's retirement policy, directors elected or appointed before April 14, 1998 are required to retire at the age of 75 and directors elected or appointed on or after April 14, 1998 are required to retire at the age of 70. Mr. Kraft will turn 75 years old during September of 2005. The board of directors intends to waive the effect of retirement policy in order to allow Mr. Kraft to hold office until the next annual meeting of the shareholders of Agnico-Eagle. The Agnico-Eagle Share ownership amounts presented below do not include Agnico-Eagle Shares underlying immediately exercisable options.

        The by-laws of Agnico-Eagle ("Agnico-Eagle's By-laws") provide that directors shall hold office for a term expiring at the next annual meeting of shareholders after such directors' election or appointment or until their successors are elected or appointed. The board of directors annually appoints the officers of Agnico-Eagle, who are subject to removal by resolution of the Board at any time, with or without cause (in the absence of a written agreement to the contrary). For information relating to employment agreements between Agnico-Eagle and certain of its senior officers, see "— Compensation of Directors and Officers — Employment Contracts/Termination Arrangements".

        The following is a brief biography of each of Agnico-Eagle's current directors and senior officers:

  Dr. Leanne M. Baker, 52, of Tiburon, California, is a director of Agnico-Eagle, a member of the Audit Committee and the chair of the Compensation Committee. Dr. Baker currently acts as a consultant to companies in the mining and financial services industries. Previously, Dr. Baker was employed by Salomon Smith Barney where she was one of the top-ranked mining sector equity analysts in the United States. Dr. Baker has an M.S. and a Ph.D. in mineral economics from the Colorado School of Mines. Dr. Baker is also a director of New Sleeper Gold Corporation, a mining exploration corporation which trades on the TSX Venture Exchange. Dr. Baker has been a director since January 1, 2003. Dr. Baker beneficially owns, controls, or directs (directly or indirectly) 3,500 common shares and 25,500 options.

  Douglas R. Beaumont, P.Eng., 73, of Mississauga, Ontario, is a director of Agnico-Eagle, chair of the Corporate Governance Committee and a member of the Compensation Committee. Mr. Beaumont, now retired, is a former Vice-President, Process Technology with SNC Lavalin. Prior to that he was Executive Vice-President of Kilborn Engineering and Construction Ltd., and President of Kilborn Peru S.A. Mr. Beaumont is a graduate of Queen's University (B.Sc.). Mr. Beaumont has been a director of Agnico-Eagle since February 25, 1997. Mr. Beaumont beneficially owns, controls, or directs (directly or indirectly) 6,321 Agnico-Eagle Shares and 44,500 options.

  Sean Boyd, C.A., 46, of Newmarket, Ontario, is the President and Chief Executive Officer and a director of Agnico-Eagle. Mr. Boyd has been with Agnico-Eagle since 1985. Prior to his appointment as President and Chief Executive Officer in 1998, Mr. Boyd served as Vice-President and Chief Financial Officer from 1996 to 1998, Treasurer and Chief Financial Officer from 1990 to 1996, Secretary-Treasurer during a portion of 1990, and Comptroller from 1985 to 1990 and prior to that was a chartered accountant with Clarkson Gordon. Mr. Boyd is a graduate of the University of Toronto (B.Comm.). Mr. Boyd has been a director of Agnico-Eagle since April 14, 1998, and is also Vice-Chairman and Chief Executive Officer of Contact Diamond, a 44.2% equity investee of Agnico-Eagle traded on the TSX. Mr. Boyd is also a director of Golden Goliath Resources Ltd., a junior exploration corporation which trades on the TSX Venture Exchange. Mr. Boyd beneficially owns, controls, or directs (directly or indirectly) 100,544 Agnico-Eagle Shares and 539,900 options.

  Bernard Kraft, C.A.-I.F.A., C.B.V., A.S.A., C.F.E., 74, of Toronto, Ontario, is a director of Agnico-Eagle and a member of each of the Audit Committee, Corporate Governance Committee and the Compensation Committee. Mr. Kraft is a senior partner of the Toronto accounting firm Kraft, Berger, Grill, Schwartz, Cohen & March LLP, Chartered Accountants and a principal in Kraft Yabrov Valuations Inc. Mr. Kraft is a member of the Canadian Institute of Chartered Business Valuators, the Association of Certified Fraud Examiners and the American Society of Appraisers. Mr. Kraft has been a director of Agnico-Eagle since March 12, 1992. Mr. Kraft is also a director of Canadian Shield Resources Inc., a mining exploration corporation which trades on the TSX Venture Exchange. Mr. Kraft beneficially owns, controls, or directs (directly or indirectly) 6,321 Agnico-Eagle Shares and 42,500 options.

  Mel Leiderman, C.A., T.E.P., 53, of Toronto, Ontario, is a director of Agnico-Eagle, chair of the Audit Committee and a member of the Corporate Governance Committee. Mr. Leiderman is the managing partner of the Toronto accounting firm Lipton, Wiseman, Altbaum & Partners LLP. Mr. Leiderman is a graduate of the University of Windsor (B.A.). Mr. Leiderman has been a director since January 1, 2003. Mr. Leiderman beneficially owns, controls, or directs (directly or indirectly) 2,000 Agnico-Eagle Shares and 25,500 options.

  James D. Nasso, 72, of Toronto, Ontario, is Chairman of the board of directors and a director of Agnico-Eagle, and a member of the Audit and Corporate Governance Committees. Mr. Nasso, recently retired, founded and was the President of Unilac Limited, a manufacturer of infant formula, for 36 years. Mr. Nasso is a graduate of St. Francis Xavier University (B.Comm.). Mr. Nasso has been a director of Agnico-Eagle since June 27, 1986. Mr. Nasso is also a director and Chairman of Contact Diamond. Mr. Nasso beneficially owns, controls, or directs (directly or indirectly) 17,751 Agnico-Eagle Shares and 32,500 options.

  Eberhard (Ebe) Scherkus, P.Eng., 53, of Oakville, Ontario, is the Executive Vice-President and Chief Operating Officer and a director of Agnico-Eagle. Mr. Scherkus has been with Agnico-Eagle since 1985. Prior to his appointment as Executive Vice-President and Chief Operating Officer in 1998, Mr. Scherkus served as Vice-President, Operations from 1996 to 1998 and as a manager of Agnico-Eagle LaRonde Division from 1986 to 1996. Mr. Scherkus is a graduate of McGill University (B.Sc.). Mr. Scherkus was appointed director of Agnico-Eagle effective January 17, 2005. Mr. Scherkus also serves as a director of Contact Diamond and as a director of Riddarhyttan. Mr. Scherkus beneficially owns, controls, or directs (directly or indirectly) 51,307 Agnico-Eagle Shares and 413,000 options.

  Howard R. Stockford, P.Eng., 64, of Toronto, Ontario, is a director of Agnico-Eagle and a member of the Compensation Committee. Mr. Stockford is an independent consultant to the mining industry and is currently the President of Stockford Consulting Inc. Mr. Stockford was Executive Vice-President of Aur Resources Inc. ("Aur"), a mining company which is traded on the TSX, from 1989 until his retirement at the end of 2004. From 1983 to 1989, Mr. Stockford was Vice-President of Aur. Mr. Stockford is a member of the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") and has previously served as Chairman of both the Winnipeg and Toronto branches of the CIM and as President of the CIM national body. Mr. Stockford is also a member of the Prospectors and Developers Association of Canada, the Geological Association of Canada and the Society of Economic Geologists. Mr. Stockford is a graduate of the Royal School of Mines, Imperial College, London University (B.Sc.). Mr. Stockford is a director of Aur, an office he has held since 1984, and a director of Nuinsco Resources Limited, an office he has held since March of 2005. Mr. Stockford beneficially owns, controls or directs (directly or indirectly) 183 Agnico-Eagle Shares and holds 18,000 options.

  Donald G. Allan, 49, of Toronto, Ontario is Vice-President, Corporate Development of Agnico-Eagle, a position he has held since May 6, 2002. Prior to his appointment as Vice-President, Corporate Development, Mr. Allan spent 16 years as an investment banker covering the mining and natural resources sectors with the firms Salomon Smith Barney and Merrill Lynch. Mr. Allan is a graduate of the Amos Tuck School, Dartmouth College (M.B.A.) and the University of Toronto (B.Comm.). Mr. Allan is also qualified as a Chartered Accountant. Mr. Allan also serves as Vice-President, Corporate Development of Contact Diamond, a TSX listed company in which Agnico-Eagle holds a 44.2% interest. Mr. Allan beneficially owns, controls or directs (directly or indirectly) 3,946 Agnico-Eagle Shares and 130,000 options.

  Alain Blackburn, P.Eng., 48, of Oakville, Ontario is Vice-President, Exploration of Agnico-Eagle, a position he has held since October 1, 2002. Prior to his appointment as Vice-President, Exploration, Mr. Blackburn served as Manager, Corporate Development of Agnico-Eagle from January 1999 and as Agnico-Eagle's Exploration Manager from September 1996 to January 1999. Mr. Blackburn is a graduate of Université du Quebec de Chicoutimi (P.Eng.) and Université du Québec en Abitibi-Temiscamingue (M.Sc.). Mr. Blackburn also serves as a director of Contact Diamond, a TSX listed company in which Agnico-Eagle holds a 44.2% interest, and Riddarhyttan. Mr. Blackburn beneficially owns, controls or directs (directly or indirectly) 4,279 Agnico-Eagle Shares and 173,000 options.

  David Garofalo, C.A., 39, of Richmond, Ontario, is Vice-President, Finance and Chief Financial Officer of Agnico-Eagle, a position he has held since January 1, 1999, prior to which he served as Treasurer of Agnico-Eagle from June 8, 1998. Prior to joining Agnico-Eagle, Mr. Garofalo served as Treasurer of Inmet Mining Corporation, an international mining company. Mr. Garofalo is a graduate of the University of Toronto (B.Comm.). Mr. Garofalo also serves as Vice-President, Finance and Chief Financial Officer of Contact Diamond, a TSX listed company in which Agnico-Eagle holds a 44.2% interest. Mr. Garofalo beneficially owns, controls or directs (directly or indirectly) 22,834 Agnico-Eagle Shares and 208,000 options.

        There are no arrangements or understandings between any director or executive officer and any other person pursuant to which such director or executive officer was selected to serve, nor are there any family relationships between any such persons.

Compensation of Directors and Officers

Compensation of Directors

        Mr. Boyd, who is a director, and is also the President and Chief Executive Officer of Agnico-Eagle and Mr. Scherkus, who is a director and is also the Executive Vice-President and Chief Operating Officer, receive no remuneration for their services as directors.

        The table below summarizes the annual retainers and attendance fees paid to the other directors during the year ended December 31, 2004. In total, C$156,250 was paid in annual retainers and attendance fees during the year ended December 31, 2004. On March 17, 2004, the Compensation Committee decided to implement changes to the directors' compensation structure to improve corporate governance practices and to compensate directors for the increased risk, workload and responsibilities demanded by their positions.

	Compensation paid during the period from January 1 – June 30, 2004 (C$)	Compensation from July 1 – December 31, 2004 (C$)
Annual board retainer	18,000	20,000
Annual retainer for Chairman of the Board	50,000	50,000
Annual retainer for Chairman of the Audit Committee	3,000	7,500
Board meeting attendance fee	1,000	1,500
Long-distance Board meeting attendance fee	1,500	2,000
Board meeting phone attendance fee	1,000	750

        In addition to the changes made to the annual retainers and attendance fees, on March 17, 2004, the Compensation Committee also implemented the following changes related to director compensation:

  •
  To align the interests of directors with those of shareholders, directors, other than Mr. Boyd and Mr. Scherkus, are now required to own the equivalent of at least three years of their annual retainer fee in Agnico-Eagle's shares. Directors have a period of three years to achieve this ownership level either through open market purchases or through participation in Agnico-Eagle's Incentive Share Purchase Plan; and

  •
  Each director, other than Mr. Boyd and Mr. Scherkus, will be eligible to be granted a maximum of 7,500 options per year under Agnico-Eagle's Stock Option Plan. Beginning with the 2005 fiscal year, individual grants will be determined annually by the Compensation Committee based on performance evaluations for each director.

        During the year ended December 31, 2004, Agnico-Eagle issued a total of 5,000 Agnico-Eagle Shares under its Incentive Share Purchase Plan to its directors. Agnico-Eagle will provide healthcare benefits to Mr. Ernest Sheriff, a former director of Agnico-Eagle, for a period of five years after his resignation from the Board. Mr. Sheriff did not stand for re-election as a director of Agnico-Eagle at its annual and special meeting of shareholders held on May 6, 2005.

Compensation of Officers

        The executive officers of Agnico-Eagle are:

  •
  Sean Boyd, President and Chief Executive Officer;
  •
  Eberhard Scherkus, Executive Vice-President and Chief Operating Officer;
  •
  David Garofalo, Vice-President, Finance and Chief Financial Officer;
  •
  Donald G. Allan, Vice-President, Corporate Development; and
  •
  Alain Blackburn, Vice-President, Exploration.

        Anton Adamcik was the Vice-President, Environment of Agnico-Eagle until his retirement on March 1, 2004. Mr. Adamcik continues to provide services to Agnico-Eagle as a consultant and has entered into a consulting agreement with Agnico-Eagle and offers consulting services in consideration for enhanced pension and other benefits.

        Barry Landen ceased to be Agnico-Eagle's Vice-President, Corporate Affairs on December 7, 2004.

        The following Summary Compensation Table sets out compensation during the three fiscal years ended December 31, 2004 for the President and Chief Executive Officer, the Vice-President, Finance and Chief Executive Officer and the three other most highly compensated officers (collectively the "Named Executive Officers") of Agnico-Eagle measured by base salary and bonus earned during the fiscal year ended December 31, 2004.

Summary Compensation Table — Agnico-Eagle

	Annual Compensation(1)				Long-Term Compensation Awards
Name and Principal Position	Year	Salary (C$)		Bonus (C$)	Securities Under Options	All Other Compensation(1),(2) (C$)

Sean Boyd President and Chief Executive Officer	2004 2003 2002	600,000 600,000 555,481		393,000 — 275,000	90,000 — 225,000	47,268 30,574 27,701

Eberhard Scherkus Executive Vice-President and Chief Operating Officer	2004 2003 2002	435,000 435,000 402,596		228,000 — 150,000	70,000 — 135,000	54,656 23,074 22,430

David Garofalo Vice-President, Finance and Chief Financial Officer	2004 2003 2002	290,000 290,000 270,000		120,000 — 88,000	50,000 — 75,000	31,644 3,324 15,896

Donald G. Allan Vice-President, Corporate Development	2004 2003 2002	220,000 220,000 200,000	(3)	70,000 — 45,000	40,000 — 50,000	35,139 13,376 6,250

Alain Blackburn Vice-President, Exploration	2004 2003 2002	200,000 175,000 152,885		65,000 75,000 36,000	50,000 — 25,000	36,470 13,376 13,830

(1)
In total, C$2.8 million was paid during the year ended December 31, 2004 as salary, bonus and all other compensation to the Named Executive Officers.

(2)
All Other Compensation consists of annual contributions made by Agnico-Eagle on behalf of the Named Executive Officers under Agnico-Eagle's defined contribution pension plan (see "— Pension Arrangements"), premiums paid for term life insurance and automobile allowances for the Named Executive Officers.

(3)
Mr. Allan joined Agnico-Eagle in May 2002. This amount represents his annualized salary as if he had been employed for the full year.

Stock Option Plan

        Under Agnico-Eagle's Stock Option Plan, options to purchase Agnico-Eagle Shares may be granted to directors, officers, employees and service providers of Agnico-Eagle. The exercise price of options granted may not be less than the closing market price for the Agnico-Eagle Shares on the TSX on the day prior to the date of grant. At the annual and special meeting of shareholders of Agnico-Eagle held on May 28, 2004, a resolution was passed by the shareholders approving amendments to the Stock Option Plan as follows:

  •
  to reduce the maximum term of options granted under the Stock Option Plan from 10 to five years;

  •
  to limit the number of stock options issued in any one year to 1% of the Agnico-Eagle Shares outstanding; and

  •
  to implement a mandatory delayed vesting of options.

        As at July 22, 2005, there are 5,172,235 Agnico-Eagle Shares reserved for issuance under the Stock Option Plan (which includes options available for future grants and unexercised options). The maximum amount of Agnico-Eagle Shares issuable under the Stock Option Plan is 6% of the 86,271,496 Agnico-Eagle Shares outstanding as at July 22, 2005.

        The Stock Option Plan restricts the entitlement to loans, guarantees or other support arrangements to facilitate option exercises to eligible persons who are not directors or officers of Agnico-Eagle. During 2004, no loans, guarantees or other financial assistance was provided under the plan.

        The following table sets out stock option awards received by the Named Executive Officers during the year ended December 31, 2004.

Option grants of Agnico-Eagle during 2004

Name	Securities Under Options(1)	% of Total Option Grants in Year(2)	Exercise Price		Market Value of Underlying Options on Date of Grant	Expiration Date

Sean Boyd	90,000	7	C	$16.69	Nil	January 12, 2009

Ebe Scherkus	70,000	5		16.69	Nil	January 12, 2009

David Garofalo	50,000	4		16.69	Nil	January 12, 2009

Donald Allan	40,000	3		16.69	Nil	January 12, 2009

Alain Blackburn	50,000	4		16.69	Nil	January 12, 2009

(1)
In total, 300,000 stock option awards were received by the Named Executive Officers during the year ended December 31, 2004.

(2)
In total, 537,250 stock option awards were granted by Agnico-Eagle during the year ended December 31, 2004.

        The following table shows, for each Named Executive Officer, the number of Agnico-Eagle Shares acquired through the exercise of stock options of Agnico-Eagle during the year ended December 31, 2004, the aggregate value realized upon exercise and the number of unexercised options under the Stock Option Plan as at December 31, 2004. The value realized upon exercise is the difference between the market value of Agnico-Eagle Shares on the exercise date and the exercise price of the option. The value of unexercised in-the-money options at December 31, 2004 is the difference between the exercise price of the options and the market value of Agnico-Eagle Shares on December 31, 2004, which was C$16.52 per Agnico-Eagle Share.

Aggregate option exercises during 2004 and year end option values

			Unexercised options at December 31, 2004		Value of unexercised in-the-money options at December 31, 2004 (C$)
	Securities acquired at exercise(1)
		Aggregate value realized(1) (C$)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Sean Boyd	85,100	638,788	347,400	67,500	768,138	Nil

Ebe Scherkus	58,200	658,550	260,500	52,500	740,610	Nil

David Garofalo	15,000	148,700	100,500	37,500	123,810	Nil

Donald G. Allan	Nil	Nil	60,000	30,000	Nil	Nil

Alain Blackburn	Nil	Nil	95,500	37,500	79,110	Nil

(1)
In total, 158,300 Agnico-Eagle Shares, with an aggregate value realized of C$1,446,038, were acquired through the exercise of stock options by the Named Executive Officers during the year ended December 31, 2004.

        The following table shows, as at December 31, 2004, compensation plans under which equity securities of Agnico-Eagle are authorized for issuance from treasury. The information has been aggregated by plans approved by shareholders and plans not approved by shareholders, of which there are none.

Plan Category	Number of securities to be issued on exercise of outstanding options	Weighted average exercise price of outstanding options		Number of securities remaining available for future issuances under equity compensation plans

Equity compensation plans approved by shareholders	2,383,150	C	$15.16	2,846,485

Equity compensation plans not approved by shareholders	Nil		Nil	Nil

Incentive Share Purchase Plan

        In 1997, the Agnico-Eagle shareholders approved the Incentive Share Purchase Plan to encourage directors, officers and full-time employees of Agnico-Eagle to purchase Agnico-Eagle Shares. Full-time employees who have been continuously employed by Agnico-Eagle or its subsidiaries for at least 12 months are eligible at the beginning of each fiscal year to elect to participate in the Incentive Share Purchase Plan. Eligible employees may contribute up to 10% of their basic annual salary through monthly payroll deductions or quarterly payments by cheque. Directors may contribute up to 100% of their annual Board and committee retainer fees. Agnico-Eagle contributes an amount equal to 50% of the individual's contributions and issues shares which have a market value equal to the total contributions (individual and Agnico-Eagle) under the Incentive Share Purchase Plan. Agnico-Eagle has reserved 1,151,272 Agnico-Eagle Shares for issuance under the plan.

        Pursuant to the terms of the Incentive Share Purchase Plan, Agnico-Eagle contributed a total of C$15,000 to its directors and C$59,450 to its officers for an aggregate total of C$74,450, during the year ended December 31, 2004.

Pension Arrangements

        Two individual Retirement Compensation Arrangement Plans (RCA Plans) for Mr. Boyd and Mr. Scherkus provide pension benefits which are generally equal (on an after-tax basis) to what the pension benefits would be if they were provided directly from a registered pension plan. There are no pension benefit limits under the RCA Plans. The RCA Plans provide an annual pension at age 60 equal to 2% of the executive's final three-year average pensionable earnings for each year of continuous service with Agnico-Eagle, less the annual pension payable under Agnico-Eagle's basic defined contribution plan. Payments under the RCA Plans are secured by a letter of credit from a Canadian chartered bank.

        The following chart provides illustrations of the total estimated pension payable from both the RCA Plan and the Basic Plan assuming various current pensionable earnings, current ages and total years of service to retirement at age 60. In all cases, it was assumed that current pensionable earnings would increase at the rate of 3% per annum, compounded annually.

Total Years of Service with Agnico-Eagle to Age 60(1)
Current Age
Current Earnings		15 years		20 years		25 years		30 years		35 years
C$400,000	45 50 55 60	C	$176,400 152,100 131,200 113,200	C	$235,000 202,900 175,000 150,900	C	$294,000 253,600 218,700 188,700	C	$352,700 304,300 262,500 226,400	C	$411,500 355,000 306,200 264,200
C$500,000	45 50 55 60	C	$220,300 190,000 163,900 141,400	C	$293,700 253,400 218,500 188,500	C	$367,100 316,700 273,200 235,600	C	$440,600 380,000 327,800 282,800	C	$514,000 443,400 382,500 329,900

C$600,000	45 50 55 60	C	$264,300 228,000 196,700 169,700	C	$352,400 304,000 262,300 226,200	C	$440,600 380,000 327,800 282,800	C	$528,700 456,000 393,400 339,300	C	$616,800 532,000 458,900 395,900
C$700,000	45 50 55 60	C	$308,400 266,000 229,500 197,900	C	$411,200 354,700 306,000 263,900	C	$514,000 443,400 382,500 329,900	C	$616,800 532,000 458,900 395,900	C	$719,600 620,700 535,400 461,900

(1)
All amounts are stated in Canadian dollars.

        At December 31, 2004, the two individuals under the RCA Plans had the following years of service:

  •

  Mr. Boyd 19 years

  •

  Mr. Scherkus 19 years

        Accordingly, the total projected pension payable at retirement from both the RCA Plan and the Basic Plan for Mr. Boyd and Mr. Scherkus are C$556,650 and C$247,835 per annum, respectively. The 2004 annual service cost and total accrued pension obligation, respectively, for each of Mr. Boyd and Mr. Scherkus as at December 31, 2004 are as follows: Mr. Boyd — C$203,500 and C$1,763,300, Mr. Scherkus — C$146,700 and C$1,430,700. The annual service cost represents the value of the projected pension benefit earned during the year. The total accrued pension obligation represents the value of the projected pension benefit earned for all service up to December 31, 2004. The pensionable earnings for the purposes of the RCA Plans consist of all basic remuneration and do not include benefits, bonuses, automobile or other allowances, and unusual payments.

Employment Contracts/Termination Arrangements

        Agnico-Eagle has employment agreements with all executive officers which provide for an annual base salary, bonus and certain pension, health, dental and other insurance and automobile benefits. The agreements were amended in December 2002 and provide minimum annual base salaries for the Named Executive Officers as follows:

  •

  Mr. Boyd C$600,000

  •

  Mr. Scherkus C$435,000

  •

  Mr. Garofalo C$290,000

  •

  Mr. Allan C$220,000

  •

  Mr. Blackburn C$200,000

        These amounts may be increased at the discretion of the Board of Directors upon the recommendation of the Compensation Committee. If the individual agreements are terminated other than for cause, death or disability, or upon their resignations following certain events, all of the above named individuals would be entitled to a payment equal to two and one-half times the annual base salary at the date of termination plus an amount equal to two and one-half times the annual bonus (averaged over the preceding two years) and a continuation of benefits for up to two years or until the individual commences new employment. Certain events that would trigger a severance payment are:

  •
  a substantial alteration of responsibilities;

  •
  a reduction of base salary or benefits;

  •
  an office relocation of greater than 50 miles;

  •
  a failure to obtain a satisfactory agreement from any successor to assume the individual's employment agreement or provide the individual with a comparable position, duties, salary and benefits; or

  •
  any change in control of Agnico-Eagle.

Report on Executive Compensation

  Compensation Philosophy

        The officers of Agnico-Eagle have a significant influence on corporate performance and creating shareholder value. With this in mind, Agnico-Eagle's philosophy regarding compensation is that it must:

  •
  be competitive in order to attract and retain employees with the skills and commitment needed to lead and grow Agnico-Eagle's business;

  •
  provide a strong incentive to achieve Agnico-Eagle's goals; and

  •
  ensure that interests of management and Agnico-Eagle's shareholders are aligned.

        The compensation paid to Agnico-Eagle's officers has three components:

  •
  base salary and benefits;

  •
  annual incentive compensation; and

  •
  long-term incentive compensation in the form of stock options.

        The Compensation Committee reviews each component of compensation for each officer and makes compensation recommendations to the Board. In its evaluation of each officer, the Compensation Committee considers, among other things, evaluations prepared by the Chairman and CEO for each officer other than the CEO, and an evaluation prepared by the Chairman for the CEO. The Board reviews the recommendations and gives final approval on compensation of Agnico-Eagle's officers. The Board has complete discretion over the amount and composition of each officer's compensation.

  Base Salary

        Base salary is the principal component of an executive officer's compensation package. Annual base salaries are established using internal and external surveys of average base salaries paid to officers of other mining companies of similar size as Agnico-Eagle. The Compensation Committee also conducts its own surveys to determine the level of compensation paid to its officers relative to mining companies of similar size to Agnico-Eagle. Base salary levels take into account the officer's individual responsibilities, experience, performance and contribution toward enhancing shareholder value and should be in line with average base salaries paid to offices having comparable responsibilities at other North American mining and gold companies. By keeping base salaries at or near the average base salaries for the mining industry, Agnico-Eagle has more flexibility in tying reward to performance as a greater percentage of compensation earned by officers of Agnico-Eagle can be paid in the form of bonuses and stock-option grants, which are payable at the discretion of Agnico-Eagle.

        No salary increases were granted to the executive officers of Agnico-Eagle for 2004. However, on January 7, 2005, the Board determined, upon the recommendation of the Compensation Committee, to increase the 2005 base salary of Agnico-Eagle's officers by an average of approximately 9% in light of the significant improvement in Agnico-Eagle's financial and operational performance in 2004 and the results of the Compensation Committee's review of internally and externally generated surveys of mining companies similar in size to Agnico-Eagle which indicated that Agnico-Eagle's base salaries were at or below average.

  Annual Incentive Compensation

        Annual incentive compensation for Agnico-Eagle's officers is based equally on two factors, namely, Agnico-Eagle's performance and the officers' contribution to that performance. Agnico-Eagle's performance is based on its achievements of various specific targets such as return on equity and profitability. Until January 7, 2005, Agnico-Eagle's compensation policy provided for a limit on the annual incentive compensation as a percentage of base salary to 50% of base salary for Mr. Boyd, 40% of base salary for Mr. Scherkus and 35% of base salary for all other vice-presidents of Agnico-Eagle. The Compensation Committee conducted a survey which indicated that these upper limits on annual incentive compensation were lower than comparable corporations to Agnico-Eagle in the mining industry. As the base salaries of Agnico-Eagle's officers have been in recent years in line with the industry average, the Compensation Committee recommended the Board approve an increase in the maximum bonuses payable to such officers to 75% of base salary for the President and Chief Executive Officer, to 60% of base salary of the Executive Vice-President and Chief Operating Officer, to 50% of base salary for the Vice-President, Finance and Chief Financial Officer and 40% of base salary for each of the Vice-President, Corporate Development and Vice-President, Exploration.

        For 2004, the Compensation Committee rated Agnico-Eagle's performance at 85% based on the following achievements which were counter-balanced by Agnico-Eagle's failure to meet its gold production targets:

Operations and Corporation Development

  •
  maintaining gold reserves at 7.9 million ounces and a 19% increase in regional global gold resources to 12.9 million;

  •
  a vast improvement in operating results with record gold production, record low cash costs and record earnings and cash flow;

  •
  achievement of completion tests under Agnico-Eagle's bank facility;

  •
  the acquisition of a minority interest in Riddarhyttan which owns the Suurikuusikko gold deposit in Finland, thereby establishing a position in a highly prospective new gold camp at a very low entry price;

Exploration and Projects

  •
  initiation of underground programs at both Lapa and Goldex;

  •
  acquisition of key land package in Nevada adjacent to the Cortez Hills discovery;

Financial

  •
  raising of C$23 million in flow-through shares at a 33% premium to Agnico-Eagle's then share price to finance underground programs at the Lapa and Goldex properties;

  •
  refinancing of bank facility which features a US$100 million three-year revolving credit facility on significantly improved terms and pricing relative to the previous bank facility;

  •
  incremental cash flow of over US$6 million realized from foreign exchange hedge position, thereby reducing cash operating cost per ounce by over US$20 and contributing approximately US$0.08 per share to net earnings;

  •
  increase of 11% in Agnico-Eagle's share price compared to a 7% decline in the S&P/TSX Capped Gold Index in 2004.

        Accordingly, since 50% of an officer's bonus is determined by Agnico-Eagle's performance, each of the officers of Agnico-Eagle was awarded a bonus in respect of Agnico-Eagle's performance equal to half of 85% of the maximum bonus payable to such officers under the revised executive compensation policy described above.

        The remaining 50% of the bonus for each of the Named Executive Officers (other than the President and the Chief Executive Officer) was determined by the individual performance of such officer as assessed by the Chairman of the Board and the President and Chief Executive Officer with reference to the achievements noted above, as applicable to each Named Executive Officer. Based on this assessment, the Compensation Committee's recommendation with respect to the portion of each of the Named Executive

Officers' bonus based on individual performance ranged from 75% to 90% of the maximum bonus allocated to individual performance.

  Stock Options

        Stock options tie officers' compensation to increases in the value of the Agnico-Eagle Shares and therefore provide an incentive to enhance shareholder value. Grants of stock options are based on three factors:

  •
  the employee's performance;

  •
  the employee's level of responsibility within Agnico-Eagle; and

  •
  the number and exercise price of options previously issued to the employee.

        During 2004, the Compensation Committee completed an internal compensation survey which indicated that the number of options issued to the senior management of Agnico-Eagle as a percentage of Agnico-Eagle Shares outstanding was in line with industry averages.

  Share Ownership

        In order to align the interests of Agnico-Eagle and those of its officers and employees, Agnico-Eagle encourages stock ownership and facilitates this through its Incentive Share Purchase Plan. Details of this plan can be found under the heading "— Incentive Share Purchase Plan".

        All of Agnico-Eagle's officers own Agnico-Eagle Shares. The following summarizes each officer's holdings as at March 21, 2005:

Sean Boyd, Director, President and Chief Executive Officer	94,162
Eberhard Scherkus, Director, Executive Vice-President and Chief Operating Officer	49,303
David Garofalo, Vice-President, Finance and Chief Financial Officer	22,834
Donald G. Allan, Vice-President, Corporate Development	3,287
Alain Blackburn, Vice-President, Exploration	3,588

  Chief Executive Officer's 2004 Compensation

        Mr. Boyd served as President and Chief Executive Officer of Agnico-Eagle and received a C$600,000 base salary and a bonus of C$393,000 in 2004. In determining the base salary and bonus of Mr. Boyd, the Compensation Committee reviewed externally prepared industry surveys, an internally generated industry survey and public information regarding base salaries paid to chief executive officers of public mining companies of comparable size and complexity. The Committee also considered other factors such as Mr. Boyd's responsibilities and contribution to business performance such as his leadership in connection with the continued pursuit of Agnico-Eagle's regional growth strategy. The principal responsibilities of the President and Chief Executive Officer include selecting and appointing senior officers, establishing and monitoring long-term strategic corporate objectives and supervising Agnico-Eagle's mining exploration and development activities.

        The bonus granted to Mr. Boyd was based on the Compensation Committee's rating of Agnico-Eagle's performance at 85% and of Mr. Boyd's performance at 90%.

Position	Corporate % of Maximum Bonus	Individual % of Maximum Bonus	Overall $ Corporate/Individual	Maximum Bonus as % of Base Salary	Cash Bonus Paid
President and Chief Executive Officer	85%	90%	87.5%	75%	C	$393,000

        In increasing Mr. Boyd's base salary and determining his individual performance, the Compensation Committee considered his contribution to the following achievements of Agnico-Eagle:

  •
  the turnaround in operating and share price performance in 2004 when compared to 2003;

  •
  the acquisition by Agnico-Eagle of a 14.1% stake in Riddarhyttan, a corporation whose principal asset is a 100% interest in the Suurikuusikko gold deposit in Finland;

  •
  steering Agnico-Eagle through operating challenges and the re-evaluation of Agnico-Eagle's mining plan in order to reduce mining risk;

  •
  the successful increase of reserves at the LaRonde Mine; and

  •
  continued rationalization of Agnico-Eagle's structure, including the implementation of plans to increase Contact Diamond's independence from Agnico-Eagle and the acquisition by Agnico-Eagle of Contact Diamond's gold and other precious metal exploration properties in Canada and the United States.

        The foregoing report was submitted by the Compensation Committee of the Board of Directors.

  Mel Leiderman, C.A., T.E.P., Chairman
  Bernard Kraft, C.A. I.F.A., C.B.V., A.S.A., C.F.E.
  Douglas R. Beaumont

Composition of Compensation Committee

        As at December 31, 2004, the Compensation Committee consisted of Mel Leiderman, Bernard Kraft, Doug Beaumont and Dr. Alan Green. Dr. Green ceased to be a member of the Compensation Committee when he resigned from the Board of Directors on January 17, 2005 and Mr. Leiderman ceased to be a member of the Compensation Committee subsequent to December 31, 2004 when he resigned from the Compensation Committee and was replaced by Leanne Baker. Mr. Stockford was appointed as a member of the Compensation Committee on May 6, 2005. As of March 21, 2005, no additional members had been added to the Committee. None of the members of the Committee is an officer or employee or former officer or employee of Agnico-Eagle or any of its subsidiaries and all of the members are considered to be unrelated to and independent from Agnico-Eagle.

Indebtedness of Directors, Executive Officers and Senior Officers

        During the year ended December 31, 2004, there was no outstanding indebtedness to Agnico-Eagle by any of its officers or directors made in connection with the purchase of securities of Agnico-Eagle. In addition, during the year ended December 31, 2004 and as at March 21, 2005, the only officer indebted to Agnico-Eagle was Alain Blackburn, Vice-President, Exploration. The non-interest bearing loan was advanced by Agnico-Eagle to Mr. Blackburn in 1999 for the purchase of a residence as a relocation incentive. The loan matures in 2024 and is secured by a second mortgage on the residence of Mr. Blackburn which provides for full recourse against the assets of Mr. Blackburn. As at December 31, 2004, the amount outstanding under this loan was C$97,500.30. As at March 21, 2005, the amount outstanding under this loan was C$96,442.69. The highest aggregate amount of indebtedness outstanding under the loan in 2004 was C$102,500. Agnico-Eagle will no longer make loans to officers under any circumstances.

Share Ownership

        As of July 22, 2005, officers and directors as a group (11 persons) beneficially owned or controlled (excluding options to purchase 1,743,900 Agnico-Eagle Shares, of which 1,261,275 are currently exercisable and 482,625 are currently unexercisable) an aggregate of 218,986 Agnico-Eagle Shares or about 0.25% of the 86,271,496 issued and outstanding Agnico-Eagle Shares.

Security Ownership of Directors and Executive Officers

        The following table sets forth certain information concerning the direct and beneficial ownership as at July 22, 2005 by each director and executive officer of Agnico-Eagle of Agnico-Eagle Shares and options to purchase Agnico-Eagle Shares. Unless otherwise noted, exercise prices are in Canadian dollars.

Beneficial Owner	Share Ownership(1)	Total Agnico-Eagle Shares under Option	Agnico-Eagle Shares under Option	Exercise Price (C$)	Expiry Date
Leanne M. Baker Director	3,500	25,500	18,000 7,500	21.84/US$14.06 16.89/US$13.72	12/18/2007 12/13/2009
Douglas Beaumont Director	6,321	44,500	12,000 25,000 7,500	8.25 10.40 16.89	3/6/2008 1/5/2010 12/13/2009
Sean Boyd Director, President and Chief Executive Officer	100,544	539,900	225,000 90,000 125,000 79,900 20,000	15.93 16.69 16.89 10.40 9.20	1/10/2007 1/12/2009 12/13/2009 1/5/2010 1/3/2011
Bernard Kraft Director	6,321	42,500	10,000 7,500 25,000	11.40 16.89 10.40	9/29/2009 12/13/2009 1/5/2010
Mel Leiderman Director	2,000	25,500	18,000 7,500	21.84 16.89	12/18/2007 12/13/2009
James Nasso Director and Chairman of the Board	17,751	32,500	25,000 7,500	10.40 16.89	1/5/2010 12/13/2009
Howard R. Stockford Director	183	18,000	18,000	14.67	5/27/2010
Eberhard Scherkus Director, Executive Vice-President and Chief Operating Officer	51,307	413,000	135,000 70,000 100,000 108,000	15.93 16.69 16.89 10.40	1/10/2007 1/12/2009 12/13/2009 1/5/2010
David Garofalo Vice-President, Finance and Chief Financial Officer	22,834	208,000	75,000 50,000 70,000 13,000	15.93 16.69 16.89 10.40	1/10/2007 1/12/2009 12/13/2009 1/5/2010
Donald G. Allan Vice-President, Corporate Development	3,946	130,000	50,000 40,000 40,000	21.82 16.89 16.69	5/6/2007 12/13/2009 1/12/2009
Alain Blackburn Vice-President, Exploration	4,279	173,000	25,000 25,000 25,000 4,000 50,000 4,000 40,000	18.75 15.93 21.84 6.55 16.69 10.40 16.89	12/6/2006 1/10/2007 12/18/2007 1/4/2009 1/12/2009 1/5/2010 12/13/2009

Notes:

(1)
In each case, shareholdings constitute less than one percent of the issued and outstanding Agnico-Eagle Shares. The total number of Agnico-Eagle Shares held by directors and executive officers constitutes 0.25% of the issued and outstanding Agnico-Eagle Shares.

Employees

        The LaRonde Mine is situated in the Abitibi region of northwestern Quebec, Canada, a region characterized by its availability of experienced mining personnel. Employee turnover is approximately 1% per year. Agnico-Eagle has not experienced, and does not expect to experience in the future, any difficulty in attracting qualified mining personnel to work at the LaRonde Mine.

        As of February 28, 2005, the LaRonde Division employed 585 persons. The employees are not unionized. As of February 28, 2005, the Executive Office, Exploration Division and Regional Development Division employed 16, 8 and 31 persons, respectively.

        The number of employees employed by Agnico-Eagle at the end of 2004, 2003, 2002 and 2001 were 610, 549, 457, and 397, respectively.

        Agnico-Eagle attempts to mitigate the likelihood and potential severity of the various risks it encounters in its day-to-day operations through the application of the highest standards in the planning, construction and operation of mining facilities. In addition, emphasis is placed on hiring and retaining competent personnel and developing their skills through training in safety and loss control. Agnico-Eagle's operating and technical personnel have a solid track record of developing and operating precious metal mines and the LaRonde Mine has been recognized for its excellence in this regard with various safety and development awards. Unfortunately, in spite of extensive efforts to ensure the safety of employees, industrial accidents can occur. In the first quarter of 2004, two accidents claimed the lives of an employee and a contract miner. Quebec's Commission de la santé et de la sécurité du travail completed an investigation into these accidents, and Agnico-Eagle paid fines totalling C$27,500 in respect of these accidents. Also, in January 2005, an accident claimed the life of an employee. The Commission de la santé et de la sécurité du travail has initiated an investigation into this accident. Other than the investigations discussed above, no regulatory or other action has been initiated against Agnico-Eagle in connection with these industrial accidents. Agnico-Eagle believes that the LaRonde Mine remains one of the safest mines in Quebec with a lower accident frequency index than the provincial mining industry average. Nevertheless, Agnico-Eagle and all of its employees continue with a focused effort to improve workplace safety.

Major Shareholders and Related Party Transactions

Major Shareholders

        The Securities Act (Ontario) provides that a person or company who beneficially owns, directly or indirectly, voting securities of an issuer or who exercises control or direction over voting securities of an issuer or a combination of both, carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities (an "insider") must, within 10 days of becoming an insider, file a report in the required form effective the date on which the person became an insider, disclosing any direct or indirect beneficial ownership of, or control or direction over, securities of the reporting issuer. The Securities Act (Ontario) also provides for the filing of a report by an insider of a reporting issuer who acquires or transfers securities of the issuer. This report must be filed within 10 days after the end of the month in which the acquisition or transfer takes place.

        The Securities Act (Ontario) also provides that a person or company that acquires (whether or not by way of a take-over bid, issuer bid or offer to acquire) beneficial ownership of voting or equity securities or securities convertible into voting or equity securities of a reporting issuer that, together with previously held securities brings the total holdings of such holder to 10% or more of the outstanding securities of that class, must (a) issue and file forthwith a news release containing the prescribed information and (b) file a report within two business days containing the same information set out in the news release. The acquiring person or company must also issue a press release and file a report each time it acquires an additional 2% or more of the outstanding securities of the same class and every time there is a "material change" to the contents of the news release and report previously issued and filed.

        The rules in the United States governing the ownership threshold above which shareholder ownership must be disclosed are more stringent than those discussed above. Section 13 of the Exchange Act imposes reporting requirements on persons who acquire beneficial ownership (as such term is defined in the

Rule 13d-3 under the Exchange Act) of more than 5% of a class of an equity security registered under Section 12 of the Exchange Act. In general, such person must file, within 10 days after such acquisition, a report of beneficial ownership with the SEC containing the information prescribed by the regulations under Section 13 of the Exchange Act. This information is also required to be sent to the issuer of the securities and to each exchange where the securities are traded.

        Fidelity has filed reports with securities regulators stating that they collectively have control over 7,900,141 (or approximately 9.16%, based on the number of Agnico-Eagle Shares outstanding as at July 22, 2005) of the Agnico-Eagle Shares and Agnico-Eagle's corporate bonds and warrants convertible into Agnico-Eagle Shares. After giving effect to the completion of the Offer, assuming that Agnico-Eagle were to acquire pursuant to the Offer all of the Riddarhyttan Shares not currently owned by Agnico-Eagle, the securities controlled by Fidelity would represent approximately 8.18% of the outstanding Agnico-Eagle Shares. To the knowledge of the directors and senior officers of Agnico-Eagle, as of July 22, 2005, except for Fidelity and the entities listed in the table below, no other person or corporation beneficially owns or exercises control or direction over Agnico-Eagle Shares carrying more than 3% of the voting rights attached to all Agnico-Eagle Shares. There are no holders of Agnico-Eagle Shares who exercise different voting rights than other holders of Agnico-Eagle Shares.

Name of Holder	Number of Agnico-Eagle Shares Held	Percentage of Agnico-Eagle Shares Outstanding

Royce & Assoc	4,268,000	4.95

Allianz Global	3,435,000	3.98

Source: Thomson Financial Corporate Group

        After giving effect to the Offer, to the knowledge of the directors and senior officers of Agnico-Eagle, the securities controlled by Royce & Assoc and Allianz Global would represent approximately 4.42% and 3.56%, respectively, of the outstanding Agnico-Eagle Shares.

        As of July 22, 2005, there were: (i) 4,973 registered holders of the 86,271,496 outstanding Agnico-Eagle Shares, of which 3,855 registered holders were in the United States and held 35,035,504 Agnico-Eagle Shares or about 40.61% of the outstanding Agnico-Eagle Shares, (ii) three registered holders of Agnico-Eagle's 6,900,000 outstanding Warrants, of which two registered holders were in the United States and held 4,423,500 Warrants or about 64.11% of the outstanding Warrants, and (iii) two registered holders of Agnico-Eagle's Convertible Debentures neither of whom was in the United States.

        Agnico-Eagle is not aware of any arrangements the operation of which may at a subsequent date result in a change in control of Agnico-Eagle. To the best knowledge of Agnico-Eagle, it is not directly or indirectly owned or controlled by another corporation, by any government or by any natural or legal person severally or jointly. Further, Agnico-Eagle is not aware of any shareholder agreements relating to the Agnico-Eagle Shares.

Related Party Transactions

        For the years ended December 31, of 2001 and 2002, Agnico-Eagle loaned C$4,271,708 and C$4,034,406 to Contact Diamond to fund ongoing exploration and operating activity. For the years ended December 31, 2003 and 2004 and the period from January 1, 2005 to July 22, 2005, Contact Diamond repaid C$329,915, nil and nil, respectively, to Agnico-Eagle. The largest amount outstanding under this loan was C$24,438,565 in 2001, C$25,640,785 in 2002, C$5,307,643 in 2003, C$3,902,111 in 2004 and C$3,902,111 for the period from January 1, 2005 to March 31, 2005. The total indebtedness of Contact Diamond to Agnico-Eagle at March 31, 2005 is C$3,901,809, including accrued interest to March 31, 2005 of nil. The loan is repayable on demand. The rate of interest on the loan is 8% per annum. Agnico-Eagle waived the interest on this loan commencing May 13, 2002 and has no intention of charging any interest or demanding repayment until Contact Diamond has the ability to repay. The book value of the loan on Agnico-Eagle's consolidated financial statements was C$3,638,948 at December 31, 2004.

        On May 13, 2002, Agnico-Eagle completed a transaction with Contact Diamond which resulted in the elimination of $25,640,785 of the outstanding amount owed by Contact Diamond to Agnico-Eagle. In connection with a public offering by Contact Diamond in July 2003, Agnico-Eagle committed to fund Contact Diamond if and to the extent that Contact Diamond was unable to raise an additional C$4.8 million of gross proceeds in equity capital prior to the public offering and December 31, 2003. In August 2003, Contact Diamond raised aggregate cash proceeds of approximately C$5.2 million in a private offering of flow-through shares and therefore Agnico-Eagle is no longer subject to this commitment.

        On September 20, 2004, Agnico-Eagle purchased all of Contact Diamond's interests in 10 gold and other precious metals exploration properties located in Canada and the United States for cash consideration of C$3.3 million. The purchase price was based on a valuation prepared by Watts, Griffis and McOuat Limited of Toronto, Canada, consulting geologists and engineers.

        Agnico-Eagle provides Contact Diamond with all of its executives, employees and administrative support (other than Contact Diamond's recently appointed President and Chief Operating Officer and Vice-President, Exploration) at no cost to Contact Diamond. Of the nine current directors of Contact Diamond, three are also directors of Agnico-Eagle (including two officers of Agnico-Eagle who are also directors of Agnico-Eagle) and one is an officer of Agnico-Eagle.

Market and Listing Details

        The following table sets forth the high and low sale prices for the Agnico-Eagle Shares on the TSX and the NYSE for each of the five fiscal years ended December 31, 2004, for each quarter during the two fiscal years ended December 31, 2004 and for the first two quarters in fiscal 2005.

	TSX (C$)			NYSE (US$)
	High	Low	Average Daily Volume	High	Low	Average Daily Volume
2000	11.75	7.30	78,171	7.94	4.88	104,811
2001	18.50	7.97	184,068	11.75	5.21	244,817
2002	27.59	15.65	420,820	17.98	9.83	740,528
2003	24.94	13.40	558,512	16.47	9.72	986,285
2004	19.95	15.50	382,875	16.73	11.96	730,352
2003
First Quarter	24.94	16.42	539,986	16.47	11.11	990,498
Second Quarter	16.89	14.14	582,544	12.51	9.72	897,052
Third Quarter	20.77	14.60	567,081	14.90	10.32	903,395
Fourth Quarter	18.56	13.40	544,436	14.20	10.11	1,152,995
2004
First Quarter	19.76	15.50	490,874	15.07	11.96	1,028,974
Second Quarter	19.80	15.86	384,843	15.07	11.47	679,561
Third Quarter	19.30	16.45	257,437	14.68	12.47	482,805
Fourth Quarter	19.95	16.40	398,346	16.73	13.16	730,069
2005
First Quarter	18.97	14.95	340,193	15.76	11.97	678,275
Second Quarter	18.12	13.63	293,041	14.67	10.80	686,027

        The following table sets forth the high and low sale prices for the Agnico-Eagle Shares on the TSX and the NYSE for the last six months.

	TSX (C$)			NYSE (US$)
	High	Low	Average Daily Volume	High	Low	Average Daily Volume
2004
December	18.80	16.40	453,382	15.88	13.16	743,873
2005
January	16.40	15.35	324,590	13.64	12.64	532,525
February	18.30	14.95	384,500	14.72	11.97	804,437
March	18.97	17.04	308,214	15.76	13.93	698,114
April	18.12	16.50	276,270	14.67	13.27	549,367
May	17.25	13.63	293,591	13.86	10.80	846,148
June	15.98	14.67	307,369	12.95	11.76	663,682

        On July 22, 2005, the closing price of the Agnico-Eagle Shares was C$15.53 on the TSX and $12.74 on the NYSE. The registrar and transfer agent for the Agnico-Eagle Shares is Computershare Trust Company of Canada, Toronto, Ontario.

Additional Information

        Agnico-Eagle is a corporation amalgamated under the laws of the Province of Ontario and registered with the Ministry of Consumer and Business Affairs. Its Ontario Corporation Number is 1163732. Agnico-Eagle has conducted business since it was formed by articles of amalgamation under the laws of the Province of Ontario on June 1, 1972 as a result of the amalgamation of Agnico Mines Limited and Eagle Gold Mines Limited. Pursuant to the provisions of the Business Corporations Act (Ontario) (the "OBCA"), Agnico-Eagle has limited liability. Agnico-Eagle's By-laws were made by its board of directors on October 28, 1993 and confirmed by its shareholders on November 30, 1993. The most recent amendments to Agnico-Eagle's By-laws were adopted by the board of directors on January 1, 1996. The financial year for Agnico-Eagle is the calendar year.

Memorandum and Articles of Incorporation

  Articles of Amendment

        Agnico-Eagle's articles of incorporation do not place any restrictions on Agnico-Eagle's objects and purposes.

  Certain Powers of Directors

        The OBCA requires that every director who is a party to a material contract or transaction or a proposed material contract or transaction with a corporation, or who is a director or officer of, or has a material interest in, any person who is a party to a material contract or transaction or a proposed material contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of the meetings of directors the nature and extent of his or her interest, and shall refrain from voting in respect of the material contract or transaction or proposed material contract or transaction unless the contract or transaction is: (a) an arrangement by way of security for money lent to or obligations undertaken by the director for the benefit of the corporation or an affiliate; (b) one relating primarily to his or her remuneration as a director, officer, employee or agent of the corporation or an affiliate; (c) one for indemnity of or insurance for directors as contemplated under the OBCA; or (d) one with an affiliate. However, a director who is prohibited by the OBCA from voting on a material contract or proposed material contract may be counted in determining whether a quorum is present for the purpose of the resolution, if the director disclosed his or her interest in accordance with the OBCA and the contract or transaction was reasonable and fair to the corporation at the time it was approved.

        Agnico-Eagle's By-laws provide that the directors shall from time to time determine by resolution the remuneration to be paid to the directors, which shall be in addition to the salary paid to any officer or employee of Agnico-Eagle who is also a director. The directors may also by resolution award special remuneration to any director in undertaking any special services on Agnico-Eagle's behalf other than the normal work ordinarily required of a director of Agnico-Eagle. Agnico-Eagle's By-laws provide that confirmation of any such resolution by Agnico-Eagle's shareholders is not required.

        Agnico-Eagle's By-laws also provide that the directors may: (a) borrow money upon the credit of Agnico-Eagle; (b) issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantee of Agnico-Eagle, whether secured or unsecured; (c) to the extent permitted by the OBCA, give directly or indirectly financial assistance to any person by means of a loan, a guarantee on behalf of Agnico-Eagle to secure performance of any present or future indebtedness, liability or other obligation of any person, or otherwise; and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, tangible or intangible, property of Agnico-Eagle to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or other obligation of Agnico-Eagle.

        The directors may, by resolution, amend or repeal any of Agnico-Eagle's By-laws that regulate the business or affairs of Agnico-Eagle. The OBCA requires the directors to submit any such amendment or repeal to Agnico-Eagle's shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the amendment or repeal.

  Retirement of Directors

        Under Agnico-Eagle's retirement policy, directors elected or appointed before April 14, 1998 are required to retire at the age of 75 and directors elected or appointed on or after April 14, 1998 are required to retire at the age of 70.

  Directors' Share Ownership

        As of March 17, 2004, directors, other than Mr. Boyd, are required to own the equivalent of at least three years of their annual retainer fee in Agnico-Eagle's stock. Directors have a period of three years to achieve this ownership level either through open market purchases or through participation in Agnico-Eagle's incentive share purchase plan.

  Meetings of Shareholders

        The OBCA requires Agnico-Eagle to call an annual shareholders' meeting not later than 15 months after holding the last preceding annual meeting and permits Agnico-Eagle to call a special shareholders' meeting at any time. In addition, in accordance with the OBCA, the holders of not less than 5% of Agnico-Eagle's shares carrying the right to vote at a meeting sought to be held may requisition our directors to call a special shareholders' meeting for the purposes stated in the requisition. Agnico-Eagle is required to mail a notice of meeting and management information circular to registered shareholders not less than 21 days and not more than 50 days prior to the date of any annual or special shareholders' meeting. These materials also are filed with Canadian securities regulatory authorities and the SEC. Agnico-Eagle's By-laws provide that a quorum of two shareholders in person or represented by proxy holding or representing by proxy not less than 10% of Agnico-Eagle's issued shares carrying the right to vote at the meeting is required to transact business at a shareholders' meeting. Shareholders, and their duly appointed proxies and corporate representatives, as well as Agnico-Eagle's auditors, are entitled to be admitted to Agnico-Eagle's annual and special shareholders' meetings.

  Record Date for Notice

        Agnico-Eagle's board of directors may fix in advance a date preceding the date of any meeting of shareholders, by not fewer than 21 and not more than 50 days, as a record date for the determination of the shareholders entitled to notice of the meeting. Notice of any such record date shall be given not fewer than seven days before the record date in accordance with the OBCA.

        If no such record date is so fixed, the record date for the determination of the shareholders entitled to receive notice of the meeting of the shareholders shall be at the close of business on the day preceding the day on which the notice is given. If no such notice is given, the shareholders entitled to notice are those registered as shareholders at the opening of business on the day on which the meeting is held.

  Right to Vote

        Every person named in the list of shareholders entitled to notice shall be entitled to vote the shares shown on the list opposite such person's name at the meeting to which the list relates, except to the extent that:

  (a)
  if Agnico-Eagle has fixed a record date in respect of the meeting, the person has transferred any of such person's shares after the record date or, if Agnico-Eagle has not fixed a record date in respect of the meeting, the person has transferred any of such person's shares after the date on which the list is prepared; and

  (b)
  the transferee, having produced property endorsed certificates evidencing the shares or having otherwise established that such transferee owns such shares, has demanded not later than, (i) the time at which the meeting commences, or (ii) such number of days before the meeting (not exceeding 10 days) as the board may determine, that such transferee's name be included in the list.

        In any such excepted case the transferee shall be entitled to vote the transferred shares at the meeting.

  Authorized Capital

        Agnico-Eagle's authorized capital consists of an unlimited number of shares of one class designated as common shares. Agnico-Eagle may not create any class or series of shares or make any modification to the provisions attaching to Agnico-Eagle's common shares without the affirmative vote of two-thirds of the votes cast by the holders of the common shares. Agnico-Eagle's common shares do not have pre-emptive rights to purchase additional shares.

Description of Share Capital and Ownership

  Agnico-Eagle Shares

        The authorized capital of Agnico-Eagle consists of an unlimited number of freely-tradeable Agnico-Eagle Shares without par value, of which 86,192,939 and 86,271,496 Agnico-Eagle Shares were issued and outstanding as of March 31, 2005 and July 22, 2005, respectively. All outstanding Agnico-Eagle Shares are fully paid and non-assessable. The holders of Agnico-Eagle Shares are entitled to one vote per share at meetings of shareholders and to receive dividends if, as and when declared by the directors of Agnico-Eagle. In the event of voluntary or involuntary liquidation, dissolution or winding-up of Agnico-Eagle, after payment of all outstanding debts, the remaining assets of Agnico-Eagle available for distribution would be distributed rateably to the holders of Agnico-Eagle Shares. Holders of Agnico-Eagle Shares have no pre-emptive, redemption, exchange or conversion rights.

  Agnico-Eagle Warrants

        On November 14, 2002, Agnico-Eagle issued 6.9 million Warrants. Each whole Warrant entitles the holder thereof to purchase one Agnico-Eagle Share for a price of $19.00 at any time on or prior to November 14, 2007 after which time the Warrants will expire and be of no value. The exercise price for the Warrants is payable in U.S. dollars; however, holders of Warrants may elect to pay the exercise price in Canadian dollars based on then current exchange rates. No fractional Agnico-Eagle Shares will be issuable on the exercise of the Warrants. To the extent that the holder of a Warrant would otherwise be entitled to purchase a fraction of an Agnico-Eagle Share, the holder will receive a cash payment in lieu thereof based on the then current market price of the Agnico-Eagle Shares.

        The Agnico-Eagle warrant indenture (the "Warrant Indenture") between Agnico-Eagle and Computershare Trust Company of Canada, the trustee, provides that the exercise price and/or the number and kind of securities or property issuable on the exercise of Warrants are subject to adjustment in certain events. Holders of Warrants do not have any voting rights or any other rights which a holder of Agnico-Eagle Shares would have (including, without limitation, the right to receive notice of or to attend meetings of shareholders or any right to receive dividends or other distributions). Holders of Warrants have no pre-emptive rights to acquire securities of Agnico-Eagle. If all of the Warrants were exercised, Agnico-Eagle would be required to issue 6.9 million Agnico-Eagle Shares.

        The foregoing summary describes certain provisions of the Warrants and the Warrant Indenture, although the foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the Agnico-Eagle Warrants and the Warrant Indenture.

  Convertible Debentures

        On February 15, 2002, Agnico-Eagle issued the Convertible Debentures with a nominal value of $143,750,000 which may be converted into Agnico-Eagle Shares during the period of February 15, 2002 to February 15, 2012. Based on the initial conversion rate of 71.429 shares per $1,000 principal amount, if all of the holders of the Convertible Debentures were to exercise their respective conversion rights, Agnico-Eagle would be required to issue approximately 10.2 million Agnico-Eagle Shares.

        The Convertible Debentures may be redeemed at the option of Agnico-Eagle on or after February 15, 2006 at a redemption price of par value plus accrued and unpaid interest. Agnico-Eagle may pay the redemption price in cash or, at its option, by delivering freely tradeable Agnico-Eagle Shares.

  Changes in Share Capital

        The table below describes the changes in Agnico-Eagle's share capital from January 1, 2000 to the date of the completion of the Offer.

Year	Transaction	Increase in Number of Shares	Total Number of Shares
2000	Exercise of stock options	13,700	55,832,651
2000	Share purchase plan	248,769	56,081,420
2000	Flow-through private placement	475,000	56,128,920
2000	Dividend reinvestment plan	10,560	56,139,480
2001	Exercise of stock options	426,100	56,565,580
2001	Share purchase plan	209,826	56,775,406
2001	Flow-through private placement	200,000	56,975,406
2001	Public offering	10,350,000	67,325,406
2001	Conversion of senior convertible notes	6,691	67,332,097
2001	Acquisition of Mentor Exploration and Development Co., Limited	369,348	67,701,445
2001	Dividend reinvestment plan	21,408	67,722,853
2002	Exercise of stock options	1,927,500	69,650,353
2002	Share purchase plan	138,747	69,789,100
2002	Public offering	13,800,000	83,589,100
2002	Flow-through private placement	40,161	83,629,261
2002	Dividend reinvestment plan	3,140	83,632,401
2002	Conversion of senior convertible notes	4,460	83,636,861
2003	Exercise of stock options	229,100	83,865,961
2003	Share purchase plan	217,855	84,083,816
2003	Flow-through private placement	255,768	84,339,584
2003	Acquisition of Bousquet property	125,612	84,465,196
2003	Dividend reinvestment plan	4,608	84,469,804
2004	Exercise of stock options	391,525	84,861,369
2004	Share purchase plan	198,387	85,059,716
2004	Flow-through private placement	1,000,000	86,059,716
2004	Dividend reinvestment plan	13,063	86,072,779
2005	Exercise of stock options	57,400	86,130,179
2005	Share purchase plan	136,602	86,266,781
2005	Dividend reinvestment plan	4,715	86,271,496
2005	Acquisition of Riddarhyttan (pending)	10,345,583	96,617,079

        As at July 22, 2005, 86,271,496 Agnico-Eagle Shares were outstanding (106,581,165 on a fully-diluted basis). See notes 6 and 7 to Agnico-Eagle's Annual Audited Consolidated Financial Statements of this Offer Document.

        The Bousquet property, along with various equipment and other mining properties, was acquired from Barrick in September 2003 for $3.9 million in cash (including transaction costs) and $1.5 million in Agnico-Eagle Shares. In 1997, the Agnico-Eagle shareholders approved the Incentive Share Purchase Plan to encourage directors, officers and full-time employees of Agnico-Eagle to purchase Agnico-Eagle Shares. See "— Compensation of Directors and Officers — Incentive Share Purchase Plan". Agnico-Eagle maintains a dividend reinvestment plan providing holders of Agnico-Eagle Shares with the opportunity to reinvest their cash dividends in additional Agnico-Eagle Shares at 95% of the then-current average market price of the Agnico-Eagle Shares (determined in accordance with such plan).

        From the announcement of the Offer on May 12, 2005 to July 22, 2005, an aggregate of 8,066 Agnico-Eagle Shares have been purchased by directors and officers of Agnico-Eagle, of which 3,066 Agnico-Eagle Shares were acquired by directors and officers of Agnico-Eagle through its Incentive Share Purchase Plan at a price of C$15.32 per Agnico-Eagle Share and 5,000 Agnico-Eagle Shares were purchased in the public market at a price of C$14.18. No Agnico-Eagle Shares were disposed of during this period by directors or officers of Agnico-Eagle. In addition, during this period, Agnico-Eagle issued 18,000 options to acquire Agnico-Eagle Shares to Mr. Howard Stockford, a director of Agnico-Eagle, at an exercise price of C$14.67 per Agnico-Eagle Share.

Agnico-Eagle Share Price Performance

        Over the five-year period beginning May 31, 2000 and ending May 31, 2005, Agnico-Eagle's share price increased by 86%. The highest closing price on the TSX of an Agnico-Eagle share over such period was C$26.89 on September 24, 2002 and the lowest closing price on the TSX was C$7.30 on October 27, 2000. The following chart compares the performance of Agnico-Eagle Share Price against the performance of the S&P/TSX Composite Index over the same five-year period.

Auditor Information

        Ernst & Young LLP became Agnico-Eagle's auditors in 1983. Fees paid to Ernst & Young LLP for 2004 and 2003 are set out below:

	Year ended December 31, 2004		Year ended December 31, 2003
	(C$ thousands)
Audit fees	C$	307	C$	233
Audit-related fees		68		35
Tax fees		116		152

Total fees	C$	491	C$	420

        Audit fees were paid for professional services rendered by the auditors for the audit of Agnico-Eagle's annual financial statements and related statutory and regulatory filings. Audit fees also consist of fees paid for professional services rendered by the auditors in connection with Agnico-Eagle's filing of preliminary and final base shelf prospectuses on October 27, 2004 and November 15, 2004, respectively, and the filing of a prospectus supplement on November 15, 2004, in connection with the qualification of Agnico-Eagle Shares that may be issued to certain holders of Warrants who reside in the United States. These services consisted of the audit or review, as required, of financial statements included in the prospectuses, reviewing documents filed with securities regulatory authorities, correspondence with securities regulatory authorities and all other services required by regulatory authorities in connection with the filing of these documents.

        Audit-related fees consist of employee benefit plan fees and French translation fees. Employee benefit plan fees were paid for professional services rendered by the auditors for the audit of the financial statements of Agnico-Eagle's employee benefit plans and the related statutory and regulatory filings. French translation fees were paid for professional services rendered by the auditors in connection with the translation of securities regulatory filings required to comply with securities laws in certain Canadian jurisdictions.

        Tax fees were paid for professional services relating to tax compliance, tax advice and tax planning. These services included the review of tax returns, assistance with eligibility of expenditures under the Canadian flow-through share tax regime, and tax planning and advisory services in connection with international and domestic taxation issues.

        There were no other fees that were paid for services other than the fees listed above and such fees included fees for access to Ernst & Young LLP publications and due diligence assistance for proposed transactions.

        The Audit Committee has adopted a policy that requires the pre-approval of all fees paid to Ernst & Young LLP prior to the commencement of a specific engagement.

Shareholder Rights Plan

        On May 6, 2005, the Agnico-Eagle shareholder rights plan expired and, accordingly, all rights issued under the plan expired at such time.

Material Contracts

        Agnico-Eagle believes that the following contracts are the only material contracts to which it is a party.

  Credit Agreement

        Agnico-Eagle entered into an amended and restated credit agreement on December 23, 2004 with a group of financial institutions providing for a revolving bank credit facility of up to $100 million. The facility matures and all indebtedness thereunder is due and payable on December 23, 2007. Agnico-Eagle, with the consent of lenders representing 66 2/3% of the aggregate commitments under the facility, has the option to extend the term of the facility for three additional one-year terms to December 23, 2010. The credit facility is available in multiple currencies through prime rate, base rate and LIBOR advances and through bankers' acceptances, priced at the applicable rate plus an applicable margin. The lenders under the facility are each paid a commitment fee at a rate that ranges from 0.875% to 0.50%, depending on the financial ratios. Payment and performance of Agnico-Eagle's obligations under the facility are secured by substantially all property relating to the LaRonde Mine and the El Coco property.

        The facility limits, among other things, Agnico-Eagle's ability to incur additional indebtedness, pay dividends or make payments in respect of Agnico-Eagle Shares, make investments or loans, transfer Agnico-Eagle's assets or make expenditures relating to property secured under the credit agreement at that time that are not consistent with the mine plan and operating budget delivered pursuant to the credit facility. Further, the agreement requires Agnico-Eagle to maintain specified financial ratios and meet financial condition covenants. Under the terms of the facility, Agnico-Eagle has entered into hedge agreements to ensure that projected revenues from sales of metals are sufficient to reasonably ensure that Agnico-Eagle will be in compliance with financial and other covenants of the credit agreement.

  Convertible Debenture Indenture

        Agnico-Eagle also signed an indenture with Computershare Trust Company of Canada on February 15, 2002. The indenture pertains to the Convertible Debentures. The Convertible Debentures are convertible, at the option of the holder, at any time on or prior to maturity into Agnico-Eagle Shares at a conversion price of US$14.00 per share. Agnico-Eagle may redeem all or a portion of the Convertible Debentures on or after February 15, 2006. See "— Description of Share Capital and Ownership — Convertible Debentures".

  Warrant Indenture

        Agnico-Eagle entered into the Warrant Indenture with Computershare Trust Company of Canada on November 6, 2002 which governs the terms of the Warrants. See "— Description of Share Capital and Ownership — Agnico-Eagle Warrants". This warrant indenture is included as an exhibit to the registration statement.

  Compensation Agreements

        Agnico-Eagle has entered into employment agreements dated December 20, 2002 with each of Sean Boyd, Eberhard Scherkus, David Garofalo, Donald Allan and Alain Blackburn. Agnico-Eagle has also entered into retirement compensation arrangement plans dated July 1, 1997 with each of Sean Boyd and Eberhard Scherkus. See "— Compensation of Directors and Officers — Employment Contracts/Termination Arrangements" and "— Compensation of Directors and Officers — Pension Arrangements", respectively. In addition, each of the employment agreements and retirement agreements has been filed as an exhibit to the registration statement.

  Support Agreement

        Agnico-Eagle and Riddarhyttan have entered into the Support Agreement, a copy of which is included in this Offer Document as Annex A. See "Terms, Conditions and Instructions for Acceptance of the Offer — Support Agreement".

Intellectual Property

        Agnico-Eagle does not own or use any intellectual property which is material to its business.

Exchange Controls

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no laws in Canada or exchange restrictions affecting the remittance of dividends, profits, interest, royalties and other payments to non-resident holders of Agnico-Eagle's securities, except as discussed in "Certain Tax Considerations — Certain Canadian Federal Income Tax Considerations" below.

Restrictions on Share Ownership by Non-Canadians

        There are no limitations under the laws of Canada or in the constating documents of Agnico-Eagle on the right of foreigners to hold or vote securities of Agnico-Eagle, except that the Investment Canada Act may require review and approval by the Minister of Industry (Canada) of certain acquisitions of "control" of Agnico-Eagle by a "non-Canadian". The threshold for acquisitions of control is generally defined as being one-third or more of the voting shares of Agnico-Eagle. "Non-Canadian" generally means an individual who is not a Canadian citizen, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

RIDDARHYTTAN

        Information concerning Riddarhyttan has been reported herein using metric measures. For information regarding conversion rates from Imperial to Metric and from Metric to Imperial, see the section entitled "Presentation of Financial Information and Other Numerical Data — Currency, Exchange Rate and Metric Conversion Data".

        Riddarhyttan is a precious and base metals exploration stage mining company with a focus on the Nordic region of Europe. Riddarhyttan's subsidiary Suurikulta AB (formerly Svenska Platina AB) is the 100% owner of the Suurikuusikko gold deposit, located approximately 880 kilometres north of Helsinki near Kittilä in Finnish Lapland. Riddarhyttan's property position in Suurikuusikko, and in adjacent areas, consists of 102 claims (approximately 7,810 hectares) and a mining concession of 846 hectares with Precambrian greenstone belt geology and topography similar to the Abitibi region of northwestern Quebec.

        To date, detailed exploration and drilling activity has been focused on an area known as Central Suurikuusikko, a five kilometre-long part of the Suurikuusikko Trend, a potential gold-bearing shear zone extending approximately 15 kilometres in the Suurikuusikko property. On July 19, 2005, Riddarhyttan reported a measured mineral resource estimate of 2.5 million tonnes grading 6.2 grams of gold per tonne, an indicated mineral resource of 9.3 million tonnes grading 5.1 grams of gold per tonne and an inferred mineral resource of 12.5 million tonnes grading 4.2 grams of gold per tonne for Central Suurikuusikko using a cut-off of 2.0 grams of gold per tonne.

        Riddarhyttan's strategy in respect of Central Suurikuusikko is to continue the detailed exploration work, and to further improve the extraction process in order to reduce capital expenditures and operating costs. In furtherance of this strategy, Riddarhyttan commenced work on a final feasibility study of Central Suurikuusikko in January 2005.

History and Development

        Riddarhyttan is a public limited liability company whose form of association is governed by the Swedish Companies Act. Riddarhyttan's head office address is Aurorum 30, SE-977 75 Luleå, Sweden. Riddarhyttan was registered at the Swedish Patent and Registration Office on November 18, 1996 under the corporate registration number 556534-7639 and started its operations in 1997 when it was listed on the Swedish SBI-list. In 1998, Riddarhyttan won the international tender for the claims along the Suurikuusikko Trend and commenced a core-drilling programme to test the gold-bearing zones.

        In 2000, the Riddarhyttan Shares were listed on the Stockholm Stock Exchange's O-list under the symbol "RHYT". Estimates for the zones in Central Suurikuusikko provided by external consultants, Micon International Ltd., during that year demonstrated indicated mineral resources of 4.8 million tonnes grading 6.5 grams per tonne and inferred mineral resources of 0.8 million tonnes grading 5.0 grams of gold per tonne using a cut-off of 2.0 grams of gold per tonne.

        In 2001, Riddarhyttan formed a joint venture, Oijärvi Resources Oy, with Troy Resources N.L., an Australian company, for the acquisition of several gold occurrences within the Oijärvi Greenstone Belt, southeast of Kemi, Finland.

        In 2002, further extensive drilling was carried out along the Suurikuusikko Trend. A new estimate for the zones in Central Suurikuusikko was provided by Micon International Ltd., which demonstrated indicated mineral resources of 6.6 million tonnes grading 6.1 grams of gold per tonne and inferred mineral resources of 5.0 million tonnes grading 4.5 grams of gold per tonne using a cut-off of 2.0 grams of gold per tonne.

        In 2003, significant infill drilling was carried out in Central Suurikuusikko which confirmed the continuity of the mineralized zones. At the end of the year, Riddarhyttan, together with an external consultant Bill Fleshman, a Certified Professional Geologist in Australia, estimated indicated mineral resources of 8.3 million tonnes grading 5.8 grams of gold per tonne and inferred mineral resources of 4.3 million tonnes grading 4.6 grams of gold per tonne using a cut-off of 2.0 grams of gold per tonne.

        In 2004, an intensive drill programme in Central Suurikuusikko resulted in a considerable increase in tonnage estimates and confirmed that the gold-bearing zones continue at depth. Using a cut-off of 2.0 grams of gold per tonne, indicated mineral resources were estimated at 8.8 million tonnes grading 5.7 grams of gold per tonne and inferred mineral resources were estimated at 6.1 million tonnes grading 4.4 grams of gold per tonne. The calculation, which was carried out by Riddarhyttan together with an external consultant, Bill Fleshman, included all holes drilled in Central Suurikuusikko up to October 2004.

        On June 1, 2005, Riddarhyttan reported an indicated mineral resource estimate of 10.4 million tonnes grading 5.8 grams of gold per tonne and an inferred mineral resource estimate of 7.3 million tonnes grading 4.5 grams of gold per tonne for Central Suurikuusikko. This calculation was also carried out by Bill Fleshman, using a cut-off of 2.0 grams of gold per tonne.

        On July 19, 2005, Riddarhyttan reported a measured mineral resource estimate of 2.5 million tonnes grading 6.2 grams of gold per tonne, an indicated mineral resource of 9.3 million tonnes grading 5.1 grams of gold per tonne and an inferred mineral resource of 12.5 million tonnes grading 4.2 grams of gold per tonne for Central Suurikuusikko. This calculation was carried out using the results from a variography study completed during the summer and a cut-off of 2.0 grams of gold per tonne.

        The increase in the resource calculations since June 1, 2005, the date of Riddarhyttan's last reported resource calculation, is due, to a significant extent, to a change in the parameters used in the resource calculation and the balance is due to new drilling results since June 1, 2005.

Organizational Structure

        The following chart illustrates Riddarhyttan's corporate structure. Riddarhyttan Resources Oy, a Finnish subsidiary, manages operations in Suurikuusikko. The claims, claim reservations and mining concession in Suurikuusikko is legally owned by Riddarhyttan's Swedish subsidiary, Suurikulta AB (formerly Svenska Platina AB).

Disclosure Standards

        In 2001, SveMin, the Swedish Association of Mines, Mineral and Metal Producers, issued recommendations regarding disclosure standards for companies engaged in exploration and mining. The Stockholm Stock Exchange has adopted SveMin's recommendations as supplementary guidelines in its listing agreement. The recommendations follow the rules that apply to companies listed on the TSX (National Instrument 43-101), though in some parts they have been adapted to Swedish conditions. The purpose of the recommendations is to set out guidelines for all types of information aimed at investors, the media and trading centres.

        According to the recommendations, a person who has been qualified by SveMin must be responsible for all information pertaining to exploration results (the "Qualified Person"). The location, direction and angle of the drill holes must be included in the information. Furthermore, the contents of the mineralized core sections and their lengths must be stated clearly. In all published information regarding estimates of tonnage and average grades, it must be stated clearly how the stated resources have been classified. The Qualified Person must approve publication of the technical content of the information. Riddarhyttan has two Qualified Persons, Thomas Lindholm and Lars-Göran Ohlsson.

        The mineral resource estimates for Suurikuusikko have been prepared for Riddarhyttan in accordance with the Australasian Code for Reporting Mineral Resources and Ore Reserves, September 1999 (the "JORC Code"). Unless otherwise stated, mineral resources that have been disclosed herein were estimated using a gold grade cut-off of 2.0 grams of gold per tonne. Mineral resource estimates prepared under reporting codes other than National Instrument 43-101 should not be relied upon as they may not conform to National Instrument 43-101 standards and definitions. However, reserve and resource categories in the JORC Code are substantially similar to the corresponding categories of mineral reserves and resources required under National Instrument 43-101. The JORC Code is used because the external geologist carrying out the calculations is a Certified Professional Geologist in Australia. See "Glossary of Mining Terms" for definitions of "inferred mineral resources", "indicated mineral resources", "measured mineral resources" and "cut-off grade".

Preparation of Scientific and Technical Data

        Central Suurikuusikko has been drilled in sections with an intermediate distance of 40 to 50 metres. Down to approximately 200 metres depth the vertical distance between the drill holes is between 40 and 50 metres. Below this level it generally is between 50 and 100 metres.

        Before the purchase of the Suurikuusikko deposit by Riddarhyttan the cores were logged by geologists from the Finnish Geological Survey. Most of these holes have, however, been re-logged by Riddarhyttan. After the purchase, cores have been logged by Riddarhyttan personnel and the results have been verified by Riddarhyttan's Qualified Persons. Most drill cores have a diameter of 42 mm, but there are also many cores with a diameter of 46 mm.

        Mineralized parts of the cores have, depending on visual estimation of the grade, been sampled in section lengths of 0.5 to 1.0 metres. The drill core sections, selected for analysis, are sawed in half with one half sent to a commercial laboratory and the other half retained for future reference.

        All core samples from Central Suurikuusikko have been analyzed by the Geological Survey of Finland (Geolaboratory) which is accredited according to the SFS-EN ISO/IEC 17025 to perform chemical analyses of geological samples. The accreditation was awarded by the Centre for Metrology and Accreditation (FINAS) 2.11.1994, by evaluating the performance of the laboratory and finding it to comply with the requirements. The accreditation was renewed in 1998 and awarded according to ISO/IEC 17025 in 2001. The accreditation code of the laboratory is T025.

        The decomposition pretreatment method used is Pb-Fire Assay and the gold assaying method is Atomic Absorption Spectrometry, Flame Atomization. Sample sizes have been 25 grams or 50 grams. Multi-element analyses (Inductively Coupled Plasma Atomic Emission Spectrometry) have been carried out on all samples containing more than 0.5 grams of gold per tonne.

        To elucidate the criteria for classifying tonnage in Central Suurikuusikko in different categories (measured, indicated and inferred, respectively) a variography study has been carried out by the external consulting firm Reserva International LLC, USA. The study concluded that the nominal drill spacing of 40 meters is enough for classifying a mineral resource in the measured mineral resources category, and that the nominal drill spacing of 111 meters is enough for classifying a mineral resource in the indicated mineral resource category.

Claims, Claim Reservations and Mining Concession

        Riddarhyttan's gold deposits are all situated in the northern part of Finland. The most important of these are located along the Suurikuusikko Trend, a potential gold-bearing shear zone extending for more than 15 kilometres in the Suurikuusikko property. Riddarhyttan also owns claims covering the gold-bearing zones at Iso-Kuotko, which are located in the northern part of the Suurikuusikko Trend, and along another gold potential structure, the Sirkka Line, situated south of the Suurikuusikko Trend. Along the Suurikuusikko Trend, the Sirkka Line and in the Iso-Kuotko area Riddarhyttan has 102 claims amounting to an area of 7,810 hectares. The gold-potential structure between Central Suurikuusikko and Iso-Kuotko is entirely covered by claims belonging to Riddarhyttan. Central Suurikuusikko, a five kilometre-long part of the Suurikuusikko Trend, is covered by a mining concession of 846 hectares which was granted in January 2003.

        Together with Troy Resources N.L., Riddarhyttan owns 29 claims (2,467 hectares) in the Oijärvi Greenstone Belt, southeast of Kemi, Finland. Riddarhyttan also possesses several claim reservations covering an area of 9,500 hectares, which give Riddarhyttan priority rights to claim for a period of one year from the date of grant. After a claim reservation expires it is not possible to apply for a new claim reservation covering the same area. It is, however, possible to claim the entire area or parts of it.

The Suurikuusikko Trend

  Geographic Position and Infrastructure

        The deposits along the Suurikuusikko Trend are situated in northern Finland, approximately 150 kilometres north of the Arctic Circle. The distance to Rovaniemi (the largest town in Finnish Lapland) is 150 kilometres and the nearest town is Kittilä, approximately 30 kilometres southwest of Suurikuusikko. Kittilä is the principal town in the municipality which has a regional population of approximately 6,000. Tourism is the main industry in the area. Unemployment is currently high (14-18% depending on the season) and both local authorities and the majority of the population support future mining operations. Significantly, the area also has a deep-rooted mining tradition.

        Kittilä is a modern municipal centre with an international airport and well-established social services. The road between Inari and Kittilä, along which there is a 20 kilovolt power line, is paved up to a few kilometres from Suurikuusikko and bisects the southern part of the Suurikuusikko Trend.

  History

        The first indication of gold in the Suurikuusikko area was discovered at Lake Vuomajärvi by a private individual who found a narrow calcite-quartz vein with arsenopyrite and galena in a rock uncovered by roadwork. As samples of the vein showed high gold grades, the Geological Survey of Finland (GTK) initiated an extensive exploration campaign in the area.

        Investigations near the site of the original discovery showed, however, that the mineralization was very limited. The negative outcome led the Geological Survey of Finland to pursue a regional exploration campaign in the area, which resulted in the discovery of a north-south trending tectonic structure east of Lake Vuomajärvi known as the Suurikuusikko shear zone.

        As gold occurrences can be associated with this type of geological structure, an extensive drilling program was initiated, which resulted in the discovery of the first gold-bearing zones. Much of the preliminary exploration activity focused on the Iso-Kuotko area located in the northern part of the Suurikuusikko Trend. Since that time, however, detailed exploration and drilling activity has been focused on an area known as Central Suurikuusikko, a five kilometre-long part of the Suurikuusikko Trend. When Riddarhyttan purchased the Suurikuusikko claims, the Geological Survey of Finland estimated the indicated mineral resources to be 0.9 million tonnes grading 5.9 grams of gold per tonne and the inferred mineral resources to be 0.6 million tonnes grading 5.9 grams of gold per tonne using a cut-off of 1.0 gram of gold per tonne. Indicated mineral resources, using a cut-off of 2.0 grams of gold per tonne, in the Kati Zone (Iso-Kuotko) were estimated to be 0.2 million tonnes grading 4.3 grams of gold per tonne when the claims were purchased by Riddarhyttan.

  Gold-bearing Zones in Central Suurikuusikko

        As of June 1, 2005, 468 holes (112,217 metres) have been drilled in Central Suurikuusikko. Along this stretch of the Suurikuusikko Trend, 11 bodies with higher grades have been located and tested to various depths with core drilling. Often, they consist of several adjacent sub-zones of which one, or several, are judged to be potentially mineable. Like the Suurikuusikko shear zone, most of these mineralized zones have a north-south strike and generally they plunge 45 degrees to the north. The gold-bearing zones within Central Suurikuusikko are generally very continuous. Even if they are sometimes narrow and only hold relatively low grades, they can be followed downwards to depths of more than 700 metres as well as more than 1,000 metres along the strike. Continuous bodies within a mineralized zone with potentially mineable widths and with grades that are higher, compared with the rest of the zone, have been described herein as higher grade parts of the zone. Low grade is used to describe the part of the zone that only has sub-economic grades.

        In all zones in Central Suurikuusikko the gold is refractory, which means that it occurs partly as very fine grains and partly bound in the lattice of the sulphide minerals, mainly in arsenopyrite but also, to a lesser extent, in pyrite.

  The Ketola Zone

        The Ketola Zone is situated in the southernmost part of Central Suurikuusikko. By core drilling it has been followed continuously 900 metres along the strike. As of June 2005, the Ketola Zone had been tested by 63 drill holes (11,259 metres). The gold mineralization occurs in two parallel sub-zones (A and B), where only the northern part of the B sub-zone has relatively higher grades over viable widths. At the near surface level, this part of the zone has been traced a strike length of 200 metres and it has a depth extension of 400 metres. At this depth, the zone is, however, narrow (true width 1.1 metres grading 7.9 grams of gold per tonne). The A sub-zone is known to a depth of 420 metres at which it has a gold grade of 3.3 grams per tonne and a larger true width (4.5 metres) than has been observed in the upper parts of the sub-zone.

  The Etelä Zone

        The Etelä Zone can be followed 400 metres along the strike. As of June 1, 2005, it had been tested by 44 drill holes (7,521 metres). The relatively higher grade, thicker part of the zone, which at the surface can be traced approximately 150 metres in the strike direction, is situated 200 metres north of the northernmost relatively higher grade part of the Ketola Zone. As of June 1, 2005, the best drill hole intersection from the Etelä Zone was encountered at a depth of 90 metres. At this position the zone is seven metres wide and grades 6.7 grams of gold per tonne. The zone is known down to a depth of 160 metres where, however, it is narrow (1.5 metres true width) and has a gold grade of 4.3 grams of gold per tonne.

  Main Occurrence

        The mineralized zones north of the Etelä Zone are the most significant in Central Suurikuusikko and together they define the Main Occurrence. More than 80% of the estimated gold-bearing resources are located in these zones, which, with minor interruptions, can be followed approximately 1,500 metres in the strike direction and to depths of approximately 700 metres. As of June 1, 2005, 262 holes (70,068 metres) were drilled to investigate this part of Central Suurikuusikko. The Main Occurrence is characterized by several zones, the following being the largest and richest: the Western Zone, the Central Zone, the Kuukkeli Zone, the Eastern Zone and the Southern Rouravaara Zone.

  The Western Zone

        The Western Zone, which can be followed 1,075 metres along the strike, is a direct continuation of the Etelä Zone. The zone between these mineralizations is approximately 200 metres long. So far, this section has only been explored with five shallow drill holes, which show that at least the near-surface sections of the zone are narrow and low-grade. At surface the relatively higher grade part of the Western Zone can be followed 130 metres in the strike direction. Further down, the extent of this part of the zone increases to become approximately 320 metres long at a vertical depth of 400 metres.

        The relatively higher grade part of the Western Zone is intersected by a drill hole at a depth of approximately 500 metres. The true width at this depth is significant (approximately 21 metres with 5.8 grams of gold per tonne). If adjacent lower grade sections are included, the width of the mineralized zone is 42 metres grading 4.4 grams of gold per tonne. The Western Zone is known to a depth of approximately 720 metres at which it is approximately 4.0 metres wide grading 4.0 grams of gold per tonne.

  The Central Zone

        The Central Zone's relatively higher grade part has a surface extension of approximately 400 metres. As a result of a drilling programme during 2004, the "Deep Zone" is now considered to be a direct continuation towards the depth of the Central Zone even though the relatively higher grade part of the zone is interrupted by low-grade mineralization at a depth of slightly more than 300 metres. The zone is known to a depth of approximately 560 metres. At this position it has a true width of approximately 10 metres (core length 17.2 metres) and a gold grade of 3.6 grams per tonne.

  The Kuukkeli Zone

        The Kuukkeli Zone constitutes the northern continuation of the Central Zone. At surface the relatively higher grade parts of the zones are separated in the strike direction by a short low-grade part. Due to the 45-degree plunge of the Kuukkeli Zone, the distance between the two zones increases at depth. On surface the relatively higher grade part of the Kuukkeli Zone can only be traced for about 50 metres along the strike direction but further down dip, it becomes longer and at a depth of 280 metres it is at least 150 metres long.

        The Kuukkeli Zone is known to a depth of 450 metres. The mineralized zone at this position has a true width of 4.0 metres grading 4.0 grams of gold per tonne. As the distances between some of the deeper holes are large it is uncertain whether the intersected zones constitute the depth extension of the Central Zone or the Kuukkeli Zone. At a depth of 430 metres one of the drill holes intersects a 7.5-metre wide mineralized zone containing 3.1 grams of gold per tonne. Another drill hole intersects the mineralized zone at a depth of approximately 700 metres. The mineralized core section, which probably represents the Central Zone, is 4.5 metres grading 3.8 grams of gold per tonne (the hole deviation has not yet been measured).

  The Eastern Zone

        The Eastern Zone differs in several aspects from the other gold-bearing zones in the Suurikuusikko Trend. It consists of several parallel sub-zones, of which A, B and C are of most significance. The southern near-surface parts of these sub-zones have a significantly gentler lateral dip (approximately 65 degrees to the east) compared to other gold-bearing zones in the Suurikuusikko Trend. Towards the north and downwards, however, the dip becomes gradually steeper. The near-surface parts of the relatively higher grade mineralization in the C sub-zone can, with minor interruptions, be followed for 640 metres along the strike.

        The depth extension in the southern part has only been tested with eight shallow drill holes, indicating that the zone in this part has a depth extension of only 50 metres. Further to the north the C sub-zone appears to have a steeper plunge and the relatively higher grade part reaches a depth of 200 metres, at which it has a true width of approximately 10.0 metres and a gold grade of 4.2 grams per tonne.

        Below this level the gold grade, as well as the width, of the C sub-zone decreases temporarily (the zone appears to pinch and swell). Further downwards, the zone again becomes wider and the gold grade increases. The sub-zone is intersected by a drill hole at a depth of 480 metres, where it has a true width of approximately 8.0 metres grading 5.9 grams of gold per tonne.

        The mineralized zone is known to a depth of 725 metres. At this position the zone has a grade of 6.3 grams of gold per tonne and a true width of approximately 24.0 metres. The core section (28.9 metres) representing the zone includes two sub-intervals with higher grades: 16.1 grams of gold per tonne (6.8 metres core length) and 8.1 grams of gold per tonne (8.3 metres core length), respectively.

  The Southern Rouravaara Zone

        The Southern Rouravaara Zone probably constitutes the northern continuation of the Eastern Zone, which after a break, can again be followed northwards. Knowledge about the zone is limited, since it has only been explored with 10 drill holes. On surface it can be followed approximately 80 metres along strike and it has been traced to a depth of 75 metres, where it has been intersected by a drill hole. The true width at this depth is estimated at 4.0 metres grading 5.2 grams per tonne.

  The Central Rouravaara Zone

        The Central Rouravaara Zone constitutes the direct continuation of the Kuukkeli Zone, from which it can be followed approximately 550 metres northwards along strike to the Northern Rouravaara Zone. Several parallel sub-zones occur along this stretch. As of January 2005, the Central Rouravaara Zone had only been explored by 17 shallow drill holes indicating that the gold-bearing zones generally are narrow and relatively low grade in the upper parts. To investigate the depth continuation of the Central Rouravaara Zone an additional hole was drilled in January 2005. At a depth of approximately 280 metres it intersected one of the sub-zones, which at this position has a true width of approximately 24.0 metres grading 5.6 grams of gold per tonne.

        To test the depth extension of the relatively higher grade part of the zone another hole was drilled in the same section. It intersected the zone at a depth of 400 metres returning a 24.4 metre core section (approximately 16.0 metres true width) grading 9.6 grams of gold per tonne. In total, as of June 1, 2005, 32 holes (9,180 metres) have been drilled to test the Central Rouravaara Zone.

  The Northern Rouravaara Zone

        The Northern Rouravaara Zone, which can be followed 700 metres along the strike, constitutes a direct continuation of the Central Rouravaara Zone. It consists of three sub-zones (A, B and C) which, as of June 1, 2005, have been tested by 43 drill holes (9,833 metres). The most significant one is the B sub-zone. The relatively higher grade part of this sub-zone can be followed approximately 500 metres along strike and to depths of 100 to 150 metres. Below these levels the gold grade decreases, at least temporarily. However, further downwards, at a depth of 280 metres, the zone increases both in thickness and grade. At this depth the zone is represented by a 9.6-metre core section (approximately 6.5 metres true width) grading 4.5 grams of gold per tonne. Also, at a depth of 370 metres the zone was intersected. At this position it has a width of approximately 4.9 metres grading 4.7 grams of gold per tonne.

  The Rimminvuoma Zone

        The Rimminvuoma Zone is the northernmost zone in Central Suurikuusikko. It can be followed approximately 1,000 metres towards the north from the Northern Rouravaara Zone. The extent of the shear zone along this stretch has, up to June 1, 2005, only been explored with 24 shallow drill holes (3,355 metres) that indicate that the gold-bearing zones can be continuously followed along strike, although they are generally narrow and low grade close to the surface. The only relatively higher grade mineralization was found in the northern part of the zone, where one drill hole intersected a 3.9-metre wide mineralized zone grading 4.5 grams of gold per tonne.

  The "New" Eastern Zone

        The "New" Eastern Zone is located approximately 250 metres east of the main Suurikuusikko Trend. It was discovered in the fall of 2004 and has only been explored with a couple of drill holes. The highest grade recorded to date was found at a depth of 100 metres in one of the sections. The average gold grade, in the approximately 2.3-metre wide mineralized zone, amounts to 5.2 grams per tonne.

  Gold-bearing Zones in the Northern Part of the Suurikuusikko Trend

        Aerial magnetic surveys show that the shear zone can be followed for approximately 10 kilometres to the north, from the northernmost mineralized zone in Central Suurikuusikko (the Rimminvuoma Zone) to Iso-Kuotko. So far, only five holes have been drilled along this stretch. The exploration in the Iso-Kuotko area, which has mainly been conducted by the Geological Survey of Finland, has resulted in the discovery of four gold-bearing zones that have been investigated to various depths by core drilling. Three of them (Tiira, Retu and Nimetön) are adjacent to the same shear zone as the mineralized zones in Central Suurikuusikko, while the fourth mineralized zone (Kati) is associated with another shear zone with a northwesterly strike (the Iso-Kuotko shear zone).

  The Tiira Zone

        The Tiira Zone, which is the southernmost gold-bearing zone in the Iso-Kuotko area, has been explored along a strike length of 400 metres with 29 drill holes (2,602 metres). Of these drill holes 23 intersect gold-bearing zones. The gold occurs in several narrow (1 to 5-metre thick) sulphide-bearing quartz-carbonate veins that are occasionally rich in gold (5 one-metre core sections grading 10-17 grams per tonne). The Tiira

Zone has been tested to a depth of approximately 60 metres and is still open both in the strike direction and at depth.

  The Retu Zone

        The Retu Zone is situated approximately 500 metres north of the Tiira Zone. It has only been tested by nine drill holes (1,145 metres). In this zone the gold also occurs in narrow (1 to 2-metre thick) sulphide-rich quartz-carbonate veins which are often brecciated. The gold grades in four of the metre-long core sections are more than 10.0 grams per tonne. The zone has been tested to a depth of approximately 55 metres.

  The Nimetön Zone

        The Nimetön Zone is of the same character as the nearby Retu Zone. It consists of narrow (1 to 2-metre thick) sulphide-rich quartz-carbonate veins. Two core sections (1.5 and 2.0 metres) show gold grades exceeding 10.0 grams of gold per tonne. The extent of the gold-bearing zone is unknown, since it has only been tested with five drill holes (563 metres).

  The Kati Zone

        The Kati Zone is, unlike the other mineralized zones, bound to the Iso-Kuotko shear zone and is thus not related to the Suurikuusikko shear zone. It has been tested with 25 drill holes (3,222 metres) and can be followed approximately 150 metres in the strike direction (20 of the drill holes intersect mineralized veins). The zone is relatively well known down to a depth of approximately 70 metres. There are, however, a couple of holes intersecting gold-bearing veins at depths of 100 to 150 metres. Gold occurs in a series of narrow (1 to 2-metre thick), more or less parallel sulphide-bearing quartz-carbonate veins, which in places (10 core sections) show gold grades between 10 and 70 grams per tonne in 1 to 2 metre core sections. Preliminary process tests indicate that approximately 50% of the gold occurs as small (10 to 100-micrometer) grains. The remaining gold is refractory and mainly bound to the arsenopyrite.

The Sirkka Line

        South of Suurikuusikko, Riddarhyttan has several claims along another tectonic structure with gold potential known as the Sirkka Line. Adjacent to this structure, another 20 gold occurrences have been encountered along a stretch of 100 kilometres. These occurrences have been tested to various depths by the Geological Survey of Finland as well as other companies. To date, Riddarhyttan has not carried out any extensive exploration within these claims, as all resources have been directed to the exploration of the Suurikuusikko Trend.

Oijärvi

        The Oijärvi Greenstone Belt, situated approximately 50 kilometres southeast of Kemi, was discovered in 1994. It measures 80 kilometres in length and varies between one and eight kilometres in width. Since the bedrock is of the same type and age as greenstones found in several of the major goldfields in North America, Africa and Australia, an extensive exploration program was initiated by the Geological Survey of Finland at the end of the 1990s. It resulted in the discovery of three gold-bearing zones (Karahka, Kompsa and Kylmäkangas).

        In 2001, Riddarhyttan and Troy Resources N.L. won the international tender for rights to these zones and commenced preliminary drilling to explore the extent of the Kylmäkangas Zone. Despite positive results (see below), the activities were very limited in the Oijärvi area during 2003 and 2004 as all resources were directed to the exploration of the Suurikuusikko Trend. Riddarhyttan and Troy Resources N.L. have 29 claims in the Oijärvi area, covering 2,467 hectares.

The Kylmäkangas Zone

        The Kylmäkangas Zone consists of a gold- and silver-bearing quartz vein in a quartz-feldspar porphyry rock that has intruded the strongly altered mafic volcanics. The mineralized quartz vein strikes in a northeasterly direction and dips approximately 50 degrees towards the northwest. The gold occurs as a fine-grained impregnation together with electrum and silver-tellurides. The mineralization also includes varying amounts of sulphide minerals, such as pyrite, galena, sphalerite and copper sulphides (chalcopyrite, bornite and chalcocite). The mineralized zone has been explored with 20 drill holes and has proven to be over 200 metres long and at least 150 metres deep. Relatively high gold and silver grades have been recorded in core sections from several drill holes (e.g. 17.3 metres grading 6.3 grams of gold and 43 grams of silver per tonne, 13.4 metres grading 18.9 grams of gold and 106 grams of silver per tonne and 15.0 metres grading 9.2 grams of gold and 96 grams of silver per tonne). All holes drilled intersect the mineralized zone.

The Karhaka Zone

        The Karhaka Zone consists of quartz-carbonate veins in strongly altered mafic meta-volcanics close to a shear zone. The gold occurs as free grains together with sulphide minerals such as pyrite and arsenopyrite. Generally, gold grades are relatively low (less than one gram of gold per tonne). Two metre-long core sections grade more than 3.0 grams of gold per tonne. The richest core section reports 4.9 grams of gold per tonne over 2.0 metres.

The Kompsa Zone

        The Kompsa Zone consists of several gold-bearing sericitised and silicified felsitic veins. Grades of between 5 and 35 grams of gold per tonne have been noted in shorter core sections from several drill holes. Seven of the drill holes have one-metre sections grading more than 5 grams of gold per tonne. The highest gold grade in a three-metre section is 9.0 grams per tonne. Visible gold occurs in quartz-carbonate veins and in the adjacent, highly sericitised bedrock. In addition to gold, pyrite, pyrrhotite and minor amounts of chalcopyrite also occur in the mineralization.

Exploration and Mining Plans in Central Suurikuusikko

        Previous mining plans for Central Suurikuusikko included a major open pit down to a depth of 180-190 metres, several minor open pits and underground mining. A majority of the tonnage from the mine to the process plant was expected to come from the open pits. Estimated open-pit tonnage was approximately 5.0 million tonnes grading 6.0 grams of gold per tonne. Underground mining was primarily confined to the mineralized zones beneath the deepest part of the major open pit. Underground transportation of equipment, as well as of ore and waste rock, was expected to be transported by a ramp starting at the bottom of the open pit.

        As a result of investigations of the deep extensions of the mineralized zones, the underground tonnage has significantly increased. With increasing deposit depth, studies are in progress with respect to the economic viability of an underground operation. Riddarhyttan is considering the possibility that several of the mineralized zones can be mined underground from 180 metres and downwards via a shaft for rock haulage and personnel transport in combination with a smaller steeper ramp than previously planned for transportation of machines and equipment. Due to economies of scale, this could possibly lead to an improvement in overall profitability.

        In January 2005, Riddarhyttan began work on a revised feasibility study of Central Suurikuusikko. The board of directors of Riddarhyttan also decided to continue drilling within Central Suurikuusikko with six drill rigs. The feasibility study is expected to be completed in the third quarter of 2005. The feasibility study will evaluate different mining scenarios with a view to determining the optimal mining method. The feasibility study will be based on the resource calculation from July 19, 2005 and will include the results of all holes drilled to the beginning of July 2005. The feasibility study will be based only on the measured and indicated mineral resources which will be considered to be mineable.

Process Development and Environmental Work

        Most of the gold in Central Suurikuusikko is refractory, which means that it occurs as extremely fine grains and in the lattice of the sulphide minerals, mainly arsenopyrite and to a lesser degree pyrite. Therefore, to extract the gold, a combination of several processes has to be used, including crushing, grinding, flotation, oxidation, leaching, electro winning and smelting.

        To make it possible to leach the gold, both the arsenic and the sulphur in the sulphide minerals must first be oxidized. In practice, this can be done by roasting, pressure oxidation or biooxidation. Extensive biooxidation pilot-plant tests carried out by Riddarhyttan all show that the gold can be recovered with a recovery of approximately 90%. To test if it is possible to increase the recovery even further, pressure oxidation tests are now also being carried out within the scope of the feasibility study.

        The environmental impact to an area is contingent on the type of metallurgical process used. Biooxidation is typically associated with high sodium cyanide consumption and the formation of Thiocyanates. These are not as toxic as WAD-cyanides but are difficult and expensive to detoxify. To investigate different possibilities to decrease the detoxification costs, Riddarhyttan has conducted additional biooxidation tests in pilot-plant scale. Through various modifications of the oxidation process it has been possible to reduce the need for sodium cyanide in the leaching.

        An alternative method for destroying cyanide compounds, the ROLB process, has also been developed. Unlike other detoxification processes, the ROLB process does not require any chemical additives, resulting in less adverse consequences for the environment. Tests carried out so far indicate that, in addition to being environmentally-friendlier, both the modification of the oxidation process and the ROLB process could possibly lead to lower operating costs compared to other detoxification methods.

        Riddarhyttan has applied for a patent for the ROLB process in Australia. Other companies with properties with a similar type of gold mineralization as those found in Central Suurikuusikko have shown an interest in using the ROLB process.

Material Contracts

Agreement with Troy Resources N.L. (The Oijärvi Project)

        In 2001, Riddarhyttan acquired, together with Troy Resources N.L., several claims within the Oijärvi Greenstone Belt from the Finnish State. Troy Resources N.L. and Riddarhyttan have joint ownership over the claims and all costs are shared equally. The agreement between Troy Resources N.L. and Riddarhyttan sets out, among other things, the procedure to be applied in circumstances where either party determines not to proceed with the Oijärvi project or any sub-projects.

        During the exploration phase, Riddarhyttan will have management of the Oijärvi project. If the exploration is successful, and the companies decide to pursue a feasibility study, Troy Resources N.L. will have the right to appoint the management of the Oijärvi project, provided that its ownership in the project is not below 50% at such time.

Agreements with the Finnish State

        Riddarhyttan and Troy Resources N.L. have an agreement with the Finnish State concerning the claims in the Oijärvi area. This agreement required that a stipulated investment in exploration be made before August 8, 2006 and that a royalty of 2% on the net smelter return be paid to the Finnish State if mining within the acquired claims in the Oijärvi area commenced. In 2004, conditions in the agreement were re-negotiated as the exploration investment required to be made during the first two years was below the stipulated amount. Other than extending the exploration period to August 8, 2006, the terms in the re-negotiated agreement are the same as those in the original agreement.

        For the claims along the Suurikuusikko and Iso-Kuotko shear zones which Riddarhyttan purchased from the Finnish State, there is an agreement which requires Riddarhyttan to pay a royalty of 2% on net smelter return to the Finnish State when mining in such areas commences. The royalty is not applicable to claims obtained after the date of purchase of the original claims.

Related Party Transactions

Agreement with Agnico-Eagle

        Effective July 1, 2004, Riddarhyttan entered into a professional services agreement on commercial terms with Agnico-Eagle, its principal shareholder. Pursuant to the agreement, Agnico-Eagle has agreed to supply mining and exploration consulting, and technical and corporate development assistance to Riddarhyttan. The responsibilities of Agnico-Eagle include, but are not limited to, providing technical support and assistance for exploration programs and feasibility initiatives, assisting in the exploration and evaluation of growth opportunities, and providing assistance with geological, metallurgical and mining issues. The work is done on a project basis. The projects are ordered by the Chief Executive Officer of Riddarhyttan after receiving a proposal from Agnico-Eagle. The rate for the services is 5% above cost price, expressed in U.S. dollars per hour worked.

Environmental and Mining Concessions

        Riddarhyttan holds all necessary permits for the exploitation of Central Suurikuusikko. Riddarhyttan is not currently conducting any activities for which permits are required according to environmental legislation in Finland. However, such a permit must be granted before mining operations can begin.

Environmental Permit

        In November 2002, Riddarhyttan was granted an environmental permit for open-pit and underground mining operations in Central Suurikuusikko and for on-site extraction of the gold using the proposed process technology, being crushing, grinding, flotation, biooxidation, leaching, electro winning and smelting.

        The permit has been appealed and is therefore not yet legally effective. Despite the appeal, Riddarhyttan may commence construction work immediately under the terms of the permit, provided it posts a EUR 200,000 warranty to restore the area to its original condition. Riddarhyttan believes that there is minimal risk that the permit will be revoked as a result of the appeal.

        According to the Finnish environmental authority, major changes in the gold extraction process would require the re-opening of the permit process, while minor changes can be approved by the supervisory authority. The terms of the permit conform largely to accepted international standards and conditions. Levels of discharge to water are regulated and the permit specifies norms for noise, dust, waste-rock deposition and remediation. The permit currently requires lining of the entire tailings management facility, a requirement which is costly.

Mining Concession

        Central Suurikuusikko is covered by an 846 hectare mining concession which Riddarhyttan was granted in January 2003. Together with the environmental permit, such mining concession gives Riddarhyttan the right to begin the exploitation of the deposit. The mining concession is granted for 10 years and can be extended, upon request by Riddarhyttan, if mining operations are ongoing. Some of the land-owners have appealed the size of the reimbursement paid to them and the matter has been remitted to the land surveyor for a final decision in July 2005. Management of Riddarhyttan has estimated, based on the advice of counsel, that, in addition to a reimbursement of approximately EUR 424 thousand and SEK 276 thousand paid to the land-owners in 2003 and 2004, respectively, additional reimbursement costs will be approximately EUR 180 thousand.

Legal Proceedings

        Other than disclosed under the heading "Environmental and Mining Concessions" above, to date, there are no other disputes which are considered by management of Riddarhyttan to be material.

Insurance

        Riddarhyttan has a liability insurance policy for its Board of Directors and President, which covers claims for damages up to SEK 20 million. Riddarhyttan also has insurance policies that are customary in the industry and cover operations in Kittilä and Luleå, including property, loss of profit, liability, crisis and legal expenses.

Competition

        While Riddarhyttan has a very advantageous land position in the Suurikuusikko area, Riddarhyttan faces competition from companies within the industry with respect to acquiring and expanding claims in areas with gold potential. Many of these companies have greater financial resources than Riddarhyttan.

Employees

        As at June 1, 2005, Riddarhyttan, together with its subsidiaries, had eight employees, including one female employee. The average age of the employees was 42 years. There was no employee turnover during the fiscal year ended December 31, 2004. Five of the employees have university degrees. Three employees, one of whom was employed part-time, were employed by Riddarhyttan in Sweden, which performs mostly administrative services, with the remaining five employees being employed by Riddarhyttan's Finnish subsidiary, Riddarhyttan Resources Oy, which manages operations in Suurikuusikko. In addition to its employees, Riddarhyttan has enlisted the full-time services of two external consultants. Certain services, such as core drilling, excavation, transport and analyses, are performed by external contractors. It is Riddarhyttan's policy to have employment contracts with its key personnel. None of Riddarhyttan's existing employment contracts contains any clause on intellectual property rights or any non-competition restrictions.

        Riddarhyttan's labour demands will increase at the time it commences mining operations in the Suurikuusikko area. There is currently high unemployment in the Kittilä area and, as such, management of Riddarhyttan believes that it will be able to satisfy most of its labour demands in the future. Riddarhyttan is currently coordinating training programs with the Finnish authorities to provide the local work force with the necessary skills in the areas of maintenance and operations. There is, however, a shortage of highly-skilled, university-educated labour in the area and Riddarhyttan will face competition from other companies to attract and retain qualified individuals. No incentive programs are offered to employees of Riddarhyttan.

Description of Share Capital

        Riddarhyttan has a registered share capital of SEK 10,575,384.60 divided into 105,753,846 Riddarhyttan Shares, each Riddarhyttan Share having a nominal value of SEK 0.10. Pursuant to Riddarhyttan's articles of association, the share capital of Riddarhyttan may not be less than SEK 6,000,000 or more than SEK 24,000,000. Each holder of a Riddarhyttan Share is entitled to one vote at the meeting of shareholders and to an interest in Riddarhyttan's assets and profits. The table below describes the changes in Riddarhyttan's share capital from November 18, 1996 to the date hereof.

Year	Event	Change in Number of Shares	Total Number of Shares	Nominal Value (SEK)	Total Share Capital (SEK)	Issue Price (SEK)
1996	Riddarhyttan formed	1,000	1,000	100	100,000	100.00
1997	Split 1:1000	999,000	1,000,000	0.1	100,000	—
1997:1	New share issue	14,800,000	15,800,000	0.1	1,580,000	0.16
1997:2	New share issue*	16,200,000	32,000,000	0.1	3,200,000	3.33
2001:1	New share issue	8,000,000	40,000,000	0.1	4,000,000	3.00
2001:2	New share issue	40,000,000	80,000,000	0.1	8,000,000	1.25
2002	New share issue	10,000,000	90,000,000	0.1	9,000,000	3.40
2003	New share issue	6,000,000	96,000,000	0.1	9,600,000	3.69
2004	Conversion of warrants	2,200,000	98,200,000	0.1	9,820,000	4.30
2004	New share issue	7,553,846	105,753,846	0.1	10,575,385	6.00

*
This was a two-part issue, one part with preferential right for existing shareholders to subscribe for a total of 10,800,000 shares to the price of SEK 3.00 per share. The other part was directed to the public; a total of 5,400,000 shares could be subscribed for the price of SEK 4.00 per share.

        Over the five-year period beginning April 19, 2000 and ending April 19, 2005, Riddarhyttan's share price increased by 67% from SEK 4.87 to SEK 8.15. The highest closing price of a Riddarhyttan Share over such period was SEK 8.35 on November 26, 2004 and the lowest closing price was SEK 1.74 on October 23, 2001.

The following chart compares the performance of Riddarhyttan's share price against the performance of the Stockholm Stock Exchange for the same five-year period. Pursuant to the NBK Rules, the share performance graph has been adjusted to reflect two rights issues in 2001 and a rights issue in 2004.

Source: Ecovision

        The following table sets forth the high and low sales prices for the Riddarhyttan Shares on the Stockholm Stock Exchange for each of the five fiscal years ended December 31, 2004, for each quarter during the two fiscal years ended December 31, 2004, for the first two quarters in fiscal 2005 and for each month during the six-month period ended June 30, 2005. The share price information has been adjusted to reflect two rights issues in 2001 and a rights issue in 2004.

	Stockholm Stock Exchange
Year	High	Low	Average Daily Volume
	(SEK)
2000	5.06	2.97	112,335	(1)
2001	4.39	1.74	72,921
2002	4.72	2.26	142,235
2003	6.64	3.46	198,179
2004	8.35	4.72	158,121
2003
First Quarter	5.07	4.08	137,468
Second Quarter	4.63	3.82	78,162
Third Quarter	5.36	3.46	206,986
Fourth Quarter	6.64	4.77	363,865
2004
First Quarter	6.69	5.46	168,622
Second Quarter	6.59	5.22	169,124
Third Quarter	6.45	4.72	70,371
Fourth Quarter	8.35	6.40	224,190
2005
First Quarter	8.30	6.80	260,513
Second Quarter	10.75	7.90	576,388

(1)
Average daily volume from April 19, 2000, the date at which Riddarhyttan began trading on the Stockholm Stock Exchange, to December 31, 2000.

        The following table sets forth the high and low sale prices for the Riddarhyttan Shares on the Stockholm Stock Exchange for the last six months.

	Stockholm Stock Exchange
Year	High	Low	Average Daily Volume
	(SEK)
2005
January	7.65	7.00	88,300
February	7.30	6.80	148,629
March	8.30	7.15	533,429
April	8.25	7.90	232,069
May	9.70	8.00	812,292
June	10.75	9.75	690,223

        On July 22, 2005, the closing price of the Riddarhyttan Shares was SEK 10.90 on the Stockholm Stock Exchange. The transfer agent for the Riddarhyttan Shares is VPC AB.

Directors and Senior Management

        The following is a brief biography of each of Riddarhyttan's directors and senior management.

Directors

        Lars-Eric Aaro, 49, was elected to Riddarhyttan's Board of Directors in 2002. He is currently the Director of Research and Development for the LKAB Group. He has previously been the general manager of the Viscaria mine, for LKAB, and the Aitik mine, for Boliden Mineral. He has formerly held the position of Sales Director/Chief Executive Officer for Secoroc AB, Divisional Manager for Boliden AB, Director of R&D and Exploration for Boliden Ltd., and Chief Executive Officer of AssiDomän Karlsborg AB. He is also currently a Member of the Boards of Luleå University of Technology, Wassara AB and Metallurgical Research Foundation MEFOS. Mr. Aaro beneficially owns, controls, or directs (directly or indirectly) 10,000 Riddarhyttan Shares.

        Alain Blackburn, 48, was elected to Riddarhyttan's Board of Directors in 2004. He is currently the Vice President, Exploration for Agnico-Eagle and has been employed by Agnico-Eagle since 1996. His previous positions in Agnico-Eagle were Exploration Manager and Corporate Development Manager. He is a graduate of Université du Québec de Chicoutimi (P.Eng.) and Université du Québec en Abitibi-Temiscamingue (M.Sc.). Mr. Blackburn does not hold any Riddarhyttan Shares.

        Thomas Lifvendahl, 37, was elected to Riddarhyttan's Board of Directors in 2002. He is currently the Chief Executive Officer of Nexum Capital. He was formerly employed as the Head of corporate bonds for Öhman Fondkommission AB. Mr. Lifvendahl beneficially owns, controls, or directs (directly or indirectly) 134,692 Riddarhyttan Shares.

        Lars-Göran Ohlsson, 61, was elected to Riddarhyttan's Board of Directors in 1997 and has held the post of Chief Executive Officer since that date. He has previously held the position of Chief Geologist at Statsgruvor AB, President of LKAB Prospektering AB and Division Manager at Sveriges Geologiska AB. He is currently a member of the board of SveMin, the Swedish Association of Mines, Mineral and Metal Producers. He also is the President of Geo Management AB. Mr. Ohlsson beneficially owns, controls, or directs (directly or indirectly) 151,209 Riddarhyttan Shares.

        George Salamis, 39, was elected to Riddarhyttan's Board of Directors in 2001. He has more than 15 years of experience in mining and exploration. Mr. Salamis was previously a geologist at Cameco Gold and Placer Dome Inc. with responsibility for evaluation and acquisition of international mining projects. He is currently the President of Caledon Resources and a member of the board of directors of Lappland Goldminers AB, Weda Bay Minerals and Dynasty Gold Group. Mr. Salamis beneficially owns, controls or directs (directly or indirectly) 54,647 Riddarhyttan Shares.

        Eberhard Scherkus, 53, was elected to Riddarhyttan's Board of Directors in 2004. He is currently Executive Vice President and Chief Operating Officer and a Director of Agnico-Eagle and has been employed by Agnico-Eagle since 1986. He previously acted as LaRonde Division Manager and Vice President of Operations for Agnico-Eagle. He is a graduate of McGill University (B.Sc.). Mr. Scherkus does not hold any Riddarhyttan Shares.

        Pertti Voutilainen, 65, is Chairman of Riddarhyttan's Board of Directors. Mr. Voutilainen was elected to the Riddarhyttan's Board of Directors in 2002. He has previously acted as Chief Executive Officer of Outokumpu Corp., from 1980 to 1991, Chairman of the Board and President of Kansallis Banking Group, from 1992 to 1995, and was President following Kansallis Banking Group's merger with Union Bank of Finland to form Merita Bank. He is currently Chairman of the Board of Directors of Technopolis. He has also been a mining counsellor (Bergsråd) in Finland since 2003. Mr. Voutilainen does not hold any Riddarhyttan Shares.

Management

        Lars-Göran Ohlsson, 61, is the President, see "— Directors". Mr. Ohlsson has been employed by Riddarhyttan since 1997.

        Thomas Lindholm, 49, is the Technical Manager. Mr. Lindholm has been engaged as full-time consultant since 1999. He has extensive experience in the mining and exploration industry in Sweden and abroad. Mr. Lindholm beneficially owns, controls, or directs (directly or indirectly) 218,287 Riddarhyttan Shares.

        Johan Rehnström, 35, is the Chief Financial Officer. Mr. Rehnström has been employed by Riddarhyttan since 2003. He was formerly employed as the group and divisional controller and as Chief Financial Officer for the Frontec Group. Mr. Rehnström does not hold any Riddarhyttan Shares.

        Heino Alaniska, 61, is Site Manager at the Kittillä office. Mr. Alaniska has been employed by Riddarhyttan since 2005. He has held similar positions at gold mines throughout Norway and Finland, most recently in Pahtavaara. Mr. Alaniska beneficially owns, controls, or directs (directly or indirectly) 70,000 Riddarhyttan Shares.

Major Shareholders

        As at June 30, 2005, there were approximately 5,073 holders of Riddarhyttan Shares. Board members and management of Riddarhyttan held approximately 0.6%. Swedish shareholders held approximately 57.6% of the outstanding Riddarhyttan Shares and foreign shareholders held the remainder. The following table lists the principal known holders of Riddarhyttan Shares as at May 31, 2005:

Shareholders	Number of Shares	Share of Votes %
Agnico-Eagle Mines Limited	14,763,669	13.96
Hagströmer & Qviberg Fondkommision AB	7,380,000	6.97
Adoil Aktiebolag	5,304,953	5.01
BNP Paribas Securities Services	4,661,537	4.40
Nordea Bank S.A.	4,466,846	4.22
SEB Private Bank S.A.	3,658,059	3.45
Prudent Safe Harbor Fund	3,343,769	3.16
State Street Bank and Trust Co, W9	2,792,922	2.64
Royal Skandia Life	2,428,690	2.29
JPMC RE M. Stanley Sweden EQ Depot	2,370,686	2.24

Total	51,171,131	48.34

Auditors

        The auditor of Riddarhyttan is PricewaterhouseCoopers AB, Gothenburg, Sweden. PricewaterhouseCoopers AB has been appointed Riddarhyttan's auditor for purposes of this Offer. During fiscal year 2004, Riddarhyttan paid a total of SEK 412 thousand to its auditors, including audit fees in the aggregate amount of SEK 249 thousand and fees in connection with other assignments in the aggregate amount of SEK 163 thousand.

Excerpt from the Articles of Association

        The Articles of Association were adopted at Riddarhyttan's extraordinary shareholders' meeting on October 8, 2001 and include provisions to the following effect:

Name

        The corporate name of the company is Riddarhyttan Resources Aktiebolag. The company is a public company (publ).

Registered Office

        Riddarhyttan's registered office shall be situated in the municipality of Gothenburg.

Object of Riddarhyttan's Business

        The object of Riddarhyttan's business is to conduct exploration and development of energy and geo-resources with particular focus on base and precious metal, as well as to carry out other activities compatible therewith.

Share Capital

        The company's share capital shall be not less than SEK 6,000,000 and not more than SEK 24,000,000.

Nominal Value

        The nominal value of each share shall be SEK 0.10.

Board of Directors

        The Board of Directors shall consist of not less than four and not more than eight board members with not more than two deputy Board Members. Board Members and any deputy Board Members shall be elected annually at the Annual Shareholders' Meeting for the time until the end of the next Annual Shareholders' Meeting.

Auditor

        The company shall have one or two auditors without or with not more than one deputy auditor.

Notice of Shareholders' Meeting

        Notices of shareholders' meetings to the shareholders shall be published in the Swedish Official Gazette (Sw. Post- och Inrikes Tidningar) and Svenska Dagbladet or Dagens Nyheter.

Intention to Participate

        To participate in the shareholders' meeting, shareholders must report their willingness to participate to the company no later than on the day stated in the notice convening the meeting. This day may not be a Sunday, other Swedish public holiday, Saturday, Midsummer's Eve, Christmas Eve or New Year's Eve and may not fall earlier than on the fifth weekday prior to the meeting.

        A shareholder may bring assistants to the shareholders' meetings if the shareholder has reported the number of assistants attending in accordance with the preceding paragraph.

Shareholders' Meeting

        The following business shall be addressed at annual shareholders' meetings:

  (a)
  opening of the shareholders' meeting and election of a chairman of the meeting;

  (b)
  preparation and approval of the voting list;

  (c)
  election of one or two persons to approve the minutes of the meeting;

  (d)
  determination of whether the meeting has been duly convened;

  (e)
  approval of the agenda for the meeting;

  (f)
  submission of the annual report and the auditor's report and, if applicable, the consolidated financial statements and the auditor's group report;

  (g)
  resolution regarding adoption of the profit and loss statement and the balance sheet and, where applicable, the consolidated profit and loss statement and consolidated balance sheet;

  (h)
  resolution regarding allocation of the company's profit or loss in accordance with the adopted balance sheet;

  (i)
  resolution regarding discharge of the Members of the Board of Directors and the Managing Director from liability;

  (j)
  determination of the number of Board Members and deputy Board Members and, where applicable, the number of auditors and deputy auditors;

  (k)
  determination of remuneration for the Board of Directors and, where applicable, for the auditors;

  (l)
  election of Board Members and deputy Board Members;

  (m)
  where applicable, election of auditors and deputy auditors; and

  (n)
  other matters which are set out in the Swedish Companies Act or the company's articles of association.

        At the Shareholders' Meeting each shareholder may vote for the total number of shares held by such shareholder, without limitations to the number of votes.

Financial Year

        The financial year is the calendar year.

Record Day Provision

        Any person who on the stipulated record date is entered in the share register, or such other register that is stipulated in Chapter 3 Section 12 of the Swedish Companies Act, shall be considered authorized to receive dividends and, in connection with a bonus issue, new shares to which the holder is entitled, and to exercise the shareholders' preferential right to participate in share issues.

Management's Discussion and Analysis

        The following discussion of Riddarhyttan should be read in conjunction with Riddarhyttan's audited consolidated financial statements for the years ended December 31, 2003 and 2004 and the three months ended March 31, 2004 and 2005 and the related notes thereto included elsewhere in this document. Riddarhyttan's financial statements and the financial information discussed herein have been prepared in accordance with IFRS. IFRS differs in certain material respects from U.S. GAAP. For a discussion of the principal differences between IFRS and U.S. GAAP, see "Agnico-Eagle — Summary of Differences Between U.S. GAAP and International Financial Reporting Standards" or Note 31 to Riddarhyttan's audited consolidated financial statements. Riddarhyttan's financial statements are expressed in Swedish kronor (SEK) and all monetary amounts in this section are in SEK unless otherwise noted.

        This discussion contains forward-looking statements which reflect management's current views with respect to certain future events and financial performance, the realization of which may be impacted by certain important factors, including, but not limited to, those discussed in "Risk Factors". Because such statements involve risks and uncertainties, actual results may differ materially from the results which the forward-looking statements express or imply.

Changes in Accounting Principles in Compliance with IFRS 2005

        Up to and including financial year 2004, Riddarhyttan has applied the recommendations of the Swedish Accounting Standards Board in the preparation of its financial statements. As allowed under the IFRS transition rules, Riddarhyttan has chosen to present its financial statements for 2004 with comparative information for 2003 in accordance with IFRS. The transition to IFRS is reported in accordance with IFRS 1, "First-time Adoption of International Financial Reporting Standards", and the date of transition for the purpose of the financial statements is January 1, 2003. IFRS 1 states that, in this case, also the comparative year 2003 must be reported according to IFRS. No restatement of financial information for the years prior to 2003 has been made. The main rule stipulates that companies are required to retroactively comply with all IFRS and IAS standards, which have become effective as of December 31, 2004. As of the transition date, January 1, 2003, Riddarhyttan has applied all IFRS and amendments of IAS that have been issued by IASB and that are required for financial periods starting after December 31, 2005. For all these standards, earlier application is allowed. The adoption of these standards has not had a material impact on the reported profit or loss position of Riddarhyttan. The most significant standard that has been adopted early is IFRS 6 — Exploration for and Evaluation of Mineral Resources. The standard must be applied as of January 1, 2006, but earlier application is encouraged. As of the transition date, Riddarhyttan has also applied IAS 39 — Financial Instruments: Recognition and Measurement. The transition from Swedish GAAP to compliance with changes in accounting principles, as outlined above, has had no appreciable effect on either Riddarhyttan's statement of income or balance sheet. Under the transition rules there are several options available to Riddarhyttan. Riddarhyttan has made the following decisions that are applicable to its financial statements included in this Offer Document:

  •
  Riddarhyttan has not chosen to account for acquisitions prior to 2003 under IFRS 3. Accordingly IFRS 3 is applied prospectively from 2003.

  •
  Riddarhyttan has chosen to apply IAS 39 also for the comparative information 2003.

  •
  The cumulative translation difference is not reset to zero at the date of transition.

        The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying Riddarhyttan's accounting policies. See "— Critical Accounting Policies" and Note 2 to Riddarhyttan's financial statements. Riddarhyttan's financial statements have been prepared assuming that Riddarhyttan will continue as a going concern. However, Riddarhyttan is an exploration stage enterprise and since its inception has had no mining revenues and has incurred recurring losses and negative cash flows. As a result, Riddarhyttan's auditors have raised substantial doubt about Riddarhyttan's ability to continue as a going concern. Agnico-Eagle has made a public offer for all the Riddarhyttan Shares that it does not currently own. The achievement and success of the transaction, however, cannot be determined at this time. Riddarhyttan's financial statements do not reflect any adjustments relating to the recoverability and classification of assets carrying amounts and classification of liabilities should Riddarhyttan be unable to continue as a going concern. See also "— Liquidity and Capital Resources — Working Capital".

Business Overview

        Riddarhyttan is an exploration stage mining company with prospects in the Nordic region of Europe. Riddarhyttan conducts exploration and development of mineral deposits, either independently or together with other exploration and/or mining companies, and will mine, develop or otherwise commercialize ore deposits.

        All of Riddarhyttan's mineral property interests are at present located in Finland. As Riddarhyttan is an exploration stage company, at the date of this prospectus it has not earned any production revenue, nor found any proven reserves on any of its properties. Riddarhyttan was founded in 1996 and was listed on the Swedish SBI-list in 1997 and on the O-list of the Stockholm Stock Exchange in 2000.

        The Suurikuusikko Trend in northern Finland is Riddarhyttan's most advanced project. Based on Riddarhyttan's analysis and detailed investigation, a five kilometre-long stretch within Suurikuusikko, called Central Suurikuusikko, hosts one of Northern Europe's largest gold deposits. Riddarhyttan has conducted extensive drilling campaigns along Central Suurikuusikko, which have resulted in successively increased gold resources. Riddarhyttan also owns gold occurrences at Iso-Kuotko, approximately 10 kilometres north of Central Suurikuusikko, and has several claims along another structure with potential gold resources, called the Sirkka Line, south of Suurikuusikko. In addition, Riddarhyttan, together with the Australian mining company Troy Resources N.L., has several jointly-owned (50/50) claims with gold occurrences within the Oijärvi Greenstone Belt, close to the town of Kemi in Northern Finland.

Suurikuusikko

        During 2003, Riddarhyttan explored Central Suurikuusikko with two drill rigs. In the second half of the year, one of these was used for infill drilling in sections of the mineralized zones targeted for open pit mining while the other was used for new exploration. During the year, 48 holes, corresponding to 11,769 metres, were drilled. Outside the actual Suurikuusikko Trend, preliminary drilling was conducted in Keskikuusikko and west of Iso-Kuotko. To produce a complete three-dimensional geological model of the bedrock in Central Suurikuusikko, Riddarhyttan began re-logging of older drill cores during the summer of 2003 which provided a better basis for continued exploration. The model has also improved the certainty with which the various zones can be interpreted, which Riddarhyttan believes is important for estimation of tonnages and grades as well as the planning of mining operations.

        During 2004, exploration activities increased. In June of 2004, Riddarhyttan initiated an intensive exploration programme, which included 20,000 metres of drilling within Central Suurikuusikko. The primary objective was to test the depth extensions of the mineralized zones, and to increase gold-bearing tonnage in those parts of the deposit for which potential underground mining is planned. The extensive program required six drill rigs and produced between 3,000 and 4,000 metres of core per month. The result of the program to date has been positive. Underground resources increased substantially and the drill holes also indicate that the gold-bearing zones continue further at depth.

        In 2004, Riddarhyttan also filed a patent application for the Riddarhyttan, Ohlsson, Lindholm and Brown process or the ROLB process. The ROLB process is a new method for removing cyanide compounds from the leach tailings. Unlike commercially available processes, this process does not require any chemical additives, resulting in less adverse consequences for the environment. In addition to being environmentally- friendlier, Riddarhyttan believes that both the modification of the oxidation process and the ROLB process may result in lower operating costs compared to other methods for detoxification. For further information on the ROLB Process, see "— Process Development and Environmental Work" above.

        In the first quarter of 2005, the Board of Riddarhyttan decided to begin the work with a final feasibility study as well as to continue the drilling within Central Suurikuusikko with six drill rigs. As a result, after the termination of the extensive drill program in January 2005, the exploration has continued with the same intensity to date. The primary objective of the new drill program is to continue the investigations of the depth extensions of known zones and to transfer resources in the inferred category to an indicated or measured category by infill drilling. The results of the exploration during the first half of 2005 have been positive. Resources have continuously increased, depth continuation of the zones have been confirmed and previously not known bodies have been discovered. By June 1, 2005, a total of 468 holes, corresponding to 112,217 metres, had been drilled in Central Suurikuusikko.

        In the first quarter of 2005, Riddarhyttan hired Mr. Heino Alaniska, a mining engineer, as site manager for the Kittilä office and Riddarhyttan's representative in Finland. Mr. Alaniska will be responsible for the mining part (both open pit and underground) of the feasibility study while Thomas Lindholm will be responsible for the process and water treatment parts. As Riddarhyttan and Agnico-Eagle have signed a technical service agreement, resources from Agnico-Eagle, as well as other external specialists, will be involved in the feasibility study. Riddarhyttan expects that the following sub-projects included in the feasibility study will be finalized during the third quarter of 2005:

  •
  An update of the tailings management facility regarding design and size

  •
  Grinding variability

  •
  Pressure oxidation testwork

  •
  A study comparing different oxidation methods

  •
  A geotechnical study to determine rock mass quality to optimise open pit and underground mining

  •
  Mineralogical study to investigate variations within, and between, the different gold-bearing zones

  •
  Tests to optimize the flotation and to increase the recovery

  •
  Trial mining (to get mineralized rock for the flotation tests)

  •
  Calculation of tonnage and grade

  •
  A variography study has been carried out to elucidate the criteria for classifying tonnage in different categories (measured, indicated and inferred)

Tonnage and Grades within Central Suurikuusikko

        Activities have thus far been primarily concentrated on an approximately five kilometre-long section, called Central Suurikuusikko, of the 15 kilometre-long main gold-potential trend. As of June 1, 2005, 11 bodies with relatively higher grades over potentially economic thicknesses have been located and tested to various depths with core drilling within Central Suurikuusikko. Some of these gold-bearing zones are known to extend to a depth of 700 metres and are open at depth.

        The table below shows the tonnage and grades in Central Suurikuusikko calculated as of July 19, 2005 and June 1, 2005, respectively. All holes drilled up to the beginning of July 2005 are included in the July 19, 2005 calculation whereas the June 1, 2005 calculation includes holes drilled up to that date. In the July 19, 2005 calculation, using a cut-off grade of two grams of gold per tonne, the measured mineral resources in Central Suurikuusikko were estimated to be 2.5 million tonnes grading 6.2 grams of gold per tonne, the indicated mineral resources were estimated to be 9.3 million tonnes grading 5.1 grams of gold per tonne and the inferred mineral resources were estimated to be 12.5 million tonnes grading 4.2 grams of gold per tonne. In the June 1, 2005 calculation, using a cut-off grade of two grams of gold per tonne, the indicated mineral resources were estimated to be 10.4 million tonnes grading 5.8 grams of gold per tonne and the inferred mineral resources were estimated to be 7.3 million tonnes grading 4.5 grams of gold per tonne.

        The increase in the resource calculation since June 1, 2005, the date of Riddarhyttan's last reported resource calculation, is due, to a significant extent, to a change in the parameters used in the resource calculation and the balance is due to new drilling results since June 1, 2005.

	Calculation as of July 19, 2005(1),(2)		Calculation as of June 1, 2005(1),(3)
	Tonnage (tonnes)	Grade (grams of gold per tonne)	Tonnage (tonnes)	Grade (grams of gold per tonne)
	(cut-off grade 2.0 grams of gold per tonne)
Measured mineral resources	2,487,000	6.24	Nil	Nil
Indicated mineral resources	9,289,000	5.11	10,428,000	5.82
Inferred mineral resources	12,449,000	4.24	7,259,000	4.52

(1)
A block model with dimensions 3 × 5 × 10 metres (width × height × length) was calculated using inverse distance squared. The table below shows the criteria used for classification of resources in different categories in the calculations of July 19, 2005 and

  June 1, 2005, respectively. The composite assay values were cut at 45 grams per tonne in the interpolation process in the June 1, 2005 calculation. Raw assay values were cut at 50 grams per tonne before compositing in the July 19, 2005 calculation.

Calculation as of June 1, 2005
Calculation as of July 19, 2005
Category			Search ellips
	Search ellips	Other criteria		Other criteria
Measured mineral resources	40 × 20 × 10 m	Min. 3 samples from min. 2 drill holes and anisotropic distance to nearest sample ≤ 20 m	Nil	Nil
Indicated mineral resources	80 × 40 × 20 m	Min. 2 samples from min. 2 drill holes	5 × 40	Min. 2 samples
Inferred mineral resources	250 × 125 × 60 m	Min. 1 sample	10 × 100	Min. 1 sample
(2)
The July 19, 2005 resource calculation was carried out by Bill Fleshman (external consultant, Certified Professional Geologist in Australia) and Tim Carew (external consultant, Chartered Engineer, Member of the Institute of Mining, Metallurgy and Materials). All analyses have been carried out by the Geological Survey of Finland's laboratory (accreditation code T025).

(3)
The June 1, 2005 resource calculation was carried out by Bill Fleshman (external consultant, Certified Professional Geologist in Australia). All analyses have been carried out by the Geological Survey of Finland's laboratory (accreditation code T025).

Oijärvi

        During the fiscal years ended December 31, 2003 and 2004 and the quarter ended March 31, 2005, almost no operations have been conducted within the claims at Oijärvi which is owned jointly by Riddarhyttan and Troy Resources N.L. (50/50). During these periods, Riddarhyttan has concentrated all its efforts toward the development of the Suurikuusikko deposit and Troy Resources N.L. has concentrated its efforts toward its other mining and exploration projects. The investment of each party was limited to EUR 439,000 as of the end of December 2004. During the exploration phase, Riddarhyttan is operating the joint venture. The joint venture has no employees. An agreement to conduct exploration has been reached with the Finnish government. The investment commitment under the agreement should be fulfilled before August 2006. The remaining total commitment under the agreement amounts to approximately EUR 300,000, of which half falls on Riddarhyttan.

Riddarhyttan's Exploration and Mining Expenditures

        As an exploration stage mining company, Riddarhyttan regularly capitalizes, in accordance with IFRS, that portion of its exploration and development expenditures that relate to deposits that Riddarhyttan has determined will probably yield economic benefits. As a result, in the years ended December 31, 2003 and 2004 and the three months ended March 31, 2005, Riddarhyttan has capitalized a large portion of the exploration and development expenditures that directly relate to Central Suurikuusikko whereas exploration and development expenditures relating to the regional exploration program outside the Central Suurikuusikko are expensed and shown on the income statement. Riddarhyttan monitors at least annually the capitalized portion of the expenditures by comparing the capitalized amounts with certain market-based assumptions. The table below sets out a detailed breakdown of Riddarhyttan's capitalized exploration expenditures under IFRS for each of the periods under review:

	Years ended December 31		Three months ended March 31
Expenditure Category
	2003	2004	2004	2005
	(in SEK thousands)
Claims	1,220	1,387	1,325	2,920
Environment	1,135	328	150	43
Exploration	13,995	16,764	1,850	9,872
Analyses	626	639	270	254
Process development	1,119	988	582	880
Other	921	1,018	216	83

Total:	19,016	21,124	4,393	14,052

        Riddarhyttan has capitalized claims and compensation payments that it is required to make to the local landowners and the Finnish state in connection with its mining concession in Suurikuusikko. These payments have remained relatively constant in the periods under review, except for an aggregate claims fee relating to the years 2003, 2004 and 2005 which was paid to local landowners and the Finnish state in the first quarter of 2005 and which increased the capitalized amount from SEK 1,325 thousand in the first quarter of 2004 to SEK 2,920 thousand in the first quarter of 2005.

        Capitalized environmental expenditures relate primarily to compliance costs with Riddarhyttan's environmental permit from the Finnish state in relation to Central Suurikuusikko. Capitalized environmental expenditures were substantially higher in 2003 with SEK 1,135 thousand compared with SEK 328 thousand in 2004 primarily as a result of legal costs arising from administrative proceedings in which Riddarhyttan's environmental permit for mining and processing in Central Suurikuusikko was unsuccessfully challenged by third parties. The reinstated permit has been appealed and is therefore not yet legally enforceable but Riddarhyttan does not expect legal costs relating to the appeal to be material. For further information about Riddarhyttan's environmental permits see "— Environmental and Mining Concessions — Environmental Permit" above.

        The increased exploration expenditures in 2004 and the first quarter of 2005 compared with 2003 and the first quarter of 2004, respectively, reflect the increased exploration activities in Central Suurikuusikko in the second half of 2004 and early 2005.

        In the first quarter of 2005, Riddarhyttan undertook a preliminary study on process development which has led to higher expenditures on process development compared with the first quarter of 2004.

Results of Operations

        The table below sets forth selected consolidated financial information derived from Riddarhyttan's consolidated financial statements and notes thereto. The information has been prepared in accordance with IFRS.

	Year ended December 31,		Three months ended March 31,
	2003	2004	2004	2005
	(in SEK thousands)
Net Revenue	—	—	—	—
Other operating income	1,057	89	—	103
Operating loss	(10,808)	(9,777)	(1,680)	(3,048)
Profit from financial items	706	378	242	85
Total capitalized expenditures	114,873	135,997	119,266	150,049
Total assets	151,907	202,806	150,090	200,234

  Three months ended March 31, 2005 and 2004

        As an exploration stage company, Riddarhyttan currently does not have any revenues. Certain service charges from Riddarhyttan's joint venture with Troy Resources N.L., certain currency exchange revenues and certain non-recurring reimbursements are recorded as other operating income. In the first quarter of 2005, Riddarhyttan's other operating income was SEK 103 thousand whereas no other operating income was recorded in the corresponding period in 2004. In the first quarter of 2005, the other operating income consisted of profits on currency exchange in connection with payment of invoices for foreign consultancy services.

        Riddarhyttan's operating result in the first quarter of 2005 was a loss of SEK 3,048 thousand compared with a loss of SEK 1,680 thousand in the corresponding period in 2004. The increased loss reflected primarily increased personnel costs as a result of the higher number of employees in the end of 2004 and beginning 2005 as a result of the increased development activity in the Suurikuusikko Trend together with a regional exploration program outside Suurikuusikko and certain other external costs. The continued intense drilling activity in the Suurikuusikko Trend in addition to the initialized final feasibility study has kept the capitalized expenditures on a high level of SEK 14,052 thousand during the first quarter of 2005 compared with SEK 4,393 thousand in the first quarter of 2004. A detailed breakdown of the capitalized exploration related capital expenditures can be found under the heading "— Riddarhyttan's Exploration and Mining Expenditures" above.

        Riddarhyttan earns interest income from deposits and other similar financial instruments. In the first quarter of 2005, profit from financial items was SEK 85 thousand compared with SEK 242 thousand in the first quarter of 2004 reflecting lower cash balances and lower interest rates.

  Years ended December 31, 2004 and 2003

        Riddarhyttan had no revenues in 2004 or 2003. However, Riddarhyttan earned other operating income of SEK 89 thousand in 2004 and SEK 1,057 thousand in 2003. In 2004, other operating income comprised SEK 19 thousand in profit on currency exchange resulting from payment of invoices for foreign consultancy services, SEK 39 thousand service charges from the joint venture with Troy Resources N.L. and SEK 31 thousand in state subsidy for an internal education program. In 2003, other operating income comprised SEK 176 thousand in profit on currency exchange, SEK 865 thousand in reimbursement for costs incurred in connection with investigation of alternative financing schemes for the Suurikuusikko project and SEK 16 thousand in service charges from the joint venture with Troy Resources N.L.

        The operating loss in fiscal year 2004 decreased to SEK 9,777 thousand from a loss of SEK 10,808 thousand in 2003. The decrease in operating loss reflected a cost reduction program and an administration efficiency program which were initiated and finalized in 2003 in an effort to minimize the cost for overhead and reduce general and administrative costs. The achieved cost savings related primarily to travel expenses and costs paid to external consultants in connection with Riddarhyttan's annual audit and administration of Riddarhyttan's operations in Finland. The efficiency gains from these initiatives more than offset the increased costs resulting from the increased exploration activity in the Suurikuusikko Trend and the regional exploration projects outside Suurikuusikko.

        Total profit from financial items in 2004 amounted to SEK 378 thousand compared with SEK 706 thousand in 2003. The lower net financial result in 2004 reflected primarily lower returns on Riddarhyttan's short-term investments due to lower interest rates.

        During the fiscal year 2004, capitalized expenditures for the development of the Suurikuusikko project increased by SEK 2,108 thousand to SEK 21,124 thousand compared to the fiscal year 2003 when capitalized expenditures were SEK 19,016 thousand. The capitalized expenditures comprised mainly costs for drilling, handling and analyses of drill cores, development of the mining process and costs for maintaining the claims, reservations and the mining concession. In addition, in 2003 approximately SEK 4 million of capitalized capital expenditures consisted of remuneration to landowners within the mining concession that Riddarhyttan received in 2003. A detailed breakdown of the capitalized exploration related capital expenditures can be found in the table referred to as Riddarhyttan's capitalized exploration expenditures under IFRS, see "— Riddarhyttan's Exploration and Mining Expenditures" above.

Financial Condition, Liquidity and Capital Resources

        The following tables show Riddarhyttan's main cash flow line items for the three months ended March 31, 2005 and 2004 and for the financial years ended December 31, 2004 and 2003, as well as Riddarhyttan's equity capitalization and long-term indebtedness as of the same dates. The information has been prepared in accordance with IFRS.

Cash Flow

	Year ended December 31		Three months ended March 31	Three months ended March 31
	2003	2004	2004	2005
	(SEK thousands)
Cash flow from operating activities	(9,193)	(8,054)	(2,449)	(1,846)
Cash flow from investing activities	(19,183)	(21,253)	(4,439)	(14,176)
Cash flow from financing activities	22,558	52,180	215	(163)

Total cash flow	(5,818)	22,873	(6,673)	(16,185)
Cash and cash equivalents, beginning of period	41,023	35,199	35,199	58,071
Conversion difference in liquid assets	(6)	(1)	14	—

Cash and cash equivalents, end of period	35,199	58,071	28,540	41,886

Outstanding Share Data, Equity and Long-term Loan

	Year ended December 31		Three months ended March 31
	2003	2004	2004	2005
Shares Outstanding	96,000,000	105,753,846	96,000,000	105,753,846
Fully Diluted Shares Outstanding*	98,200,000	105,753,846	98,200,000	105,753,846
Shareholders' Equity (in SEK thousands)	147,038	189,876	145,766	186,698
Long-term debt (in SEK thousands)	709	703	723	713

*
In 2002, board members and senior executives in the company were offered an option plan totalling 2,200,000 call options at SEK 4.30 each. The subscription period was from May 1, 2003 to May 1, 2004. Potential dilution was 2.3%. All options were converted to shares in Riddarhyttan in 2004.

        As Riddarhyttan is an exploration stage company, it currently does not generate cash flow from its mining operations, although certain items recorded as other operating income impact Riddarhyttan's cash flow from operations. Riddarhyttan has financed its exploration and development activities by raising capital in the equity markets.

        Cash outflow from operations in 2004 was an outflow of SEK 8,054 thousand compared with an outflow of SEK 9,193 thousand in 2003. The lower outflow in 2004 reflected primarily the lower operating loss for the period and increased accounts payable which were partially offset by an increase in other receivables primarily as a result of the increased exploration activity in the Suurikuusikko Trend in 2004. In the first quarter of 2005, cash flow from operations was an outflow of SEK 1,846 thousand compared with an outflow of SEK 2,449 thousand in the first quarter of 2004. The lower cash outflow from operations reflected primarily an increase in accounts payable which more than offset the effect of the higher operating loss resulting from the increased exploration activity in the Suurikuusikko Trend and the regional exploration program outside Suurikuusikko.

        Cash flow from investing activities in 2004 was a cash outflow of SEK 21,253 thousand compared with a cash outflow of SEK 19,183 thousand in 2003. The higher cash outflow from investing activities reflected primarily the increased acquisition of intangible assets in the form of capitalized exploration expenditures on the Suurikuusikko Trend reflecting the increased exploration activity in the Suurikuusikko Trend in 2004. In 2003, cash flow from investing activities did not only reflect exploration activities as it included an approximately SEK 4 million cash outflow in the form of remuneration to landowners within the mining concession that Riddarhyttan received in 2003 for the Suurikuusikko property. In the first quarter of 2005, cash flow from investing activities was an outflow of SEK 14,176 thousand compared with SEK 4,439 thousand in the corresponding period in 2004 which reflected primarily the increased investment in intangible assets as the higher exploration expenditures relating to the Suurikuusikko Trend continued to be activated in accordance with IFRS.

        Cash flow from financing activities was positive in both 2004 and 2003, primarily reflecting capital markets transactions. In August 2003, a private placement on the North-American market was carried out. Six million shares were issued at a price of SEK 3.69 per share for gross proceeds of SEK 22,140 thousand. The issue entailed a dilution of 6.25% and the cost for this issue amounted to SEK 54 thousand. Riddarhyttan's cash position as at December 31, 2003 decreased by SEK 5,824 thousand to SEK 35,199 thousand. The major source of this cash was the issue of SEK 22,086 thousand in share capital and the major use of cash was the development of the Suurikuusikko project.

        In the spring of 2004, a conversion of all outstanding options in the option program 2002/2004 took place. The gross proceeds from this conversion amounted to SEK 9,460 thousand. The costs of conversion amounted to SEK 16 thousand. There was no outstanding option plan in the end of 2004. In 2004, Riddarhyttan also completed a rights issue in which 7,553,846 shares were issued at a price of SEK 6.00 per share for gross proceeds of SEK 45,323 thousand. The issue, which entailed a dilution of 7.69%, was fully subscribed on December 31, 2004. The cost for this issue amounted to SEK 2,587 thousand. Riddarhyttan's cash position as at December 31, 2004 increased by SEK 22,872 thousand to SEK 58,071 thousand. The major source of this cash was the issue of SEK 42,736 thousand in share capital and the major use of cash was the development of the Suurikuusikko project.

        Cash flow from financing activities was an outflow of SEK 163 thousand in the first quarter of 2005 which consisted primarily of payment of professional and advisory expenses incurred in the rights offering in 2004. In the first quarter of 2004, cash flow from financing activities was an inflow of SEK 215 thousand which reflected the subscription by Mr. Heino Alaniska of Riddarhyttan Shares upon exercise of his options. Riddarhyttan's cash position at the end of the first quarter of 2005 was SEK 41,886 thousand.

        During the fiscal year 2003, an environmental study was completed, which is why the company received payments in the form of a conditional loan of EUR 78 thousand from the Finnish state. The term is six years with no amortization in the first three years and thereafter in equal annual installments of EUR 26 thousand. However, repayment of principal and interest payments need only be made if the balance sheet shows profits available for distribution. The total debt is denominated in euro and the average yearly rate of interest was 3% in 2003, 2004 and in the first quarter of 2005.

        Riddarhyttan utilizes no long-term credit facilities and there is no outstanding option program. Other than certain employee car leasing arrangements and office property rentals entered into in the ordinary course of business, Riddarhyttan does not currently have material long-term contractual commitments.

        The program approved by the Board of Riddarhyttan in January 2005 to continue the drilling in Suurikuusikko and conduct a final feasibility study entails a cost-budget for the period January 1, 2005 to August 31, 2005, amounting to approximately SEK 42 million of which approximately SEK 17 million had been used as of March 31, 2005.

Working Capital

        Riddarhyttan's ability to continue to meet its obligations and carry out its planned exploration activities is dependent on its ability to obtain third party financing to fund its exploration programs. On July 13, 2005, Riddarhyttan's subsidiary, Riddarhyttan Resources Oy, entered into an unsecured, guaranteed bank overdraft facility (the "Overdraft Facility") of EUR 1.6 million with Nordea Bank Finland Plc to satisfy its cash requirements during the Offer. If necessary, Riddarhyttan may also consider reduction in the scale of its current exploration activities to manage its working capital requirements during the Offer. See also Note 30 to Riddarhyttan's consolidated financial statements included elsewhere in this Offer Document.

        The Overdraft Facility is unconditionally guaranteed by Riddarhyttan. The Overdraft Facility matures on January 31, 2006 and may be terminated by Riddarhyttan Resources Oy at any time without penalty or notice. Interest at an annual rate of 0.60% on the facility amount of EUR 1.6 million is due and payable quarterly in advance. In addition, interest at an annual rate of 1.5 percentage points above one month euribor is due and payable monthly in arrears on amounts outstanding under the Overdraft Facility.

        Riddarhyttan's subsidiary, Suurikulta AB, has provided a negative pledge in favour of the lender pursuant to which it has agreed, among other things, not to encumber or transfer the mining rights it holds in the Suurikuusikko gold deposit. Suurikulta AB has also agreed not to enter into any other financing arrangements or issue any guarantees without the prior written consent of Nordea Bank Finland Plc.

Off-Balance Sheet Arrangements

        Riddarhyttan has a rental deposit amounting to SEK 30 thousand related to a rental agreement for office premises in Kittilä, Finland.

Critical Accounting Policies

        The accounting policies adopted by Riddarhyttan are described in note 2 to Riddarhyttan's financial statements for the fiscal year ended December 31, 2004 included elsewhere in this Offer Document. Preparing financial statements requires management to make estimates and assumptions that affect the reported results. The estimates made by management are based on historical experience and other assumptions that are believed to be reasonable under the circumstances. Riddarhyttan believes that its most critical accounting policy is the capitalization of exploration expenditures and the recognition of impairment of those assets. Exploration costs are expensed on an ongoing basis. Once a deposit is deemed to be of commercial interest, exploration and development expenditures are capitalized. Only expenditures incurred at the time of, and later than, when the decision is made, are capitalized. If Riddarhyttan begins to mine the deposit, the capitalized exploration expenditure will be amortized according to plan, and charged against revenue received. If an exploration permit or mining claim is sold, the capitalized exploration expenditure will be expensed and charged against the proceeds from the sale of the permit or claim. When reported asset values are deemed to have decreased, the value of the assets will be re-evaluated. In a case where an asset's reported value exceeds its estimated recovery value, the asset will be written down to its recovery value. The decision to capitalize exploration expenditures and the timing of the possible recognition that capitalized exploration is unlikely to have future economic benefits can materially affect the reported earnings of Riddarhyttan.

Selected Two-Year Financial and Operating Summary

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003
	IFRS		IFRS
	(thousands of Swedish kronor, except where noted)
Financial Data
Net income (loss)	(2,963)	(1,438)	(9,400)	(10,102)
Net income (loss) per share — basic and diluted	(0.03)	(0.01)	(0.10)	(0.11)
Operating cash flow	(1,846)	(2,449)	(8,054)	(9,193)
Investing cash flow	(14,176)	(4,439)	(21,253)	(19,183)
Financing cash flow	(163)	215	52,180	22,558
Dividends declared per share	—	—	—	—
Additions to capitalized expenditures	14,052	4,393	21,124	19,016
Weighted average number of common shares outstanding — basic (in thousands)	105,754	96,000	97,503	92,170
Weighted average number of shares outstanding — diluted (in thousands)	105,754	98,200	97,503	94,370
Total common shares outstanding	105,754	96,000	105,754	96,000
Working capital (including undrawn credit lines)(1)	187,411	146,489	190,416	147,747
Total assets	200,234	150,090	202,806	151,907
Long-term debt	713	723	703	709
Shareholders' equity	186,698	145,766	189,713	147,038

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003
	U.S. GAAP		U.S. GAAP
	(thousands of Swedish kronor, except where noted)
Financial Data
Net income (loss)	(17,015)	(5,831)	(30,523)	(29,119)
Net income (loss) per share — basic and diluted	(0.16)	(0.06)	(0.31)	(0.31)
Operating cash flow	(15,898)	(6,842)	(29,177)	(28,210)
Investing cash flow	(124)	(46)	(130)	(166)
Financing cash flow	(163)	215	(52,180)	(22,558)
Dividends declared per share	—	—	—	—
Additions to capitalized expenditures	—	—	—	—
Weighted average number of common shares outstanding — basic (in thousands)	105,754	96,000	97,503	92,170
Weighted average number of shares outstanding — diluted (in thousands)	105,754	98,200	97,503	94,370
Total common shares outstanding	105,754	96,000	105,574	96,000
Working capital (including undrawn credit lines)(1)	37,362	27,223	54,419	32,874
Total assets	50,185	30,828	66,809	37,034
Long-term debt	713	723	703	709
Shareholders' equity	36,649	26,500	53,716	32,165

Note:

(1)
Working capital is the sum of shareholders' equity and long-term debt.

CERTAIN TAX CONSIDERATIONS

Certain Swedish Tax Consequences

        The following is a summary of certain Swedish tax consequences related to the Offer for Riddarhyttan shareholders that are residents of Sweden for tax purposes, unless otherwise stated. The summary is based on legislation as of the date of this Offer Document and is intended to provide general information only. The summary does not cover tax issues in cases where private individuals are deemed resident in Sweden due to their personal and financial connections with Sweden or in cases where shares are held as current assets in business operations or by a partnership. Furthermore, the summary does not address the special rules regarding tax-exempt capital gains (including non-deductible capital losses) and tax-free dividends for legal entities which could be applicable to Riddarhyttan Shares and/or Agnico-Eagle Shares that are held for business purposes. Listed shares are deemed to be held for business purposes if, among other things, the owning company's aggregated voting power for all shares held represents at least 10% of the voting power for all shares in the company, or if the holding is connected to the owning company's business (or to the business of an affiliated company). The tax treatment of holders depends in part on their particular circumstances. Each holder should consult a tax advisor as to the tax consequences relating to their particular circumstances resulting from the Offer, including the applicability and effect of foreign income tax legislation (including regulations) and provisions contained in tax treaties for the avoidance of double taxation.

Reading Guidelines

        A private individual resident in Sweden should read the sections "Private Individuals" and "Taxation of Dividends for Residents in Sweden". A Swedish limited liability company should read the sections "Swedish Limited Liability Companies" and "Taxation of Dividends for Residents in Sweden". Shareholders resident in Sweden and shareholders resident in the United States should also read the section "Certain Canadian Federal Income Tax Consequences". Shareholders resident in the United States should also read the section "Certain United States Federal Income Tax Consequences". Private individuals or corporations not resident in Sweden should read the section "Certain Swedish Tax Issues Relating to Shareholders Not Resident in Sweden".

Private Individuals

  Taxation upon Disposal of Shares in Riddarhyttan

        For a private individual who is domiciled or has a habitual abode in Sweden that accepts the Offer and thereby exchanges his/her Riddarhyttan Shares for Agnico-Eagle Shares, no taxable capital gain or deductible capital loss is considered to arise provided that the rules on roll-over relief are applicable. In order for these rules to apply, it is necessary that Agnico-Eagle will own Riddarhyttan Shares representing more than 50% of the voting power of Riddarhyttan at the end of the calendar year when the disposal takes place. Provided that the Offer is completed, Agnico-Eagle will hold shares in Riddarhyttan in such manner that this requirement will be met. The Agnico-Eagle Shares received are considered to have been acquired for the acquisition value applicable to the divested shares in Riddarhyttan. It should be noted that the exchange of shares itself does not need to be declared in the tax return. However, a disposal of Agnico-Eagle Shares gives rise to capital gains taxation which must be declared in the tax return (see "— Taxation upon Disposal of the Agnico-Eagle Shares" below). It should be noted that if a private individual moves out of Sweden and if the rules on roll-over relief have been applied, a "fictitious" capital gain assignable to the share exchange would become taxable. In this context, the capital gain is calculated as the difference between fair market value (at the time of the share exchange) of the Agnico-Eagle Shares received and the acquisition cost of the Riddarhyttan Shares disposed of. The provision in reference should only be applicable to those Agnico-Eagle Shares that the private individual received in the share exchange and that the private individual still holds at the time of emigration from Sweden.

  Taxation upon Disposal of the Agnico-Eagle Shares

        When a private individual disposes of the Agnico-Eagle Shares received under the Offer or the amount of any cash received in lieu of any fractional entitlement to Agnico-Eagle Shares, a liability for capital gains taxation will arise. For private individuals, capital gains will be taxed in the capital income category at a rate of 30%. No separate taxation on currency exchange gains or losses will occur if any remuneration received in US$ or C$ is exchanged to SEK within 30 days.

        When the capital gain or capital loss is computed, the acquisition value for all shares of the same class and type will be added together and computed collectively in accordance with the so-called average method. Furthermore, the acquisition value for listed shares such as the Agnico-Eagle Shares may, as an alternative, be determined as 20% of the net sales proceeds in accordance with the so-called standard method.

        Seventy percent of a capital loss incurred by a private individual is deductible in the capital income category. However, a capital loss on shares may be fully set off against capital gains on shares and listed securities that are taxed as shares realized in the same year as the capital loss.

        Should a net loss arise in the capital income category in a given year, such net loss may reduce the tax on income from employment and business operations, as well as property tax. This tax reduction is granted at 30% of the net loss that does not exceed SEK 100,000 and at 21% of any remaining net loss. Excess net loss not absorbed by these tax reductions cannot be carried forward to future years.

  Swedish Net Wealth Taxation

        Under current law, shares of a class or series of shares of a foreign company that are listed on or registered with a stock exchange in the country where the company is resident, in a similar manner to a listing of shares on the A-list of the Stockholm Stock Exchange, are included in the holder's taxable net wealth at 80% of their quoted value at the end of the calendar year. The listing on the TSX in Canada should be considered to be a registration that is similar to a listing on the A-list of the Stockholm Stock Exchange. Accordingly, the Agnico-Eagle Shares should be included in a holder's net wealth at 80% of the quoted value.

Swedish Limited Liability Companies

  Taxation upon Disposal of Shares in Riddarhyttan

        For limited liability companies that accept the Offer and thereby exchange their Riddarhyttan Shares for Agnico-Eagle Shares, a liability for capital gains taxation will occur. However, a tax deferral for a capital gain may be claimed if certain conditions are met (see "— Deferred Capital Gains Taxation" below). A capital gain or a capital loss will be computed as the difference between the fair market value of the Agnico-Eagle Shares received at the time of the disposal and the acquisition value of the Riddarhyttan Shares disposed of. Agnico-Eagle intends to make a request to the Swedish Tax Agency for a determination of the fair market value of the Agnico-Eagle Shares at the time of disposal. Information regarding the value will be provided in a way that Agnico-Eagle deems appropriate.

        When the capital gain or capital loss is computed, the acquisition value for all shares of the same class and type will be added together and computed collectively in accordance with the so-called average method. Furthermore, since the Riddarhyttan Shares are listed, the acquisition value for those shares may, as an alternative, be determined as 20% of the net sales proceeds in accordance with the so-called standard method.

  Deferred Capital Gains Taxation

        If, and to the extent that, a Swedish limited liability company exchanges Riddarhyttan Shares for Agnico-Eagle Shares under the Offer and thereby realizes a capital gain, a tax deferral for such gain may be claimed in the tax return if certain conditions are met, as described below.

        In order for the deferral provision to apply, it is necessary that Agnico-Eagle owns Riddarhyttan Shares representing more than 50% of the voting power of Riddarhyttan at the end of the calendar year when the disposal takes place. Provided that the Offer is completed, Agnico-Eagle will hold shares in Riddarhyttan in such manner that this requirement will be met.

        Limited liability companies that wish to defer the tax on the capital gain have to declare the capital gain in their tax returns and formally request a tax deferral. If a deferral is granted, the capital gain will be determined by the Swedish Tax Agency in the form of a so-called deferred capital gain amount (Sw: uppskovsbelopp). The deferred capital gain amount will be allocated equally to all the Agnico-Eagle Shares received under the Offer.

        If a deferral is granted, the deferred capital gain amount will be taxed at the latest when the Agnico-Eagle Shares cease to exist or are transferred to a new owner unless the shares are transferred to a new owner due to a subsequent share exchange that qualifies for the tax deferral to continue. The deferred capital gain amount will also become taxable if the shareholder so claims in a tax return.

  Taxation upon Disposal of the Agnico-Eagle Shares Received

        When a Swedish limited liability company disposes of the Agnico-Eagle Shares received under the Offer or the amount of any cash received in lieu of any fractional entitlement to Agnico-Eagle Shares, a liability for capital gains taxation will arise (irrespective of whether a deferred taxation has been granted). The Agnico-Eagle Shares are considered, for tax purposes, to have been acquired at the fair market value at the time of acquisition. Agnico-Eagle intends to make a request to the Swedish Tax Agency for a determination of this value. Information regarding the value will be provided in a way that Agnico-Eagle deems appropriate. If a deferral has been granted as described above, the deferred capital gain amount allocated to the Agnico-Eagle Shares received under the Offer will also become payable.

        If a shareholder that accepts the Offer already holds Agnico-Eagle Shares or if the shareholder, after the exchange, acquires Agnico-Eagle Shares, a special rule will apply according to which subsequent disposals of the Agnico-Eagle Shares will be deemed to occur in the following order:

  (a)
  Agnico-Eagle Shares acquired prior to the Offer;

  (b)
  Agnico-Eagle Shares received through the Offer; and

  (c)
  Agnico-Eagle Shares acquired after the Offer.

  General Information Regarding Swedish Taxation of Swedish Limited Liability Companies

        For limited liability companies, all income from business activities, including capital gains, will be taxed as income from business activities at a rate of 28%. No separate taxation on currency exchange gains or losses will occur if any remuneration received in US$ or C$ is exchanged to SEK within 30 days. A capital loss on shares incurred by a limited liability company may be offset only against taxable capital gains on shares and other securities that are taxed as shares. If a capital loss cannot be deducted by the company that has suffered the loss, it may be deducted against such capital losses incurred by another company in the same group of companies, provided the companies are entitled to carry out group contributions between each other. Further, a net capital loss on such shares may be carried forward and be offset against taxable capital gains on shares and other securities that are taxed as shares in future years without any limitation in time. Specific tax consequences may be applicable to certain categories of corporations, e.g. mutual funds and investment companies.

Taxation of Dividends for Residents in Sweden

        Canadian withholding tax will normally be levied on dividends from Agnico-Eagle to shareholders resident outside of Canada. The general withholding tax rate in Canada is 25%. According to the tax treaty between Canada and Sweden, the withholding tax rate is reduced to 15% on portfolio investments of both individuals and corporations. If the treaty rate is not applied at source, the shareholder may apply for a refund of the excess withholding from the Canadian tax authorities within the two years following the calendar year in which the excess withholding was made.

        The gross dividend, i.e. dividend before Canadian withholding tax has been deducted, is also taxable in Sweden as capital income at the tax rate of 30% for private individuals and as income from business activities at a rate of 28% for corporations. If Canadian withholding tax has been withheld at 15%, a Swedish preliminary tax of another 15% on distributions to individuals will normally be withheld by the nominee. Since dividends are generally taxable in both Canada and Sweden, double taxation may occur. However, Canadian withholding tax on dividends can normally be neutralized, fully or partly, through a deduction and a foreign tax credit (but only up to the treaty rate of 15% on portfolio investments) during the same income year. If there is no Swedish tax on income in the same fiscal year, for instance when a private individual shareholder declares a deficit in the capital income category, the Canadian tax credit cannot be claimed that year. Instead, subject to certain limitations, the credit may be carried forward and utilized by the shareholder in any of the three following years. However, a tax credit of at least SEK 100 is permitted each year.

Certain Swedish Tax Issues Relating to Shareholders Not Resident in Sweden

  The Offer

        Holders of shares not resident in Sweden for tax purposes will normally not be liable for capital gains taxation in Sweden upon disposal of the Riddarhyttan Shares, subject to certain exceptions described below. The holders may, however, be liable for tax in their state of residence.

        Private individuals not resident in Sweden for tax purposes may be liable for capital gains taxation in Sweden upon disposal of Swedish shares if they have been residents of Sweden or have lived permanently in Sweden at any time during the year of disposal or the 10 calendar years preceding the year of disposal. Applicable tax treaties for the avoidance of double taxation between Sweden and the holder's present state of residence may, however, limit this right to tax.

        A corporation not resident in Sweden may be liable to capital gains taxation in Sweden if the corporation has a permanent establishment or a fixed base of business in Sweden to which the shares disposed of are effectively connected.

Certain United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences to a U.S. Holder arising from and relating to the exchange of Riddarhyttan Shares for Agnico-Eagle Shares pursuant to the Offer and the ownership and disposition of Agnico-Eagle Shares received pursuant to the Offer.

        This summary is for general information purposes only and does not purport to be a complete description of all potential United States federal income tax consequences that may apply to a U.S. Holder as a result of the Offer and the ownership and disposition of Agnico-Eagle Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the United States federal income tax consequences of the Offer and the ownership and disposition of Agnico-Eagle Shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the United States federal, state and local, and foreign tax consequences of the Offer and the ownership and disposition of Agnico-Eagle Shares.

Scope of this Disclosure

  Authorities

        This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury Regulations promulgated thereunder, United States court decisions, published rulings and administrative positions of the U.S. Internal Revenue Service (the "IRS") interpreting the Code, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention") and the Convention Between the Government of Sweden and the Government of the United States for the Avoidance of Double

Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, signed September 1, 1994, as amended (the "Sweden-U.S. Tax Convention"), as applicable and, in each case, as in effect and available, as of the date of this Offer Document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis and could affect the United States federal income tax consequences described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

  U.S. Holders

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Riddarhyttan Shares that, for United States federal income tax purposes, is (a) an individual who is a citizen or resident of the United States, (b) a corporation, or other entity classified as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia, (c) an estate if the income of the estate is subject to United States federal income tax regardless of the source of the income, or (d) a trust if (i) the trust has validly elected to be treated as a United States person for United States federal income tax purposes or (ii) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A U.S. Holder does not include a holder that is resident in Sweden or Canada for purposes of the Sweden-U.S. Tax Convention or the Canada-U.S. Tax Convention, respectively.

  Non-U.S. Holders

        For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of Riddarhyttan Shares other than a U.S. Holder. This summary does not address the United States federal income tax consequences of the Offer and the ownership and disposition of Agnico-Eagle Shares to Non-U.S. Holders.

  U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed

        This summary does not address the United States federal income tax consequences of the Offer or the ownership and disposition of Agnico-Eagle Shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a "functional currency" other than the United States dollar; (d) U.S. Holders that are liable for the alternative minimum tax under the Code; (e) U.S. Holders that own Riddarhyttan Shares or Agnico-Eagle Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Riddarhyttan Shares or Agnico-Eagle Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Riddarhyttan Shares or Agnico-Eagle Shares other than as a capital asset within the meaning of Section 1221 of the Code; and (h) U.S. Holders that own, directly or indirectly, 5% or more, by voting power or value, of the outstanding shares of Agnico-Eagle or of Riddarhyttan. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the United States federal, United States state and local, and foreign tax consequences of the Offer and the ownership, and disposition of Agnico-Eagle Shares.

        If an entity that is classified as partnership (or "pass-through" entity) for United States federal income tax purposes holds Riddarhyttan Shares or Agnico-Eagle Shares, the United States federal income tax consequences to such partnership (or "pass-through" entity) and the partners of such partnership (or owners of such "pass-through" entity) generally will depend on the activities of the partnership (or "pass-through" entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (and owners of "pass-through" entities) for United States federal income tax purposes should consult their own tax advisor regarding the United States federal income tax consequences of the Offer and the ownership and disposition of Agnico-Eagle Shares.

  Tax Consequences Other than United States Federal Income Tax Consequences Not Addressed

        This summary addresses solely the United States federal income tax consequences of the Offer and does not address the United States state and local, United States estate and gift, or foreign tax consequences to U.S. Holders of the Offer and the ownership and disposition of Agnico-Eagle Shares. Each U.S. Holder should consult its own tax advisor regarding the United States state and local and foreign tax consequences of the Offer and the ownership and disposition of Agnico-Eagle Shares.

Certain United States Federal Income Tax Consequences of the Offer

        If a U.S. Holder accepts and participates in the Offer, it is expected that:

  (a)
  the U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the Agnico-Eagle Shares received by such U.S. Holder pursuant to the Offer plus the amount of any cash received in lieu of any fractional entitlement to Agnico-Eagle Shares and (ii) the adjusted tax basis of the U.S. Holder in the Riddarhyttan Shares exchanged;

  (b)
  the U.S. Holder's tax basis in the Agnico-Eagle Shares acquired in exchange for Riddarhyttan Shares pursuant to the Offer will equal the fair market value of the Agnico-Eagle Shares on the date of receipt; and

  (c)
  the U.S. Holder's holding period for the Agnico-Eagle Shares acquired in exchange for Riddarhyttan Shares pursuant to the Offer will begin on the day after the date of receipt.

        The gain or loss described in paragraph (a) above generally will be U.S. source capital gain or loss, and will be long-term capital gain or loss if the Riddarhyttan Shares have been held for more than one year, subject to the discussion below regarding Passive Foreign Investment Companies. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations.

        The amount of any Swedish krona received by a U.S. Holder in lieu of any fractional entitlement to Agnico-Eagle Shares generally will be translated into U.S. dollars for purposes of calculating the gain or loss described above using the spot exchange rate applicable on the date of the sale of the Agnico-Eagle Shares that are sold in lieu of creating fractional entitlements. A subsequent disposition of any foreign currency received will generally give rise to ordinary income or loss. A U.S. holder should consult its own tax advisor regarding the United States federal income tax consequences of acquiring, holding and disposing of foreign currency.

  U.S. Holders that Participate in the Limited U.S. Cash Alternative or the Compulsory Acquisition

        A U.S. Holder who is eligible to participate and who exercises the right to participate in the limited U.S. cash alternative or who receives cash for Agnico Shares in the Compulsory Acquisition will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received by the U.S. Holder (other than amounts, if any, received in the Compulsory Acquisition that are or are deemed to be interest for United States federal income tax purposes, which amounts will be taxed as ordinary income) and (ii) the adjusted tax basis of the U.S. Holder in the Riddarhyttan Shares.

        This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Riddarhyttan Shares have been held for more than one year, subject to the discussion below regarding Passive Foreign Investment Companies.

        With respect to any amounts paid pursuant to the Compulsory Acquisition that are taxable as interest for United States federal income tax purposes, a U.S. Holder who pays Swedish income tax with respect to this interest income may be eligible to receive a deduction or a credit for any Swedish income tax paid. See "— Foreign Tax Credits for Swedish Taxes Paid or Withheld" below.)

        The amount of any Swedish krona received by a U.S. Holder as part of the limited U.S. cash alternative or the Compulsory Acquisition generally will be translated into U.S. dollars for purposes of calculating the gain or loss described above using the spot exchange rate applicable on the date of the sale of the Agnico-Eagle Shares. A subsequent disposition of any foreign currency received will generally give rise to ordinary income or loss. A U.S. Holder should consult its own tax advisor regarding the United States federal income tax consequences of acquiring, holding and disposing of foreign currency.

  Foreign Tax Credits for Swedish Taxes Paid or Withheld

        A U.S. Holder that pays (whether directly or through withholding) Swedish income tax in connection with the Offer may be entitled to elect to receive either a deduction or a credit for U.S. federal income tax purposes. There are significant and complex limitations that apply to the foreign tax credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder's U.S. federal income tax liability that the U.S. Holder's "foreign source" taxable income bears to the U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source". Gain on the disposition of Riddarhyttan Shares generally will be U.S. source gain for purposes of applying the foreign tax credit rules, unless the gain is subject to tax in Sweden and is resourced as foreign source gain under the provisions of the Sweden-U.S. Tax Convention.

  Passive Foreign Investment Company

        Certain United States income tax legislation contains rules governing "Passive Foreign Investment Companies" ("PFIC") which can have significant adverse tax effects on U.S. Holders of shares of foreign corporations. Section 1297 of the Code defines a PFIC as a corporation that is not formed in the United States if, for any taxable year, either (a) 75% or more of its gross income is "passive income" or (b) the average percentage, by fair market value, of its assets that produce or are held for the production of "passive income" is 50% or more. "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. U.S. Holders owning common shares of a PFIC are subject to the highest rate of tax on ordinary income in effect for the applicable taxable year and to an interest charge based on the value of deferral of tax for the period during which the common shares of the PFIC are owned with respect to certain "excess distributions" on and dispositions of PFIC stock under Section 1291 of the Code.

        If Riddarhyttan is or has been a PFIC at any time during a U.S. Holder's holding period, unless such U.S. Holder has made a timely "qualified electing fund" election or a "mark to market" election with respect to its ownership of the Riddarhyttan Shares, any gain recognized as a result of such holder's participation in the Offer or the limited U.S. cash alternative or in the Compulsory Acquisition will be treated as an "excess distribution", which will cause such gain to be subject to the highest rate of tax on ordinary income in effect and to an interest charge. U.S. Holders are strongly urged to consult their own advisors as to the status of Riddarhyttan as a PFIC under the U.S. tax rules and the potential impact of such status on the tax consequences to them of the Offer.

  Information Reporting: Backup Withholding Tax

        Taxable payments made pursuant to the Offer and payments made within the United States, or by a United States payor or United States middleman, of dividends on, and proceeds arising from certain sales or other taxable dispositions of, Agnico-Eagle Shares generally will be subject to information reporting and backup withholding tax, currently at the rate of 28%, if a U.S. Holder (a) fails to furnish the U.S. Holder's correct United States taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect United States taxpayer identification number, (c) is notified by the IRS that the U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that the U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified the U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the United States backup withholding tax rules will be allowed as a credit against a

U.S. Holder's United States federal income tax liability, if any, or will be refunded, if the U.S. Holder furnishes the required information to the IRS. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

United States Federal Income Tax Consequences of Ownership and Disposition of Agnico-Eagle Shares Received Pursuant to the Offer

  Distributions on Agnico-Eagle Shares

  General Taxation of Distributions

        A U.S. Holder that receives a distribution (including a constructive distribution) with respect to Agnico-Eagle Shares will be required to include the amount of the distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from the distribution) to the extent of the current and/or accumulated "earnings and profits" of Agnico-Eagle, as determined under United States federal income tax rules. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of Agnico-Eagle, the distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in the Agnico-Eagle Shares and, (b) thereafter, as gain from the sale or exchange of the Agnico-Eagle Shares. See "— Disposition of Agnico-Eagle Shares" below.

  Reduced Tax Rates for Certain Dividends

        For taxable years beginning before January 1, 2009, a distribution paid by Agnico-Eagle that is included in income as a dividend generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) Agnico-Eagle is a "qualified foreign corporation" (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) the dividend is paid on Agnico-Eagle Shares that have been held by the U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the "ex-dividend date" (i.e., the first date that a purchaser of such Agnico-Eagle Shares will not be entitled to receive the dividend).

        Agnico-Eagle generally will be a "qualified foreign corporation" under Section 1(h)(11) of the Code (a "QFC") if (a) Agnico-Eagle is incorporated in a possession of the United States, (b) Agnico-Eagle is eligible for the benefits of the Canada-U.S. Tax Convention, or (c) Agnico-Eagle Shares are readily tradeable on an established securities market in the United States. However, even if Agnico-Eagle satisfies one or more of these requirements, Agnico-Eagle will not be treated as a QFC if Agnico-Eagle is a "passive foreign investment company" for the taxable year during which Agnico-Eagle pays a dividend or for the preceding taxable year. Agnico-Eagle believes that it will qualify as a QFC for the tax year ending December 31, 2004. However, there can be no assurance that Agnico-Eagle will qualify as a QFC in future tax years. If Agnico-Eagle is not a QFC, a dividend paid by Agnico-Eagle to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex and each U.S. Holder should consult its own tax advisor regarding the dividend rules.

  Distributions Paid in Foreign Currency

        The taxable amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the United States dollar value of the distribution based on the exchange rate applicable on the date of receipt of the distribution. A subsequent disposition of any foreign currency received will generally give rise to ordinary income or loss.

  Dividends Received Deduction

        Dividends paid on the Agnico-Eagle Shares generally will not be eligible for the "dividends received deduction" available to United States corporate shareholders receiving dividends from United States corporations.

  Foreign Tax Credit

        A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Agnico-Eagle Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for U.S. federal income tax purposes.

  Disposition of Agnico-Eagle Shares

        A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Agnico-Eagle Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) the U.S. Holder's adjusted tax basis in the Agnico-Eagle Shares sold or otherwise disposed. Any such gain or loss generally will be U.S. source capital gain or loss, which will be long-term capital gain or loss if the Agnico-Eagle Shares have been held for more than one year.

  Passive Foreign Investment Company

        Agnico-Eagle believes that it will not be considered a PFIC for its taxable year ending December 31, 2004. However, there can be no assurance that Agnico-Eagle will not be considered a PFIC for any future taxable year. There can be no assurance that Agnico-Eagle's determination concerning its PFIC status will not be challenged by the IRS.

Certain Canadian Federal Income Tax Consequences

        The following describes the principal Canadian federal income tax consequences of holding Agnico-Eagle Shares acquired pursuant to the Offer generally applicable to a shareholder of Riddarhyttan who, at all relevant times, for purposes of the Income Tax Act (Canada) (the "Tax Act") and any applicable income tax treaty or convention, is not and is not deemed to be resident in Canada, will hold such Agnico-Eagle Shares as capital property, deals with Agnico-Eagle at arm's length, is not affiliated with Agnico-Eagle, and will not use or hold such Agnico-Eagle Shares in a business carried on in Canada (a "Non-Resident shareholder"). This summary does not apply to a non-resident insurer carrying on business in Canada and elsewhere.

        This summary is based on the current provisions of the Tax Act and the regulations thereunder in force as of the date hereof and counsel's understanding, based on publicly available published materials, of the current administrative practices of the Canada Revenue Agency. This summary takes into account all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, although there is no certainty that such proposals will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law or administrative practice whether by legislative, regulatory, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ significantly from those discussed herein.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective Non-Resident shareholders should consult their own tax advisors having regard to their own particular circumstances, including the application and effect of the income and other taxes of any country, province, territory, state or local tax authority.

        A Non-Resident shareholder will not be liable for Canadian tax on a disposition of an Agnico-Eagle Share unless such share constitutes "taxable Canadian property" that is not "treaty-protected property" to the Non-Resident shareholder. An Agnico-Eagle Share generally will not constitute taxable Canadian property to a Non-Resident shareholder at a particular time provided the Agnico-Eagle Shares are listed on a prescribed stock exchange (which includes the TSX and the NYSE) at that time and the Non-Resident shareholder, persons with whom the Non-Resident shareholder does not deal at arm's length, or the Non-Resident shareholder together with such persons, have not owned 25% or more of the issued shares of any class or series of Agnico-Eagle at any time during the 60-month period that ends at the particular time.

Non-Resident shareholders whose Agnico-Eagle Shares may constitute taxable Canadian property should consult their own tax advisors for advice regarding their liability for Canadian tax on any disposition thereof having regard to their particular circumstances.

        Dividends paid or deemed paid to a Non-Resident shareholder on the Agnico-Eagle Shares will be subject to Canadian withholding tax at a rate of 25%, which rate may be reduced under the provisions of an applicable income tax treaty. By way of example, the rate of withholding tax on dividends paid to a person who is a resident of the United States for purposes of the Canada–United States Income Tax Convention, and dividends paid to a person who is a resident of Sweden for purposes of the Canada-Sweden Income Tax Convention, is generally reduced to 15%. In certain circumstances, tax-exempt organizations in the United States may not be subject to Canadian withholding tax in accordance with the Canada-United States Income Tax Convention, and such organizations should consult their own tax advisors in this regard.

OTHER INFORMATION

The Toronto Stock Exchange

        The TSX originated in 1852 and is Canada's largest stock exchange. The shares of over 1,400 companies are traded on the TSX. Daily average share volume during 2004 was in excess of 240 million shares.

        The TSX is an electronic agency auction market. An investor wishing to buy or sell securities at the current market price, places an order with a broker that trades in shares listed on the TSX. Alternatively, an investor wishing to buy or sell securities at a specified price may place a limit order with the broker. The broker enters the order, which is posted on the TSX's computer assisted trading system. Buy orders and sell orders are matched in accordance with the TSX rules. Certain members of the TSX act as market makers in particular securities in order to enhance liquidity. Prices are determined by supply and demand.

The New York Stock Exchange

        The NYSE originated in 1792 and is the largest stock market in the world. It is registered as a national securities exchange under the Exchange Act. The shares of over 2,800 companies, including 400 non-U.S. companies, are traded on the NYSE. Daily average share volume during 2004 was in excess of 1.4 billion shares.

        The NYSE is an agency auction market in which all buy and sell orders for each stock are sent to a specialist at an assigned location on the trading floor. The specialist presents the order to a wide range of buyers and sellers. Prices are determined by supply and demand.

        An investor wishing to buy or sell a stock at the current market price places an order with a broker. The broker sends the order to the trading floor where a floor broker takes it to the specialist for that stock. The specialist has all the orders for the particular stock. The specialist shows the order in the market and executes it at the best possible price. An investor wishing to buy or sell a certain number of shares at a specified price places a limit order with the broker.

Certain Differences Between Ontario and Swedish Laws

        The rights of holders of Riddarhyttan Shares are currently governed by the laws of Sweden, particularly the Swedish Companies Act, Riddarhyttan's articles of association ("Riddarhyttan's Articles") and by the NBK Rules. As a result of the Offer and the subsequent transactions, holders of Riddarhyttan Shares will have the rights and privileges of such shares governed by the OBCA, Agnico-Eagle's articles of arrangement ("Agnico-Eagle's Articles"), as amended, Agnico-Eagle's By-laws and by the securities law applicable in Ontario. While the rights and privileges of shareholders of an OBCA company such as Agnico-Eagle are, in many instances, comparable to those of shareholders of a Swedish company such as Riddarhyttan, there are material differences.

        The following is a summary of the material differences between the rights of holders of Riddarhyttan Shares and those of holders of Agnico-Eagle Shares at the date hereof. This summary does not purport to be complete or to identify all differences that may, under given factual situations, be material to shareholders and is qualified in its entirety by reference to the laws of Sweden and Ontario (and other law or rules cited herein).

Pre-Emptive Rights

        The OBCA provides that shareholders may have a pre-emptive right in respect of new issuances if the company's articles so provide. Agnico-Eagle's Articles do not provide for pre-emptive rights.

        Under the laws of Sweden, existing shareholders have pre-emptive rights to subscribe for new issuances against payment in cash of shares and debt instruments convertible into shares or debt instruments with warrants carrying rights to subscribe for new shares, in proportion to their shareholdings, unless the resolution for the issuance itself or the articles provide otherwise. A resolution to issue, approve or authorize the issuance for cash of new shares or convertible debt instruments or debt instruments with warrants carrying rights to subscribe for new shares requires a two-thirds majority of the votes cast as well as of all the shares represented at the shareholders' meeting if the pre-emptive right for existing shareholders is waived.

        In the event that directors or employees of the company or parties related to such persons shall have the right to subscribe for securities in such an issuance, the majority requirement is nine-tenths of votes cast as well as of all the shares represented at the shareholders' meeting.

Changes in Share Capital

        Under the OBCA, new issuances of shares from treasury do not require, as a general rule, a resolution by the shareholders of the company. However, in some circumstances, such as when a new issuance materially affects the control of the company, was not negotiated at arm's length or is of such nature as to make shareholder approval desirable, shareholder approval may be required under the rules of the TSX.

        Under the OBCA, a company may redeem, purchase or otherwise acquire its shares unless there are reasonable grounds for believing that the company is, or would after the purchase be, unable to pay its liabilities as they become due or the realizable value of its assets after the purchase be less than the aggregate of the company's liabilities and stated capital of all classes of shares. Unless the articles provide otherwise, a directors' resolution is sufficient for a company to redeem, purchase or otherwise acquire its shares. The securities laws of Ontario restrict the ability of a public company, such as Agnico-Eagle, to selectively repurchase its securities. Open market purchases of securities by Agnico-Eagle (for instance, normal course issuer bids) may be effected provided that such purchases do not exceed prescribed annual limits. Otherwise, issuer bid purchases must be made pursuant to an offer extended on identical terms to all holders of the subject securities.

        A company may reduce its stated capital upon the approval of the shareholders by special resolution provided that there are no reasonable grounds for believing that the company would be unable to pay its liabilities as they become due or the realizable value of the company's assets would be less than the aggregate of its liabilities as a result of such reduction. A company may also increase its total stated capital by capitalizing its surplus; however, in some circumstances, such a step may require shareholder approval by special resolution.

        Under the laws of Sweden, changes to the share capital require, as a general rule, a resolution by the shareholders. The board of directors may be granted a specific authority (valid until the next annual shareholders' meeting), within certain limits, to issue new shares. Without such authority, the board of directors may pass a resolution to issue new shares subject to the subsequent approval of the shareholders.

        Under the laws of Sweden, redemption is one of several methods to reduce a company's share capital. Normally, a redemption procedure requires the approval of a Swedish court when such redemption is proposed, among other things, for the purpose of making a repayment to shareholders. A resolution to redeem any or all of the outstanding share capital generally requires a two-thirds majority of the votes cast as well as of all the shares represented at the shareholders' meeting, with certain exceptions, including a redemption which adversely affects the rights of the holders of a class of shares, in which case the majority thresholds are higher. However, companies whose articles provide that the share capital may be reduced through the redemption of shares can reduce share capital by a resolution passed by a simple majority of the votes cast at a shareholders' meeting or, if permitted by the articles, by a resolution of the board of directors. The articles will only include such a provision if the share capital is specified as having a maximum and a minimum, which allows the share capital to be increased up to the maximum or reduced to the minimum without amending the articles. Shares may not be redeemed to such an extent that the restricted equity of the company is not fully covered after the redemption.

        The laws of Sweden limit the number of its own shares that a Swedish company may hold or acquire. As a general rule, only public companies whose shares are listed may acquire their own shares. A company may only repurchase its own shares if it (i) has sufficient free distributable reserves to pay the purchase price and (ii) the number of such shares (also taking into account shares held by subsidiaries) does not exceed 10% of the aggregate number of shares of the company. An acquisition of a company's own shares must be approved by a two-thirds majority of all votes cast as well as of all shares represented at a shareholders'

meeting in order to be valid. Selective share repurchases may only be made in accordance with an offer directed to all owners of shares of a certain class. In addition, repurchases of shares are subject to certain restrictions promulgated by the NBK. Shares held by the company or its subsidiaries do not carry any rights to vote at the shareholders' meeting and shall be disregarded when calculating the majority and when certain provisions in law or the company's articles of association require a certain shareholding. Shares held by the company and its subsidiaries are not entitled to the economic benefits that generally apply to the holding of shares in the company.

Voting Rights and Amendment of Articles

        Under the OBCA, matters to be voted on by shareholders must generally be approved by a simple majority cast in respect of a company's shares held by persons present in person or by proxy, voting together as a single class. However, extraordinary corporate actions, such as certain amalgamations, continuances, sales of substantially all the assets of a company, liquidations or dissolutions and, if ordered by the court, arrangements require authorization by special resolution or by the written consent of each shareholder entitled to vote on the resolution. To be valid, a special resolution must be passed by a majority of not less than two-thirds of the votes cast by the holders of all voting shares entitled to vote on the resolution and, if such amendment affects certain rights of holders of a particular class of shares, a separate special resolution of those holders approved by the same vote as to such particular class.

        Amendments to a company's articles generally require approval by special resolution. However, the board of directors of a company may, by resolution, make, amend or repeal any by-laws that regulate its business or affairs. The directors are required to submit a by-law, amendment or a repeal of a by-law, to the shareholders at the next meeting of shareholders and the shareholders may, by a resolution passed by a majority of votes cast, confirm, reject or amend the by-law amendment or repeal. A by-law, or an amendment or a repeal of a by-law, is effective from the date of the resolution of the directors until it is confirmed as amended or rejected by the shareholders of Agnico-Eagle, or, if not submitted for approval at the next meeting of shareholders, until the date of such meeting.

        Under the laws of Sweden, each shareholder is generally entitled to cast one vote for each share held by such shareholder at a shareholders' meeting. As a general rule, resolutions are passed by a simple majority of the votes cast. However, certain resolutions, including but not limited to amendments of the articles of association, require special quorums and majorities. A resolution to amend the articles of association generally requires a majority of two-thirds of the votes cast as well as two-thirds of all of the shares represented at the meeting. However, certain amendments of the articles of association and other decisions may require up to nine-tenths of the votes cast and shares represented at the meeting and in certain cases even unanimity (sometimes within a particular class of shares) and quorums of up to nine-tenths of all shares outstanding (sometimes within a particular class of shares).

        In addition, for companies listed on the Stockholm Stock Exchange or other authorized stock market, shareholder approval is required for transactions such as a disposal of shares in a subsidiary of the listed company if such shares are acquired by directors or employees (or certain related parties to such persons) of the listed company or a company within the same group. Such a disposal requires the approval of the shareholders through a majority of at least nine-tenths of the votes cast and nine-tenths of the shares represented at a shareholders' meeting of the listed company. Companies listed on the Stockholm Stock Exchange are required under the Stockholm Stock Exchange's rules concerning certain buy-outs of businesses or shares from listed companies, to refer material transactions, such as disposals of businesses, to a shareholders' meeting if the business is to be acquired by any of the persons referred to above. Such a disposal requires the approval of the shareholders by a simple majority of the votes cast. See also "— Changes in Share Capital" above.

Election and Removal of Directors

        Under the OBCA, the members of the board of directors are elected by a plurality of votes of the shareholders at a shareholders' meeting to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election. Under Agnico-Eagle's Articles, the term for directors elected to the board is until the next annual general meeting of shareholders. A quorum of directors may fill a vacancy among the directors except a vacancy resulting from an increase in the maximum number of directors of Agnico-Eagle, or from a failure to elect the minimum number of directors required to be elected at any meeting of shareholders. In accordance with the provisions of the OBCA, the shareholders of Agnico-Eagle have passed a special resolution permitting the directors to determine the number of directors of Agnico-Eagle, subject to the minimum and maximum number of directors set out in Agnico-Eagle's Articles. Where such a special resolution has been passed, the OBCA permits the directors to increase the number of directors and to appoint additional directors to fill the vacancies created by that increase, so long as the total number of directors after such appointment is not greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders. The shareholders of Agnico-Eagle may by ordinary resolution at a special meeting remove any director or directors from office.

        Under the laws of Sweden, the members of the board of directors are elected by a plurality of votes at a shareholders' meeting, normally at the annual general meeting of shareholders, and they are normally elected to hold office until the end of the following annual general meeting of shareholders. Re-election of a board member is permitted for an unlimited number of consecutive terms. There is no legal right of minority shareholders to appoint a representative to the board of directors. Apart from the members of the board of directors who are elected at a general meeting of shareholders, the laws of Sweden give a right to the relevant trade union to appoint three additional directors, if the company is active in more than one industry and has more than 1,000 employees in Sweden, and two directors if the company is active in only one industry and has more than 25 employees, as well as deputy directors for such directors, to represent the employees. The term of office of a member of the board of directors can be terminated before the end of the following annual general meeting upon the relevant director's request or by resolution passed by a majority vote at a general meeting of shareholders. If deputy directors have been elected at a general meeting of shareholders, vacancies on the board may be filled by such deputies.

Composition and Responsibilities of the Board of Directors

        Under the OBCA, the Agnico-Eagle board of directors must have not fewer than three members, at least one-third of whom are not officers or employees of Agnico-Eagle or its affiliates. Under Agnico-Eagle's Articles, the minimum number of directors is five and the maximum number of directors is 12. A majority of directors of Agnico-Eagle must be resident Canadians under the OBCA and, except in limited circumstances, directors may not transact business at a meeting of directors (or a committee of directors) at which a majority of the directors present are not resident Canadians under the OBCA.

        The board of directors is required to manage or supervise the management of the business and affairs of the company. This power can only be restricted, in whole or in part, by a unanimous shareholder agreement. The shareholders are the company's owners but not the company's managers and exercise their control over the company by electing directors. Subject to the articles, the by-laws and any unanimous shareholder agreement, the directors of a company are authorized to designate the offices of the company, appoint officers, specify their duties and delegate to them powers to manage the business and affairs of the company, except that certain decisions such as declaring dividends, approving financial statements, submitting matters to shareholders for approval and appointing or removing the chief financial officer, the president or the chair of the company may not be delegated.

        Directors of a company governed by the OBCA owe fiduciary obligations to such company. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "care" and "loyalty". The duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty is the duty to act honestly and in good faith in a manner which the directors reasonably believe to be in the best interests of the company.

        Under the laws of Sweden, Riddarhyttan's Articles must specify the number or the maximum and minimum number of directors and alternate directors. A public company must have a board of directors consisting of at least three directors. At least half of the members of the board of directors must be residents of a country within the European Economic Area unless an exception is granted. Riddarhyttan's Articles state that the board of directors shall consist of a minimum of four and a maximum of eight directors with a maximum of two deputy directors.

        A Swedish limited liability company is operated through a board of directors. At least half of the members of the board must reside within the European Economic Area, unless otherwise approved by the Swedish Government.

        One of the board members serves as chairman of the board. The chairman shall lead the board's work, ensure that the board fulfils its allocated tasks and that board meetings are held when required. There is no distinction made between executive and non-executive board members. In principle, all board members, irrespective of their qualifications, enjoy equal rights and duties on the board.

        The board of directors is responsible for the organization of the company and the overall management of the company's activities. The board shall, in particular, ensure that the organization of the company in respect of accounting and management of funds includes satisfactory control. The board is generally obligated to abide by and give effect to resolutions by the shareholders' meeting. This normally applies also when the shareholders pass a resolution within the scope of the board's authority. However, the shareholders may not pass such resolutions to such an extent that the board is stripped of its authority to function as the corporate body responsible for the overall management of the company's activities.

        With respect to public companies, a managing director shall be appointed. The managing director must reside within the European Economic Area, unless otherwise approved by the Swedish Government. The managing director may, but is not required to be, a member of the board of directors. The managing director handles the day-to-day management of the company in accordance with the guidelines and instructions laid down by the board of directors. The managing director is further responsible for ensuring that the company's accounts are maintained in accordance with applicable law and that the management of funds is conducted in a sound manner.

        The board shall on an annual basis prepare written instructions setting out the allocation of tasks between board members, how often the board shall meet and to what extent deputy board members shall participate in the board's tasks. The board is also required to issue specific instructions in writing to the managing director and other permanent company bodies which the board may put in place (e.g. audit committee and nomination committee). The written instructions shall clarify the division of responsibilities between the board and the managing director and other company bodies. However, the written instructions can never relieve the board of its overall responsibility for the company's management.

        A board member or the managing director may not take part in the handling of matters between himself and the company. Nor may he take part in matters between the company and third parties, where he is authorized to represent such parties or where he has a material interest in the matter that may conflict with the interests of the company.

        Furthermore, the board of directors or other representatives of the company may not approve a transaction or measure that can be expected to provide undue advantage to a shareholder or other person to the disadvantage of the company or another shareholder.

        A member of the board of directors or a managing director who, in the performance of his duties, intentionally or negligently causes damage to the company is liable for such damage. The same applies where damages are caused to a shareholder or other person as a consequence of a breach of provisions of the Swedish Companies Act, the Swedish Annual Report Act or the articles of association.

Minority Rights

        The OBCA provides that shareholders of a company entitled to vote on the following matters are entitled to exercise a dissent right and to be paid the fair value of their shares in connection therewith:

  (a)
  any amalgamation with another company (other than with certain affiliated companies);

  (b)
  an amendment to the company's articles to add, change or remove any provision restricting the issue, transfer or ownership of shares;

  (c)
  an amendment to the company's articles to add, change or remove a restriction upon the business or businesses that the company may carry on or upon the powers that the company may exercise;

  (d)
  a discontinuance under the laws of another jurisdiction;

  (e)
  a sale, lease or exchange of all or substantially all of the property of the company in the ordinary course of business;

  (f)
  a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the company; and

  (g)
  certain amendments to the articles of the company which require a separate class or series vote, provided that the shareholder is not entitled to dissent if an amendment to the articles is effected by court order approving a reorganization or court order made in connection with an action for an oppression remedy.

        See also "— Oppression Remedy" and "— Derivative Action" below.

        Under the Swedish Companies Act, minority shareholders have certain rights to protect them from detrimental acts of the majority. The exercise of most rights presupposes the control of at least 10% of the shares by collaborating shareholders. A special auditor may be appointed by the County Administration Board upon request from the owners of at least 10% of the shares, or one-third of the shares represented at the general meeting. Where a company is a subsidiary and is owned by one or more companies in the same group which together own more than 90% of the shares and 90% of the voting rights of such subsidiary, the parent company and the holders of the remaining shares have a mutual right to raise a claim for the remaining shares to be redeemed by the parent company.

        Shareholders holding at least 10% of the shares of a company have the right to request that an extraordinary general meeting is convened. In addition, each shareholder may require that an item be added to the agenda for a general meeting, provided that the request is made in time to be included in the notice to the meeting.

        Pursuant to the Swedish Companies Act, a general meeting of shareholders may not adopt any resolution, which is likely to give an undue advantage to a shareholder or to a third party to the detriment of the company or other shareholders of the company. Neither may the Board or other representatives of the company undertake legal actions or other measures which are likely to give an undue advantage to a shareholder or to a third party to the detriment of the company or other shareholders of the company.

Oppression Remedy

        The OBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by (a) a present or former registered holder or beneficial owner of securities of a company or any of its affiliates, (b) a present or former officer or director of the company or any of its affiliates, or (c) any other person who in the discretion of the court is a proper person to make such application, that:

  (a)
  any act or omission of the company or of its affiliates effects, or threatens to effect, a result,

  (b)
  the business or affairs of the company or any of its affiliates are, have been, or are threatened to be, carried on or conducted in a manner, or

  (c)
  to the powers of the directors of the company or any of its affiliates are, have been, or are threatened to be, exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer of the company.

        Under the OBCA, it is not necessary to establish that the directors of a company acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the company to pay the interim costs of a complainant seeking an oppression remedy, including all legal fees and disbursements, but the complainant may be held accountable for such interim costs on final disposition of the complaint.

        The laws of Sweden do not provide specifically for an oppression remedy.

Derivative Action

        Under the OBCA, a complainant may apply to the court (as defined in the OBCA) for leave to bring an action in the name of and on behalf of a company or any subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. No action may be brought and no intervention in an action may be made unless the court is satisfied that:

  (a)
  the complainant has given 14 days' notice to the directors of the company or its subsidiary of the complainant's intention to apply to the court and if the directors of the company or its subsidiary do not bring, diligently prosecute or defend or discontinue the action,

  (b)
  the complainant is acting in good faith, and

  (c)
  it appears to be in the interest of the company or its subsidiary that the action be brought, prosecuted, defended or discontinued.

        Where a complainant makes an application without having given the required notice, the OBCA permits the court to make an interim order pending the giving of such notice, provided that the complainant can establish that at the time it sought the interim order it was not expedient to give the required notice.

        Under the OBCA, the court in a derivative action may make any order it thinks fit and order a company or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

        Shareholders representing at least one-tenth of all outstanding shares in a Swedish company may bring a suit for damages on behalf of the company and such shareholders have the right to pay the litigation costs out of the amount received by the company as a result of the suit.

Auditors

        Under the OBCA, the shareholders appoint one or more auditors at each annual meeting to hold office until the close of the next annual meeting and the shareholders may by resolution passed by a majority of the votes cast at a special meeting duly called for the purpose, remove an auditor before the expiration of the auditors' term of office. A person is disqualified from being an auditor if the person is not independent of the company, all of its affiliates, or the directors or officers of the company and its affiliates.

        Under the laws of Sweden, at least one auditor is appointed at the annual general meeting of shareholders. One or more, but not all, auditors may be appointed by other means, if so stated in the articles of association. An auditor's term runs for four years and expires at the end of the annual general meeting held during the fourth financial year after the election. One or more deputy auditors may be appointed. If owners of one-tenth of all shares or one-third of the share represented at a general meeting of shareholders vote in favour of a proposal to appoint an additional auditor to participate in the audit with the regular auditor or auditors, the County Administration shall, at the request of a shareholder, appoint such an additional auditor. A person may not be appointed as auditor of a company or its affiliates if that person is not independent of the company and its affiliates.

Mergers and Amalgamations

        Under the OBCA, two or more companies, including holding or subsidiary companies, may amalgamate and continue as one company by entering into an amalgamation agreement containing prescribed terms and conditions. The amalgamation agreements must be approved at a meeting of the shareholders of each of the amalgamating companies by a special resolution of the holders of the shares of each class or series entitled to vote thereon. A company may also amalgamate with another company pursuant to a plan of arrangement which requires court approval before it is effective and, subject to any court order, must be approved by a special resolution of shareholders and, if the arrangement, had it been contained in a proposal to amend articles, would have entitled such holders to vote separately as a class or series of any class or series of shares, by special resolution of the holders of shares of each class or series entitled to vote separately thereon. A company may then apply to the court for an order approving the arrangement as proposed by the company.

        Under the laws of Sweden, a merger may occur between a transferee company and one or more transferor companies (absorption) or between one or more transferor companies through the incorporation of a new transferee company (consolidation). The board of directors of the transferor company or companies and, where the merger is to be effected by absorption, the board of directors of the transferee company shall prepare and sign a joint merger plan. The merger plan shall include information on, among other things, the details of the companies, the payment conditions on the merger consideration, planned time for dissolution, any rights in the transferee company which will vest in holders of warrants, convertible debentures and similar securities in the transferor company or companies. The merger plan must be approved by the auditors of the companies and at a general meeting of shareholders where shareholders representing at least two-thirds of the votes cast and two-thirds of the shares represented at the meeting approve of the plan. However, under certain circumstances the unanimous approval of the shareholders present at a general meeting of shareholders, representing at least nine-tenths of all shares, is required.

Liquidation and Bankruptcy

        Under the OBCA, the shareholders of a company may by special resolution require the company to be wound up voluntarily. In addition, a court may also at any time after the affairs of a company have been fully wound up, upon the application of an interested person, make an order dissolving the company. Holders of Agnico-Eagle Shares will share rateably as a single class in assets available for distribution to holders of Agnico-Eagle Shares upon the distribution of assets in the event of a liquidation, dissolution or winding-up of a company, whether voluntary or involuntary, or any other distribution of the assets of a company for the purposes of winding up its affairs after payment in full of the amounts required to be paid to holders of preference shares, if any.

        Under the laws of Ontario, a company may become bankrupt by making an assignment for the general benefit of its creditors, by filing a proposal to its creditors which is refused by its creditors or not approved by the court or by the granting of a receiving order or the petition of one or more of the company's creditors. When a debtor becomes bankrupt, a trustee in bankruptcy is appointed and all of the debtors vest in the debtor's trustee in bankruptcy to be sold and the proceeds distributed to the debtor's creditors in priority determined by applicable statutes.

        Under the laws of Sweden, the meeting of the shareholders may, by a simple majority, decide upon a liquidation of the company. If the company's equity is less than half of its registered share capital and the equity has not within eight months increased to equal the registered share capital, the company shall be put into liquidation. In addition, the registration authority may put the company into liquidation if the company fails to comply with certain provisions of its articles of association or statutory requirements.

        If a company becomes unable to pay its debts as they fall due, it shall be put into insolvent liquidation (bankruptcy). An application for bankruptcy may be made to the relevant court, either by the company or by a creditor. The court will appoint an administrator to sell all assets and distribute the proceeds to the creditors in priority determined by applicable statutes.

Mandatory Bid Requirements and Take-Over Bid Rules

        A person or company must comply with the take-over bid provisions of the Securities Act (Ontario) if such a person or company makes an offer to acquire outstanding voting or equity securities of a class to any person or company in Ontario or to any security holder of the target company whose last address as shown on the books of the target company is in Ontario where the securities subject to the offer, together with the offeror's outstanding securities and those of any party acting in concert with the offeror, constitute in total 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. The take-over bid requirements require, among other things, that the take-over bid be made to all shareholders for identical consideration. A take-over bid circular containing the terms of the offer must also be sent to all shareholders. An offer to acquire will be exempt from take-over bid requirements if, among others things:

  (a)
  the offer is for not more than 5% of the outstanding securities of a class of securities of the issuer for any 12-month period at a price not greater than the simple average closing price of the securities during the 20 business days prior to the date of the offer;

  (b)
  the securities are acquired from not more than five persons, the offer is not made generally to security holders of the class of securities subject to the offer, and the consideration offered does not exceed 115% of the simple average closing price of the securities during the 20 business days prior to the date of the offer; or

  (c)
  the number of shareholders in Ontario subject to the bid is fewer than 50 and the securities held by such holders constitute in total less than 2% of the outstanding securities of that class, the bid is made in compliance with the laws of a recognized jurisdiction, and all material relating to the bid that is sent to all holders of such securities whose last address shown on the books is Ontario.

        The Swedish NBK Rules are not statutory law, but are considered to represent good practice on the Swedish stock market, including the Stockholm Stock Exchange. The NBK has no enforcement powers of its own and consequently relies on banks and other supervised financial institutions and intermediaries not to assist companies who are violating the NBK Rules. Companies listed on the Stockholm Stock Exchange are bound by the NBK Rules through a reference in their listing contracts. The following is a summary of the main features of the NBK Rules relating to mandatory bids.

        Anyone who acquires shares in a company listed at a stock exchange or authorized stock market whereby the holding, after the acquisition, represents 30% or more of the votes of all shares in that company, is required to make a public offer to acquire all of the remaining shares in the company. The offer shall be made within four weeks after the acquisition unless the purchaser before this reduces his holding of shares below the 30% limit. The Securities Council (Aktiemarknadsnämnden) may grant exemptions from the requirement to make a public offer.

        For the purposes of the NBK Rules, shares held by a company within the same group as the purchaser or a member of the purchaser's family or anyone with whom the purchaser has agreed to take a long-term common position concerning the governance of the company, are regarded as shares held by the purchaser.

        The offer to purchase shares must be published in at least three nation-wide newspapers. The offer price shall be equal to the highest price the purchaser, or anyone related to the purchaser according to the definition above, has paid for the shares during the last six months.

Compulsory Acquisition of Shares

        Under the OBCA, an acquiror who has acquired not less than 90% of the securities of any class of securities (excluding securities held by such acquiror and any related parties) of another company within 120 days of making a take-over bid for such securities is entitled to acquire the remaining securities (compulsory, or minority, "squeeze-out" proceedings). A person whose shares are subject to a right of purchase may also require the 90% owner to purchase his/her shares. In the absence of an agreement regarding the price, shareholders whose securities are subject to the compulsory acquisition may apply to a court to determine the fair value of such securities.

        Under the Swedish Companies Act, if a parent company alone or together with one or more of its subsidiaries owns more than 90% of the issued share capital of a company and those shares represent more than 90% of the votes for all shares issued, the parent company is entitled to redeem the remaining shares of such company (compulsory acquisition). A person whose shares are subject to a right of compulsory acquisition may also require the parent company to acquire his/her shares. In the absence of an agreement regarding the price, an arbitral tribunal selected by the acquiror and the minority shareholders will determine the purchase price for the remaining shares. In the case of a compulsory acquisition initiated promptly or within a reasonable period of time following a public offer, the purchase price will generally be equal to the price paid to shareholders under the offer.

Meetings of Shareholders

        Under the OBCA, the directors of Agnico-Eagle must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting of Agnico-Eagle shareholders. If an annual meeting is not called at the required time by the directors, it may be called by the holders of not less than 5% of the issued and voting shares of Agnico-Eagle. If for any reason it is impracticable to call such a meeting or to conduct such a meeting in the manner prescribed by Agnico-Eagle's Articles, Agnico-Eagle's By-laws and the OBCA, any director or shareholder entitled to vote at such a meeting may apply to a court for an order calling such a meeting.

        Special meetings of shareholders may be called by the board of directors or the holders of not less than 5% of the issued and voting shares of Agnico-Eagle who request that the directors call a meeting of shareholders for the purposes stated in the request. If the request states a proper purpose and the directors do not call a meeting within 21 days after receiving the requisition, any shareholders who requested the directors to call the meeting may call the meeting.

        Under the OBCA, a shareholder entitled to vote at a meeting of shareholders may submit to Agnico-Eagle notice of any matter that the shareholder proposes to raise at the meeting, provided that the proposal is submitted to Agnico-Eagle at least 60 days before the anniversary date of Agnico-Eagle's previous annual meeting of shareholders, if the matter is proposed to be raised at an annual meeting, or at least 60 days before a meeting other than an annual meeting. Agnico-Eagle is required, subject to certain exceptions, to distribute the proposal and a supporting statement with the management information circular sent to shareholders to solicit proxies for the meeting.

        Notice of the time and place of a meeting of shareholders must be sent not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting, to each director and to each auditor. To determine which shareholders are entitled to receive notice of a meeting, the board of directors may fix a record date in advance, which must not precede the date of the meeting by more than 50 days or by less than 21 days.

        Every shareholder entitled to vote at a meeting of shareholders may appoint a proxyholder who need not be a shareholder as the shareholder's nominee to attend and act at the meeting in the manner, to the extent and with the authority conferred by the proxy. The management of a public company must send a form of proxy to each shareholder entitled to vote and, if soliciting proxies, a management information circular in prescribed form to the auditor and each shareholder whose proxy is being solicited. In addition, any person (other than management) soliciting proxies must send a dissident's information circular in prescribed form.

        Unless Agnico-Eagle's By-laws otherwise provide, a quorum of shareholders is present at a meeting if the holders of a majority of the shares entitled to vote at that meeting are present in person or represented by proxy. Agnico-Eagle's By-laws provide that a quorum at any meeting of shareholders shall be at least two persons present in person and personally holding or representing by proxy not less than a majority of the issued and outstanding Agnico-Eagle Shares entitled to vote at the meeting.

        According to the Swedish Companies Act, the annual general meeting of shareholders must be held annually, within six months following the end of each financial year. Extraordinary shareholders' meetings shall be held whenever the board of directors deems necessary, or when the auditors or the holders of not less than one-tenth of the shares issued request in writing that such a meeting shall be held for a specified purpose.

        Under the laws of Sweden, a shareholder is entitled to have a matter dealt with at a general meeting provided that written notice thereof is given to the board of directors no later than one week before the time when the notice convening the meeting may first be issued, or at least early enough to include the matter in the notice convening the meeting.

        In public companies, notices of annual general meetings of shareholders and extraordinary general meetings of shareholders called to amend the articles of a company must be given not more than six weeks and not less than four weeks prior to such meeting. Notices of other general meetings of shareholders are to be given not more than six weeks and not less than two weeks prior to such meeting. Notice is given by way of public announcement in the Swedish Official Gazette and in at least one nation-wide newspaper. In certain cases, notice of a general meeting is required to be mailed to all shareholders whose addresses are known to the company. The articles must state the way in which notice is to be given.

        To be entitled to attend and vote at a shareholders' meeting in a public, listed company, a shareholder must be registered as the legal owner of the relevant shares in the register of shareholders kept by VPC, on the tenth day prior to the meeting. A shareholder may attend and vote at the meeting in person or by proxy. A proxy must be in writing and state the date of issuance. A proxy is valid for not more than one year from its issuance. The articles may provide that a shareholder must give notice to the company of his/her intention to attend the meeting no later than the time set out in the notice of the meeting. Shareholders whose shares are registered with a nominee are not entitled to vote at a shareholders' meeting unless they first arrange, no later than 10 days prior to the meeting, to have their own names entered in the register of shareholders kept by VPC as holders of the shares. Each shareholder or proxy holder has the right to be accompanied at a meeting of the shareholders by not more than two advisors.

        Under the laws of Sweden, there are no quorum requirements to hold a general meeting (provided that one shareholder is present).

        For a description of how Swedish holders of Agnico-Eagle Shares may participate in Agnico-Eagle's shareholders' meetings following the completion of the Offer, see "Terms, Conditions and Instructions for Acceptance of the Offer — Information Regarding Agnico-Eagle Shares — Meetings of Shareholders".

Transfer of Shares

        In Canada, a share transfer occurs when a change in ownership of shares is recorded on the register of shareholders kept by or on behalf of the company issuing the shares. Most issuing companies use transfer agents to keep the registers of shareholders. To initiate a transfer of shares, the owners, their personal representative or agent, such as a lawyer or broker, has to send the shares and certain legal documents to the transfer agent with a request to process the transfer. The legal documents vary depending on the nature of the parties to the transfer — it may be the owners themselves or someone acting on their behalf. The most basic transfer is from one or more individuals to one or more other individuals or entities. To do the transfer, Riddarhyttan shareholders must provide the transfer agent with the certificate(s) or share ownership statement for the shares they want to transfer and a completed share transfer form — sometimes called an "Irrevocable Power of Attorney". Many share certificates have a form on the back or the transfer agent can provide Riddarhyttan shareholders with a share transfer form.

        Each person whose name appears on the certificate must sign the share transfer form. Every signature on the share transfer form must be signature guaranteed. The signature guarantee is unique to the transfer of securities. It is the device used by transfer agents to assure themselves that a transfer is authorized by the proper person. The signature guarantee is given by a financial services company and assures the transfer agent that the person signing the transfer is the registered holder named on it. If the Riddarhyttan shareholder is not known to the financial services company, it may wish to confirm the Riddarhyttan shareholder's identity. The law entitles transfer agents to obtain signature guarantees from an acceptable source. By established industry practice, transfer agents accept signature guarantees from Canadian Schedule I chartered banks, major Canadian trust companies and members of a recognized medallion guarantee program, Securities Transfer Agents Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP) and New York Stock Exchange, Inc Medallion Signature Program (MSP).

        Most investors have a relationship with a financial services company (bank, trust company, broker, etc.) which can guarantee their signatures. If the Riddarhyttan shareholder deals with a financial services company that cannot guarantee the signature, it should be able to refer the Riddarhyttan shareholder to one which can. There may be a limited number of staff who can sign a guarantee and a special stamp is required.

        Shares and any other documents should be sent to the transfer agent by a secure means with acknowledgement of receipt requested. Depending on the service that Riddarhyttan shareholders use, they may be able to insure the contents. Alternatively, Riddarhyttan shareholders can deliver the shares in person to the transfer agent.

        The shares of Riddarhyttan are registered in the paperless book-entry share registration system administered by VPC. The share register is also kept by VPC. VPC is authorized as a central securities depository and clearing organization pursuant to the laws of Sweden and, in this capacity and based on contract, administers the share register and related registration matters for Swedish companies listed on the Stockholm Stock Exchange. No share certificates may be issued in respect of shares administered by VPC. Title to shares is ensured exclusively through registration with VPC.

        In accordance with the laws of Sweden and practice and the regulations of VPC, only one person is normally registered as the holder of a share. It is possible, however, to record joint holders. Shareholdings may be entered on the register in the name of the beneficial owner or in the name of the person designated as nominee for the beneficial owner. In the latter case, a note is made in the register to the effect that the nominee is holding the shares in such capacity. There is also a separate register maintained by VPC for the recording of persons who have other interests in respect of shares, such as those of a pledgee.

        Rights attached to shares, such as rights to dividends, rights issues or bonus issues, accrue to those persons whose names are recorded in the register of shareholders on a particular day ("record date") and the dividends are sent to the address of the person registered with VPC, or, if instructed by that person, to a special account. The relevant record date must, in most circumstances, be specified in the resolution declaring a dividend or resolving upon a capital increase or any similar matter in which shareholders have preferential rights.

        Where the registered holder is a nominee, the nominee receives, for the account of the beneficial owner, dividends and, on capital increases, shares as well as rights in respect of shares with respect to rights or bonus issues. Dividends are remitted in a single payment to the nominee who is responsible for the distribution of such dividends to the beneficial owner. A similar procedure is adopted for share issues. Specific authority to act as nominee within the VPC registration system must be granted by VPC. A Swedish nominee is required to file a report with VPC with regard to any holding on behalf of single beneficial owners in excess of 500 shares in any one company. A list containing such information must be available to the public. Such a list must reveal the names of the beneficial owner but may not reveal the name of the nominee in whose name the shares have been registered. No such requirements apply to shares registered in the name of a non-Swedish nominee, although the beneficial owner would need to reveal his name if it wishes to vote at a general meeting of shareholders, since nominee-held shares must then be re-registered in the name of the beneficial owner no later than 10 days prior to the general meeting.

        VPC handles all payments of dividends to shareholders on behalf of Riddarhyttan. Usually, each shareholder has a bank account connected to his VP Account and dividends will then be paid to that account. In cases where no bank account is attached to the VP Account, VPC will send a cheque to the shareholder. In cases where the cheque remains uncashed or is returned to VPC, the amount will be paid back to the company. The shareholder will then have a claim against the company subject to the applicable statutory limitation periods.

Disclosure Requirements

        Pursuant to securities legislation in Ontario, certain trades in the securities of a reporting company trigger disclosure requirements. Persons who are in an insider relationship with a reporting issuer must file a report with the Ontario Securities Commission and other provincial securities commissions in Canada upon becoming an insider disclosing any direct or indirect beneficial ownership over the securities of the reporting issuer within 10 days of becoming an insider. In addition, such persons must file a report setting out any change in ownership from the initial filing within 10 days following such change. Insiders include, among others, every director or senior officer of a reporting issuer, or of a company that is itself an insider or subsidiary of a reporting issuer and any person or company who beneficially owns or controls voting securities of a reporting issuer carrying more than 10% of the voting rights attached to all voting securities of the reporting issuer.

        A person or company that acquires (whether or not by way of a take-over bid, issuer bid or offer to acquire) beneficial ownership of voting or equity securities or securities convertible into voting or equity securities of a reporting issuer that, together with previously held securities, brings the total holdings of such holder to 10% or more of the outstanding securities of that class, must (a) issue and file forthwith a news release containing the prescribed information and (b) file a report within two business days containing the same information set out in the news release. The acquiring person or company must also issue a press release and file a report each time it acquires an additional 2% or more of the outstanding securities of the same class and every time there is a "material change" to the contents of the news release and report previously issued and filed.

        A person or company that by virtue of holding a sufficient number of any securities of a reporting issuer is able to affect materially the control of that issuer may not sell its securities without complying with prospectus requirements unless such securities are sold pursuant to an available exemption from prospectus requirements, including, among others, a sale to an accredited investor (generally includes sophisticated institutions and high net worth persons). Security holders owning 20% or more of the outstanding voting securities of an issuer are presumed to be able to materially affect the control of that issuer.

        A person or company must comply with the take-over bid provisions of the Securities Act (Ontario) if such a person or company makes an offer to acquire outstanding voting or equity securities of a class to any person or company in Ontario where the securities subject to the offer, together with the offeror's outstanding securities of that class of securities at the date of the offer to acquire, constitute 20% or more of the outstanding securities of that class at the date of the offer to acquire. The take-over bid provisions require, among other things, that the take-over bid be made to all shareholders and for identical consideration and a take-over bid circular containing the terms of the take-over bid be sent to all shareholders. See "— Mandatory Bid Requirements and Take-Over Bid Rules" above.

        Pursuant to the NBK Rules (applicable to, among others, companies listed on the Stockholm Stock Exchange), sellers and purchasers of shares, convertible debt instruments and non-standardized options and futures of a Swedish company listed on the Stockholm Stock Exchange must report to such company and to the Stockholm Stock Exchange, transactions whereby the purchaser, as a result of the purchase, becomes the owner of 5% or more of either the voting rights or the issued share capital of a company or the seller, as a result of the sale, ceases to own 5% of the voting rights or issued share capital. Transactions whereby the holdings of a 5% holder reaches, exceeds or falls below any of the thresholds of 10%, 15%, 20% and further increments of 5%, up to and including 90% of the voting rights or issued share capital of a company should also be reported to an established news agency and to a nationally published newspaper in Sweden not later than 9:00 a.m. on the first morning following such change of ownership on which trading is conducted on the Stockholm Stock Exchange. In addition, according to the Swedish Financial Instruments Trading Act, when a natural person or legal person acquires or disposes of a shareholding in a Swedish company listed on a stock exchange situated or operating within one or more European Economic Area countries and when, following that acquisition or disposal, the proportion of voting rights held reaches, exceeds or falls below one of the thresholds of 10%, 20%, one-third, 50% or two-thirds, that person is required to notify the company in writing and at the same time the Stockholm Stock Exchange or, if the shares are not listed in Sweden, the Swedish Financial Supervisory Authority, within seven calendar days of the acquisition or disposal. In addition, the Swedish Act for Disclosure of Certain Holdings of Financial Instruments requires, among other things, individuals who own shares representing 10% or more of the share capital or the voting rights in a publicly traded company to report such ownership in writing to the Swedish Financial Supervisory Authority which keeps a public register of holdings so reported, and also within five days, to report in writing any changes in such ownership. In this respect, shares held by certain closely related persons or entities are to be treated as such individual's own shares. Individuals who hold an insider position in such a company are required to file corresponding reports.

        If shares of a Swedish limited liability company are registered through a nominee, such nominee must issue a report every six months listing all owners of more than 500 shares in any one company. These reports must be made available to the public and, in addition, the nominee must submit these reports to VPC, which will include such information as part of the relevant company's share register.

Dividends

        Under the OBCA, subject to Agnico-Eagle's Articles, Agnico-Eagle may declare or pay a dividend unless there are reasonable grounds for believing that Agnico-Eagle is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of Agnico-Eagle's assets would thereby be less than the aggregate of Agnico-Eagle's liabilities and the stated capital of all classes of shares of Agnico-Eagle. Agnico-Eagle's Articles do not supplement or alter the provisions of the OBCA.

        Under the laws of Sweden, all shares carry equal dividend rights unless otherwise stated in the articles. Under the Swedish Companies Act, only a general meeting of shareholders may authorize the payment of dividends, which may not exceed the amount proposed or approved by the board of directors (except to a limited extent in the event of a demand by holders of at least 10% of the total number of shares outstanding) or the company's free equity reserves according to the most recent Annual Report with due consideration given to the financing need of the company, its liquidity and financial position. In particular, dividends to shareholders may not exceed the amount which, according to the company's balance sheet adopted for the most recent fiscal year and, with respect to a company that is the parent company of a group, the consolidated balance sheet adopted for the most recent fiscal year of the group, is the equivalent of the company's or the groups' net profit for such year, profits brought forward and non-restricted reserves less the sum of: (i) the amount of reported losses, (ii) the amount which, pursuant to law or the articles of association of the company, is to be allocated to restricted equity or, with respect to a parent company, the amount which, according to the annual reports submitted by the group entities, is to be transferred to restricted equity and (iii) the amount which, according to the articles of association of the company, shall otherwise be used for a purpose other than for dividends to the shareholders.

        Dividends may not be declared to the extent that the payment of such dividend would be contrary to generally accepted business practices in light of the company's capital structure, liquidity or financial position in other respects.

        Under the applicable laws of Sweden, the statutory limitation period for dividends is 10 years after which Riddarhyttan would be the beneficiary of the dividends. No interim dividends may be paid in respect of a financial period as to which audited financial statements have not been approved by the annual general meeting. The normal practice in Sweden is for dividends to be paid annually.

        For a description of how dividends will be paid to Swedish holders of Agnico-Eagle Shares following the completion of the Offer, see "Terms, Conditions and Instructions for Acceptance of the Offer — Information Regarding Agnico-Eagle Shares — Dividends".

Access to Corporate Records

        Under the OBCA, a company must retain copies of its articles of incorporation, by-laws, minutes and resolutions of shareholder meetings and registers of directors and shareholders, in addition to accounting records and the minutes and resolutions of directors' meetings for the previous six years. Shareholders or creditors of the company, or their agents, have the right to examine and take extracts from such records during the company's normal business hours at no charge. Non-shareholders/creditors may examine the records of companies offering securities to the public following payment of a reasonable fee. Shareholders or their agents or, where the company offers securities to the public, any other person, may require the company to deliver a shareholder list to the person upon payment of a reasonable fee and delivery of a statutory declaration listing the person's name and address and stating that the list will not be used for any purpose other than in connection with an effort to influence the voting of the company's shareholders, an offer to acquire the company's shares or any other matter relating to the company's affairs.

        In addition, under the OBCA, a company's securityholders and, in the case of companies offering securities to the public, the Ontario Securities Commission, may apply to the court for an order directing that an investigation be made of the company or any of its affiliated companies.

        Under the laws of Sweden the accounting records must be preserved up to and including the tenth year following the expiry of the calendar year in which the financial year was closed. Other corporate documents, such as minutes from board and shareholders' meetings and articles of association, shall be preserved as long as the company exists.

        Where the share register is maintained by VPC, a printout of the share register shall be made available upon demand at the offices of the company or VPC. The printout may not be more than six months old and may not contain information regarding shareholders that own 500 shares or less in the company. Any person has the right, upon payment of compensation for costs, to receive such a printout.

        The shareholders do not have a general right to require the company to deliver corporate documents other than a printout of the share register, minutes from the shareholders' meeting and those documents made available in connection with the shareholders' meeting. All documents registered with the Swedish Companies Registration Office, such as the articles of association, are, however, publicly available for any person to examine and take extracts from.

        The owners of at least one-tenth of all the shares may move the County Administrative Board to appoint a special auditor. Such owners may also request the appointment of a special investigator.

Indemnification of Directors and Officers

        Subject to section 136 of the OBCA and a company's articles and by-laws, a company may indemnify a director or officer, a former director or officer, or an individual who acts or acted at the company's request as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and such individual's heirs and legal representatives. The indemnification is against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative action or proceeding to which such individual is made a party by reason of being or having been a director or officer of the company or body corporate. A company may only provide such indemnification if (a) such individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, such individual had reasonable grounds for believing that the impugned conduct was lawful.

        Under the OBCA, a company is required to indemnify a director or officer who fulfills both (a) and (b) and was substantially successful on the merits in his or her defence of the action or proceeding.

        In accordance with the OBCA and the Agnico-Eagle By-laws, Agnico-Eagle will indemnify a director or officer, a former director or officer, or an individual who acts or acted at Agnico-Eagle's request as a director or officer of a corporation in which Agnico-Eagle is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by such individual in respect of any civil, criminal, administrative action or proceeding to which such individual is made a party by reason of being or having been a director or officer of Agnico-Eagle or other corporation if such individual acted honestly and in good faith with a view to the best interests of Agnico-Eagle, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, such individual had reasonable grounds in believing that the impugned conduct was lawful.

        There are no rules or obligations under Swedish law regarding indemnification of a company's directors and officers. In Sweden, indemnification is usually addressed through directors' and officers' liability insurance policies.

Limitation of Personal Liability of Directors

        As indicated in the section above, indemnification of directors and officers under the OBCA is granted provided (a) the director or officer has acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. There are no provisions limiting a director's or officer's personal liability to the corporation or its shareholders for monetary damages for breach of the director's or officer's fiduciary duty.

        The Swedish Companies Act provides that a board member may be liable to the company for losses incurred as a result of a wilful act or negligence on behalf of such board member in the performance of his or her duties. The same applies when any damage is caused to a shareholder or a third party if such damage is a result of a violation of the Swedish Companies Act, the applicable Act on Annual Reports or the articles of association of the company. There are no limitations under Swedish law as to the personal liability of the directors. However, at annual shareholders' meetings, the shareholders consider whether to discharge the directors from liability for the business during the previous year. A simple majority of the votes at a general meeting may discharge the directors from such liability unless shareholders representing at least 10% of all shares vote against such discharge.

Directors with Conflicting Interest

        The OBCA requires that every director who is a party to a material contract or transaction with a corporation, or who is a director or officer of, or has a material interest in, any person who is a party to a material contract or transaction with the corporation, must disclose in writing to the corporation or request to have entered in the minutes of the meetings of directors the nature and extent of his or her interest, and shall refrain from voting in respect of the material contract or transaction or proposed material contract or transaction unless the contract or transaction is of a limited type specified in the OBCA.

        Under Swedish law, a board member is disqualified in relation to issues concerning:

  •
  contracts between the company and the board member;

  •
  contracts between the company and third parties, where the board member has a material interest in the matter which may conflict with the interest of the company; or

  •
  contracts between the company and a legal entity which the board member may represent, either individually or together with any other person.

        The term "contract" includes litigation or other legal proceedings.

RESALES OF AGNICO-EAGLE SHARES PURSUANT
TO THE SIMPLIFIED SHARE SALES PROCESS AND SALES OF FRACTIONAL
AGNICO-EAGLE SHARES

Selling Stockholders

        The Simplified Share Sales Process will be available only to Riddarhyttan shareholders who are not: located in the United States; U.S. Persons; U.S. Holders; officers, directors or affiliates of Agnico-Eagle or Riddarhyttan prior to completion of the Offer; or officers, directors or affiliates of Agnico-Eagle after completion of the Offer. Eligible Riddarhyttan shareholders electing to participate in the Simplified Share Sales Process will be entitled to elect to sell the lesser of (i) all, but not less than all, of the Agnico-Eagle Shares to which they are entitled under the Offer, and (ii) 570 Agnico-Eagle Shares (equivalent to approximately 5,000 Riddarhyttan Shares). See "Terms, Conditions and Instructions for Acceptance of the Offer — Simplified Share Sales Process". Eligible Riddarhyttan shareholders are not obligated to participate in the Simplified Share Sales Process. Eligible Riddarhyttan shareholders may elect to sell Agnico-Eagle Shares under the Simplified Share Sales Process (or in any other manner they choose) or to retain their Agnico-Eagle Shares. Agnico-Eagle Shares will not be sold through the Simplified Share Sales Process before all of the fractional Agnico-Eagle Shares have been sold (as discussed below under "— Plan of Distribution").

        The actual number of Agnico-Eagle Shares to be sold by eligible Riddarhyttan shareholders through the Simplified Share Sales Process will be the number of Agnico-Eagle Shares with respect to which eligible Riddarhyttan shareholders validly submit (and do not validly revoke) an election to participate. Based upon the exchange ratio for the Offer (0.1137 of an Agnico-Eagle Share for each Riddarhyttan Share), if all eligible Riddarhyttan shareholders elect to participate with respect to the maximum number of Agnico-Eagle Shares they may sell pursuant to the Simplified Share Sales Process, the number of Agnico-Eagle Shares to be sold by eligible Riddarhyttan shareholders through the Simplified Share Sales Process is estimated to be approximately 1,500,000 Agnico-Eagle Shares (or approximately 0.017% of the total number of Agnico-Eagle Shares outstanding at July 22, 2005).

        The following table sets forth certain information with respect to the assumed eligible Riddarhyttan shareholders on June 30, 2005:

Range of Riddarhyttan Shares Held at June 30, 2005	Estimated Number of Eligible Holders	Total Number of Riddarhyttan Shares Held by Estimated Eligible Holders

Registered and Known Holders Estimated to be Eligible

1 – 500	1,183	282,210

501 – 1000	685	528,982

1001 – 5000	1,987	4,692,465

5001 –	1,193	73,769,159

Total	5,048	79,272,815

Sweden

1 – 500	1,179	281,910

501 – 1000	682	526,693

1001 – 5000	1,962	4,625,942

5001 –	1,109	39,711,688

Total	4,932	45,146,233

Other

1 – 500	4	300

501 – 1000	3	2,289

1001 – 5000	25	66,522

5001 –	84	34,057,471

Total	116	34,126,582

Sales of Fractional Agnico-Eagle Shares

        Fractional Agnico-Eagle Shares to which Riddarhyttan shareholders will be entitled will be sold as set forth under the heading "— Plan of Distribution", with the cash proceeds remitted to these Riddarhyttan shareholders. The total number of fractional Agnico-Eagle Shares is not expected to exceed approximately 3,000. Agnico-Eagle Shares will not be sold through the Simplified Shares Sales Process before all fractional Agnico-Eagle Shares have been sold.

Plan of Distribution

        The availability of the Simplified Share Sales Process is conditional upon the effectiveness of the registration statement of which this Offer Document forms a part and upon the consummation of the Offer.

        The Broker Dealer will act exclusively as agent to sell all Agnico-Eagle Shares for sale through the Simplified Share Sales Process and all fractional Agnico-Eagle Shares in a manner consistent with its duty of best execution in one or more transactions on the floor of the NYSE within 20 business days immediately following the date of the completion of the Offer (subject to delay in the event of certain force majeure events).

        The timing of transactions and the frequency of transaction intervals will be solely within the control of the Broker Dealer. The Broker Dealer will effect all transactions in connection with the Simplified Share Sales Process and all sales of fractional Agnico-Eagle Shares in the open market on the floor of the NYSE in the ordinary course of its business. The Simplified Share Sales Process and sales of fractional
Agnico-Eagle Shares will not involve any special selling efforts or selling methods. In connection with the foregoing, the Broker Dealer will effect brokers' transactions solely as agent on an unsolicited basis, including transactions permitted by Rule 144(g)(2) under the Securities Act. The Broker Dealer may also cross, solely on an agency basis, unsolicited purchase instructions in Agnico-Eagle Shares submitted by their customers with sale instructions received by the Broker Dealer as would be permitted by Rule 101(b)(5) of Regulation M under the Exchange Act. All such crossing transactions will be effected by the Broker Dealer on the floor of the NYSE, and the Broker Dealer will not conduct negotiations off the floor of the NYSE with respect to such transactions.

        Eligible holders will receive the Average Sale Price per share (converted, where applicable, into the currency of a holder's yield account linked to its VP Account as described under "Terms, Conditions and Instructions for Acceptance of the Offer — Simplified Share Sales Process" and in the Instruction Form being separately delivered to Riddarhyttan shareholders) at which all Agnico-Eagle Shares received by eligible holders in the acquisition are sold through the Simplified Share Sales Process, with no deduction of brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. Former Riddarhyttan shareholders entitled to the proceeds of the sale of fractional share interests will receive the Average Sale Price per share (converted, where applicable, into the currency of a holder's yield account (Sw. avkastningskonto) linked to its VP Account as described under "Terms, Conditions and Instructions for Acceptance of the Offer — Simplified Share Sales Process" and in the Instruction Form being separately delivered to Riddarhyttan shareholders) at which all fractional share interests are sold, with no deduction of brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. Riddarhyttan shareholders will not be guaranteed any minimum sale price or limited to any maximum sale price for Agnico-Eagle Shares sold under the Simplified Share Sales Process or for fractional Agnico-Eagle Shares. The sale price of the Agnico-Eagle Shares sold through the Simplified Share Sales Process will depend on market demand at the time any such Agnico-Eagle Shares are sold.

        The Broker Dealer will not sell Agnico-Eagle Shares through the Simplified Share Sales Process before it has sold all of the fractional Agnico-Eagle Shares.

        Agnico-Eagle and its affiliates have agreed not to make any purchases of Agnico-Eagle Shares during the period while sales orders are executed under the Simplified Share Sales Process or with respect to fractional Agnico-Eagle Shares.

        All expenses in connection with the Simplified Share Sales Process and the sale of fractional
Agnico-Eagle Shares will be paid by Agnico-Eagle. The Broker Dealer's commissions in connection with the foregoing will not exceed customary brokerage commissions on similar transactions and will be paid by Agnico-Eagle.

        Agnico-Eagle expects to indemnify the Broker Dealer against certain liabilities, including liabilities under the Securities Act.

EXPERTS

        The consolidated financial statements of Agnico-Eagle for the years ended December 31, 2004, 2003 and 2002 included in this Offer Document have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing in giving said reports.

        The financial statements of Riddarhyttan as of December 31, 2004 and December 31, 2003 and for each of the two years in the period ended December 31, 2004 included in this Offer Document (which contains an explanatory paragraph relating to Riddarhyttan's ability to continue as a going concern as described in Note 30 to the audited consolidated financial statements) have been so included in reliance on the report of PricewaterhouseCoopers AB, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE RIDDARHYTTAN SHAREHOLDERS CAN FIND MORE INFORMATION

        Agnico-Eagle has filed with the SEC a registration statement on Form F-4 under the Securities Act of 1933, as amended, with respect to our shares offered hereby. This Offer Document does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as part thereof. Statements contained in this Offer Document as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1580, 110 F Street, N.E., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the SEC.

        Agnico-Eagle also files annual, quarterly and current reports, proxy statements and other information with the SEC. Riddarhyttan shareholders may read and copy any reports, statements or other information on file at the SEC's public reference room in Washington, D.C. Riddarhyttan shareholders can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

        All reports filed by Agnico-Eagle with the SEC are also available free of charge via EDGAR through the SEC website at http://www.sec.gov. In addition, Agnico-Eagle provides copies of its proxy and annual report on Form 20-F at no charge to Riddarhyttan shareholders upon request.

        Riddarhyttan also prepares annual reports and interim and annual financial reports for its shareholders. These reports are provided at no charge to Riddarhyttan shareholders upon request.

GLOSSARY OF MINING TERMS

Bio-oxidation	A degradation process of sulphides using naturally occurring bacteria to release the contained gold.
Base Metal	A classification of metals usually considered to be of low value and higher chemical activity when compared with the noble metals (gold, silver, platinum, etc.). This non-specific term generally refers to the high-volume, low-value metals copper, lead, tin, and zinc.
Chlorite	A group of minerals consisting of magnesium, iron, aluminium, silicic acid and hydrogen.
CIM	Canadian Institute of Mining, Metallurgy and Petroleum.
CIM Guidelines	CIM Standards on Mineral Resources and Mineral Reserves Definitions and Guidelines.
Claims	Term for an exploration permit.
Cut-off Grade	In respect of mineral resources, the lowest grade below which the mineralized rock currently cannot reasonably be expected to be economically extracted, and in respect of mineral reserves, the lowest grade below which the mineralized rock currently cannot be economically extracted as demonstrated by either a preliminary feasibility study or a feasibility study. Cut-off grades vary between deposits depending upon the amenability of ore to gold extraction and upon costs of production and metal prices.
Cuttings	Crushed rock.
Exploitation	Develop, use or process.
Exploration	Prospecting for ore.
Feasibility Study	A comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance development of the deposit for mineral production.
Flotation	An enrichment process whereby mineral grains in suspension rise to the surface and are then skimmed off.
Greenstone belt	A geographic area underlain by metamorphasized volcanic and sedimentary rocks, usually in a continental shield.
Indicated Mineral Resource	That part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.
Inferred Mineral Resource	That part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, working and drill holes.
JORC Code	Australasian Code for Reporting Mineral Resources and Ore Reserves.
Leaching	A chemical process for the extraction of valuable minerals from ore.

London P.M. Fix	The high and low afternoon fixing prices for gold on the London Bullion Market.
Longitudinal retreat	A method of mining an orebody beginning at one stope and gradually mining new stopes towards the central ore-handling system.
Measured Mineral Resource	That part of a mineral resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, working and drill holes that are spaced closely enough to confirm both geological and grade continuity.
Milling	The process used to separate valuable minerals from other minerals.
Mineral Reserve	The economically mineable part of a measured or indicated resource demonstrated by at least a preliminary feasibility study.
Mineral Resource	A concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the earth's crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.
Mineralization	The concentration of metals and their chemical compounds within a body of rock.
National Instrument 43-101	Canadian Securities Administrators' National Instrument 43-101 — Standards of Disclosure for Mineral Projects.
Ore	A mineralization that can be exploited with financial gain.
Ounce (oz)	Troy ounce (approximately 31.1 grams).
Precious Metals	Metals such as gold, silver and platinum.
Preliminary Feasibility Study or Pre-Feasibility Study	A comprehensive study of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established where an effective method of mineral processing has been determined, and includes a financial analysis based on reasonable assumptions of technical, engineering, operating, economic factors and the evaluations of other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be classified as a mineral reserve.
Probable Mineral Reserve	The economically mineable part of an indicated mineral resource and in some cases, a measured mineral resource, demonstrated by at least a preliminary feasibility study.
Proven Mineral Reserve	The economically mineable part of a measured mineral resource demonstrated by at least a preliminary feasibility study.
Rig	Drilling machine.
ROLB Process	An alternative method for destroying cyanide compounds used during the leaching process for extracting gold.
Shear zone	Tectonic zone in the bedrock along which movement has occurred in different directions on both sides of the zone.
Strike	The course or bearing of an inclined bed, vein, or fault plane on a level surface; the direction of a horizontal line perpendicular to the direction of the dip.
Tonnage	The mass of a body of ore or mineralization.
Waste rock material	Accumulation of non-metalliferous rock in mining.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements and notes thereto of Agnico-Eagle and Riddarhyttan, and should be read in conjunction with those financial statements and notes thereto. The consolidated financial statements of Agnico-Eagle and those of Riddarhyttan can be found elsewhere in this Offer Document. The historical financial information of Riddarhyttan was prepared in accordance with IFRS. Accordingly, the unaudited pro forma consolidated financial statements include reconciling items for Riddarhyttan required to comply with U.S. GAAP.

        The unaudited pro forma consolidated statements of income for the year ended December 31, 2004 and for the three months ended March 31, 2005 give effect to the acquisition of Riddarhyttan by Agnico-Eagle pursuant to the Offer as if it had occurred on January 1, 2004. The unaudited pro forma consolidated balance sheet as of March 31, 2005 gives effect to the Offer as if it had occurred on March 31, 2005.

        The pro forma transaction scenario is presented based upon the assumption that 100% of the outstanding Riddarhyttan Shares are tendered into the Offer, excluding the Riddarhyttan Shares already owned by Agnico-Eagle. The unaudited pro forma consolidated financial statements are based on estimates and assumptions that are preliminary and do not purport to represent what Agnico-Eagle's results of operations or financial position actually would have been if the Offer had been consummated on the date or for the periods indicated or what such result will be for any future date or any future period.

        The estimated purchase price, calculated as described in Note 3 to these unaudited pro forma consolidated financial statements, will be allocated to Riddarhyttan's tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of completion of the Offer. A final determination of these fair values, which cannot be made prior to the completion of the Offer, will be based on the actual net tangible and intangible assets of Riddarhyttan that exist as of the completion date. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ materially from the information presented herein.

        The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to present the consolidated financial position or results of operations of Agnico-Eagle and Riddarhyttan had the acquisition of Riddarhyttan by Agnico-Eagle pursuant to the Offer occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be expected in the future.

AGNICO-EAGLE MINES LIMITED

PRO FORMA CONSOLIDATED BALANCE SHEET

(thousands of United States dollars)

U.S. GAAP
(Unaudited)

	As at March 31, 2005
	Agnico-Eagle	Riddarhyttan (as reported)	U.S. GAAP Adjustments	Pro Forma Adjustments	Notes		Pro Forma Consolidated
Current Assets:
Cash and cash equivalents	97,158	5,930					103,088
Restricted cash	4,701	—					4,701
Short-term investments	15,255	—					15,255
Inventories
Ore stockpiles	10,451	—					10,451
Concentrates	4,136	—					4,136
Supplies	8,564	—					8,564
Metals awaiting settlement	41,689	—					41,689
Income taxes recoverable	13,154	—					13,154
Other current assets	19,659	1,117					20,776

Total current assets	214,767	7,047					221,814
Fair value of derivative financial instruments	2,525	—					2,525
Investments and other assets	23,818	—		(13,331)	4	(b)	10,487
Future income and mining tax assets	52,952	—					52,952
Capitalized development costs	—	21,241	(21,241)		4	(a)	—
Mining properties	436,402	57		182,546	4	(b)	619,005

TOTAL ASSETS	730,464	28,345	(21,241)	169,215			906,783

Current liabilities:
Accounts payable and accrued liabilities	28,200	1,815		6,200			36,215
Dividends payable	841	—					841
Interest payable	809	—					809

Total current liabilities	29,850	1,815		6,200			37,865
Fair value of derivative financial instruments	3,439	—					3,439
Long-term debt	141,083	—					141,083
Subordinated note payable	—	101					101
Reclamation provision and other liabilities	14,979						14,979
Future income and mining tax liabilities	58,228	—		43,539			101,767

TOTAL LIABILITIES	247,579	1,916		49,739			299,234

Shareholders' equity
Share capital	622,167	1,390		(1,390)	4	(b)	746,831
				124,664	4	(b)
Stock options	1,988						1,988
Warrants	15,732						15,732
Contributed surplus	7,181	31,600		(31,600)	4	(b)	7,181
Deficit	(162,307)	(6,562)	(21,241)	27,803	4	(b)	(162,307)
Accumulated other comprehensive loss	(1,876)	1		(1)	4	(b)	(1,876)

Total shareholders' equity	482,885	26,429	(21,241)	119,476			607,549

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	730,464	28,345	(21,241)	169,215			906,783

See accompanying notes to these Unaudited Pro Forma Consolidated Financial Statements.

AGNICO-EAGLE MINES LIMITED

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(thousands of United States dollars, except share and per share amounts)

U.S. GAAP
(Unaudited)

	For the three months ended March 31, 2005
	Agnico-Eagle	Riddarhyttan (as reported)	U.S. GAAP Adjustments	Pro Forma Adjustments	Notes		Pro Forma Consolidated
REVENUES
Revenues from mining operations	61,766	—					61,766
Interest and sundry income	648	12					660

	62,414	12					62,426

COSTS AND EXPENSES
Production	30,973	—					30,973
Fair value of derivative financial instruments	3,439	—					3,439
Exploration and corporate development	2,763	348	2,029		4	(a)	5,140
Equity loss in junior exploration companies	1,134	—		(342)	4	(b)	792
Amortization	7,211	—					7,211
General and administrative	3,749	92					3,841
Provincial capital tax	599	—					599
Interest	2,552	—					2,552
Foreign currency gain	(384)	—					(384)

Income before income, mining and federal capital taxes	10,378	(428)	(2,029)	342			8,263
Federal capital tax	248	—					248
Income and mining tax recoveries	(319)	—					(319)

Net income (loss) for the period	10,449	(428)	(2,029)	342			8,334

Net income (loss) per share — basic and diluted	0.12						0.09
Weighted average number of common shares outstanding (in thousands)
basic	86,131			10,345	4	(b)	96,476
diluted	86,545			10,345	4	(b)	96,890

See accompanying notes to these Unaudited Pro Forma Consolidated Financial Statements.

AGNICO-EAGLE MINES LIMITED

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(thousands of United States dollars, except share and per share amounts)

U.S. GAAP
(Unaudited)

	For the year ended December 31, 2004
	Agnico-Eagle	Riddarhyttan (as reported)	U.S. GAAP Adjustments	Pro Forma Adjustments	Notes		Pro Forma Consolidated
REVENUES
Revenues from mining operations	188,049	—					188,049
Interest and sundry income	655	69					724

	188,704	69					188,773

COSTS AND EXPENSES
Production	98,168	—					98,168
Exploration and corporate development	3,584	262	2,875		4	(a)	6,721
Equity loss in junior exploration companies	2,224	—		(440)	4	(b)	1,784
Amortization	21,763	—					21,763
General and administrative	6,864	1,069					7,933
Provincial capital tax	423	—					423
Interest	8,205	3					8,208
Foreign currency loss	1,440	15					1,455

Income before income, mining and federal capital taxes	46,033	(1,280)	(2,875)	440			42,318
Federal capital tax	1,049	—					1,049
Income and mining tax recoveries	(2,895)	—					(2,895)

Net income (loss) for the year	47,879	(1,280)	(2,875)	440			44,164

Net income (loss) per share — basic and diluted	0.56						0.46
Weighted average number of common shares outstanding (in thousands)
basic	85,157			10,345	4	(b)	95,502
diluted	85,572			10,345	4	(b)	95,917

See accompanying notes to these Unaudited Pro Forma Consolidated Financial Statements.

AGNICO-EAGLE MINES LIMITED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(thousands of United States dollars, except share
and per share amounts and as otherwise indicated)

U.S. GAAP
(Unaudited)

1.     BASIS OF PRESENTATION

  The unaudited pro forma consolidated balance sheet of Agnico-Eagle Mines Limited (the "Company" or "Agnico-Eagle") as at March 31, 2005 and the unaudited pro forma consolidated statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 have been prepared by the Company's management to give effect to the proposed acquisition of Riddarhyttan Resources AB ("Riddarhyttan") by Agnico-Eagle.

  The unaudited pro forma consolidated balance sheet as of March 31, 2005 gives effect to the combination of Agnico-Eagle and Riddarhyttan as if it had occurred on March 31, 2005. The unaudited pro forma consolidated statements of income for the three months ended March 31, 2005 and the year ended December 31, 2004 gives effect to the acquisition of Riddarhyttan by Agnico-Eagle as if it had occurred on January 1, 2004. The scenario is based upon the assumption that 100% of the outstanding shares of Riddarhyttan, excluding the shares already owned by the Company, are tendered into the Offer.

  The historical information of the two entities was prepared in the respective companies' reporting currency, US$ and SEK, respectively. The presentation of certain items have been reclassified to conform to the presentation under U.S. GAAP. The historical information relating to Riddarhyttan in the unaudited pro forma consolidated statements of income for the year ended December 31, 2004 and for the three-month period ended March 31, 2005 have been translated using the average rates for the periods of SEK 7.346 and 6.9247 per US$, respectively, while in the unaudited pro forma consolidated balance sheet as of March 31, 2005, Riddarhyttan's historical information has been translated using the period end exchange rate of SEK 7.064 per US$.

  The pro forma adjustments are tentative and are based on available financial information and certain estimates and assumptions. Therefore, the actual adjustments will differ from the pro forma adjustments. Management of the Company believes that such assumptions provide a reasonable basis for presenting all of the significant effects on the transaction contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated financial statements.

  The unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Agnico-Eagle which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

  The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company and Riddarhyttan.

2.     ADJUSTMENTS TO RECONCILE TO U.S. GAAP

  The accounting principles applied in preparing Riddarhyttan's financial statements comply with International Financial Reporting Standards ("IFRS") which differ in certain respects from U.S. GAAP.

  The following adjustments reconcile Riddarhyttan's historical financial statements to U.S. GAAP for purposes of the pro forma presentation:

  Exploration and development costs

  Under U.S. GAAP, mineral exploration costs are charged to income in the year in which they are incurred. When it is determined that a mining property can be economically developed as a result of established proven and probable reserves, the costs of further exploration and development to further delineate the orebody on such property are capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies, which indicate whether a property is economically feasible. Upon commencement of the commercial production of a development project, these costs are transferred to the appropriate asset category and are amortized to income using the unit-of-production method. Mine development costs, net of salvage values, relating to a property which is abandoned or considered uneconomic for the foreseeable future, are written off. Since Riddarhyttan's capitalized exploration and development costs do not meet the U.S. GAAP capitalization criteria, they have been reversed to income in the pro forma consolidated statements of income. The fiscal 2004 pro forma consolidated statement of income adjustment to exploration and development costs was US$2.9 million [three months ended March 31, 2005 — US$2.0 million]. The cumulative net pro forma balance sheet adjustment to other non-current assets related to exploration and development costs at March 31, 2005 was US$21.2 million.

  Reclassifications

  Riddarhyttan has in its IFRS statement of income reported costs and expenses by type where under U.S. GAAP these items would have been reported by function. In the pro forma consolidated statements of income, all costs and expenses are reported by function.

  Riddarhyttan's reported shareholders' equity and results of operations under IFRS are reconciled to U.S. GAAP as follows:

Reconciliation of shareholders' equity at March 31, 2005:
As reported by Riddarhyttan under IFRS	186,698
Less cumulative reversal of capitalized development costs	(150,049)
Shareholders' equity under U.S. GAAP	SEK 36,649	US$5,188
Reconciliation of net results for the year ended December 31, 2004:
As reported by Riddarhyttan under IFRS	(9,400)
Reversal of development expenditure capitalized during year	(21,123)
Net results under U.S. GAAP	SEK (30,523)	US$(4,155)
Reconciliation of net results for the three-month period ended March 31, 2005:
As reported by Riddarhyttan under IFRS	(2,963)
Reversal of development expenditure capitalized during period	(14,052)
Net results under U.S. GAAP	(17,015)	US$(2,457)

3.     BUSINESS COMBINATION

  The unaudited pro forma consolidated financial statements reflect the following significant assumptions and adjustments arising therefrom:

  (a)
  It is assumed that all outstanding Riddarhyttan shares with the exception of those owned by Agnico-Eagle prior to the acquisition are exchanged for Agnico-Eagle shares on the basis of 0.1137 Agnico-Eagle shares offered for each Riddarhyttan share.

  (b)
  The assumed purchase price is based on the issuance of 10,345,583 common shares of the Company at US$12.05, being the weighted average of the closing share price of the Company for the two trading days before and the two trading days after the date of announcement. Transaction costs are estimated to be US$6.2 million.

  (c)
  The preliminary allocation of the purchase price is as follows:

Purchase price:
Carrying value of acquisitions of shares during 2004 and 2005	13,331
Issue of 10,345,583 Agnico-Eagle shares under the Offer, valued at US$12.05	124,664
Transaction costs	6,200

Total purchase price	144,195

Net assets acquired:
Cash and cash equivalents	5,930
Non-cash working capital	(698)
Long-term debt assumed	(101)
Mining property and equipment	182,603
Deferred tax liability	(43,539)

144,195

  The difference between the purchase price and the net assets acquired per Riddarhyttan's financial statements has been allocated to Riddarhyttan's mineral properties. A deferred tax liability has been recognized for the deferred tax consequences of differences between the assigned values and the tax basis of the assets and liabilities recognized in the business combination. The actual adjustments that Agnico-Eagle will ultimately make in finalizing the allocation of the purchase price of Riddarhyttan will depend on a number of factors including the assets purchased and liabilities assumed at the effective date of the acquisition, additional information available at such time, changes in market values and changes in Riddarhyttan's results between the date of these unaudited pro forma consolidated financial statements and the effective date of the acquisition.

  In the preparation of these unaudited pro forma financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of the assets acquired and liabilities assumed based on management's best estimates and taking into account all relevant information available at the time these financial statements were prepared. Agnico-Eagle expects that the actual amounts for each of the fair values of the assets and liabilities acquired will vary from the pro forma amounts and that the variation may be material.

  The Company operates in different jurisdictions and accordingly it is subject to income and other taxes under the various tax regimes in the countries in which it operates. The tax rules and regulations in many countries are highly complex and subject to interpretation. The Company may be subject in the future to a review of its historic income and other tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation or application of certain tax rules and regulations to the Company's business conducted within the country involved. The Company has not accrued any taxes associated with any such reviews of its income tax filing as no such losses are considered to be probable.

4.     PRO FORMA ADJUSTMENTS

  The pro forma consolidated financial statements include the following pro forma adjustments:

  (a)
  To record exploration expenses for Riddarhyttan for the three months ended March 31, 2005 and the year ended December 31, 2004 and to reserve capitalized development costs at March 31, 2005 in accordance with note 2 above.

  (b)
  To record the acquisition of Riddarhyttan by Agnico-Eagle, including:

  (i)
  Recording the issuance of 10,345,583 Agnico-Eagle common shares at a value of US$12.05 per share;

  (ii)
  Adjusting Riddarhyttan's assets and liabilities to their fair values;

  (iii)
  Eliminating Agnico-Eagle's investment in Riddarhyttan and Agnico-Eagle's share of losses of Riddarhyttan recorded on an equity-accounted basis;

  (iv)
  Eliminating the share capital, contributed surplus, deficit and accumulated other comprehensive loss of Riddarhyttan;

  (v)
  Recording the future income taxes relating to the acquisition of Riddarhyttan; and

  (vi)
  Recording transaction costs of US$6.2 million relating to the acquisition of Riddarhyttan.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Agnico-Eagle Mines Limited:

        We have audited the accompanying consolidated balance sheets of Agnico-Eagle Mines Limited as of December 31, 2004 and 2003, and the related consolidated statements of income (loss) and comprehensive income (loss), shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Agnico-Eagle Mines Limited at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States.

        As described in the "Summary of Significant Accounting Policies — Reclamation costs" and "— Stock-based compensation", the Company changed its method of (i) accounting for reclamation costs effective January 1, 2003; and (ii) accounting for stock-based compensation effective January 1, 2003.

        We also reported separately on February 22, 2005 to the shareholders of Agnico-Eagle Mines Limited, on our audit, conducted in accordance with Canadian generally accepted auditing standards, where we expressed an opinion without reservation on the December 31, 2004 and 2003 consolidated financial statements, prepared in accordance with Canadian generally accepted accounting principles.

Toronto, Canada	ERNST & YOUNG LLP
February 22, 2005	Chartered Accountants

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        These consolidated financial statements of Agnico-Eagle Mines Limited ("Agnico-Eagle" or the "Company") are expressed in thousands of United States dollars ("U.S. dollars"), except where noted, and have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). We have also prepared consolidated financial statements in accordance with Canadian generally accepted accounting principles. Since a precise determination of assets and liabilities depends on future events, the presentation of consolidated financial statements for a period necessarily involves the use of estimates and approximations. Actual results may differ from such estimates and approximations. The consolidated financial statements have, in management's opinion, been prepared within reasonable limits of materiality and within the framework of the significant accounting policies referred to below.

Basis of consolidation

        These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and entities in which it has a controlling financial interest after the elimination of intercompany accounts and transactions. The Company has a controlling financial interest if it owns a majority of the outstanding voting common stock or has significant control over an entity through contractual or economic interests in which the Company is the primary beneficiary.

        Agnico-Eagle recognizes gains and losses on the effective disposition of interests in associated companies arising when such associated companies issue treasury shares to third parties. Gains are recognized in income only if there is reasonable assurance of realization; otherwise, they are recorded within accumulated other comprehensive loss.

Cash and cash equivalents

        Cash and cash equivalents include cash on hand and short-term investments in money market instruments with original maturities of three months or less at the date of purchase. Short-term investments are carried at cost, which approximates market value.

Inventories

        Inventories consist of ore stockpiles, concentrates and supplies.

Stockpiles

        Stockpiles consist of coarse ore that has been mined and hoisted from underground and is available for further processing and in-stope ore inventory in the form of drilled and blasted stopes ready to be mucked and hoisted to the surface. The stockpiles are measured by estimating the number of tons, contained ounces (based on assays) and recovery percentages (based on actual recovery rates achieved for processing similar ore). Specific tonnages are verified and compared to original estimates once the stockpile is milled. The ore stockpile is valued at the lower of net realizable value and mining costs incurred up to the point of stockpiling the ore. The net realizable value of stockpiled ore is assessed by comparing the sum of the carrying value plus future processing and selling costs to the expected revenue to be earned, which is based on the estimated volume and grade of stockpiled material.

        Mining costs include all costs associated with underground mining operations and are allocated to each ton of stockpile. Fully absorbed costs include direct and indirect materials and consumables, direct labor, utilities and amortization of mining assets incurred up to the point of stockpiling the ore. Royalty expenses and production taxes are included in production costs, but are not capitalized into inventory. Stockpiles are not intended to be long-term inventory items and therefore are generally processed within twelve months of extraction. The decision to process stockpiled ore is based on a net smelter return analysis. The Company processes its stockpiled ore if its estimated revenue, on a per ton basis and net of estimated smelting and refining costs, is greater than the related mining and milling costs. The Company has never elected to not process stockpiled ore and does not anticipate departing from this practice in the future. Stockpiled ore on the surface is exposed to the elements, but the Company does not expect its condition to deteriorate significantly.

Concentrates

        Concentrates inventories consist of concentrates for which legal title has not yet passed to custom smelters. Concentrates inventories are measured based on assays of the processed concentrates and are valued based on the lower of net realizable value and the fully absorbed mining and milling costs associated with extracting and processing the ore.

Supplies

        Supplies, consisting of mine stores inventory, are valued at the lower of average cost and replacement cost.

Deferred financing costs

        Deferred financing costs, which are included in other assets on the consolidated balance sheet and relate to the issuance of the Convertible Debentures and the Company's revolving credit facility, are being amortized to income over the term of the related obligations. If the holders of the Company's Convertible Debentures exercise their conversion option, the common shares issued on such conversion will be recorded at an amount equal to the aggregate of the carrying value of the long-term liability, net of the associated financing costs, with no gain or loss being recognized in income.

Mining properties, plant and equipment and mine development costs

        Significant payments related to the acquisition of land and mineral rights are capitalized as mining properties at cost. If a mineable orebody is discovered, such costs are amortized to income when production begins, using the unit-of-production method, based on estimated proven and probable reserves. If no mineable orebody is discovered, such costs are expensed in the period in which it is determined the property has no future economic value.

        Expenditures for new facilities and improvements that can extend the useful lives of existing facilities are capitalized as plant and equipment at cost. Interest costs incurred for the construction of projects are capitalized.

        Mine development costs incurred after the commencement of production are capitalized or deferred to the extent that these costs benefit the entire orebody. Costs incurred to access single ore blocks are expensed as incurred; otherwise, such vertical and horizontal developments are classified as mine development costs.

        Agnico-Eagle records depreciation on both plant and equipment and mine development costs used in commercial production on a unit-of-production basis based on the estimated proven and probable ore reserves of the mine. The unit-of-production method defines the denominator as the total proven and probable tons of reserves. A unit for the purposes of the unit-of-production method is a ton of ore. A unit is considered "produced" for the purposes of recording amortization when the ton of ore has been mined.

        Repairs and maintenance expenditures are charged to income as production costs. Assets under construction are not depreciated until the end of the construction period. Upon commencement of commercial production, the capitalized construction costs are transferred to the various categories of plant and equipment.

        Mineral exploration costs are charged to income in the year in which they are incurred. When it is determined that a mining property can be economically developed as a result of established proven and probable reserves, the costs of further exploration and development to further delineate the orebody on such property are capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies, which indicate whether a property is economically feasible. Upon commencement of the commercial production of a development project, these costs are transferred to the appropriate asset category and are amortized to income using the unit-of-production method mentioned above. Mine development costs, net of salvage values, relating to a property which is abandoned or considered uneconomic for the foreseeable future, are written off.

        The carrying values of mining properties, plant and equipment and mine development costs are reviewed periodically, when impairment factors exist, for possible impairment, based on the future undiscounted net cash flows of the operating mine and development property. If it is determined that the estimated net recoverable amount is less than the carrying value, then a write down to the estimated fair value amount is made with a charge to income. Estimated future cash flows of an operating mine and development properties include estimates of recoverable ounces of gold based on the proven and probable reserves. To the extent economic value exists beyond the proven and probable reserves of an operating mine or development property, this value is included as part of the estimated future cash flows. Estimated future cash flows also involve estimates regarding gold prices (considering current and historical prices, price trends and related factors), production levels, capital and reclamation costs, and related income and mining taxes, all based on detailed engineering life-of-mine plans. Cash flows are subject to risks and uncertainties and changes in the estimates of the cash flows could affect the recoverability of long-lived assets.

Financial instruments

        Agnico-Eagle uses derivative financial instruments, primarily option contracts, to manage exposure to fluctuations in metal prices, foreign currency exchange rates and interest rates. Agnico-Eagle does not hold financial instruments or derivative financial instruments for trading purposes.

        As a result of adopting United States Financial Accounting Standards Board ("FASB") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") on January 1, 2002, the Company recognizes all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders' equity as a component of other comprehensive loss, depending on the nature of the derivative financial instrument and whether it qualifies for hedge accounting. Currently, the Company's gold put option and certain of its foreign exchange contracts qualify for hedge accounting and changes in the fair value of these derivative financial instruments are recognized as a component of accumulated other comprehensive loss. The fair value of the swap is recorded as an asset or liability with a corresponding charge to income. The carrying value of the Convertible Debentures is also adjusted for changes in fair value attributable to the risk being hedged with a corresponding charge to income. The Company's interest rate cap and written foreign exchange put options do not qualify for hedge accounting and changes in the fair value of these derivative instruments are recognized in income.

Revenue recognition

        Revenue is recognized when the following conditions are met:

  (a)
  persuasive evidence of an arrangement to purchase exists;

  (b)
  the price is determinable;

  (c)
  the product has been delivered; and

  (d)
  collection of the sales price is reasonably assured.

        Revenue from gold and silver in the form of doré bars is recorded when the refined gold and silver is sold. Generally all the gold and silver in the form of doré bars is sold in the period in which it is produced.

        Under the terms of the Company's concentrate sales contracts with third-party smelters, final prices for the metals contained in the concentrate are set based on the prevailing spot market metal prices on a specified future date based on the date that the concentrate is delivered to the smelter. The Company records revenues under these contracts based on forward prices at the time of delivery, which is when transfer of legal title to concentrate passes to the third-party smelters. The terms of the contracts result in differences between the recorded estimated price at delivery and the final settlement price. These differences are adjusted through revenue at each subsequent financial statement date.

        Revenues from mining operations consist of gold revenues, net of smelting, refining, transportation and other marketing charges. Revenues from by-product sales are shown net of smelter charges as part of revenues from mining operations.

Foreign currency translation

        The functional currency for the Company's operations is the U.S. dollar. Monetary assets and liabilities of Agnico-Eagle's operations denominated in a currency other than the U.S. dollar are translated into

U.S. dollars using the exchange rate in effect at the year end. Non-monetary assets and liabilities are translated at historical exchange rates while revenues and expenses are translated at the average exchange rate during the year, with the exception of amortization, which is translated at historical exchange rates. Exchange gains and losses are included in income except for gains and losses on foreign currency contracts used to hedge specific future commitments in foreign currencies. Gains and losses on these contracts are accounted for as a component of the related hedged transactions.

Reclamation costs

        Effective January 1, 2003, the Company adopted the provisions of FASB Statement No. 143 ("FAS 143") related to asset retirement obligations. FAS 143 applies to legal obligations resulting from the construction, development and operation of long-lived assets, such as mining assets. This standard requires companies to recognize the present value of reclamation costs as a liability in the period the legal obligation is incurred. The Company estimated the final reclamation provision taking into account current circumstances such as projected mine life and current throughput. The provision was updated at the end of 2004 based on the availability of more accurate estimates. Further revisions to the final reclamation estimate could result from legislative changes or changes in the underlying assumptions, such as life-of-mine.

        For periods prior to January 1, 2003, estimated future reclamation costs were based primarily on legal, environmental and regulatory requirements. Future reclamation costs for the Company's inactive mines were accrued based on management's best estimate of the costs at the end of each period, comprising costs expected to be incurred at a site, on an undiscounted basis. Such cost estimates included, where applicable, ongoing care and maintenance and monitoring costs. Changes in estimates were reflected in income in the period an estimate was revised.

Income and mining taxes

        Agnico-Eagle follows the liability method of tax allocation for accounting for income taxes. Under this method of tax allocation, future income and mining tax bases of assets and liabilities are measured using the enacted tax rates and laws expected to be in effect when the differences are expected to reverse.

        From time to time, the Company issues flow-through shares to finance some of its exploration activities. Common shares of the Company are issued for cash in exchange for Agnico-Eagle giving up the tax benefits arising from the exploration activities. The difference between the flow-through share issuance price and the prevailing market price of Agnico-Eagle stock at the time of issuance is recorded as a liability at the time the flow-through shares are issued. This liability is extinguished at the time the exploration expenditures are renounced to investors. The difference between the flow-through share issuance price and market price reduces the future tax expense charged to income (loss) as this difference represents proceeds received by the Company for the sale of future tax deductions to investors in the flow-through shares.

Stock-based compensation

        Agnico-Eagle has two stock-based compensation plans. The Employee Stock Option Plan is described in note 7(a) and the Incentive Share Purchase Plan is described in note 7(b) to the consolidated financial statements.

        In 2003, the Company prospectively adopted Statement of Financial Accounting Standard ("FAS") 123, "Accounting for Stock-Based Compensation" as amended by FAS 148, "Accounting for Stock-Based Compensation — Transition and Disclosure". These accounting standards recommend the expensing of stock option grants after January 1, 2003. The standards recommend that the fair value of stock options be recognized in income over the applicable vesting period as a compensation expense. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital.

        Prior to 2003, the Company accounted for its stock option grants based on the recognition and measurement principles of Accounting Principles Board Opinion No. 25 and related interpretations. The application of Opinion No. 25 resulted in no compensation expense being recorded, in Agnico-Eagle's circumstances, as all options granted had an exercise price equal to the market value of the underlying stock on the date of grant (intrinsic value method). Pro forma fair value disclosures assumed that the estimated fair value of options would be amortized to expense over the options' vesting period.

        In December 2004, the FASB enacted FAS 123 — revised 2004 ("FAS 123R"), "Share-Based Payment", which replaces FAS 123 and supersedes APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". FAS 123R requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statement of income (loss). The accounting provisions of FAS 123R are effective for reporting periods beginning after June 15, 2005.

        The Company is required to adopt FAS 123R in the third quarter of 2005. Although the Company has been recording the fair value of stock options in income in 2003 and 2004, FAS 123R requires the application of fair value accounting to any stock options that were granted or modified since January 1, 1995. The Company is evaluating the requirements under FAS 123R and expects the adoption to have a significant impact on the consolidated statement of income (loss) and net income (loss) per share, but no impact on financial condition or cash flows.

Income (loss) per share

        Basic income (loss) per share is calculated on net income (loss) for the year using the weighted average number of common shares outstanding during the year. Diluted income (loss) per common share is calculated on the weighted average number of common shares that would have been outstanding during the year had all Convertible Debentures been converted at the beginning of the year into common shares, if such conversions are dilutive. In addition, the weighted average number of common shares used to determine diluted income (loss) per share includes an adjustment for stock options outstanding and warrants outstanding using the treasury stock method. Under the treasury stock method:

  •
  the exercise of options or warrants is assumed to be at the beginning of the period (or date of issuance, if later);

  •
  the proceeds from the exercise of options or warrants, plus in the case of options the future period compensation expense on options granted on or after January 1, 2003, are assumed to be used to purchase common shares at the average market price during the period; and

  •
  the incremental number of common shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) is included in the denominator of the diluted earnings per share computation.

Pension costs and obligations and post-retirement benefits

        Prior to July 1, 1997, Agnico-Eagle had a defined benefit plan for its salaried employees, which was substantially converted to a defined contribution plan. In addition, Agnico-Eagle provides a non-registered supplementary executive retirement defined benefit plan for its senior officers. The executive retirement plan benefits are generally based on the employees' years of service and level of compensation. Pension expense related to the defined benefit plan is the net of the cost of benefits provided, the interest cost of projected benefits, return on plan assets and amortization of experience gains and losses. Pension fund assets are measured at current fair values. Actuarially determined plan surpluses or deficits, experience gains or losses and the cost of pension plan improvements are amortized on a straight-line basis over the expected average remaining service life of the employee group.

        Agnico-Eagle maintains a defined contribution plan covering all of its employees. The plan is funded by Company contributions based on a percentage of income for services rendered by employees.

        The Company does not offer any other post-retirement benefits to its employees.

Comparative figures

        Certain items in the comparative financial statements have been reclassified from statements previously presented to conform to the presentation of the 2004 consolidated financial statements.

AGNICO-EAGLE MINES LIMITED

CONSOLIDATED BALANCE SHEETS

(thousands of United States dollars, U.S. GAAP basis)

	As at December 31,
	2004	2003
ASSETS
Current
Cash and cash equivalents	$33,005	$56,934
Restricted cash (note 6(b))	8,173	2,549
Short-term investments	64,836	50,882
Metals awaiting settlement (note 1)	43,442	34,570
Income taxes recoverable	16,105	7,539
Inventories:
Ore stockpiles	9,036	6,557
Concentrates	9,065	1,346
Supplies	8,292	6,276
Other current assets (note 2(a))	19,843	10,363

Total current assets	211,797	177,016
Fair value of derivative financial instruments (note 9)	2,689	7,573
Other assets (notes 2(b))	25,234	11,214
Future income and mining tax assets (note 8)	51,407	41,579
Mining properties (note 3)	427,037	399,719

	$718,164	$637,101

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Accounts payable and accrued liabilities (note 11)	$28,667	$29,915
Dividends payable	3,399	3,327
Interest payable	2,426	3,161

Total current liabilities	34,492	36,403

Long-term debt (note 4)	141,495	143,750

Reclamation provision and other liabilities (note 5)	14,815	15,377

Future income and mining tax liabilities (note 8)	57,136	40,848

Shareholders' Equity
Common shares (note 6(a))
Authorized — unlimited
Issued — 86,072,779 (2003 — 84,469,804)	620,704	601,305
Stock options	465	—
Warrants (note 6(c))	15,732	15,732
Contributed surplus	7,181	7,181
Deficit	(172,756)	(218,055)
Accumulated other comprehensive loss (note 6(d))	(1,100)	(5,440)

Total shareholders' equity	470,226	400,723

	$718,164	$637,101

On behalf of the Board:

SEAN BOYD C.A. Director	BERNARD KRAFT C.A. Director

See accompanying notes

AGNICO-EAGLE MINES LIMITED

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(thousands of United States dollars except per share amounts, U.S. GAAP basis)

	Years ended December 31,
	2004	2003	2002
REVENUES
Revenues from mining operations	$188,049	$126,820	$108,027
Interest and sundry income	655	2,775	1,943

	188,704	129,595	109,970
COSTS AND EXPENSES
Production	98,168	104,990	75,969
Exploration and corporate development	3,584	5,975	3,766
Equity loss in junior exploration companies (note 2(b))	2,224	1,626	—
Amortization	21,763	17,504	12,998
General and administrative	6,864	7,121	5,530
Provincial capital tax	423	1,240	829
Interest (note 4)	8,205	9,180	7,341
Foreign currency loss (gain)	1,440	72	(1,074)

Income (loss) before income, mining and federal capital taxes	46,033	(18,113)	4,611
Federal capital tax	1,049	1,090	949
Income and mining tax recoveries (note 8)	(2,895)	(1,448)	(361)

Net income (loss) before cumulative catch-up adjustment	47,879	(17,755)	4,023
Cumulative catch-up adjustment relating to FAS 143	—	(1,743)	—

Net income (loss) for the year	$47,879	$(19,498)	$4,023

Net income (loss) before cumulative catch-up adjustment per share — basic and diluted (note 6(e))	$0.56	$(0.21)	$0.06
Cumulative catch-up adjustment per share — basic and diluted	—	(0.02)	—

Net income (loss) per share — basic and diluted (note 6(e))	$0.56	$(0.23)	$0.06

Comprehensive income (loss):
Net income (loss) for the year	$47,879	$(19,498)	$4,023

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on hedging activities	2,597	8,807	(5,512)
Unrealized gain on available-for-sale securities	604	2,258	1,558
Dilution gain on issuance of securities by equity investee	1,837	4,500	1,610
Minimum pension liability	980	—	(980)
Cumulative translation adjustment on equity investee	1,937	—	—
Adjustments for derivative instruments maturing during the year	(2,983)	1,801	723
Adjustments for realized gains on available-for-sale securities due to dispositions during the year	(632)	(1,640)	—

Other comprehensive income (loss) for the year	4,340	15,726	(2,601)

Total comprehensive income (loss) for the year	$52,219	$(3,772)	$1,422

See accompanying notes

AGNICO-EAGLE MINES LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(thousands of United States dollars, U.S. GAAP basis)

	Years ended December 31, 2004, 2003 and 2002
	Common Shares
			Stock Options Outstanding		Contributed Surplus		Accumulated Other Comprehensive Loss
	Shares	Amount		Warrants		Deficit
Balance December 31, 2001	67,722,853	$407,347	$—	$—	$7,181	$(197,537)	$(18,565)
Shares issued under Employee Stock Option Plan (note 7(a))	1,927,500	14,580	—	—	—	—	—
Shares issued under the Share Incentive Purchase Plan (note 7(b))	138,747	2,061	—	—	—	—	—
Shares issued under flow-through share private placement (note 6(b))	40,161	617	—	—	—	—	—
Units issued by public offering, net of issue costs (note 6(c))	13,800,000	167,246	—	15,732	—	—	—
Shares issued on the conversion of the Company's senior convertible notes	4,460	80	—	—	—	—	—
Shares issued under the Company's dividend reinvestment plan	3,140	38	—	—	—	—	—
Net income for the year	—	—	—	—	—	4,023	—
Dividends declared ($0.03 per share) (note 6(a))	—	—	—	—	—	(2,509)	—
Other comprehensive loss for the year	—	—	—	—	—	—	(2,601)

Balance December 31, 2002	83,636,861	$591,969	$—	$15,732	$7,181	$(196,023)	$(21,166)
Shares issued under Employee Stock Option Plan (note 7(a))	229,100	1,636	—	—	—	—	—
Shares issued under the Share Incentive Purchase Plan (note 7(b))	217,855	2,605	—	—	—	—	—
Shares issued under flow-through share private placement (note 6(b))	255,768	3,570	—	—	—	—	—
Shares issued under the Company's dividend reinvestment plan	4,608	59	—	—	—	—	—
Shares issued for acquisition (note 10)	125,612	1,466	—	—	—	—	—
Net loss for the year	—	—	—	—	—	(19,498)	—
Dividends declared ($0.03 per share) (note 6(a))	—	—	—	—	—	(2,534)	—
Other comprehensive income for the year	—	—	—	—	—	—	15,726

Balance December 31, 2003	84,469,804	$601,305	$—	$15,732	$7,181	$(218,055)	$(5,440)
Shares issued under Employee Stock Option Plan (note 7(a))	391,525	3,410	—	—	—	—	—
Stock options	—	—	465
Shares issued under the Share Incentive Purchase Plan (note 7(b))	198,387	2,754	—	—	—	—	—
Shares issued under flow-through share private placement (note 6(b))	1,000,000	13,114	—	—	—	—	—
Shares issued under the Company's dividend reinvestment plan	13,063	121	—	—	—	—	—
Net income for the year	—	—	—	—	—	47,879	—
Dividends declared ($0.03 per share) (note 6(a))	—	—	—	—	—	(2,580)	—
Other comprehensive income for the year	—	—	—	—	—	—	4,340

Balance December 31, 2004	86,072,779	$620,704	$465	$15,732	$7,181	$(172,756)	$(1,100)

See accompanying notes

AGNICO-EAGLE MINES LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(thousands of United States dollars, U.S. GAAP basis)

	Years ended December 31,
	2004	2003	2002
Operating activities
Net income (loss) for the year	47,879	$(19,498)	$4,023
Add (deduct) items not affecting cash:
Amortization	21,763	17,504	12,998
Future income and mining taxes	2,338	1,090	1,183
Unrealized loss (gain) on derivative contracts	1,087	(2,265)	(1,680)
Cumulative catch-up adjustment relating to FAS 143	—	1,743	—
Amortization of deferred costs and other	4,792	5,378	3,840
Changes in non-cash working capital balances
Metals awaiting settlement	(8,872)	(4,821)	(9,669)
Income taxes recoverable	(8,566)	(4,639)	(2,549)
Inventories	(9,875)	(3,559)	(863)
Prepaid expenses and other	(1,590)	(5,382)	(2,319)
Accounts payable and accrued liabilities	1,304	17,414	8,327
Interest payable	(735)	1,288	(179)

Cash provided by operating activities	49,525	4,253	13,112

Investing activities
Additions to mining properties	(53,318)	(42,038)	(64,836)
Additions to short-term investments	(13,954)	(50,882)	—
Increase in investments and other	(21,936)	(10,438)	(1,773)
Increase in restricted cash	(5,624)	(2,549)	—

Cash used in investing activities	(94,832)	(105,907)	(66,609)

Financing activities
Dividends paid	(2,480)	(2,431)	(1,344)
Common shares issued	23,906	8,141	193,784
Warrants issued	—	—	15,732
Share and warrant issue costs	(253)	(271)	(9,162)
Proceeds from long-term debt (note 4)	—	—	143,750
Financing costs	—	—	(5,266)
Repayment of the Company's senior convertible debentures (note 4)	—	—	(122,169)
Bank debt	—	—	(30,000)

Cash provided by financing activities	21,173	5,439	185,325

Effect of exchange rate changes on cash and cash equivalents	205	215	(74)

Net increase (decrease) in cash and cash equivalents during the year	(23,929)	(96,000)	131,754
Cash and cash equivalents, beginning of year	56,934	152,934	21,180

Cash and cash equivalents, end of year	$33,005	$56,934	$152,934

Other operating cash flow information:
Interest paid during the year	$6,999	$7,750	$24,427
Income, mining and capital taxes paid (recovered) during the year	$222	$2,887	$(1,982)

See accompanying notes

AGNICO-EAGLE MINES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of United States dollars except per share amounts, unless otherwise indicated)
December 31, 2004

1.     METALS AWAITING SETTLEMENT

	2004	2003
Bullion awaiting settlement	$648	$1,327
Concentrates awaiting settlement	42,794	33,243

	$43,442	$34,570

  In 2004, precious metals accounted for 74.9% of Agnico-Eagle's revenues from mining operations (2003 — 83.7%; 2002 — 87.7%). Net by-product revenues in 2004 consisted of 17.6% zinc (2003 — 11.2%; 2002 — 12.3%) and 7.5% copper (2003 — 5.1%; 2002 — nil).

2.     OTHER ASSETS

  (a)
  Other current assets

	2004	2003
Available-for-sale securities (at market value)	$13,793	$4,426
Prepaid expenses	737	1,269
Employee loans receivable	482	540
Federal and provincial sales taxes receivable	3,658	3,499
Other	1,173	629

	$19,843	$10,363

    In 2004, the Company realized $1,327 (2003 — $3,692) in proceeds and recorded a gain of $839 (2002 — $2,507) in income on the sale of available-for-sale securities. The cost basis of available-for-sale securities is determined using the average cost method.

  (b)
  Other assets

	2004	2003
Deferred financing costs, less accumulated amortization of $3,488 (2003 — $2,321)	$7,580	$8,080
Loan to Contact Diamond Corporation	3,024	2,739
Investment in Riddarhyttan Resources AB	14,170	—
Other	460	395

	$25,234	$11,214

    The change in the loan to Contact Diamond Corporation (formerly Sudbury Contact Mines Limited) ("Contact Diamond") from the prior year is attributable primarily to the difference in foreign exchange rates at the respective year-ends.

          Riddarhyttan Resources AB

    During the year, Agnico-Eagle purchased a 14% stake in Riddarhyttan Resources AB ("Riddarhyttan"), a public company listed on the Stockholm Stock Exchange in Sweden under the trading symbol "RHYT". Agnico-Eagle is accounting for its investment in Riddarhyttan using the equity method of accounting. Although Agnico-Eagle owns less than 20% of Riddarhyttan's common stock, Agnico-Eagle is able to significantly influence Riddarhyttan's operating, investing and financing activities through its representation on Riddarhyttan's Board of Directors.

    As at December 31, 2004, the Company owned 14,538,461 shares with a market value of US$16.7 million.

          Contact Diamond Corporation

    As a result of issuances of stock by Contact Diamond in 2003, the Company's interest in Contact Diamond was diluted to below 50%. The Company therefore ceased consolidating the results of Contact Diamond and began accounting for its investment using the equity method of accounting on September 1, 2003. Agnico-Eagle's 2003 share of losses in Contact Diamond decreased the book value of the investment in Contact Diamond to nil as at December 31, 2003, with the excess applied to reduce the outstanding debt.

    In 2004, as a result of further issuances of stock by Contact Diamond, Agnico-Eagle recorded a dilution gain with a resultant increase in the carrying value of its investment in Contact Diamond. As Contact Diamond is considered a "development stage enterprise", the dilution gain was recorded in other comprehensive income (loss) for the year. The carrying value of the investment resulting from issuances of stock by Contact Diamond was reduced to nil at December 31, 2004 as a result of Agnico-Eagle recording its share of losses in Contact Diamond.

    As at December 31, 2004, the Company owned 44% (13,814,077 shares) of Contact Diamond, with a market value of US$9.0 million. Contact Diamond is a public company listed on the Toronto Stock Exchange under the trading symbol "CO".

    The loan to Contact Diamond is due on demand, unsecured and bears interest at 8% per annum. Agnico-Eagle has waived interest on the loan commencing May 13, 2002 and will not charge interest or demand repayment of the loan and any outstanding interest within the next year. Accordingly, the outstanding principal and accrued interest on the loan has been classified as a long-term asset.

          Loss on equity accounted investments:

	2004	2003
Riddarhyttan Resources AB	$440	$—
Contact Diamonds Corporation	1,784	1,626

	$2,224	$1,626

3.     MINING PROPERTIES

	2004			2003
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Mining properties	$78,301	$13,496	$64,805	$60,362	$10,289	$50,073
Plant and equipment	288,847	82,620	206,227	274,725	72,290	202,435
Mine development costs	200,971	44,966	156,005	181,761	34,550	147,211

	$568,119	$141,082	$427,037	$516,848	$117,129	$399,719

  The Company's El Coco property ("El Coco"), located adjacent to and immediately east of the Company's LaRonde Mine, is subject to a royalty interest payable to Barrick Gold Corporation. The El Coco royalty, on production from an area that extends 500 metres from the property boundary with the LaRonde Mine, consists of a 50% net profits interest ("NPI"), which is defined as net revenues from the sale of minerals produced from the property less the pro-rated portion of the production costs and allowable direct and common capital expenditures related to the exploration and development of the property. The remaining area of the El Coco property is subject to a 4% net smelter return royalty (defined as gross revenues from the sale of minerals less applicable refining, selling and delivery costs and applicable taxes). During 2004, the Company made NPI royalty payments of $2.2 million (2003 — $8.9 million; 2002 — $12.0 million). No further payments are expected to be made as the economical mining activity in the area subject to the royalty has been completed.

4.     LONG-TERM DEBT

  (a)
  Convertible subordinated debentures

    The Company's convertible subordinated debentures (the "Convertible Debentures") bear interest of 4.50% per annum, payable in cash semi-annually, on the principal amount of $144 million. The debentures are convertible into common shares of Agnico-Eagle at the option of the holder, at any time on or prior to maturity, at a rate of 71.429 common shares per $1,000 U.S. dollar principal amount. The debentures are redeemable by Agnico-Eagle, in whole or in part, at any time on or after

    February 15, 2006 at a redemption price equal to par plus accrued and unpaid interest. The Company may redeem the debentures in cash or, at the option of the Company, by delivering freely tradeable common shares.

    In 2004, interest on the debentures of nil was capitalized for the construction of the Lapa and Goldex properties as the amount was determined to not be significant.

    In late 2003, the Company entered into an interest rate swap whereby fixed rate payments on the convertible subordinated debentures were swapped for variable rate payments. The notional amount under the swap exactly matches the $144 million face value of the debentures and the swap agreement terminates on February 15, 2006, which is the earliest date that the debentures can be called for redemption. Under the terms of the swap agreement, the Company makes interest payments of three-month LIBOR plus a spread of 2.37% and receives fixed interest payments of 4.50%, which completely offsets the interest payments the Company makes on the subordinated convertible debentures. The three-month LIBOR rate was also capped at 3.38% such that total variable interest payments will not exceed 5.75%. Throughout 2004, the Company received $0.9 million in swap payments such that net interest on the Convertible Debentures was $5.6 million.

  (b)
  Revolving credit facility

    Prior to December 2004, the revolving credit facility (the "Facility") was with a syndicate of banks that provided the Company with up to $125 million of revolving debt. Under the terms of the Facility, which was primarily secured by a first charge on the Company's LaRonde Mine and the El Coco property, an initial tranche of $100 million was available and a second tranche of $25 million was also made available upon satisfaction of certain completion tests in connection with the LaRonde Mine expansion to 7,000 tons of ore per day. The Facility was fully revolving until the end of 2004, at which time the drawn portion of the Facility was to begin to amortize at annual rates of 25%, 32.5%, 20%, 12.5% and 10% in the years 2004 to 2008, respectively. The interest rate under the Facility was LIBOR plus 2.25% per annum with a standby fee of 1% per annum on any undrawn portion of the Facility. At the end of 2003 and up to the point of refinancing, the Facility was completely undrawn.

    In 2004, the Company amended its revolving bank facility with a syndicate of international banks. The amended facility provides the Company with a $100 million line of credit on a revolving basis. The amended facility matures and all indebtedness thereunder is due and payable on December 23, 2007. The Company, with the consent of lenders representing 66 2/3% of the aggregate commitments under the amended facility, has the option to extend the term of the amended facility for three additional one-year terms to December 23, 2010. The amended facility is available in multiple currencies through prime rate, base rate and LIBOR advances and through bankers' acceptances priced at the applicable rate plus a margin that ranges from 2.25% to 1.50% depending on certain financial ratios. The lenders under the amended facility are each paid a commitment fee at a rate that changes from 0.5% to 0.875% depending on financial ratios. Payment and performance of the Company's obligations under the amended facility are secured by substantially all the property relating to the LaRonde Mine and the El Coco property.

    The amended facility limits, among other things, the Company's ability to incur additional indebtedness, pay dividends or make payments in respect of its common shares, make investments or loans, transfer the Company's assets or make expenditures relating to property secured under the credit agreement at that time that are not consistent with the mine plan and operating budget delivered pursuant to the credit facility. Further, the agreement requires the Company to maintain specified financial ratios and meet financial condition covenants. Under the terms of the amended facility, the Company has entered into derivative agreements subsequent to year end to ensure that the projected revenues from sales of metals are sufficient to reasonably ensure that the Company will be in compliance with financial and other covenants in the credit agreement.

    For the year ended December 31, 2004, interest expense was $8.2 million (2003 — $9.2 million; 2002 — $7.3 million), of which cash payments were $7.0 million (2003 — $8.0 million; 2002 — $24.4 million). Approximately $19 million of the cash interest payments in 2002 were in connection with the redemption of the Company's January 27, 2004 senior convertible notes. In 2004, cash interest on the Facility was nil (2003 — nil; 2002 — $1.3 million) and cash standby fees on the Facility were $1.4 million (2003 — $1.2 million; 2002 — $1.0 million). In 2004, cash interest on the Facility of nil (2003 — nil; 2002 — $2.3 million) was capitalized to construction in progress. The Company's weighted average interest rate on all its debt for the year ended December 31, 2004 was 4.9% (2003 — 6.4%; 2002 — 7.6%).

5.     RECLAMATION PROVISION AND OTHER LIABILITIES

  Reclamation provision and other liabilities consist of the following:

	2004	2003
Reclamation and closure costs (note 5(a))	$11,560	$11,629
Pension benefits (note 5(b))	3,255	3,748

	$14,815	$15,377

  (a)
  Reclamation and closure costs

    Under mine closure plans submitted to the Minister of Natural Resources in Quebec, the estimated future reclamation costs for the LaRonde and Bousquet mines are approximately $18.2 million and $2.9 million, respectively. These reclamation estimates are based on current legislation and there can be no assurance that the Minister of Natural Resources will not impose additional reclamation obligations with higher costs. All of the accrued reclamation and closure costs are long-term in nature and thus no portion of these costs has been reclassified to current liabilities. The Company does not currently have assets that are restricted for the purposes of settling these obligations.

    The following table reconciles the beginning and ending carrying amount of asset retirement obligations.

	2004	2003
Asset retirement obligations, beginning of year	$11,629	$5,520
Current year accretion	399	424
Reclamation payments	(468)	(44)
Liabilities incurred on the purchase of the Bousquet mine	—	5,729

Asset retirement obligations, end of year	$11,560	$11,629

  (b)
  Pension benefits

    Effective July 1, 1997, Agnico-Eagle's defined benefit pension plan for active employees was converted to a defined contribution plan. Employees retired prior to that date remain in the defined benefit pension plan. In addition, Agnico-Eagle provides a non-registered executive supplementary defined benefit plan for certain senior officers. The funded status of Agnico-Eagle's defined benefit employees' pension plan ("Employee's Plan") is based on an actuarial valuation as of January 1, 2003 and projected to December 31, 2004. The funded status of the executive supplementary defined benefit plan is based on an actuarial valuation as of July 1, 2004 and projected to December 31, 2004. The components of Agnico-Eagle's net pension plan expense are as follows:

	2004	2003	2002
Service cost — benefits earned during the year	$306	$263	$210
Gain due to settlement	(783)	—	—
Prior service cost	20	—	—
Interest cost on projected benefit obligation	488	419	348
Return on plan assets	(151)	(127)	(125)
Amortization of net transition asset, past service liability and net experience gains	208	84	(138)

Net pension plan expense	$88	$639	$295

    Agnico-Eagle contributes 5% of its payroll expense to a defined contribution plan. The expense in 2004 was $1.8 million (2003 — $1.4 million; 2002 — $1.1 million).

    Assets of the Employees Plan are comprised of pooled Canadian and U.S. equity funds and pooled bond funds. As of the measurement date, the plan's assets are allocated 58% to equity securities and 42% to fixed income securities. The Employees Plan is relatively mature with a substantial portion of the projected benefit obligation liability attributable to pensioners and there are no contributions being made to the plan. Since benefit payments are completely funded from plan assets and investment returns, the plan assets are managed to achieve a moderate degree of risk in terms of short-term variability of returns. The major categories of plan assets along with minimum, maximum and target allocations are presented below:

	Minimum	Maximum	Target
Cash and short-term investments	0%	35%	5%
Fixed income securities	25%	75%	35%
Equity securities	25%	65%	60%
Real estate	0%	10%	0%

    Fixed income securities must meet quality constraints in the form of minimum investment ratings. Equity securities also have quality constraints in the form of maximum allocations to any one security and maximum exposure to any one industry group. The accumulated benefit obligation for the Employees Plan is equal to the projected benefit obligation and no amount was included in accumulated other comprehensive loss for this plan in 2004 or 2003.

    Assets for the executives' retirement plan ("Executives Plan") consist of deposits on hand with regulatory authorities which are refundable when benefit payments are made or on the ultimate wind-up of the plan. The accumulated benefit obligation for this plan at December 31, 2004 was $3.2 million (2003 — $3.7 million) and $(0.9) million (2003 — nil) was recorded in other comprehensive income (loss) arising from a change in the additional minimum pension liability. At the end of 2004, the remaining unamortized net transition obligation was $1.4 million (2003 — $1.3 million) for the Executives Plan and the net transition asset was $0.7 million (2003 — $0.8 million) for the Employees Plan.

    The funded status of the Employees and the Executives plans for 2004 and 2003 are as follows:

	2004		2003
	Employees	Executives	Employees	Executives
Reconciliation of the market value of plan assets
Fair value of plan assets, beginning of year	$2,132	$275	$1,576	$200
Agnico-Eagle's contribution	—	340	—	56
Actual return on plan assets	115	—	321	—
Benefit payments	(202)	(170)	(132)	(28)
Other	—	246	—	—
Divestitures	—	(77)	—	—
Effect of exchange rate changes	151	48	367	47

Fair value of plan assets, end of year	$2,196	$662	$2,132	$275

Reconciliation of projected benefit obligation
Projected benefit obligation, beginning of year	$1,768	$5,893	$1,468	$4,081
Service costs	—	307	—	263
Interest costs	103	385	101	318
Actuarial losses (gains)	61	(1,938)	35	188
Benefit payments	(202)	(245)	(132)	(28)
Plan amendments	—	118	(29)	92
Settlements	—	(854)	—	—
Effect of exchange rate changes	128	254	325	979

Projected benefit obligation, end of year	$1,858	$3,920	$1,768	$5,893

Excess (deficiency) of plan assets over projected benefit obligation	$338	$(3,258)	$364	$(5,618)

Comprised of:
Unamortized transition asset (liability)	$722	$(1,426)	$839	$(1,271)
Unamortized net experience gain (loss)	(284)	1,423	(167)	(599)
Accrued liabilities	(100)	(3,255)	(308)	(3,748)

	$338	$(3,258)	$364	$(5,618)

Weighted average discount rate(i)	6.25%	6.25%	6.50%	6.50%
Weighted average expected long-term rate of return	7.50% (ii)	n.a	7.50% (ii)	n.a
Weighted average rate of compensation increase	n.a	3.0%	n.a.	3.0%
Estimated average remaining service life for the plan (in years)	13.0	10.0 (iii)	5.0	8.0 (iii)

    Notes:

    (i)
    Discount rates used for the Executives Plan are after-tax rates.

    (ii)
    Long-term rates of return were determined using, as a basis, rates for high quality debt instruments adjusted for historical rates of return actually achieved.

    (iii)
    Estimated average remaining service life for the Executives Plan was developed for individual senior officers.

    The estimated benefits to be paid from each plan in the next ten years is presented below:

	Employees	Executives	Total
2005	255	152	407
2006	256	152	408
2007	255	152	407
2008	251	152	403
2009	249	152	401
2010 - 2014	1,182	760	1,942

6.     SHAREHOLDERS' EQUITY

  (a)
  Common shares

    The Company's common shares are covered by a Shareholder Rights Plan whereby each shareholder, in the event of certain takeover bids or other change-in-control transactions involving the acquisition of 20% or more of Agnico-Eagle's outstanding voting shares, has the right ("Rights") to purchase from Agnico-Eagle for an exercise price of C$80.00 that number of shares of Agnico-Eagle having an aggregate market price equal to twice the exercise price. Until such time as a triggering bid for control occurs, the Rights trade together with the existing common shares and will expire on May 10, 2009.

    The Company has reserved for issuance 10,267,919 common shares in the event that the Convertible Debentures are converted into common shares and 6,900,000 common shares in the event that the warrants are exercised.

    In 2004, the Company declared dividends on its common shares of $0.03 per share (2003 — $0.03 per share; 2002 — $0.03 per share). Under the terms of the Company's amended credit facility, the Company's dividend payments are restricted to an aggregate of $20 million per year.

  (b)
  Flow-through share private placements

    In 2004, Agnico-Eagle issued 1,000,000 (2003 — 255,768; 2002 — 40,161) common shares under a flow-through share private placement for proceeds of $17.5 million (2003 — $3.6 million; 2002 — $0.6 million) net of share issue costs. The 2004 shares were issued at a 33% premium to the prevailing market price. The premium was allocated to income and mining tax recoveries as discussed in the following paragraph. Agnico-Eagle has agreed to use such proceeds for the purpose of incurring Canadian exploration expenditures in connection with its 2004 and 2005 exploration activities. In 2004, the Company renounced to its investors C$23.0 million (2003 — C$5.3 million; 2002 — C$1.0 million) of such expenses for income tax purposes. To comply with the flow-through share agreement, the Company must incur C$9.8 million of exploration expenditures in 2005 related to the expenditures renounced in 2004. This amount has been classified as restricted cash on the consolidated balance sheet.

    The difference between the flow-through share issuance price and the market price of Agnico-Eagle stock at the time of purchase is recorded as a liability at the time the flow-through shares are issued. This liability is extinguished at the time the exploration expenditures are renounced to investors. The difference between the flow-through share issuance price and market price reduces the future tax expense charged to income (loss) as this difference represents proceeds received by the Company for the sale of future tax deductions to investors in the flow-through shares.

  (c)
  Public offering

    In 2002, Agnico-Eagle issued 13,800,000 units, each unit consisting of one common share and one-half warrant, at $13.90 per unit for net proceeds of $182.9 million, after deducting share issue costs of $9.1 million (no related income tax effect). Of the net proceeds, $167.2 million was allocated to common shares and the remaining $15.7 million was allocated to the warrants. Each whole warrant entitles the holder to purchase one common share at a price of $19.00, subject to certain adjustments summarized in the prospectus. Warrants are exercisable at any time prior to November 14, 2007, after which time the warrants will expire and be of no value. The Company will inform warrant holders, through a press release, of pending expiry at least 90 days prior to the expiry date. If all outstanding warrants are exercised, the Company would issue an additional 6,900,000 common shares.

  (d)
  Accumulated other comprehensive loss

    The opening balance of the cumulative translation adjustment in accumulated other comprehensive loss in 2003 and 2004 of $(15.9) million resulted from Agnico-Eagle adopting the U.S. dollar as its principal currency of measurement. Prior to this change, the Canadian dollar had been used as the reporting currency. Prior periods' consolidated financial statements were translated into U.S. dollars by the current rate method using the year end or the annual average exchange rate where appropriate. This translation approach was applied from January 1, 1994. This translation gave rise to a deficit in the cumulative translation adjustment account within accumulated other comprehensive loss as at December 31, 2004 and 2003.

    Effective January 1, 2001, the Company prospectively adopted the new accounting recommendations made under FAS 133 and FAS 138 on accounting for derivative financial instruments and hedging. Upon the adoption of FAS 133, the Company recorded a cumulative translation adjustment to accumulated other comprehensive loss of $2.8 million. The Company has designated its gold put contracts and certain foreign exchange derivative contracts as cash flow hedges and, as such, unrealized gains and losses on these contracts are recorded in accumulated other comprehensive loss.

    The following table presents the components of accumulated other comprehensive loss.

	2004	2003
Cumulative translation adjustment from adopting U.S. dollar as principal reporting currency	$(15,907)	$(15,907)
Unrealized gain on available-for-sale securities	2,148	2,176
Dilution gain on equity issuances of subsidiary	7,947	6,110
Unrealized gain on foreign exchange derivative contracts	8,690	9,973
Unrealized loss on gold put option contracts	(5,915)	(6,812)
Cumulative translation adjustment (on investment in Riddarhyttan)	1,937	—
Minimum pension liability	—	(980)

	$(1,100)	$(5,440)

    In 2004, a $1.5 million (2003 — $1.8 million) loss was reclassified from accumulated other comprehensive loss to income to reflect the amortization of gold put option contract premiums for contracts originally scheduled to mature in 2004. Also in 2004, a $0.6 million gain (2003 — $1.6 million gain) was reclassified from accumulated other comprehensive loss to income to reflect the realization of gains on available-for-sale securities due to the disposition of those securities.

  (e)
  Net income (loss) per share

    The following table provides the weighted average number of common shares used in the calculation of basic and diluted income (loss) per share:

	2004	2003	2002
Weighted average number of common shares outstanding — basic	85,157,476	83,889,115	70,821,081
Add: Dilutive impact of employee stock options	414,555	—	810,182

Weighted average number of common shares outstanding — diluted	85,572,031	83,889,115	71,631,263

    The calculation of diluted income (loss) per share has been computed using the treasury stock method. In applying the treasury stock method, options and warrants with an exercise price greater than the average quoted market price of the common shares are not included in the calculation of diluted earnings per share as the effect is anti-dilutive.

    In 2004, the Convertible Debentures and warrants were anti-dilutive and thus were not included in the calculation of diluted income per share. In 2003, the employee stock options, Convertible Debentures and warrants were anti-dilutive and thus were not included in the calculation of diluted loss per share. In 2002, the Convertible Debentures and warrants were anti-dilutive and thus were excluded from the calculation of diluted income per share.

7.     STOCK-BASED COMPENSATION

  (a)   Employee Stock Option Plan ("ESOP")

    The Company's ESOP provides for the granting of options to directors, officers, employees and service providers to purchase common shares. Under this plan, options are granted at the fair market value of the underlying shares on the date of grant. The number of shares subject to option for any one person may not exceed 5% of the Company's common shares issued and outstanding at the date of grant.

    Up to May 31, 2001, the number of common shares reserved for issuance under the ESOP was 6,000,000 and options granted under the ESOP had a maximum term of ten years. On April 24, 2001, the Compensation Committee of the Board of Directors adopted a policy pursuant to which options granted after that date shall have a maximum term of five years. On May 31, 2001, the shareholders approved a resolution to increase the number of common shares reserved for issuance under the ESOP by 2,000,000 to 8,000,000. In 2004, the shareholders approved a further 2,000,000 common shares for issuance under the ESOP.

    Of the 537,250 options granted under the ESOP in 2004, 134,313 options granted vest immediately and expire in the year 2009. The remaining options expire in 2009 and vest in equal instalments, on each anniversary date of the grant, over a three-year term. Of the 40,000 options granted under the ESOP in 2003, 37,000 options granted vest immediately and expire in the year 2008. The remaining options expire in 2008 and have a vesting period of three years, in which 33% or 1,000 vest immediately and are exercisable on the date of the grant, while the remaining 67% or 2,000 options are exercisable in equal instalments, on each anniversary date of the grant, over a three-year term. Of the 1,358,500 options granted in 2002, 1,299,500 options granted vest immediately and expire in the year 2007. The remaining options vest over periods ranging from two to five years and expire between 2007 and 2012.

    The following summary sets out the activity with respect to Agnico-Eagle's outstanding stock options:

	2004		2003		2002
	Options	Weighted average exercise price	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding, beginning of year	2,845,150	C$14.85	3,060,350	C$14.47	3,660,200	C$12.04
Granted	537,250	16.71	40,000	18.49	1,358,500	17.07
Exercised	(391,525)	11.01	(229,100)	10.23	(1,927,500)	11.82
Cancelled	(607,725)	17.76	(26,100)	16.01	(30,850)	12.06

Outstanding, end of year	2,383,150	C$15.16	2,845,150	C$14.85	3,060,350	C$14.47

Options exercisable at end of year	1,983,963		2,697,950		2,682,500

    The weighted average grant-date fair value of options granted in 2004 was C$4.35. The following table summarizes information about Agnico-Eagle's stock options outstanding at December 31, 2004:

	Options outstanding
				Options exercisable
		Weighted average remaining contractual life
Range of exercise prices	Number outstanding		Weighted average exercise price	Number exercisable	Weighted average exercise price
C$ 6.55 — C$ 9.20	136,650	3.8 years	C$ 8.10	136,650	C$ 8.10
C$10.20 — C$15.43	594,100	4.9 years	C$10.63	594,100	C$10.63
C$15.93 — C$19.94	1,396,900	2.8 years	C$16.40	997,713	C$16.28
C$21.72 — C$25.60	255,500	2.2 years	C$22.66	255,500	C$22.66

C$ 6.55 — C$25.60	2,383,150	3.3 years	C$15.16	1,983,963	C$14.84

    The Company has reserved for issuance 2,383,150 common shares in the event that these options are exercised.

    The number of unoptioned shares available for granting of options as at December 31, 2004, 2003 and 2002 was 2,846,485, 776,010 and 789,910, respectively.

    In 2003, the Company prospectively adopted FAS 123, "Accounting for Stock-Based Compensation" as amended by FAS 148, "Accounting for Stock-Based Compensation — Transition and Disclosure". These accounting standards recommend the expensing of stock options granted after January 1, 2003. The standards recommend that the fair value of stock options be recognized in income over the applicable vesting period as a compensation expense. Prior to 2003, the Company accounted for its stock option grants based on the recognition and measurement principles of Accounting Principles Board Opinion No. 25 and related interpretations. The application of Opinion No. 25 resulted in no compensation expense being recorded in Agnico-Eagle's circumstances as all options granted had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income (loss) and net income (loss) per share for 2003 and 2002 as if the Company had applied the fair value recognition provisions of FAS 123 to account for all its stock option grants. The 2003 pro forma compensation expense includes option grants made prior to the adoption of FAS 123/FAS 148 which vest in 2003.

	2003	2002
Net income (loss) for the year, as reported	$(19,498)	$4,023
Add: Stock-based employee compensation included in reported net income (loss)	95	—
Deduct: Total stock-based employee compensation determined under fair value based method for all awards	(263)	(2,621)

Pro forma net income (loss)	$(19,666)	$1,402

Net income (loss) per share:
Basic and diluted, as reported	$(0.23)	$0.06

Basic and diluted, pro forma	$(0.23)	$0.02

    Pro forma disclosures have not been included for 2004 as substantially all options prior to the adoption of fair value accounting had vested at the end of 2003.

    Agnico-Eagle estimated the fair value of options under the Black-Scholes option pricing model and the following weighted average assumptions:

	2004	2003	2002
Risk-free interest rate	3.0%	2.9%	2.6%
Expected life of options (in years)	2.5	2.5	2.1
Expected volatility of Agnico-Eagle's share price	38.5%	43.5%	36.9%
Expected dividend yield	0.24%	0.25%	0.19%

    The total compensation cost for the ESOP recognized in the consolidated statement of income (loss) for the current year was $0.5 million.

  (b)   Incentive Share Purchase Plan

    On June 26, 1997, the shareholders approved an Incentive Share Purchase Plan (the "Purchase Plan") to encourage directors, officers and employees ("Participants") to purchase Agnico-Eagle's common shares at market values.

    Under the Purchase Plan, eligible employees may contribute up to 10% of their basic annual salaries and directors may contribute up to 100% of their annual board and committee retainer fees. For both employees and directors, Agnico-Eagle contributes an amount equal to 50% of each Participant's contribution.

    In 2004, 198,387 common shares were issued under the Purchase Plan (2003 — 217,855; 2002 — 138,747) for proceeds of $2.8 million (2003 — $2.6 million; 2002 — $2.1 million). In June 2002, shareholders approved an increase in the maximum amount of shares reserved for issuance under the Purchase Plan to 2,500,000 from 1,000,000. Agnico-Eagle has reserved for issuance 1,151,272 common shares (2003 — 1,349,659; 2002 — 1,567,514) under the Purchase Plan.

8.     FUTURE INCOME AND MINING TAXES

  Income and mining taxes recovery is made up of the following components:

	2004	2003	2002
Current provision
Provincial mining duties	$(5,233)	$(2,538)	$(2,779)

Future provision
Federal income taxes	(13,950)	(18,870)	—
Provincial income taxes	—	—	—
Provincial mining duties	16,288	19,960	2,418

	2,338	1,090	2,418

	$(2,895)	$(1,448)	$(361)

  Mining taxes are assessed at the rate of 12% on income from mining operations. Income from mining operations is calculated as revenue from mined metals less production costs directly attributable to mining. Income from mining operations is reduced by depreciation allowances on mine construction and development as well as certain exploration costs. The mining taxes are paid to the government agency which grants the mining lease and/or mining concession required in order to extract ore in the particular jurisdiction.

  Cash income and mining taxes recovered in 2004 was $0.2 million (2003 — $0.6 million; 2002 — $0.8 million).

  Future income and mining taxes expense (recovery) has been provided on temporary differences which consist of the following:

	2004	2003	2002
Amortization	$4,855	$(11)	$(587)
Exploration and development	2,789	2,910	3,152
Premium on flow-through shares	(4,373)	—	—
Other	(933)	(1,809)	(147)

	$2,338	$1,090	$2,418

  The income and mining taxes expense (recovery) is different from the amount that would have been computed by applying the Canadian statutory income tax rate as a result of the following:

	2004	2003	2002
Combined federal and composite provincial tax rates	36.9%	(38.3)%	39.9%
Increase (decrease) in taxes resulting from:
Provincial mining duties	23.7	20.1	(7.8)
Resource allowances	(12.1)	(8.4)	(101.7)
Permanent and other differences	(7.0)	14.0	6.5
Utilization of temporary differences for which no benefit was previously recognized	(11.6)	20.5	78.7
Utilization of losses for which no benefit was previously recognized	(36.2)	22.7	(23.4)
Effect of changes in Canadian income tax legislation	—	(38.6)	—

Actual rate as a percentage of pre-tax income (loss)	(6.3)%	(8.0)%	(7.8)%

  Agnico-Eagle has non-capital tax loss carryforwards of approximately C$22 million which may be carried forward to reduce future years' taxable income. These losses expire in 2010.

  Agnico-Eagle has approximately C$395 million of cumulative Canadian exploration and development expenses and C$384 million of unamortized capital pools available indefinitely to reduce future years' taxable income.

  As at December 31, 2004 and 2003, Agnico-Eagle's future income and mining tax assets and liabilities are as follows:

	2004		2003
	Assets	Liabilities	Assets	Liabilities
Non-current
Income taxes:
Plant and equipment	$19,925	$—	$14,655	$—
Mine development costs	20,934	—	19,746	—
Net operating and capital loss carryforwards	15,733	—	26,022	—
Mining duties	10,502	—	6,992	—
Other	1,997	—	3,542	—
Valuation allowance	(17,684)	—	(29,378)	—

Total non-current	$51,407	$—	$41,579	$—

Mining duties:
Plant and equipment	$472	$30,110	$440	$18,192
Mine development costs	370	27,806	344	23,548
Other	—	(780)	—	(892)
Valuation allowance	(842)	—	(784)	—

Total non-current	$—	$57,136	$—	$40,848

Non-current future income and mining tax assets and liabilities	$51,407	$57,136	$41,579	$40,848

  All of Agnico-Eagle's future income tax assets and liabilities are denominated in local currency based on the jurisdiction in which the Company pays taxes and are translated into U.S. dollars using the exchange rate in effect at the consolidated balance sheet date. The increase in the gross amounts of the future tax assets and liabilities was impacted by the weaker U.S. dollar in relation to the Canadian dollar throughout 2004. At December 31, 2004, asset and liability amounts were translated into U.S. dollars at an exchange rate of $1.20 whereas at December 31, 2003, asset and liability amounts were translated at an exchange rate of $1.29. The additional increase in future tax assets and liabilities was due to increases in capital pools resulting from the LaRonde Mine capital expenditures and increased future tax assets relating to increased future mining duty liabilities. At January 1, 2004, the valuation allowance, a reserve against future income tax assets recorded in the accounts, was $29.4 million. In 2004, the valuation allowance decreased by $11.7 million due to the impact of a weaker U.S. dollar and the utilization of capital and net operating loss carryforwards which were previously unrecognized.

  In 2003, tax legislation changes gave rise to additional future income tax assets. As provincial mining duties are now deductible in computing Canadian federal income taxes payable, the Company has recorded an asset representing the future deductions that will be available at the federal level arising from the payment of provincial mining duties. As this mining duty tax asset is long-term in nature and does not have a set expiry date, the Company has not provided a valuation allowance against this future tax asset.

  The Company paid no cash income or mining taxes in the year ended December 31, 2004.

9.     FINANCIAL INSTRUMENTS

  Agnico-Eagle enters into financial instruments with a number of financial institutions in order to hedge underlying revenue, cost and fair value exposures arising from commodity prices, interest rates and foreign currency exchange rates. Financial instruments which subject Agnico-Eagle to market risk and concentration of credit risk consist primarily of cash and short-term investments and derivative contracts for currencies, interest rates and precious and base metals. Agnico-Eagle places its cash and cash equivalents and short-term investments in high quality securities issued by government agencies, financial institutions and major corporations and limits the amount of credit exposure by diversifying its holdings.

  Agnico-Eagle's risk management policy attempts to mitigate the risks associated with fluctuating metal prices and foreign exchange rates. Agnico-Eagle uses over-the-counter put and call option metals and foreign exchange contracts to hedge its net revenues from mining operations and costs of production, respectively. These instruments are straightforward contracts and involve little complexity. Agnico-Eagle is exposed to credit risk in the event of non-performance by counterparties in connection with its currency and metal option contracts. Agnico-Eagle does not obtain any security to support financial instruments subject to credit risk, but mitigates the risk by dealing with a diverse group of creditworthy counterparties and, accordingly, does not anticipate loss for non-performance. The Company continually monitors the market risk of its hedging activities.

  Gold put option contracts

  Agnico-Eagle's portfolio of gold put option contracts was entered into to establish a minimum price which the Company will receive from the sale of its gold production. The contracts expire monthly based on planned production volumes. These instruments have been designated as hedges under the criteria established by FAS 133 and FAS 138 on accounting for derivative financial instruments and hedging. At December 31, 2001, these option contracts did not qualify as a designated hedge under FAS 133. Accordingly, changes in fair value were recognized as part of the Company's net loss. On January 1, 2002, the Company implemented a new treasury management system that complies with the new documentation requirements of FAS 133. As a result, these option contracts now qualify for hedge accounting. In 2004, 2003 and 2002, changes in the fair value of these option contracts were recognized as part of other comprehensive income (loss).

  Gains and losses on gold put option contracts are reclassified from accumulated other comprehensive loss to income in the same period the forecasted transaction affects income. In 2005, the Company expects to reclassify an unrealized loss of $2.3 million relating to its gold put option contracts to income. Due to the nature and structure of the Company's gold put option contracts, the Company does not record amounts for ineffectiveness in income.

  Silver and base metal option contracts

  Agnico-Eagle's silver and base metal derivatives portfolio was unwound during 2003 at a net cost of nil.

  As at December 31, 2004, Agnico-Eagle's derivative financial instruments relating to metals consisted of the following:

	Expected Maturity
	2005	2006	2007
Gold
Put options purchased
Amount hedged (ounces)	190,020	152,340	131,280
Average price ($/ounce)	$260	$260	$260

  Subsequent to year end, the Company purchased silver put options with a strike price of $7.00 and also sold copper calls with a strike price of $1.50. The Company sold forward zinc production at a weighted average price of $0.565 and entered into a zero-cost collar to set a minimum zinc price of $0.55. While setting a minimum price, the zero-cost collar strategy also limits participation to zinc prices above $0.67. The Company also liquidated its entire portfolio of gold put options.

  As at March 16, 2005, Agnico-Eagle had the following by-product metal contracts:

	Expected Maturity
	2005	2006
Silver
Put options purchased
Ounces	835,000	167,000
Average price ($/ounce)	$7.00	$7.00
Copper
Call options sold
Pounds (000s)	8,267	1,653
Average price ($/pound)	$1.50	$1.50
Zinc
Forwards
Pounds (000s)	24,251	26,455
Average price ($/pound)	$0.57	$0.56
Put options purchased
Pounds (000s)	22,046	26,455
Average price ($/pound)	$0.55	$0.55
Call options sold
Pounds (000s)	22,046	26,455
Average price ($/pound)	$0.67	$0.67

  Foreign currency hedging program

  Agnico-Eagle generates almost all of its revenues in U.S. dollars. The Company's LaRonde Mine and Exploration Division both have Canadian dollar requirements for capital and operating expenditures. Agnico-Eagle entered into a series of put and call option contracts to hedge a monthly sum of Canadian dollar expenditures based on forecasted Canadian dollar requirements. In 2005, the Company expects to reclassify an unrealized gain of $2.9 million relating to its foreign exchange derivative contracts to income. Due to the nature and structure of the Company's foreign currency hedge contracts, the Company does not record amounts for ineffectiveness in income. The Company's written put options do not qualify for hedge accounting and thus have not been designated as hedging instruments. As such, changes in fair value for these instruments are recorded in net income (loss). These instruments were entered into to set a range for the U.S. dollar, along with the zero-cost collar of purchased puts and written calls.

  At December 31, 2004, Agnico-Eagle's foreign currency hedging program consisted of the following:

	Expected Maturity
	2005	2006
US$ call options sold
Amount (thousands)	$12,000	$12,000
C$/US$ weighted average exchange rate	1.6050	1.6475
US$ put options purchased
Amount (thousands)	$12,000	$12,000
C$/US$ weighted average exchange rate	1.5000	1.5600
US$ put options sold
Amount (thousands)	$12,000	—
C$/US$ weighted average exchange rate	1.3700	—

  At December 31, 2004, the aggregate unrealized loss of the net market value of Agnico-Eagle's metals derivative position amounted to $5.9 million (2003 — $6.8 million). The Company's unrealized gain on its foreign exchange hedge position at December 31, 2004 was $8.7 million (2003 — $10.0 million). Since the Company uses only over-the-counter instruments, the fair value of individual hedging instruments is based on readily available market values.

  The following table shows the changes in the fair values of derivative instruments recorded in the consolidated financial statements. The fair values of recorded derivative related assets and liabilities reflect the netting of the fair values of individual derivative financial instruments. Other required derivative disclosures can be found in note 6(d), "Accumulated other comprehensive loss" and information regarding our interest rate derivatives can be found in note 4(a), "Convertible subordinated debentures".

	Interest Rate		Metals		Foreign Exchange
	2004	2003	2004	2003	2004	2003
Fair value, beginning of year	$—	$—	$669	$(26)	$6,904	$(3,477)
Instruments entered into or settled	(1,876)	—	—	1,861	(4,508)	2,807
Changes in fair value	—	—	(639)	(1,166)	2,139	7,574

Fair value, end of year	$(1,876)	$—	$30	$669	$4,535	$6,904

  Agnico-Eagle's exposure to interest rate risk at December 31, 2004 relates to its short-term investments and cash equivalents of $104.9 million (2003 — $106.6 million) and its interest rate swap. Interest rate swap exposure is limited through the use of an interest rate cap. The Company's short-term investments and cash equivalents have a fixed weighted average interest rate of 1.81% (2003 — 0.90%) for a period of 19 days (2003 — 17 days). Agnico-Eagle is also exposed to interest rate risk through its interest rate swap whereby the Company swapped its fixed rate payments on the convertible subordinated debentures for variable rate payments. The exposure to interest rate risk under the terms of the Company's interest rate swap is limited as the Company has also entered into an interest rate cap such that the three-month LIBOR rate will not exceed 5.75%.

  In addition, Agnico-Eagle has outstanding letters of credit amounting to C$13.4 million relating to the Executives Plan and reclamation obligations (2003 — C$11.8 million) for which fees were 2.25% per annum.

  The fair values of Agnico-Eagle's current financial assets and liabilities approximate their carrying values as at December 31, 2004. The fair value of Agnico-Eagle's Convertible Debentures as at December 31, 2004 is $163.2 million (2003 — $152.4 million).

10.   ACQUISITIONS

  In the third quarter of 2003, the Company purchased from Barrick Gold Corporation ("Barrick") a 100% interest in Barrick's Bousquet property, immediately to the west and south of Agnico-Eagle's 100% owned LaRonde Mine in northwestern Quebec. Agnico-Eagle also acquired used machinery and equipment from the now closed Bousquet Mines, including underground rolling stock and the headframe at Bousquet 2. In addition to the Bousquet Mine assets, Agnico-Eagle purchased certain of Barrick's regional exploration properties.

  The primary reason for the acquisition was to enhance the Company's regional development. With this acquisition, the Company now controls 100% of over 14 miles of contiguous favorable geology along the prolific Cadillac-Bousquet Gold Belt which hosts the Company's 100% owned LaRonde Mine. With this transaction, the Company also has the dominant land position on the Cadillac-Larder Lake Break immediately to the south which hosts the Company's 100% owned Lapa property.

  The Company's consolidated financial statements do not include pro forma results of operations from this acquisition as there are currently no mining activities on any of the acquired properties.

  The following represents the purchase price allocation for the acquisition:

Cash	$3,665
125,612 Agnico-Eagle shares (valued at $11.67 per share)	1,466
Transaction costs	225

$5,356

Allocation of purchase price:
Buildings and property	$843
Production equipment	1,499
Head-frame and related infrastructure	3,463
Mining properties	5,280
Liabilities assumed	(5,729)

$5,356

  Also in 2003, the Company purchased a 100% interest in the Lapa property from Breakwater Resources Inc. for $9.1 million (including $0.2 million of transaction costs). The entire purchase price has been classified as mining properties. Under the terms of the agreement, the Company will have to pay contingent consideration of $1 million if the published Inferred Mineral Resource on the property reaches 2,000,000 ounces of gold. This payment would reduce any future royalties payable should the property reach commercial production.

11.   OTHER FINANCIAL INFORMATION

	2004	2003
Trade payables	$22,611	$24,630
Wages payable	2,948	1,467
Accrued liabilities	3,108	3,818

	$28,667	$29,915

12.   RELATED PARTY TRANSACTIONS

  As at December 31, 2004, the total indebtedness of Contact Diamond to the Company was $3.024 million (2003 — $2.739 million) including accrued interest to December 31, 2004 of nil (2003 — nil).

  Contact Diamond was a consolidated entity of the Company for the year ended December 31, 2002. As of August 2003, the Company ceased consolidating Contact Diamond as the Company's investment no longer represented a "controlling financial interest".

  The loan was originally advanced for the purpose of funding ongoing exploration and operating activities. The loan is repayable on demand with a rate of interest on the loan of 8% per annum. The Company, however, waived the interest on this loan commencing May 13, 2002 and has no intention of charging any interest or demanding repayment in the next year.

  On May 13, 2002, the Company completed a transaction with Contact Diamond which resulted in the elimination of $26 million of the outstanding amount owed by Contact Diamond to the Company.

  In addition, the Company provides Contact Diamond with some executives, employees and administrative support at no cost to Contact Diamond. Four of the nine current directors of Contact Diamond are also directors of the Company.

AGNICO-EAGLE MINES LIMITED
SUMMARIZED QUARTERLY DATA
(thousands of United States dollars, except where noted, U.S. GAAP basis)
(Unaudited)

	Three months ended March 31,
	2005	2004
Income and cash flow
LaRonde Division
Revenues from mining operations	$61,766	$48,604
Production costs	30,973	24,141

Gross profit (exclusive of amortization shown below)	$30,793	24,463
Amortization	7,211	5,582

Gross profit	$23,582	18,881

Net income for the period	$10,449	$12,909
Net income per share (basic and diluted)	$0.12	$0.15
Cash flow provided by operating activities	$28,105	$6,219
Cash flow provided by investing activities	$37,149	$42,485
Cash flow used in financing activities	$(1,095)	$(1,068)
Weighted average number of common shares outstanding — basic (in thousands)	86,131	84,525
Tons of ore milled	715,121	689,176
Head grades:
Gold (oz. per ton)	0.09	0.11
Silver (oz. per ton)	2.13	2.30
Zinc	4.13%	3.90%
Copper	0.39%	0.55%
Recovery rates:
Gold	90.56%	92.19%
Silver	83.60%	84.93%
Zinc	81.70%	81.81%
Copper	77.10%	79.94%
Payable metal produced:
Gold (ounces)	55,310	70,188
Silver (ounces in thousands)	1,097	1,128
Zinc (pounds in thousands)	41,141	36,647
Copper (pounds in thousands)	3,989	5,840
Payable metal sold:
Gold (ounces)	70,137	70,470
Silver (ounces in thousands)	1,398	1,128
Zinc (pounds in thousands)	37,454	36,804
Copper (pounds in thousands)	6,216	5,855
Realized prices per unit of production:
Gold (per ounce)	$430	$412
Silver (per ounce)	$6.85	$6.72
Zinc (per pound)	$0.60	$0.47
Copper (per pound)	$1.47	$1.25
Total cash costs (per ounce):
Production costs	$560	$344
Less: Net by-product revenues	(455)	(260)
Inventory adjustments	(36)	(4)
Accretion expense and other	(2)	(2)

Total cash costs (per ounce)	$67	$78

Minesite costs per ton milled (Canadian dollars)	$48	$48

AGNICO-EAGLE MINES LIMITED
SUMMARIZED QUARTERLY DATA
(thousands of United States dollars, except where noted)

	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005
Consolidated Financial Data
Income and cash flows
LaRonde Division
Revenues from mining operation	$30,014	$24,845	$41,849	$48,604	$45,664	$47,986	$45,795	$61,766
Production costs	24,581	25,909	30,153	24,141	25,680	26,172	22,175	30,973

Gross profit (exclusive of amortization shown below)	$5,433	$(1,064)	$11,696	$24,463	$19,984	$21,814	$23,620	$30,793
Amortization	$4,787	$4,471	$3,729	5,582	5,859	5,861	4,461	7,211

Gross profit	$646	$(5,535)	$7,967	$18,881	$14,125	$15,953	$19,159	$23,582

Net income (loss) for the period	$(3,779)	$(11,869)	$2,387	$12,909	$8,805	$10,556	$15,609	$10,449
Net income (loss) per share (basic and diluted)	$(0.05)	$(0.14)	$0.03	$0.15	$0.11	$0.12	$0.18	$0.12
Cash flow provided by (used in) operating activities	$(2,823)	$761	$5,703	$6,219	$14,901	$16,683	$11,722	$28,105
Cash flow provided by (used in) investing activities	$(18,370)	$(62,542)	$(13,970)	$42,485	$(23,493)	$(84,020)	$(28,820)	$37,149
Cash flow provided by (used in) financing activities	$1,125	$4,640	$910	$(1,068)	$1,552	$18,540	$2,149	$(1,095)
Weighted average number of common shares outstanding (Basic — in thousands)	83,836	83,954	84,424	84,525	84,648	84,791	85,989	86,131

AGNICO-EAGLE MINES LIMITED
CONSOLIDATED BALANCE SHEETS
(thousands of United States dollars, U.S. GAAP basis)
(Unaudited)

	As at March 31, 2005	As at December 31, 2004
ASSETS
Current
Cash and cash equivalents	$97,158	$33,005
Restricted cash	4,701	8,173
Short-term investments	15,255	64,836
Metals awaiting settlement	41,689	43,442
Income taxes recoverable	13,154	16,105
Inventories:
Ore stockpiles	10,451	9,036
Concentrates	4,136	9,065
Supplies	8,564	8,292
Other current assets	19,659	19,843

Total current assets	214,767	211,797
Fair value of derivative financial instruments	2,525	2,689
Other assets	23,818	25,234
Future income and mining tax assets	52,952	51,407
Mining properties	436,402	427,037

	$730,464	$718,164

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Accounts payable and accrued liabilities	$28,200	$28,667
Dividends payable	841	3,399
Interest payable	809	2,426

Total current liabilities	29,850	34,492

Fair value of derivative financial instruments	3,439	—

Long-term debt	141,083	141,495

Reclamation provision and other liabilities	14,979	14,815

Future income and mining tax liabilities	58,228	57,136

Shareholders' equity
Common shares
Authorized — unlimited
Issued — 86,192,939 (2004 — 86,072,779)	622,167	620,704
Stock options	1,988	465
Warrants	15,732	15,732
Contributed surplus	7,181	7,181
Deficit	(162,307)	(172,756)
Accumulated other comprehensive loss	(1,876)	(1,100)

Total shareholders' equity	482,885	470,226

	$730,464	$718,164

See accompanying notes

AGNICO-EAGLE MINES LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(thousands of United States dollars except per share amounts, U.S. GAAP basis)
(Unaudited)

	Three months ended March 31,
	2005	2004
REVENUES
Revenues from mining operations	$61,766	$48,604
Interest and sundry	648	421

	62,414	49,025
COSTS AND EXPENSES
Production	30,973	24,141
Fair value of derivative financial instruments	3,439	216
Exploration and corporate development	2,763	290
Equity loss in junior exploration companies	1,134	289
Amortization	7,211	5,582
General and administrative	3,749	1,799
Provincial capital tax	599	455
Interest	2,552	1,757
Foreign currency loss (gain)	(384)	139

Income before income, mining and federal capital taxes	10,378	14,357
Federal capital tax	248	266
Income and mining tax expense (recoveries)	(319)	1,182

Net income for the period	$10,449	$12,909

Net income per share — basic and diluted	$0.12	$0.15

Weighted average number of shares (in thousands)
Basic	86,131	84,525
Diluted	86,545	85,051
Comprehensive income:
Net income for the period	$10,449	$12,909

Other comprehensive loss, net of tax:
Unrealized gain on hedging activities	93	185
Unrealized loss on available-for-sale securities	(154)	(442)
Cumulative translation adjustment on equity investee	(696)	—
Adjustments for derivative instruments maturing during the period	(19)	(784)
Adjustments for realized gains on available-for-sale securities due to dispositions during the period	—	(508)

Other comprehensive loss for the period	(776)	(1,549)

Total comprehensive income for the period	$9,673	$11,360

See accompanying notes

AGNICO-EAGLE MINES LIMITED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(thousands of United States dollars, U.S. GAAP basis)
(Unaudited)

	Three months ended March 31,
	2005	2004
Deficit
Balance, beginning of period	$(172,756)	$(218,055)
Net income for the period	10,449	12,909

Balance, end of period	$(162,307)	$(205,146)

Accumulated other comprehensive loss
Balance, beginning of period	$(1,100)	$(5,440)
Other comprehensive loss for the period	(776)	(1,549)

Balance, end of period	$(1,876)	$(6,989)

See accompanying notes

AGNICO-EAGLE MINES LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS
(thousands of United States Dollars, U.S. GAAP basis)
(Unaudited)

	Three months ended March 31,
	2005	2004
Operating activities
Net income for the period	$10,449	$12,909
Add (deduct) items not affecting cash:
Amortization	7,211	5,582
Future income and mining taxes	(319)	1,957
Unrealized loss on derivative contracts	3,439	216
Amortization of deferred costs and other	2,681	158
Changes in non-cash working capital balances
Metals awaiting settlement	1,753	(7,847)
Income taxes recoverable	2,951	(1,116)
Inventories	1,703	(1,671)
Prepaid expenses and other	337	1,700
Accounts payable and accrued liabilities	(483)	(3,306)
Interest payable	(1,617)	(2,363)

Cash provided by operating activities	28,105	6,219

Investing activities
Additions to mining properties	(15,182)	(10,223)
Decrease in short-term investments	49,581	50,882
Increase (decrease) in investments and other	(722)	842
Decrease in restricted cash	3,472	984

Cash provided by investing activities	37,149	42,485

Financing activities
Dividends paid	(2,542)	(2,480)
Common shares issued	1,447	1,412

Cash used in financing activities	(1,095)	(1,068)

Effect of exchange rate changes on cash and cash equivalents	(6)	52

Net increase in cash and cash equivalents during the period	64,153	47,688
Cash and cash equivalents, beginning of period	33,005	56,934

Cash and cash equivalents, end of period	$97,158	$104,622

Other operating cash flow information:
Interest paid during the period	$3,824	$3,113

Income, mining and capital taxes paid (recovered) during the period	$(2,527)	$1,161

See accompanying notes

AGNICO-EAGLE MINES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of United States dollars except per share amounts, unless otherwise indicated)
(Unaudited)
March 31, 2005

1.     BASIS OF PRESENTATION

  Agnico-Eagle Mines Limited's ("Agnico-Eagle" or the "Company") primary basis of financial reporting is United States generally accepted accounting principles ("U.S. GAAP").

  The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP in U.S. dollars. They do not include all of the disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments necessary to present fairly the financial position as at March 31, 2005 and the results of operations and cash flows for the three-month periods ended March 31, 2005 and 2004.

  Operating results for the three-month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005. Accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the fiscal 2004 annual consolidated financial statements, including the accounting policies and notes thereto, included in the Annual Report and Annual Information Form/Form 20-F for the year ended December 31, 2004.

2.     USE OF ESTIMATES

  The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates used in the preparation of the consolidated financial statements are reasonable and prudent; however, actual results could differ from these estimates.

3.     ACCOUNTING POLICIES

  These interim consolidated financial statements follow the same accounting policies and methods of their application as the December 31, 2004 audited consolidated annual financial statements.

4.     CAPITAL STOCK

  For the three-month period ended March 31, 2005 and 2004, the Company's warrants and 2012 convertible debentures were anti-dilutive and thus were excluded from the calculation of diluted net income per share.

  The following table presents the maximum number of common shares that would be outstanding if all instruments outstanding at March 31, 2005 were exercised:

Common shares outstanding at March 31, 2005	86,192,939
Convertible debentures [based on debenture holders' option]	10,267,919
Employees' stock options	3,025,100
Warrants	6,900,000

106,385,958

  During the three-month period ended March 31, 2005, 49,750 (2004 — 66,000) employee stock options were exercised for cash of $0.5 million (2004 — $0.6 million) and 770,500 (2004 — 522,500) options were granted with a weighted average exercise price of C$16.87.

5.     STOCK-BASED COMPENSATION

  The following summary sets out the activity with respect to Agnico-Eagle's outstanding stock options:

	Three months ended March 31, 2005
	Options	Weighted average exercise price
Outstanding, beginning of period	2,383,150	C$	15.16
Granted	770,500	C$	16.87
Exercised	(49,750)	C$	12.52
Cancelled	(78,800)	C$	16.33

Outstanding, end of period	3,025,100	C$	15.61

Options exercisable at end of period	2,179,850	C$	15.14

  Pro forma disclosures for the effect on net income and net income per share as if the Company had applied the fair value recognition provisions of FAS 123 to account for all its stock option grants have not been shown as substantially all options prior to the adoption of fair value accounting had vested at the end of 2003.

6.     FINANCIAL INSTRUMENTS

  In the first quarter of 2005, the Company purchased silver put options with a strike price of $7.00 and also sold copper calls with a strike price of $1.50. The Company sold forward zinc production at a weighted average price of $0.565 and entered into a zero-cost collar to set a minimum zinc price of $0.55. While setting a minimum price, the zero-cost collar strategy also limits participation to zinc prices above $0.67. The Company also liquidated its entire portfolio of gold put options.

  As at March 31, 2005, Agnico-Eagle had the following by-product metal contracts:

	Expected Maturity
	2005	2006
Silver
Put options purchased
Ounces	751,500	167,000
Average price ($/ounce)	$7.00	$7.00
Copper
Call options sold
Pounds (000s)	7,441	1,653
Average price ($/pound)	$1.50	$1.50
Zinc
Forwards
Pounds (000s)	19,841	26,455
Average price ($/pound)	$0.57	$0.56
Put options purchased
Pounds (000s)	19,841	26,455
Average price ($/pound)	$0.55	$0.55
Call options sold
Pounds (000s)	19,841	26,455
Average price ($/pound)	$0.67	$0.67

  At March 31, 2005, Agnico-Eagle's foreign currency hedging program consisted of the following:

	Expected Maturity
	2005	2006
US$ call options sold
Amount (thousands)	$9,000	$12,000
C$/US$ weighted average exchange rate	1.6050	1.6475
US$ put options purchased
Amount (thousands)	$9,000	$12,000
C$/US$ weighted average exchange rate	1.5000	1.5600
US$ put options sold
Amount (thousands)	$9,000	—
C$/US$ weighted average exchange rate	1.3700	—

  At March 31, 2005, the aggregate net market value of Agnico-Eagle's metals derivative position amounted to $(3.4) million. The Company's aggregate net market value of its foreign exchange hedge position at March 31, 2005 was $4.4 million. The Company's aggregate net market value of its interest rate derivative contracts at March 31, 2005 was $(1.9) million. Since the Company uses only over-the-counter instruments, the fair value of individual hedging instruments is based on readily available market values.

7.     SUBSEQUENT EVENT

  Subsequent to quarter end, the Company announced that it signed an agreement with Riddarhyttan Resources AB under which the Company agreed to make an exchange offer for all of the outstanding shares of Riddarhyttan not currently owned by Agnico-Eagle. Agnico-Eagle already owns approximately 14% of the outstanding shares of Riddarhyttan.

  The offer is conditional upon, among other things, acceptance to such an extent that Agnico-Eagle becomes owner of more than 90% of the outstanding Riddarhyttan shares on a fully-diluted basis and all necessary regulatory and governmental approvals.

AUDITOR'S REPORT

To the Shareholders of Riddarhyttan Resources AB (publ)

        In our opinion, the accompanying consolidated balance sheets, the related consolidated statements of income, of cash flows and of changes in shareholders' equity (appearing on pages F-46 to F-50) present fairly in all material respects, the financial position of Riddarhyttan Resources AB (publ) and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with International Financial Reporting Standards. These financial statements and financial statement tables are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement tables based on our audits.

        We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is an exploration stage enterprise whose operations have generated recurring losses and cash flow deficiencies. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are described in Note 30. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 31 to the consolidated financial statements.

Gothenburg, Sweden
June 10, 2005

PricewaterhouseCoopers AB

RIDDARHYTTAN RESOURCES

AUDITED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

for the years ended December 31, 2004 and 2003
(Amounts in thousands of Swedish kronor (SEK), except share and per share amounts)

		Years Ended December 31,
	Note	2004	2003
Net revenue		—	—
Operating costs
Other external costs	4,5	(5,959)	(8,122)
Personnel costs	6	(3,789)	(3,623)
Depreciation on tangible and intangible fixed assets	7,8	(118)	(120)
Other operating income	3,4	89	1,057

Operating loss		(9,777)	(10,808)
Profit from financial investments
Interest income and similar items	10	508	794
Interest expense and similar items	11	(130)	(88)

Profit from financial items		378	706

Loss before income tax		(9,399)	(10,102)
Income tax expense	12	(1)	—

NET LOSS		(9,400)	(10,102)

Net loss per share before dilution	13	(0.10)	(0.11)
Net loss per share after dilution	13	(0.10)	(0.11)

RIDDARHYTTAN RESOURCES

AUDITED CONSOLIDATED BALANCE SHEETS

as at December 31, 2004 and 2003
(Amounts in thousands of Swedish kronor (SEK))

		Years Ended December 31,
	Note	2004	2003
ASSETS
Fixed assets
Intangible assets	7
Exploration		135,997	114,873
Tangible assets
Equipment, tools, fixtures and fittings	8	315	304

Total fixed assets		136,312	115,177

Current assets
Current receivables
Other receivables	29	8,206	1,399
Prepaid expenses and accrued income	16	217	132
Cash and cash equivalents	21	58,071	35,199

Total current assets		66,494	36,730

TOTAL ASSETS		202,806	151,907

RIDDARHYTTAN RESOURCES

AUDITED CONSOLIDATED BALANCE SHEETS

as at December 31, 2004 and 2003
(Amounts in thousands of Swedish kronor (SEK))

		December 31,
	Note	2004	2003
SHAREHOLDERS EQUITY AND LIABILITIES
Equity	22
Restricted equity
Share capital		9,820	9,600
Restricted reserves		223,222	171,413

Total restricted equity		233,042	181,013
Accumulated deficit
Loss brought forward		(33,929)	(23,873)
Net loss for the year		(9,400)	(10,102)

Total accumulated deficit		(43,329)	(33,975)

Total equity		189,713	147,038

LIABILITIES
Long-term liabilities
Interest-bearing liabilities	18	703	709

Total long-term liabilities		703	709

Current liabilities
Accounts payable		6,253	3,081
Taxes payable		7	26
Other current liabilities		1,923	113
Accrued expenses and deferred income	19	4,207	664
Other provision	17	—	276

Total current liabilities		12,390	4,160

TOTAL EQUITY AND LIABILITIES		202,806	151,907

RIDDARHYTTAN RESOURCES

AUDITED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

for the years ended December 31, 2004 and 2003
(Amounts in thousands of Swedish kronor (SEK))

	Note	Share Capital	Restricted Reserves	Losses Brought Forward	Total Shareholders Equity
Opening balance 2003		9,000	149,939	(23,928)	135,011
Foreign currency translation differences		—	—	43	43
Share issue cost		—	(54)	—	(54)

Net (expense) recognized directly in equity		—	(54)	43	(11)
Loss for the year		—	—	(10,102)	(10,102)
Total recognized (expense) for the year		—	—	(10,059)	(10,059)
Transfer between restricted and unrestricted equity		—	(12)	12	—
New share issue		600	21,540	—	22,140

Shareholders' equity December 31, 2003		9,600	171,413	(33,975)	147,038

Foreign currency translation differences		—	15	43	58
Share issue cost		—	(2,766)	—	(2,766)

Net (expense) recognized directly in equity		—	(2,751)	43	(2,708)
Loss for the year		—	—	(9,400)	(9,400)
Total recognized (expense) for the year		—	—	(9,357)	(9,357)
Transfer between restricted and unrestricted equity		—	(3)	3	—
New share issue		220	54,563	—	54,783

Shareholders' equity December 31, 2004	22	9,820	223,222	(43,329)	189,713

RIDDARHYTTAN RESOURCES

AUDITED CONSOLIDATED STATEMENTS OF CASH FLOW

for the years ended December 31, 2004 and 2003
(Amounts in thousands of Swedish kronor (SEK))

		Years ended December 31,
	Note	2004	2003
Operating activities
Operating loss		(9,777)	(10,808)
Depreciation		118	120
Provisions		(276)	276
Other		52	119
Interest income		508	794
Interest paid		(130)	(88)
Tax paid		(20)	(15)

Cash flow from operating activities before changes in working capital		(9,525)	(9,602)
Changes in working capital
(Increase)/decrease in receivables		(6,892)	1,196
Increase/(decrease) in payables		3,172	(111)
(Increase)/decrease in other current liabilities		5,191	(676)

Changes in working capital		1,471	409

Cash flow from operating activities		(8,054)	(9,193)

Investing activities
Acquisition of intangible assets	7	(21,124)	(19,016)
Acquisition of tangible assets	8	(129)	(167)

Cash flow from investing activities		(21,253)	(19,183)

Financing activities
New share issues		52,180	22,085
Proceeds from borrowing	18	—	530
Repayments of loan		—	(57)

Cash flow from financing activities		52,180	22,558

Net decrease in cash and cash equivalents		22,873	(5,818)

Cash and cash equivalents at beginning of year		35,199	41,023
Exchange differences		(1)	(6)
Cash and cash equivalents at end of year	21	58,071	35,199

RIDDARHYTTAN RESOURCES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts are in thousands of Swedish kronor (SEK) unless otherwise stated,

parenthetical amounts relate to 2003)

1.     BUSINESS

  Riddarhyttan Resources AB ("Riddarhyttan" or the "Company") is a corporation domiciled in Sweden with its headquarters in Luleå, Sweden. Riddarhyttan is a prospecting company with operations in the Nordic region of Europe. The Company conducts exploration, development and mining operations, either under its own management or in collaboration with other exploration and mining companies, and mines or otherwise commercializes ore deposits. The Suurikuusikko Field in northern Finland is Riddarhyttan's most well developed project and is Northern Europe's largest gold ore deposit. Riddarhyttan has conducted extensive drilling campaigns, which have resulted in successively increased gold reserves. Riddarhyttan also owns gold occurrences to the north and south of the actual Suurikuusikko Field. In addition, together with the Australian firm of Troy Resources, the Company owns ore occurrences in the Oijärvi Greenstone Belt, near Kemi. The Company is listed on the Stockholm Stock Exchange's O-list and had 5,134 shareholders at the end of 2004.

  These consolidated financial statements have been approved for issue by the Board of Directors on June 10, 2005.

2.     ACCOUNTING PRINCIPLES

  General accounting principles

  These Financial Statements that are prepared to be included in an offering document by Agnico-Eagle Mines Limited are prepared in accordance with IFRS ("International Financial Reporting Standards").

  Up to and including financial year 2004, the Company has applied the recommendations of the Swedish Accounting Standards Board. As allowed under the IFRS transition rules, Riddarhyttan has chosen to present 2004 with comparative information for 2003 in accordance with IFRS. The transition to IFRS is reported in accordance with International Financial Reporting Standard No. 1, "First-time Adoption of International Financial Reporting Standards" ("IFRS 1"), and the date of transition for the purpose of these financial statements is January 1, 2003. IFRS 1 states that in this case, even the comparative year 2003 must be reported according to IFRS. No restatement of financial information for the years prior to 2003 is made. The main rule stipulates that companies are generally required to retroactively comply with all IFRS and IAS standards which are effective as of December 31, 2004. As of the transition date, January 1, 2003, Riddarhyttan applies all IFRS and amendments of IAS that have been issued by IASB and that are required for financial periods starting after December 31, 2005. For all these standards, earlier application is allowed. The adoption of these standards has not had a material impact on the reported profit or loss and position. The most significant standard that is adopted early is International Financial Reporting Standard No. 6, "Exploration for and Evaluation of Mineral Resources" ("IFRS 6"). The standard must be applied as of January 1, 2006, but earlier application is encouraged. See below for further description. As of the transition date, Riddarhyttan also applied IAS 39 — Financial Instruments: Recognition and Measurement. The transition from Swedish GAAP to comply with changes in accounting principles, as outlined above, has had no appreciable effect on either Riddarhyttan's Statements of Income (Loss) or Balance Sheets. Under the transition rules there are several options available to the Company. Riddarhyttan has made the following decisions that are applicable for these financial statements:

  •
  Riddarhyttan has chosen not to account for acquisitions prior to 2003 under IFRS 3. Accordingly IFRS 3 is applied prospectively from 2003.

  •
  Riddarhyttan has chosen to apply IAS 39 also for the comparative information 2003.

  •
  The cumulative translation difference is not reset to zero at the date of transition.

  The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company's accounting policies. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company is an exploration stage enterprise and since its inception has had no mining revenues and has incurred recurring losses and negative cash flows. These factors raise substantial doubt about the Company's ability to continue as a going concern. As indicated in Note 27, Agnico-Eagle Mines Limited has made a public offer for substantially all the shares of Riddarhyttan. Continuation of the Company is dependent on consummation of the sale, obtaining adequate financing or achieving sufficient profitability. The achievement and success of the Company's sale, however, cannot be determined at this time. These financial statements do not reflect any adjustments relating to the recoverability and classification of assets carrying amounts and classification of liabilities should the Company be unable to continue as a going concern. Additional discussions of the Company's significant assumptions and estimates are disclosed under the heading "Accounting estimates and assumptions" below.

  Consolidation

  Subsidiaries are all entities (including special purpose entities) over which Riddarhyttan has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether Riddarhyttan controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to Riddarhyttan. They are de-consolidated from the date that control ceases.

  The purchase method of accounting is used to account for the acquisition of subsidiaries by Riddarhyttan. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of Riddarhyttan's share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the Statement of Income (Loss). Inter-company transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by Riddarhyttan.

  Joint ventures

  Riddarhyttan's interests in jointly controlled entities are accounted for by proportionate consolidation. Riddarhyttan combines its share of the joint venture's individual income and expenses, assets and liabilities and cash flows on a line-by-line basis with similar items in Riddarhyttan's financial statements. Riddarhyttan recognizes the portion of gains or losses on the sale of assets by Riddarhyttan to the joint venture that is attributable to the other venturers. Riddarhyttan does not recognize its share of profits or losses from the joint venture that result from Riddarhyttan's purchase of assets from the joint venture until it resells the assets to an independent party. However, a loss on the transaction is recognized immediately if the loss provides evidence of a reduction in the net realisable value of current assets, or an impairment loss.

  Segment reporting

  A business segment is a group of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that are subject to risks and return that are different from those of segments operating in other economic environments. Management considers the operations of the Company to be classified as one segment, both from a business point of view and geographically.

  Foreign currency translation

  Items included in the financial statements of each of Riddarhyttan's entities are measured using the currency of the primary economic environment in which the entity operates (the 'functional currency'). The consolidated financial statements are presented in Swedish kronor, which is the Company's functional and presentation currency.

  Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the Statement of Income (Loss), except when deferred in equity as qualifying cash flow hedges and qualifying net investment hedges.

  The results and financial position of all Riddarhyttan's entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

  (i)
  assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

  (ii)
  income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

  (iii)
  all resulting exchange differences are recognized as a separate component of equity.

  Impairment of asset

  Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).

  Revenue recognition

  Revenue comprises the fair value for the sale of goods and services, net of value-added tax, rebates and discounts and after eliminated sales within Riddarhyttan. Revenue is recognized as follows:

  (i)
  Sales of services: Sales of services are recognized in the accounting period in which the services are rendered, by reference to completion of the specific transaction assessed on the basis of the actual service provided as a proportion of the total services to be provided.

  (ii)
  Interest income is recognized on a time-proportion basis using the effective interest method.

  Deferred income tax

  Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, if the deferred income tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss, it is not accounted for. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised. Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by Riddarhyttan and it is probable that the temporary difference will not reverse in the foreseeable future.

  Receivables

  Receivables are recognized initially at fair value and subsequently measured at amortised cost using the effective interest method, less allowance for impairment. An allowance for impairment of receivables is established when there is objective evidence that Riddarhyttan will not be able to collect all amounts due according to the original terms of receivables. The amount of the allowance is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the allowance is recognized in the Statements of Income (Loss).

  Accounting estimates and assumptions

  Preparing financial statements requires management to make estimates and assumptions that affect the reported results. The estimates made by management are based on historical experience and other assumptions that are believed to be reasonable under the circumstances. Riddarhyttan believes that its most critical accounting policy is the capitalization of exploration expenditures and the recognition of impairment of those assets. Exploration costs are expensed on an ongoing basis. The company capitalizes exploration costs incurred once the company has deemed it probable that a deposit's economic benefits will exceeds its costs. If Riddarhyttan begins to mine the deposit, the capitalized exploration expenditure will be amortized according to plan over its economic life, and charged against revenue received. If an exploration permit or mining claim is sold, the capitalized exploration expenditure will be expensed and charged against the proceeds from the sale of the permit or claim. When reported asset values are deemed to have decreased, the value of the assets will be re-evaluated. Where an asset's reported value exceeds its estimated recovery value, the asset will be written down to its recovery value. The decision to capitalize exploration expenditures and the timing of the possible recognition that capitalized exploration is unlikely to have future economic benefits can materially affect the reported earnings of Riddarhyttan.

  Intangible fixed assets

  Intangible assets are stated at historical cost less accumulated amortization and impairments. Historical cost includes expenditures that are directly attributable to the acquisition of the items. Subsequent costs are included in the asset's carrying amount only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to expense. If the Company begins to mine the ore deposit, the capitalized exploration expenditure will be amortized according to plan based on unit of production. If an exploration permit or mining claim is sold, the capitalized exploration expenditure will be expensed and charged against the proceeds from the sale of the permit or claim. When reported asset values are deemed to have decreased, the value of the assets will be re-evaluated. An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount. Riddarhyttan monitors annually the capitalized portion of the expenditures by comparing the capitalized amounts with certain market-based assumptions.

  Tangible fixed assets

  Tangible assets are stated at historical cost less accumulated depreciation and impairments. Historical cost includes expenditures that are directly attributable to the acquisition of the items. Subsequent costs are included in the asset's carrying amount only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the Statements of Income (Loss) during the financial period in which they are incurred.

  Tangible assets are systematically depreciated over their estimated economic life. The straight-line depreciation method is used for all types of assets. The following depreciation schedules are applied:

No. of years
Equipment, tools, furniture and fittings	5

  In the case where an asset's reported value exceeds its estimated recovery value, the asset will be written down to its recovery value.

  Share-based payments

  The Company operates an equity settled, share-based compensation plan. However, the options under this plan were issued at market price to employees and do not affect the Company's net result or financial position under IFRS 2. The market price was established according to the Black-Scholes valuation model. The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium reserve when the options are exercised. See note 6 for more details.

  Government grants

  Grants from the government are recognized at their fair value where there is a reasonable assurance that the grant will be received and Riddarhyttan will comply with all attached conditions. Government grants relating to costs are deferred and recognized in the Statements of Income (Loss) over the period necessary to match them with the costs that they are intended to compensate. Government grants relating to the purchase of fixed assets reduce the book value of these assets.

  Provisions

  Provisions for environmental restoration, restructuring costs and legal claims are recognized when: Riddarhyttan has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognized for future operating losses. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small. Present values of estimated remediation costs for mining operations that are expected to arise when the mine is closed are reserved for and charged over the total estimated period of mine operation.

  Leases

  Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the Statements of Income (Loss) on a straight-line basis over the period of the lease.

  Leases of property, plant and equipment where Riddarhyttan has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease's commencement date at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other long-term payables. The interest element of the finance cost is charged to the Statements of Income (Loss) over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment acquired under finance leases are depreciated over the shorter of the useful life of the asset or the lease term.

  Cash and cash equivalents

  Cash and cash equivalents includes cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts. For IAS 39 purposes, these assets are valued at fair value through profit or loss.

  Dividend distribution

  Dividend distribution to the Company's shareholders is recognized as a liability in Riddarhyttan's financial statements in the period in which the dividends are approved by the Company's shareholders.

  Pensions

  Riddarhyttan companies only operate defined contribution plans. A defined contribution plan is a pension plan under which Riddarhyttan pays fixed contributions into a separate entity. Riddarhyttan has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense when they fall due.

  Share capital

  Ordinary shares are classified as equity. The share capital in the Company is only made up of ordinary shares. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

  Borrowings

  Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction cost) and the redemption value is recognized in the Statements of Income (Loss) over the period of the borrowings using the effective interest method. Borrowings are classified as current liabilities unless Riddarhyttan has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date. Borrowing costs are not capitalized.

3.     OTHER OPERATING INCOME

	2004	2003
Profits on currency exchange	19	176
Reimbursements for expenses	—	865
Service charges from joint venture	39	16
Other	31	—

Total	89	1,057

4.     TRANSACTIONS WITH ASSOCIATED COMPANIES AND RELATED PARTIES

  Below are shares of the year's other operating income and other external expenses attributable to joint venture companies. Transactions have been conducted on a commercial basis.

	2004	2003
Other operating income	44%	1%
Other external expenses	3%	5%

  Other operating income attributable to the joint venture consists of service charges, as Riddarhyttan is the operator of the joint venture during the exploration phase. Other external expenses consist mainly of claim fees.

  In addition, Riddarhyttan received SEK 865 thousand of reimbursed expenses in 2003 from Agnico-Eagle Mines Limited, which has made a public offer for substantially all the shares of the Company (see Note 27). The reimbursed expenses related to efforts undertaken by Riddarhyttan regarding a potential investment in Riddarhyttan by Agnico-Eagle Mines Limited.

5.     AUDIT FEES

  Professional fees paid for audits and other assignments were as follows for the years ended December 31, 2003 and 2004:

	2004	2003
Audit
PricewaterhouseCoopers	249	174
Other assignments
PricewaterhouseCoopers	163	126

Total	412	300

6.     PERSONNEL COSTS

	2004		2003
	Salaries and other remuneration	Social security costs (of which pension costs)	Salaries and other remuneration	Social security costs (of which pension costs)
Total	2,483	1,407	2,307	1,357
		(655)		(634)

  Of the Company's pension costs, SEK 442 thousand (486) are attributable to the President. There are no pension costs for the Board.

	2004		2003
	Board of Directors and President (of which bonus or earnings-related)	Other employees	Board of Directors and President (of which bonus or earnings-related)	Other employees
Board of Directors and employees remuneration	1,211		1,334
	(0)	1,272	(0)	973

  Remuneration to board and management

  The Chairman and the Board of Directors receive Director's fees in accordance with the decision of the Annual General Meeting. For 2004, fees amounted to SEK 343 thousand of which SEK 80 thousand is paid to the Chairman. No remuneration is paid for committee work and no severance payments or other significant benefits are paid to the board members or the Chairman. The President, Lars-Göran Ohlsson, is employed full-time and receives a salary of SEK 72,500 per month. His employment contract has a notice period of 12 months for the Company and 6 months for him. There is no agreement for severance pay. Lars-Göran Ohlsson is entitled to retire at 63. The President has an individual pension insurance plan for which premiums in 2004 amounted to 50 percent of his gross salary. Besides pension contributions during the employment period, the Company has no pension commitments. The Board decides the President's salary as well as the terms of employment. Other senior executives of the Company include the Chief Financial Officer and the Technical Manager. Their remuneration is negotiated with the President of the Company. During the year the Company has paid a salary of SEK 520 thousand to the CFO as well as a pension contribution of SEK 89 thousand. The Technical Manager (engaged as full-time consultant) has received remuneration of SEK 1,151 thousand.

  Remuneration to the board of directors

	2004				2003
	Salary/ Board fees	Pension	Other remuneration	Total	Salary/ Board fees	Pension	Other remuneration	Total
Lars-Eric Aaro	50	—	—	50	40	—	—	40
Alain Blackburn*	30	—	—	30	—	—	—	—
Jaan Kaber**	30	—	—	30	60	—	320	380
Thomas Lifvendahl	50	—	—	50	40	—	—	40
Sven Norfeldt**	20	—	—	20	40	—	—	40
Lars-Göran Ohlsson — CEO	883	442	18	1,343	1,114	486	—	1,600
George Salamis	30	—	144	174	—	—	446	446
Eberhard Scherkus*	30	—	—	30	—	—	—	—
Pertti Voutilainen — Chairman of the Board	70	—	—	70	40	—	—	40

Total	1,193	442	162	1,797	1,334	486	766	2,586

  *
  Board member from May 2004.

  **
  Board member until May 2004.

  Up to and including June 2004, an agreement was in place between Riddarhyttan Resources AB and Sierra Consulting, which is owned by Mr. George Salamis. As a consultant, Mr. Salamis received no director's fee. According to the agreement, he received a fixed fee of USD 3,250 per month plus expenses. Since June 2004, Sierra Consulting has received USD 650 per day for work done as consultants. In addition, Mr. Salamis received remuneration according to the standard agreement with board members for his normal duties as a board member. The agreement for the services of Mr. Salamis has a one month notice period.

  Share Option Plan

  The AGM of April 29, 2002 decided that a stock option program be instituted for board members and employees. In total, employees purchased 2,200,000 options from the Company at fair market value at the grant date. Options were valued at SEK 0.30 per option (for a total of SEK 660 thousand) at the grant date based on the Black-Scholes valuation model. The strike price was set at SEK 4.30. Employees exercised all of the options during 2004 with total proceeds of SEK 9,460 thousand. In accordance with IFRS 2 and due to the fact that the options were acquired at market value, the option program has not had any influence on Riddarhyttan's net financial result or position. No other such program is in place and no additional options have been granted.

  Share option plan 2002/2004

	No of share options	Share option purchase price
Jaan Kaber	950,005	285,001
George Salamis	381,815	114,545
Thomas Lifvendahl	100,000	30,000
Lars-Göran Ohlsson — CEO	190,910	57,273
Jürgen Walter	286,360	85,908
Thomas Lindholm	190,910	57,273
Heino Alaniska	100,000	30,000

Total	2,200,000	660,000

7.     INTANGIBLE ASSETS

Exploration	2004	2003
Opening purchase cost	114,873	95,857
Capitalization of costs, exploration	—	101
Capitalization of costs, purchases	21,124	19,216
State subsidy	—	(301)

Closing accumulated purchase cost	135,997	114,873

  Exploration refers to capitalized exploration costs for Riddarhyttan's Suurikuusikko project in Finland. No depreciation expense has been recognized because the project still is in the exploration phase. The Company tested at year end for impairment and compared the capitalized portion of the expenditures with certain market-based assumptions.

Mining claims	2004	2003
Opening purchase cost	—	67
Disposals	—	(67)

Closing accumulated purchase cost	—	—

Opening depreciations	—	(59)
Disposals	—	67
Depreciation for the year	—	(8)

Closing residual value according to plan	—	—

  Mining claims are capitalized costs that have been paid to the Inspector of Mines for mining claims in each country.

8.     EQUIPMENT, TOOLS, FIXTURES AND FITTINGS

Equipment, tools, fixtures and fittings	2004	2003
Opening purchase cost	650	526
Purchase	130	167
Currency translation differences	—	7
Disposals	2	(50)

Closing accumulated purchase costs	782	650

Opening depreciations	(348)	(260)
Disposals	(1)	32
Depreciation for the year	(118)	(118)

Closing accumulated depreciations	(467)	(346)

Closing residual value according to plan	315	304

9.     EXCHANGE RATE DIFFERENCES

  The operating loss includes differences in currency exchange rates with respect to receivables and liabilities according to the following:

	2004	2003
Other operating income	19	176
Other external costs	(20)	7

Total	(1)	183

10.   INTEREST INCOME AND SIMILAR CREDITS

	2004	2003
Interest income	508	794

Total	508	794

11.   INTEREST EXPENSE AND SIMILAR ITEMS

	2004	2003
Currency exchange-rate losses	107	57
Interest expense	23	31

Total	130	88

12.   INCOME TAX

  Both effective and nominal taxes are 0 (0) for the Company. Accumulated tax-loss carryforwards for the Company amount to SEK 45,970 thousand (36,736) of which SEK 40,538 thousand (31,443) related to the Swedish operations. Riddarhyttan's share in these deductions attributable to the joint venture amounts in Finland to SEK 3,932 thousand (3,793) of which 195 lapses in 2014, 386 in 2013, 1,165 in 2012 and 1,736 in 2011. Deferred tax assets related to the net operation losses of Riddarhyttan do not expire. No deferred tax asset for these deductions has been recorded, since the future possibility and point in time for utilizing them is uncertain.

  Difference between the Company's tax cost and tax cost based on current rate of tax

	2004	2003
Reported net income/loss before tax	(9,399)	(10,102)
Tax as per current tax rate	—	—
Tax effect from non-deductible costs
Entertainment etc	99	31

Tax on income/loss for the year reported in the income statement	(1)	—

  The Company's tax cost is attributable to the previous year.

13.   LOSS PER SHARE

	2004	2003
Reported profit/loss	(9,400)	(10,102)
Dividend on preferential shares	—	—

Profit/loss to calculated profit/loss per share before dilution	(9,400)	(10,102)

Additional items	—	—

Profit/loss to calculate profit/loss per share after dilution	(9,400)	(10,102)

Average number of shares before dilution	97,503,062	92,169,863

Probable call on outstanding options	—	2,200,000

Average number of shares after dilution	97,503,062	94,369,863

  During April and May 2004 all 2,200,000 outstanding options in program 2002/2004 were exercised. An extraordinary shareholders meeting decided on a preferential issue of 7,553,846 shares on October 27, 2004. All shares were subscribed for at the end of the year. The new issue was registered with the Swedish "Bolagsverket" on January 28, 2005. The average number of shares after dilution has been calculated according to the treasury stock method.

14.   PARTICIPATION IN GROUP COMPANIES

Company	CIN	Registered office	No. of shares	Ownership %	Book value	Shareholders equity
Svenska Koppar AB	556599-9777	Gothenburg	1,000	100	107	98
Suurikulta AB^	556599-9751	Gothenburg	1,000	100	107	98
Riddar Gold AB*	556599-9769	Gothenburg	1,000	100	507	459
Riddarhyttan Resources Oy	758310	Kittilä/Finland	10,000	100	90	38

Total					811

*
Formerly Svenska Palladium AB

^
Formerly Svenska Platina AB

15.   PARTICIPATION IN JOINT VENTURE

Company	CIN	Reg office	No. of shares	% of capital	Book value	Equity
Oijärvi Resources Oy	805271	Helsinki	50	50	40	neg

Total					40

  The above company is a joint venture in which Riddarhyttan Resources AB shares joint controlling interest with one other owner, Troy Resources NL of Australia. Under the terms of the joint venture agreement, the company shall conduct exploration of deposits in the Oijärvi Greenstone Belt. The investment of each party is limited to EUR 439 thousand. During the exploration phase, Riddarhyttan manages the day-to-day operations of the company. The joint venture is reported in the consolidated accounts according to the proportional consolidation method, since this method best describes the results of the joint venture. The jointly owned company has no employees. Riddarhyttan has no contingent liabilities attributable to holdings in the joint venture. A commitment to conduct exploration exists. The commitment should be fulfilled before August 2006. Riddarhyttan's part in this commitment amounts to EUR 150 thousand. The difference between the Company's book value of shares in the joint venture and the Company's share of the joint venture's equity is SEK -3,937 thousand (-3,779).

  The following amounts refer to Riddarhyttan's share in the joint venture's assets, liabilities, revenues and expenses and are included in Riddarhyttan's financial statements.

	2004	2003
Current assets	66	61

Total assets	66	61

Equity	(3,897)	(3,739)
Liabilities	3,962	3,800

Total equity and liabilities	66	61

Operating expenses	(196)	(390)

Net profit/loss	(196)	(390)

16.   PREPAID EXPENSES AND ACCRUED INCOME

	2004	2003
Stockholm Stock Exchange	48	48
Renting/leasing expenses	83	49
Maintenace charges	6	26
Other	80	9

Total	217	132

17.   OTHER PROVISIONS

	2004	2003
Opening value	276	—
Provisions during the year	—	276
Utilization during the year	(276)	—

Closing value	—	276

  Riddarhyttan was granted a mining concession in Central Suurikuusikko in 2003. Together with the environmental permit, such mining concession gives Riddarhyttan the right to begin exploitation of the deposit. Landowners in Suurikuusikko have lodged claims with the administrative court in Vasa, Finland concerning remuneration decided prior to granting of the mining concession. Accordingly, Riddarhyttan recorded a provision for costs associated with these claims. Riddarhyttan paid SEK 276 thousand and EUR 424 thousand in 2004 and 2003, respectively, relating to these claims. Certain of the landowners have appealed the size of the reimbursement and the matter has been remitted to the land surveyor for final decision.

18.   LONG-TERM LIABILITIES

	2004	2003
Subordinated debentures	703	709

Total	703	709

  Riddarhyttan has a six-year loan with no amortization in the first three years. The indenture allows but does not require Riddarhyttan to make principal and interest payments until the balance sheet shows profits available for distribution. The total debt is in euro and the average rate of interest was 3% in 2004.

19.   ACCRUED EXPENSES AND DEFERRED INCOME

	2004		2003
Accrued board fee	33		—
Accrued vacation pay	488		376
Accrued social security charges	159		151
External consultants	278		41
Accrued auditors fee	202		78
Accrued interest expenses	33		12
Accrued new issue charges	1,922		—
Other	1,092	*	6

Total	4,207		664

  *
  The amount includes SEK 1,008 thousand in accrued charges for drilling conducted 2004.

20.   CONTINGENT LIABILITIES

  The Company has pledged the following:

	2004	2003
Rental guarantee	30	30

Total	30	30

  No provision for reclamation costs for mining operations has been made since there are currently no mining operations.

  While the Company is currently paying no income taxes due to its net loss position, the Company is required to comply with various tax filing requirements and may, in the future, be subject to income and other taxes under applicable tax regimes. The tax rules and regulations are complex and subject to interpretation. The Company may be subject, in the future, to a review of its historic income and other tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation or application of tax rules and regulations. The Company is presently not subject to any such review, and has not accrued any income taxes related to any potential disputes as no such losses are considered to be probable.

21.   CASH AND CASH EQUIVALENTS

	2004	2003
Cash and bank balances	50,091	2,305
Short-term investments	7,981	32,894

Total	58,072	35,199

  Short-term investments are treasury bills with duration of a maximum of three months and are categorized as assets carried at fair value through profit and loss.

22.   EQUITY

	Number of Shares	Value
Total January 1, 2003	90,000,000	9,000
New share issue	6,000,000	600

Total December 31, 2003	96,000,000	9,600
Exercise	2,200,000	220
New share issue	7,553,846	750

Total December 31, 2004	105,753,846	10,575

  The nominal value is SEK 0.10. All new share issues have been made with an issue price higher than the nominal value. The premiums from these new issues have been booked as share premium reserve. All shares are fully subscribed. The issue of 7,553,846 shares were registered with the Swedish "Bolagsverket" January 28, 2005.

Accumulated translation differences	2004	2003
Opening balance	89	46
Change in recalculation of group companies for the year	58	43

Closing balance	178	89

Restricted reserves	2004	2003
Share premium reserve	180,649	171,413
Unregistered new share issue	42,736	—

Total	223,385	171,413

23.   AVERAGE NUMBER OF EMPLOYEES

	2004		2003
	No. of employees	Of which men	No. of employees	Of which men
Total Group	8	75%	2	100%

  No absenteeism due to illness has been reported during the fiscal year.

24.   COMPANY INFORMATION

  Riddarhyttan Resources AB is registered in Gothenburg.
  Head office address: Aurorum 30, 977 75 Luleå, Sweden.
  CIN: 556534-7639

25.   TRANSITION TO IFRS

  The transition to IFRS is reported in accordance with IFRS 1, "First-time Adoption of International Financial Reporting Standards", and the date of transition for the purpose of this financial statement is January 1, 2003. The Company has decided not to reset the cumulative translation gains and losses amounting to SEK 46 thousand beginning 2003 to zero.

26.   FINANCIAL RISKS

  The Company is exposed to market risk, liquidity risk and interest rate risk. Management of the Company believes that the Company can effectively manage these risks without engaging in hedging transactions. The market risk consists of foreign exchange risk, primarily with respect to the euro. At year-end, the Company had VAT recoverable in Finland amounting to SEK 4,829 thousand, equivalent to EUR 536 thousand. The liquidity risk is deemed small due to the fact that the Company invests its cash position in liquid assets and treasury bills with duration of a maximum of three months. The Company has no significant interest-bearing assets. The profit and loss and operating cash flows are substantially independent of changes in market interest rates. The Company does not hedge any of the financial assets or liabilities nor forecasted transactions. These policies are reviewed regularly in order to assess whether changes to this policy are required.

27.   SUBSEQUENT EVENTS

  A public offer from the Canadian mining company Agnico-Eagle Mines Limited for substantially all the shares of the Company was announced on May 12, 2005. If the offer is accepted by the shareholders of Riddarhyttan and the transaction is successful, the Company will be delisted from the Stockholm Stock Exchange and become a wholly-owned subsidiary of Agnico-Eagle Mines Limited.

28.   OPERATING LEASES

  The Company has six minor lease contracts for office space and work shops. The notice periods range from six to twelve months and the yearly lease payment amounts to SEK 614 thousands.

29.   OTHER RECEIVABLES

	2004	2003
VAT recoverable in Finland	4,829	1,125
VAT recoverable in Sweden	2,649	111
Other	728	163

Total	8,206	1,399

30.   LIQUIDITY AND GOING CONCERN UNCERTAINTY

  The Company is an exploration stage enterprise with no mining revenues and has incurred net losses of SEK 9,400 thousand and SEK 10,102 thousand during the years ended December 31, 2004 and 2003, respectively. Additionally, the Company has incurred net negative cash flows from operating and investing activities of SEK 17,579 thousand and SEK 18,795 thousand during the years ended December 31, 2004 and 2003, respectively. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern (see Note 1).

  Agnico-Eagle Mines Limited has announced a public offer for substantially all of the shares of Riddarhyttan. The Company's ability to continue as a going concern is dependent upon consummation of the sale, obtaining adequate financing arrangements or achieving sufficiently profitable operations. The Company's inability to achieve any of the above would delay or cease the Company's planned operations. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result, should the Company be unable to continue as a going concern.

31.   RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

  Riddarhyttan's consolidated financial statements are prepared in accordance with International Financial Reporting Standards ("IFRS"), which vary in certain respects from United States Generally Accepted Accounting Principles ("U.S. GAAP"). Application of U.S. GAAP would have affected shareholders' equity as of December 31, 2004 and 2003 and net income (loss) for each of the years ended December 31, 2004 and 2003. The relevant differences between IFRS and U.S. GAAP are discussed below.

  Capitalization of exploration costs

  The International Accounting Standards Board (IASB) issued International Financial Reporting Standard No. 6, "Exploration of Mineral Resources" ("IFRS 6"), in December 2004, effective for annual periods beginning on or after January 1, 2006 (earlier application encouraged). The Company opted for early adoption of IFRS 6. The standard is not as prescriptive as U.S. GAAP and permits an entity to continue to use the accounting policies applied immediately before adopting IFRS 6. Riddarhyttan also applied International Accounting Standard No. 38, "Intangible Assets" ("IAS 38") under which development costs have been capitalized based on management's assessment of the development project, the likelihood of future economic benefits from the project, the availability of resources to complete the development and the ability to measure reliably the expenditure attributable to the project. Under these standards, Riddarhyttan has capitalized exploration expenditures prior to a determination of established proven and probable reserves.

  Under U.S. GAAP, mineral exploration costs are charged to expense in the year in which they are incurred. When it is determined that a mining property can be economically developed as a result of established proven and probable reserves, the costs of further exploration to further delineate the orebody on a property are capitalized. Upon commencement of the commercial production of a development project, these costs are transferred to the appropriate asset category. Accordingly, current period exploration expenditures that have been capitalized under IFRS have been recorded as expense in the U.S. GAAP reconciliation. Exploration expenditures from prior periods have been recorded as an adjustment to equity.

  Reconciliation to U.S. GAAP

  Application of U.S. GAAP would have the following effects on consolidated net results and shareholders' equity (SEK thousands):

	2004	2003
Net income (loss) under IFRS	(9,400)	(10,102)
Capitalized exploration costs	(21,123)	(19,017)

Net income (loss) under U.S. GAAP	(30,523)	(29,119)

	December 31, 2004	December 31, 2003
Shareholders' equity under IFRS	189,876	147,038
Capitalized exploration costs	(135,997)	(114,873)

Shareholders' equity under U.S. GAAP	53,716	32,165

  Comprehensive income (loss)

  Comprehensive income (loss) includes net income (loss) and other changes in equity, except those resulting from transactions with owners.

	2004	2003
Net income (loss) in accordance with U.S. GAAP	(30,523)	(29,119)
Foreign currency translation differences	58	43

Comprehensive income (loss) in accordance with U.S. GAAP	(30,465)	(29,076)

RIDDARHYTTAN RESOURCES

Principles of Accounting

        This interim report has been prepared in accordance with International Accounting Standard No. 34, "Interim Financial Reporting" (IAS 34). Changes in accounting principles as a result of the transition to International Financial Reporting Standards (IFRS) have not affected the result and position of the Group in a material way. According to the IFRS transition rules, the year 2004 has been prepared according to the new international accounting principles. The reader is also referred to the annual financial statements on page F-46 which elaborate on the principles of accounting.

RYDDARHYTTAN RESOURCES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

for the Three-Month Periods Ended March 31, 2005 and 2004
(Amounts in thousands of Swedish kronor (SEK), except share and per share amounts)

	For the three months ended March 31, 2005	For the three months ended March 31, 2004
Net revenue	—	—
Other external costs	(1,466)	(978)
Personnel costs	(1,651)	(668)
Depreciation of tangible and intangible assets	(34)	(34)
Other operating income	103	—

Operating loss	(3,048)	(1,680)
Profit from financial items	85	242

Loss before income tax	(2,963)	(1,438)
Income tax expense	—	—

Net loss	(2,963)	(1,438)

Net loss per share before dilution	(0.03)	(0.01)
Net loss per share after dilution	(0.03)	(0.01)
Average number of shares before dilution	105,753,846	96,000,000

RYDDARHYTTAN RESOURCES

CONSOLIDATED BALANCE SHEETS

as at March 31, 2005 and December 31, 2004
(Amounts in thousands of Swedish kronor (SEK))

	As at March 31, 2005	As at December 31, 2004
Intangible assets	150,049	135,997
Tangible assets	405	315
Other current assets	7,894	8,423
Cash and cash equivalents	41,886	58,071

Total assets	200,234	202,806
Equity	186,698	189,713
Interest-bearing liabilities	713	703
Other liabilities	12,823	12,390

Total equity and liabilities	200,234	202,806

RYDDARHYTTAN RESOURCES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the Three-Month Periods Ended March 31, 2005 and 2004
(Amounts in thousands of Swedish kronor (SEK))

	For the three-month period ended March 31, 2005	For the three-month period ended March 31, 2004
Cash flow from operating activities	(1,846)	(2,449)
Cash flow from investing activities	(14,176)	(4,439)
Cash flow from financing activities	(163)	215

Net decrease in cash and cash equivalents	(16,185)	(6,673)
Cash and cash equivalents, beginning of period	58,071	35,199
Exchange rate differences	—	14

Cash and cash equivalents, end of period	41,886	28,540

RYDDARHYTTAN RESOURCES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

for the Three-Month Periods Ended March 31, 2005 and 2004
(Amounts in thousands of Swedish kronor (SEK))

	For the three months ended March 31, 2005	For the three months ended March 31, 2004
Opening balance	189,713	147,038
New share issue	—	215
Foreign currency translation differences	(52)	(49)
Loss for the period	(2,963)	(1,438)

Closing balance	186,698	145,766

RIDDARHYTTAN RESOURCES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

for the Three-Month Period Ended March 31, 2005 and 2004
(Amounts in thousands of Swedish kronor (SEK))

Note 1.    Principles of accounting

        The accompanying unaudited condensed consolidated financial statements of Riddarhyttan Resources AB (publ) (the "Company") should be read in conjunction with the consolidated financial statements and notes thereto, which are included in this prospectus on page F-46. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and are presented on a basis consistent with Statements on International Accounting Standards No. 34. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments of a normal recurring nature considered necessary to present fairly the financial position of the Company and its consolidated subsidiaries as of March 31, 2005 and December 31, 2004; and the results of its operations and its cash flows for the three-month periods ended March 31, 2005 and March 31, 2004.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company is an exploration stage enterprise and since its inception has had no mining revenues and has incurred recurring losses and negative cash flows. These factors raise substantial doubt about the Company's ability to continue as a going concern. As indicated in Note 4, Agnico-Eagle Mines Limited has announced a public offer for substantially all of the shares of the Company. Continuation of the Company is dependent on consummation of the sale, obtaining adequate financing arrangements or achieving sufficiently profitable operations. The achievement and success of the Company's sale, however, cannot be determined at this time. These financial statements do not reflect any adjustments relating to the recoverability and classification of assets carrying amounts and classification of liabilities should the Company be unable to continue as a going concern.

Note 2.    Intangible assets

Exploration

	For the three months ended March 31, 2005	For the three months ended March 31, 2004
Opening purchase cost	135,997	114,873
Capitalization of costs, purchases	14,052	4,393

Closing accumulated purchase cost	150,049	119,266

        Exploration refers to capitalized exploration costs for Riddarhyttan's Suurikuusikko project in Finland. No depreciation expense has been recognized because the project still is in the exploration phase. The Company tested at March 31, 2005 for impairment and compared the capitalized portion of the expenditures with certain market-based assumptions.

Note 3.    Contingent liabilities

        The Company pledged the following:

	As at March 31, 2005	As at March 31, 2004
Rental guarantee	30	30

Total	30	30

        No provision for reclamation costs for mining operations has been made since there are currently no mining operations.

Note 4.    Subsequent events

        A public offer from the Canadian mining company Agnico-Eagle Mines Limited for all the shares of the Company not already owned by Agnico-Eagle Mines Limited was announced on May 12, 2005. If the offer is accepted by the shareholders of Riddarhyttan and the transaction is successful, the Company will be delisted from the Stockholm Stock Exchange and become a wholly-owned subsidiary of Agnico-Eagle Mines Limited.

Note 5.    Liquidity and going concern uncertainty

        The Company is an exploration stage enterprise with no mining revenues and has incurred net losses of SEK 2,963 thousand and SEK 1,438 thousand during the three months ended March 31, 2005 and 2004, respectively. Additionally, the Company has incurred net negative cash flows from operating and investing activities of SEK 16,022 thousand and SEK 6,888 thousand during the three months ended March 31, 2005 and 2004, respectively. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern (see Note 1).

        Agnico-Eagle Mines Limited has announced a public offer for substantially all of the shares of Riddarhyttan. The Company's ability to continue as a going concern is dependent upon consummation of the sale, obtaining adequate financing arrangements or achieving sufficiently profitable operations. The Company's inability to achieve any of the above would delay or cease the Company's planned operations. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result, should the Company be unable to continue as a going concern.

Note 6.    Reconciliation to accounting principles generally accepted in the United States

        Riddarhyttan's consolidated financial statements are prepared in accordance with IFRS, which vary in certain respects from United States Generally Accepted Accounting Principles ("U.S. GAAP"). Application of U.S. GAAP would have affected shareholders' equity as of March 31, 2005 and December 31, 2004 and net income (loss) for each of the three-month periods ended March 31, 2005 or 2004. The relevant differences between IFRS and U.S. GAAP are discussed below.

Capitalization of exploration costs

        The International Accounting Standards Board issued International Financial Reporting Standard No. 6, "Exploration of Mineral Resources" ("IFRS 6"), in December 2004, effective for annual periods beginning on or after January 1, 2006 (earlier application encouraged). The Company opted for early adoption of IFRS 6. The standard is not as prescriptive as U.S. GAAP and permits an entity to continue to use the accounting policies applied immediately before adopting IFRS 6. Riddarhyttan also applied International Accounting Standard No. 38, "Intangible Assets" ("IAS 38") under which development costs have been capitalized based on management's assessment of the development project, the likelihood of future economic benefits from the project, the availability of resources to complete the development and the ability to measure reliably the expenditure attributable to the project. Under these standards, Riddarhyttan has capitalized exploration expenditures prior to a determination of established proven and probable reserves.

        Under U.S. GAAP, mineral exploration costs are charged to expense in the year in which they are incurred. When it is determined that a mining property can be economically developed as a result of established proven and probable reserves, the costs of exploration to further delineate the orebody on a property are capitalized. Upon commencement of the commercial production of a development project, these costs are transferred to the appropriate asset category. Accordingly, current period exploration expenditures that have been capitalized under IFRS have been recorded as expense in the U.S. GAAP reconciliation. Exploration expenditures from prior periods have been recorded as an adjustment to equity.

Reconciliation to U.S. GAAP

        Application of U.S. GAAP would have the following effects on consolidated net results and shareholders' equity (SEK thousands):

	Three months ended March 31
	2005	2004
Net income (loss) under IFRS	(2,963)	(1,438)
Capitalized exploration costs	(14,052)	(4,393)

Net income (loss) under U.S. GAAP	(17,015)	(5,831)

	March 31, 2005	December 31, 2004
Shareholders' equity under IFRS	186,698	189,713
Capitalized exploration costs	(150,049)	135,997

Shareholders' equity under U.S. GAAP	36,649	53,716

Comprehensive income (loss)

        Comprehensive income (loss) includes net income (loss) and other changes in equity, except those resulting from transactions with owners.

	For the Three months ended March 31
	2005	2004
Net income (loss) in accordance with U.S. GAAP	(17,015)	(5,831)
Foreign currency translation differences	(52)	(49)

Comprehensive (loss) in accordance with U.S. GAAP	(17,067)	(5,880)

ANNEX A

SUPPORT AGREEMENT

THIS AGREEMENT is made the 12th day of May, 2005,

B E T W E E N:

        AGNICO-EAGLE MINES LIMITED,
        a company existing under the laws of the Province
        of Ontario, Canada,

        (hereinafter called the "Offeror"),

        - and -

         RIDDARHYTTAN RESOURCES AB (PUBL),
        a company existing under the laws of Sweden,

        (hereinafter called the "Company").

        WHEREAS the Offeror desires to acquire all of the issued and outstanding shares (the "Shares") in the capital of the Company not currently owned by the Offeror and is prepared to make an offer to acquire such Shares;

        AND WHEREAS the board of directors of the Company (the "Board of Directors") has determined, after receiving legal and financial advice and following the receipt and review of recommendations from its committee of directors comprised of independent directors established to consider the Offeror's offer (the "Special Committee"), that it would be advisable and in the best interests of the Company and the holders of the Shares (the "Shareholders") for the Board of Directors to cooperate with the Offeror and take all reasonable action to support the Offer (as hereinafter defined), all on the terms and subject to the conditions contained herein;

        AND WHEREAS the Offeror currently owns 14,763,669 Shares, representing approximately 14% of the outstanding Shares;

        AND WHEREAS the Board of Directors has determined that it would be advisable and in the best interests of the Company's shareholders to enter into this Agreement;

        NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1   Definitions

        Where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meaning, respectively:

"Acquisition Proposal" has the meaning set out in Section 6.2;

"Board of Directors" has the meaning set out in the second recital hereof;

"business day" means any day other than a Saturday or Sunday on which banks are open for business in each of Toronto, Ontario and Stockholm, Sweden;

"Common Shares" means common shares in the capital of the Offeror;

"Company Information" means the information about the Company provided by the Company to be included, or otherwise requested to be included, in the Offer Document;

"Company's Public Documents" has the meaning set out in Section 4.9;

"Effective Time" has the meaning set out in Section 5.1;

"Expiry Time" means 4:00 p.m. (Stockholm time) on the final acceptance date of the Offer stipulated in the Offer Document or, if the Offeror extends the final acceptance date for the Offer, the time and date designated by the Offeror as the final acceptance date for the extended Offer;

"Fairness Opinion" means the opinion of Standard Bank, financial advisor to the Company, to be included in the Offer Document, to the effect that the consideration under the Offer is fair from a financial point of view to the Shareholders;

"Finnish Property" means the Suurikuusikko Trend gold deposits located variously in the municipality of Kittilä, along the Sirkka line and southeast of Kemi, in Northern Finland currently under development by the Subsidiary Riddarhyttan Resources Oy and owned by the Subsidiary Suurikulta AB;

"FSA" means the Swedish Financial Supervisory Authority;

"FSA Regulations" means the regulations of the FSA regarding prospectuses (1995:21);

"Group Companies" means the Company and the Subsidiaries;

"Joint Venture" means the Joint Venture set out in Schedule 4.3;

"Laws" means all statutes, regulations, statutory rules, stock exchange rules (including NBK Rules) binding on the Company and statements by the Securities Council and terms and conditions of any grant of approval, permission, authority or licence with or of any court, governmental entity, statutory body, stock exchange or self-regulatory authority;

"Material Adverse Effect" has the meaning set out in Section 4.13;

"Minimum Condition" has the meaning set out in item (a) of Schedule 2.1;

"NBK Rules" means the Swedish Industry and Commerce Stock Exchanges Committee's (Näringslivets börskommitté, NBK) rules on public offers for the acquisition of shares;

"Offer" has the meaning set out in Section 2.1(a);

"Offer Document" means the combined offer prospectus and share issue prospectus of the Offeror prepared in connection with the Offer, including any amendment or supplement thereto, and, unless the context otherwise requires, the registration statement on Form F-4 and any other document filed with the SEC in connection with the Offer;

"Proposed Agreement" has the meaning set out in Section 6.2(g);

"SEC" means the United States Securities and Exchange Commission;

"Securities Act" means the U.S. Securities Act 1933, as amended;

"Shares" has the meaning set out in the first recital hereof;

"Standard Bank" means Standard Bank Plc, formerly Standard Bank London Limited;

"Subsidiaries" means each of the entities listed in Schedule 4.2;

"Superior Acquisition Proposal" has the meaning set out in Section 6.2(b); and

"Suurikuusikko Property" means the Finnish Property that is the Suurikuusikko Trend gold deposit in the municipality of Kittilä, Finland.

1.2   Construction

        In this Agreement, unless otherwise expressly stated or the context otherwise requires:

  (a)
  references to "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

  (b)
  references to a "Section" or a "Schedule" are references to a Section or Schedule of this Agreement;

  (c)
  words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders;

  (d)
  the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof; and

  (e)
  the words "includes" and "including", when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement.

ARTICLE 2

THE OFFER

2.1   The Offer

        (a)   The Offeror has resolved to and shall promptly make, through a public announcement in accordance with the NBK Rules, an offer (the "Offer") to purchase all of the outstanding Shares not currently owned by the Offeror on the basis of 0.1137 of a Common Share per Share. The term "Offer" shall include any amendments to or extensions of such Offer. The Offeror shall put in place as part of the Offer a simplified share sale process whereby Shareholders accepting the Offer will be able to sell that number of Common Shares received in exchange for a maximum of 5,000 Shares pursuant to the Offer without any costs or commissions to such Shareholders. The Offeror shall not be required to make the Offer to any person whose participation in the Offer would require delivery of a prospectus, offering circular or similar document in addition to the Offer Document or any registration by the Company or the Offeror or other similar measures be taken, other than those required under Swedish law and other than the filing of a registration statement on Form F-4 and the filing of other material relating to the Offer with the SEC pursuant to the Securities Act.

        (b)   Provided that registration of the Offer Document is granted by the FSA, the Offeror shall announce and mail the Offer Document in accordance with applicable Laws to each registered Shareholder (other than the Offeror) as soon as reasonably practicable after such registration is granted. Prior to the registration with the FSA of the Offer Document, the Offeror shall provide the Company with an opportunity to review and comment on the Offer Document, recognizing that whether or not such comments are appropriate will be determined (except for sections covered by 2.2(c)) by the Offeror, acting reasonably.

        (c)   The Offer shall be subject to the conditions set forth in Schedule 2.1. The Offeror shall use all reasonable efforts to consummate the Offer, subject to the terms and conditions hereof and thereof.

        (d)   The Company agrees to provide the Offeror a certificate of the President or other senior officer of the Company acceptable to the Offeror, in such officer's capacity as an officer of the Company and not in such officer's personal capacity, dated the date of the mailing of the Offer Document under the Offer to the effect that the Company, as of such date, has complied in all material respects with its covenants and obligations under this Agreement and that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of such date with the same force and effect as if given on and as of the date of such certificate.

2.2   Fairness Opinion and Company Approval of the Offer

        (a)   The Company represents, warrants and covenants to and in favour of the Offeror and acknowledges that the Offeror is relying upon such representations and warranties in entering into this Agreement that:

    (i)
    Standard Bank has delivered the Fairness Opinion to the Board of Directors and has not withdrawn or adversely modified such opinion;

    (ii)
    the Board of Directors, upon consultation with its financial advisor, has determined that the consideration to be received under the Offer is fair to the Shareholders and that the Offer is in the best interests of the Company and the Shareholders, and has unanimously (with the exception of certain directors who, although concurring with the determination and recommendation of the Board of Directors and the Special Committee, shall have abstained from voting solely due to their positions as directors, officers or significant shareholders of parties who have an interest in the Offer) approved the Offer and this Agreement, and will unanimously (with the aforementioned qualification) recommend that the Shareholders accept the Offer and shall simultaneously with the public announcement of the Offer issue a press release, in the form annexed hereto as Exhibit A, where such recommendation is announced and shall make available for inclusion in the Offer Document such recommendation, and shall not withdraw, modify or change such recommendation, except as provided herein and shall take all reasonable actions to support and ensure the success of the Offer; and

    (iii)
    after reasonable inquiry, the Company and the Board of Directors believe that all of the directors and senior officers of the Company intend to tender the Shares held by them to the Offer.

        (b)   The Company shall provide to the Offeror all information regarding the Company that is required for the preparation of the Company Information to be included in the Offer Document. The Company represents and warrants, to the best of its knowledge, that the Company Information will be accurate and complete in all material respects as at the date of the Offer Document and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c)   The Board of Directors shall provide such assurances with respect to the parts of the Offer Document for which the Board of Directors is responsible pursuant to the NBK Rules or the FSA Regulations, and the Company shall cause Standard Bank to provide all necessary consents to the inclusion of the Fairness Opinion in the Offer Document and shall cause the Company's auditors to provide all necessary consents with respect to the inclusion of the Company's financial statements in the Offer Document. The Company shall take all reasonable actions to support the Offer and facilitate the success of the Offer.

        (d)   Notwithstanding the foregoing, if after the date hereof another bona fide written Acquisition Proposal for which financing is committed or capable of being obtained (as determined by the Board of Directors acting reasonably and in good faith after consultation with the third party offeror and the Company's financial advisors) is made by a third party offeror and which did not otherwise result from a breach of this Agreement, then the Board of Directors shall be entitled not to make such a positive recommendation, to make a negative recommendation or to withdraw, modify or change any recommendation regarding the Offer which it has previously made, provided that:

    (i)
    the Board of Directors has determined, reasonably and in good faith, that such Acquisition Proposal is a Superior Acquisition Proposal based on the advice of its financial advisor to the effect that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction more favourable, both from a financial perspective and otherwise, to the Shareholders than the Offer and after receiving the written advice of its outside legal counsel to the effect that the Board of Directors is required to do so in order to discharge its fiduciary duties; and

    (ii)
    the Board of Directors has complied with its obligations under Section 6.2(f) hereof, and the Offeror has declined to amend this Agreement and the Offer in the manner contemplated in Section 6.2(f) hereof.

        (e)   The Company shall provide the Offeror, as soon as is practicable and in any event within five days following the execution and delivery hereof, with a list (in both written and electronic form) as at the most recent practicable date of the Shareholders (including, to the extent available, information regarding the owners of Shares who hold such Shares through a nominee), together with their respective addresses and the details of their holdings of Shares. The Company shall from time to time furnish the Offeror with such additional information, including updated or additional lists of Shareholders, mailing labels and lists of securities positions and other assistance as the Offeror may reasonably request in order to be able to communicate the Offer to the Shareholders and to such other persons as are entitled to receive the Offer under applicable Laws.

2.3   Directors

        Promptly upon the purchase by the Offeror of such number of Shares as represents, when aggregated with the Shares held by the Offeror on the date hereof, at least a majority of the outstanding Shares, upon the request of the Offeror the Board of Directors shall convene an extraordinary general meeting of the Shareholders to resolve on the following matter: replacing that number of the then current directors of the Company with such replacement directors as the Offeror shall designate.

2.4   Subsequent Acquisition Transaction

        If the Offer has been accepted by holders of Shares to such an extent that, following the completion of the Offer, the Offeror holds more than 90 percent of the Shares on a fully-diluted basis, the Offeror currently intends, to the extent possible, to acquire, directly or indirectly through a wholly-owned subsidiary, the remainder of the Shares from those Shareholders who have not accepted the Offer. The Offeror may pursue other means of acquiring the remaining Shares not tendered to the Offer. The Company agrees with the Offeror that in the event the Offeror takes up and pays for Shares under the Offer, it will assist in compliance with Laws the Offeror in connection with any proposed amalgamation, merger, capital reorganization or other transaction of the Company and the Offeror or an affiliate of the Offeror (a "Subsequent Acquisition Transaction") to acquire the remaining Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

        The Offeror hereby represents and warrants to the Company as follows, and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement:

3.1   Organization

        The Offeror is validly existing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own its assets and conduct its business as it is now owned and conducted.

3.2   Authority Relative to this Agreement

        The Offeror has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, including the issuance of Common Shares pursuant to the Offer. The execution and delivery of this Agreement by the Offeror and the consummation by the Offeror of the transactions contemplated by this Agreement have been duly authorized by the Offeror's board of directors and no other corporate proceedings on the part of the Offeror are necessary to authorize this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Offeror and constitutes a valid and binding obligation of the Offeror, enforceable by the Company against the Offeror in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. The execution and delivery by the Offeror of this Agreement and the performance by it of its obligations hereunder do not and will not violate, conflict with or result in a breach of any provision of: (a) the constating documents of the Offeror; (b) any contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit to which the Offeror is a party or by which the Offeror is bound; or (c) any law, regulation, order, judgment or decree to which the Offeror is subject or by which the Offeror is bound. Other than in connection with or in compliance with applicable corporate and securities laws and policies and stock exchange requirements, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Offeror for the consummation of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

3.3   Filings

        Documents or information filed by the Offeror under applicable Laws since and including December 31, 2004, including the Offeror's (a) annual report on Form 20-F dated March 22, 2005 for the year ended December 31, 2004, (b) management information circular dated March 21, 2005 in respect of the annual and special meeting of shareholders to be held on May 6, 2005, and (c) any material change reports that have been filed by the Offeror between December 31, 2004 and the date hereof are, and any such documents or information filed by the Offeror after the date hereof and before the Offer is settled will be, as of their respective dates, in compliance in all material respects with applicable Laws and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of their respective dates.

3.4   Issuance of Common Shares under the Offer

        The Common Shares to be issued by the Offeror to Shareholders pursuant to the Offer, when issued and delivered as part of the consideration paid for any Shares acquired by the Offeror pursuant to the Offer, will be duly and validly issued and fully paid shares in the capital of the Offeror and application will be made for such Common Shares to be listed for trading on the Toronto Stock Exchange and the New York Stock Exchange.

3.5   Discharge of Liability

        At the next annual shareholders' meeting of the Company, the Offeror undertakes to vote for discharge of liability for the Board of Directors of the Company for its administration, provided that the auditors of the Company do not recommend against such discharge in the auditor's reports for the relevant period.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        To the extent permissible under Swedish law, the Company hereby represents and warrants to the Offeror as follows, and acknowledges that the Offeror is relying upon these representations and warranties in connection with the entering into of this Agreement:

4.1   Organization and Qualification

        The Company is validly existing as a company in good standing under laws of the Kingdom of Sweden and has full corporate power and authority to own its assets and conduct its business as now owned and conducted.

4.2   Subsidiaries

        Other than the Subsidiaries and the Joint Venture, the Company does not have any interest in any other entities. Each of the Subsidiaries is validly existing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own its assets and conduct its business as it is now owned and conducted and is duly qualified, under permit, licence or otherwise, to carry on its business. The Company beneficially owns all of the issued and outstanding shares representing the ownership interest in the Subsidiaries as set out on Schedule 4.2 and all such shares are owned by the Company free and clear of all material liens, claims or encumbrances.

4.3   Joint Venture

        Other than the Joint Venture, the Company does not have any interest in any other entities which may be characterized as a joint venture. The Company beneficially owns directly or indirectly all of the ownership interests in the respective Joint Venture as set out on Schedule 4.3, free and clear of all material liens, claims or encumbrances.

4.4   Compliance with Laws and Licences

        Each of the Group Companies has complied with and are in compliance with all Laws and regulations of material significance applicable to the operation of their respective businesses, including all Laws requiring the disclosure of material information, and, other than as disclosed in Schedule 4.4, each of them has all licences, permits, orders or approvals of, and has made all required registrations with, any governmental or regulatory body that is required in connection with the ownership of its assets or the conduct of its operations and proposed operations, including the construction and operation of a mine and processing facilities on the Suurikuusikko Property, and each of the Group Companies has fully complied with and are in compliance with all such licences, permits, orders, approvals and registrations, except where the failure to do so would not have or could not reasonably be expected to have a Material Adverse Effect. None of the Group Companies has received any notice, whether written or oral, of actual or intended revocation or non-renewal of any such licences, permits, orders, authorizations, consents, approvals or registrations. Schedule 4.4 contains a complete list of all licences, permits, orders, authorizations, consents, approvals and registrations required to permit the Company to mine, process and sell gold and associated metals extracted at the Suurikuusikko Property. The Northern Finland Environmental Authority has issued to the Company an environmental permit for mining and processing dated November 1, 2002 in respect of the Suurikuusikko Property, the appeal period in respect of such permit has expired and no appeal has been initiated in respect of such permit, except as set out in Schedule 4.4. The Finnish Ministry of Trade and Industry has issued to the Company a mining patent dated January 30, 2003, the appeal period in respect of such mining patent has expired and no appeal has been initiated in respect of such permit. None of the Group Companies is in conflict with, or in default (including cross defaults) under or in violation of, (i) its constating documents; (ii) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit to which it is a party or by which it is bound where such conflict or default would have a Material Adverse Effect; or (iii) any Law, regulation, order, judgment or decree to which it is subject or is bound where such conflict or default would have a Material Adverse Effect.

4.5   Capitalization

        As at the date hereof, 105,753,846 Shares (and no other shares in the capital of the Company) have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company. There are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of any of the Group Companies, to issue or sell any shares of any of the Group Companies or securities or obligations of any kind convertible into or exchangeable for any shares of any of the Group Companies or any other person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of any of the Group Companies issued by any of the Group Companies.

4.6   Authority Relative to this Agreement

        The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed by the Company and constitutes a valid and binding obligation of the Company, enforceable by the Offeror against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and except as the enforcement of Article 4 may be limited by applicable Law, and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. The execution by the Company of this Agreement and the performance by it of its obligations hereunder and the completion of the Offer will not: (a) violate, conflict with or result in a breach of any provision of: (i) the constating documents of any of the Group Companies; (ii) any contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit to which it or any of the Subsidiaries or the Joint Venture is a party or by which it or any of the Subsidiaries or the Joint Venture is bound; or (iii) any Law, regulation, order, judgment or decree to which it or any of the Subsidiaries or the Joint Venture is subject or by which it or any of the Subsidiaries or the Joint Venture is bound; (b) give rise to any right of termination, or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity, under any such agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit which is material to the Group Companies taken as a whole; or (c) give rise to any rights of first refusal or trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit, give rise to any loss or the impairment of any right or result in the imposition of any encumbrance, charge or lien upon any of the Company's assets or the assets of any of the Subsidiaries and Joint Venture. No authorization, consent or approval of, or filing with, any public or government body, authority or agency or any court or other authority is necessary for the consummation by the Company of its obligations under this Agreement or for the completion of the Offer not to cause or result in any loss of any rights or assets or any interest therein held by any of the Group Companies.

4.7   Material Agreements

        Except as referred to in the Company's Public Documents and as set out in Schedule 4.7, there are no agreements material to the conduct of the business of any of the Group Companies. No approval or consent of any person is needed in order that such agreements continue in full force and effect following consummation of the transactions contemplated hereby.

4.8   Shareholder and Similar Agreements

        The Company is neither a party to, nor aware of the existence of, any shareholder, pooling, voting trust or other agreements relating to the issued and outstanding shares of any of the Group Companies.

4.9   Filings

        Documents or information publicly disclosed or filed by the Company under applicable Laws since and including December 31, 2003 (the "Company's Public Documents"), including the Company's (a) annual financial statements for the year ended December 31, 2004; (b) rights offering prospectus dated November, 2004; (c) annual report to shareholders for the financial year ended December 31, 2003; (d) interim consolidated financial statements for the quarters ended March 31, June 30 and September 30, 2004; (e) annual report to the shareholders for the financial year ended December 31, 2004 and (f) the quarterly report to the shareholders for the fiscal quarter ended March 31, 2005 are, and any such documents or information publicly disclosed or filed by the Company after the date hereof and before the Offer is settled will be, as of their respective dates, in compliance in all material respects with applicable Laws and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of their respective dates. No information publicly disclosed by the Company is materially inaccurate or misleading, and there is no matter which should have been publicly disclosed by the Company that has not been so disclosed.

4.10 Books and Records

        The books, records and accounts of the Group Companies have been maintained in accordance with good business practices on a basis consistent with prior years.

4.11 Undisclosed Liabilities

        None of the Group Companies or the Joint Venture has any liabilities or obligations of any nature required to be set forth in a consolidated balance sheet or in the notes to the consolidated financial statements of the Company and its consolidated Subsidiaries under Swedish generally accepted accounting principles or International Accounting Standards, as applicable, whether or not accrued, contingent or otherwise, and to the best knowledge of the Group Companies and the Joint Venture there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except liabilities or obligations which, individually or in the aggregate, would not have a Material Adverse Effect.

4.12 Interest in Properties

        Each of the Group Companies has good and valid title to all the properties and assets comprising the Suurikuusikko Property and, except where failure would not have a Material Adverse Effect, all its other properties and assets, free and clear of any material claims or encumbrances (other than a 2% net smelter royalty payable to the Republic of Finland in respect of the Suurikuusikko Property). Pursuant to an agreement dated April 17, 1998 (the "Suurikuusikko Agreement") between the Company and the Republic of Finland, the Company has the exclusive right to prospect and mine gold and associated metals on the Suurikuusikko Property. The Company is in full compliance with all terms and conditions thereof and none of the Company or any of the Subsidiaries has received notice of termination, revocation or modification of, or is aware of any intention of the Republic of Finland to terminate, revoke or modify, or propose to modify, any provision thereof in a manner that would have a Material Adverse Effect, the Suurikuusikko Agreement. All of the property of the Group Companies is located in the Republic of Finland.

4.13 Absence of Certain Changes or Events

        Since December 31, 2004: (a) each of the Group Companies have conducted their respective businesses only in the usual, ordinary and regular course and consistent with past practice; (b) to the best knowledge of the Group Companies and the Joint Venture, no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of any of the Group Companies and the Joint Venture (a "Material Adverse Effect"), has been incurred; and (c) to the best knowledge of the Group Companies and the Joint Venture, there has not been any event or occurrence which has had or is reasonably likely to have a Material Adverse Effect.

4.14 Severance and Employment

        (a)   None of the Group Companies has entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer, employee or consultant in connection with the termination of their position or their employment following a change in control of the Company.

        (b)   Each of the Group Companies has in all material respects operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein.

4.15 Litigation, Etc.

        There is no claim, action, proceeding or investigation pending or, to the best knowledge of the Group Companies or the Joint Venture, threatened against or relating to any of the Group Companies or affecting any of their properties or assets, including any employee related matters, before or by any court or governmental or regulatory authority or body which, if adversely determined, will have, or reasonably could be expected to have, a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement, nor is any of the Group Companies or the Joint Venture aware of any reasonable basis for any such claim, action, proceeding or investigation. None of the Group Companies is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement.

4.16 Environmental

        All operations of the Group Companies and the Joint Venture have been, and are now, in compliance with all applicable Laws relating to the protection of the environment and employee and public health and safety (collectively, "Environmental Laws") except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. None of the Group Companies or the Joint Venture is aware of, or is subject to:

  (a)
  any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any material work, repairs, construction or expenditures; or

  (b)
  any written demand or notice after January 1, 2003, with respect to the breach of any Environmental Laws applicable to the Group Companies or the Joint Venture, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of any pollutants, contaminant, waste of any nature, hazardous material, toxic substance, dangerous substance or dangerous good as defined in any applicable Environmental Laws, which would, individually or in the aggregate, have a Material Adverse Effect.

4.17 Taxes

        Each of the Group Companies and the Joint Venture has, duly and on a timely basis, and in the manner prescribed by law, filed all returns and reports required to be filed by it with respect to all taxes, duties and other charges of any nature whatsoever (collectively, "Taxes"). All such returns and reports are correct and complete in all material respects. The provisions for Taxes reflected in the Company's consolidated balance sheet as of December 31, 2004 are adequate for any and all Taxes for the period ending on the date of that balance sheet and for all prior periods. Each of the Group Companies and the Joint Venture has timely paid or remitted all due and payable Taxes and has withheld from each payment made to any of their respective present or former employees and directors all amounts required by applicable law. There are no pending investigations, proceedings or enquires regarding Taxes payable by any of the Group Companies or the Joint Venture. To the best knowledge of the Group Companies and the Joint Venture, there exists no basis upon which any reassessment might be made or additional Taxes may be required to be paid.

4.18 Insurance

        Policies of insurance in force as of the date hereof naming any of the Group Companies as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of the Group Companies for which, having regard to the nature of such risk and the relative cost of obtaining insurance, it is in the opinion of the Company, acting reasonably, prudent to seek such insurance rather than provide for self insurance.

4.19 Pension and Employee Benefits

        (a)   All current and former employees of the Group Companies has or had at the time of their employment, premium based pension plans and no other pension plan has, to the best of the Company's knowledge, ever been in existence in any of the Group Companies. The Group Companies has at all times fulfilled all obligations and duly made all payments under such pension plans.

        (b)   Each of the Group Companies has complied in all material respects with all the terms of any employee compensation or benefit plan or similar and there are no due but unpaid or unsatisfied obligations towards current or former employees under any such plan.

4.20 Guarantees

        None of the Group Companies or the Joint Venture has given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness, indemnity or suretyship of other obligations of any person (collectively, "Guarantees"), nor is it contingently responsible for such indemnity or suretyship or obligations other than any Guarantees which, if enforced in accordance with their terms, would not individually or in the aggregate have a Material Adverse Effect.

4.21 Restrictions on Business Activities

        There is no agreement, judgement, injunction, order or decree binding upon any of the Group Companies that has, or could reasonably be expected to have, the effect of materially prohibiting, restricting or impairing any business practice of any of the Group Companies, any acquisition of property by any of the Group Companies or the conduct of business by any of the Group Companies as currently conducted.

4.22 Change of Control

        None of the Group Companies is a party to any contract, agreement or understanding or any series of contracts, agreements or understandings, which could reasonably be expected to have an adverse financial impact on the Company and its Subsidiaries taken as a whole in excess of US$100,000 and which contain a "change of control" or similar provision.

4.23 U.S. Securities Laws

        None of the Company's securities are registered under any of the applicable securities laws of the United States, including the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") and the United States Securities Act of 1933.

ARTICLE 5

CONDUCT OF BUSINESS

5.1   Conduct of Business by the Company

        Nothing in this Section 5 shall prevent the Board of Directors from responding to a request by a shareholder in accordance with the Swedish Companies Act to summon a shareholders meeting or to effectuate decisions taken at such meetings. The Company covenants and agrees that, prior to the time (the "Effective Time") of the election to the Board of Directors of persons designated by the Offeror who represent a majority of the directors of the Company, unless the Offeror shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

  (a)
  the Company shall, and shall cause each of the Subsidiaries and, to the extent controlled by the Company, the Joint Venture to, conduct its businesses only in, not take any action except in, and maintain its facilities in, the usual, ordinary and regular course of business;

  (b)
  the Company shall not directly or indirectly do or permit to occur any of the following:

  (i)
  except with the specific approval of the shareholders of the Company (whether or not shareholder approval is otherwise required as a matter of Law) by a simple majority vote of the shares represented at a shareholders meeting or in accordance with such higher majority requirement stipulated by Law, and only in compliance with the NBK Rules, issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of the Subsidiaries and the Joint Venture to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber) any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of any of the Group Companies;

    (ii)
    except with the specific approval of the shareholders of the Company (whether or not shareholder approval is otherwise required as a matter of Law) by a simple majority vote of the shares represented at a shareholders meeting or in accordance with such higher majority requirement stipulated by Law, and only in compliance with the NBK Rules, amend or propose to amend the articles, by-laws or other constating documents of any of the Group Companies;

    (iii)
    split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares;

    (iv)
    redeem, purchase or offer to purchase (or permit any of the Subsidiaries and the Joint Venture to redeem, purchase or offer to purchase) any Shares or other securities of the Company or any shares or other securities of the Subsidiaries and the Joint Venture;

    (v)
    reorganize, amalgamate or merge any of the Group Companies with any other person, company, partnership or other business organization whatsoever;

    (vi)
    reduce the stated capital of any of the Group Companies;

    (vii)
    except with the specific approval of the shareholders of the Company (whether or not shareholder approval is otherwise required as a matter of Law) by a simple majority vote of the shares represented at a shareholders meeting or in accordance with such higher majority requirement stipulated by Law, and only in compliance with the NBK Rules, acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any company, partnership or other business organization or division or make any investment, other than in the usual, ordinary and regular course of business consistent with past practice, either by purchase of shares or securities, contributions of capital (other than to any of the Subsidiaries and Joint Venture), property transfer or purchase of, any property or assets of any other person, company, partnership or other business organization;

    (viii)
    sell, transfer or assign (or permit any of the Subsidiaries and Joint Venture to sell, transfer or assign) any interest in any of the mineral properties or mining rights of any of the Group Companies;

    (ix)
    except with the specific approval of the shareholders of the Company (whether or not shareholder approval is otherwise required as a matter of Law) by a simple majority vote of the shares represented at a shareholders meeting or in accordance with such higher majority requirement stipulated by Law, and only in compliance with the NBK Rules, incur or commit to incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary course of business and consistent with past practice, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, company, partnership or other business organization, or make any loans or advances, except in the ordinary course of business consistent with past practice;

    (x)
    adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of any of the Group Companies;

    (xi)
    pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company's financial statements or incurred in the ordinary course of business consistent with past practice;

    (xii)
    authorize, recommend, propose or agree to any release or relinquishment of any material contractual right or other material right under any licence or permit;

    (xiii)
    abandon or fail to diligently pursue any application to renew any existing licence, permit, order, authorization, consent, approval or registration; or

    (xiv)
    waive, release, grant or transfer any rights of value or modify or change in any material respect any existing licence, lease, permit, material contract or other material document, other than in the ordinary course of business consistent with past practice;

  (c)
  the Company shall not, and shall cause each of the Subsidiaries not to and shall refrain from permitting the Joint Venture to, other than in the ordinary, regular and usual course of business and consistent with past practice, enter into or modify any employment, consulting, severance, or similar agreements or arrangements with, or grant any bonuses, salary or fee increases, severance or termination pay to, any officers or directors or, in the case of employees or consultants who are not officers or directors, take any action with respect to the grant of any bonuses, salary or fee increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof; provided however that the Company may enter into a contract of employment with a chief-geologist on customary terms consistent with industry practice;

  (d)
  the Company shall not, and shall cause each of the Subsidiaries not to and shall refrain from permitting the Joint Venture to, adopt or amend any bonus, profit sharing, incentive, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

  (e)
  the Company shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

  (f)
  the Company shall use its best efforts, and cause each of the Subsidiaries and Joint Venture to use its best efforts, to preserve intact their respective business organizations and goodwill, to maintain their respective real property interests (including title to, leasehold interests in and prospecting and exploration and development rights in respect of any real property) in good standing, to keep available the services of its and their officers and employees as a group and not take any action, or permit any of the Subsidiaries and Joint Venture to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and promptly notify the Offeror first immediately orally and then promptly in writing of the occurrence of any material adverse change in the course of its or any of the Subsidiaries' and the Joint Venture's businesses or in the operation of its or any of the Subsidiaries' and the Joint Venture's properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

  (g)
  the Company shall not, and shall not permit any of the Subsidiaries and Joint Venture to, authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other paragraphs of this Section 5.1;

  (h)
  each of the Group Companies shall: (i) duly and timely file all tax returns required to be filed by it on or after the date hereof and all such tax returns will be true, complete and correct; (ii) timely pay all taxes which are due and payable; (iii) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes and (iv) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the taxation year ending December 31, 2004, except as may be required by applicable Law;

  (i)
  the Company shall use all reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions of the Offer set forth in Schedule 2.1 to the extent the same is within its control, and take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to support the Offer, including using its reasonable commercial efforts to:

  (i)
  obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable Law;

  (ii)
  co-operate with the Offeror to oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affect the Offeror's ability to consummate the Offer; and

  (iii)
  co-operate with the Offeror in connection with the performance by it of its obligations hereunder;

  (j)
  the Company shall make or co-operate as necessary in the making of all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Laws;

  (k)
  the Company shall comply with all applicable Laws, including all Laws requiring the disclosure of material information. The Company shall give the Offeror access at all reasonable times to such information concerning the Company as the Offeror may reasonably request, such access and information to be subject in all respects to the confidentiality agreement executed between the Offeror and the Company on April 26, 2005. The Company shall, continuously and in good faith discuss with the Offeror the necessity to publicly disclose any information that has not previously been generally disclosed to the public that has come to the Offeror's attention and that the Offeror reasonably deems to be material to the Company.

ARTICLE 6

MISCELLANEOUS

6.1   Further Assurances

        Subject to the conditions herein provided, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and this Agreement, including: (a) the execution and delivery of such documents as the other party may reasonably require; and (b) obtaining such information, documents or consents required in connection with the preparation of the Offer Document, and using reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including filings under applicable Laws and submissions of information requested by governmental authorities. Each of the parties shall cooperate in all reasonable respects with the other parties in taking such actions.

6.2   No Solicitations, Opportunity to Match, Etc.

  (a)
  On and after the date hereof, the Company and each of the Subsidiaries and the Joint Venture shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise, make, solicit, initiate or encourage enquiries from or submissions of proposals or offers from any other person, company, partnership or other business organization whatsoever (including any of its directors, officers, employees, advisors, representatives or agents) relating to any liquidation, dissolution, recapitalization, merger, amalgamation or acquisition or purchase of all or a material portion of the assets of, or any equity interest (including Shares) in, any of the Company, any Subsidiary or the Joint Venture or other similar transaction or business combination (each an "Acquisition Proposal"), or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing.

  (b)
  Notwithstanding the foregoing, nothing contained in this Section 6.2(a) or any other provision of this Agreement shall prevent the Board of Directors from receiving, considering, negotiating, approving, implementing and recommending to holders of Shares any bona fide written Acquisition Proposal made by a third party after the date hereof, for which financing, to the extent required, is then committed or capable of being obtained (as determined reasonably and in good faith by the Board of Directors after consultation with the third party offeror and the Company's financial advisors), that was not solicited on or after April 21, 2005 and which did not otherwise result from a breach of this Agreement, in respect of which the Board of Directors determines reasonably and in good faith (after receiving a written opinion of its financial advisors stating that such Acquisition Proposal is more favourable to Shareholders than the offer, both from a financial perspective and otherwise) and after receiving the written advice from its outside legal counsel to the effect that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors) would, if consummated in accordance with its terms, result in a transaction more favourable, both from a financial perspective and otherwise, to the Shareholders than the Offer (any such Acquisition Proposal being referred to herein as a "Superior Acquisition Proposal").

  (c)
  For greater certainty, nothing in this section shall be interpreted to prohibit the Company and its representatives from engaging in normal course investor relations activities consistent with past practice including, without limitation, by issuing press releases in respect of drilling activities, financial results, reserve reports and other corporate developments or which are otherwise required by applicable law or stock exchange requirements.

  (d)
  The Company shall by the date hereof have ceased and caused to be terminated any existing discussions or negotiations with any parties (other than the Offeror) with respect to any potential Acquisition Proposal. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company and such third party are parties. The Company shall immediately request the return and destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to any potential Acquisition Proposal and shall use all reasonable efforts to ensure that such requests are honoured.

  (e)
  The Company will, as soon as practicable (but in no event later than 24 hours) following receipt thereof, ensure that the Offeror is notified of any future bona fide Acquisition Proposal or any request for non-public information relating to the Company or any of the Subsidiaries or the Joint Venture in connection with such a bona fide Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary or the Joint Venture by any person or entity that informs the Company, any member of the Board of Directors or such Subsidiary or the Joint Venture that it is considering making, or has made, an Acquisition Proposal. Such notice to the Offeror shall be made, from time to time, first immediately orally and then promptly in writing and shall indicate the identity of the person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, enquiry or contact known to the Company as the Offeror may reasonably request.

  (f)
  If the Board of Directors receives a request for non-public information from a party who proposes to the Company a bona fide Acquisition Proposal and the Board of Directors determines, in the manner contemplated by Section 6.2(b), that such proposal is a Superior Acquisition Proposal, then, and only in such case, the Company may provide such party with access to information regarding the Company, subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which is no less favourable to the Company and no more favourable to the counterparty than the confidentiality provisions of the confidentiality agreement dated April 26, 2005 between the Company and the Offeror, provided that the Company delivers a copy of any such confidentiality and standstill agreement to the Offeror immediately upon its execution and the Offeror is provided with a list of or copies of the information provided to such person and immediately provided with access to similar information to which such person was provided.

  (g)
  The Company agrees that it shall not accept, approve, recommend or enter into any agreement (a "Proposed Agreement"), other than a confidentiality and standstill agreement as contemplated by Section 6.2(f), with any third party providing for or to facilitate any other Acquisition Proposal unless such Acquisition Proposal is a Superior Acquisition Proposal and then will do so only after the Company ensures that the Offeror is provided with a copy of any Proposed Agreement, together with a written notice from the Board of Directors regarding the value in financial terms that the Board of Directors has in consultation with the financial advisors determined should be ascribed to any non-cash consideration offered under the Proposed Agreement, not less than five business days prior to its proposed execution by the Company. During such five day period, the Company acknowledges and agrees that the Offeror shall have the opportunity but not the obligation, to offer to amend the terms of this Agreement in order to provide for financial terms at least equivalent to those included in the Proposed Agreement. The Board of Directors shall review any offer by the Offeror to amend the terms of this Agreement to determine, acting reasonably, in good faith and in accordance with its fiduciary duties, whether the Offeror's amended Offer provides for financial terms at least equivalent to those included in the Proposed Agreement. If the Board of Directors so determines, the Company will enter into an amended agreement with the Offeror reflecting the amended Offer. If the Board of Directors continues to believe, acting in good faith and in the proper discharge of its fiduciary duties (after consultation with its financial advisors and after receiving the written advice from its outside legal counsel) that the Acquisition Proposal provided for in the Proposed Agreement continues to be a Superior Acquisition Proposal with respect to the amended Offer, and therefore rejects the amended Offer, the Company shall be entitled to enter into the Proposed Agreement. The Company acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement of this Section 6.2(g) to initiate an additional five business day notice period.

  (h)
  The Company shall ensure that the directors, officers and employees of the Company and each of the Subsidiaries and the Joint Venture and any investment bankers, counsel or other advisors, representatives or agents retained by the Company are aware of the provisions of this Section, and the Company shall be responsible for any breach of this Section 6.2 by such directors, officers, employees, investment bankers, counsel, advisors, representatives or agents.

6.3   Notification of Certain Matters

        Each party shall give prompt notice to the others of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; and (b) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.4   Shareholder Claims

        The Company shall notify the Offeror of any claim brought by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated by this Agreement prior to the Effective Time and shall not settle or compromise any such claim prior to the Effective Time without the prior written consent of the Offeror.

6.5   Transaction Structuring

        The Offeror and the Company agree to cooperate in good faith and to take all reasonable steps and action after the date hereof, as are not adverse to the party requested to take any such step or action, to complete the Offer and the other transactions contemplated hereby in a manner which is most tax effective for the parties hereto and the Shareholders.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1   Termination

        This Agreement may be terminated at any time prior to the Effective Time:

  (a)
  by mutual consent of the Offeror and the Company;

  (b)
  by either the Offeror or the Company, if the Offeror has not announced that all of the conditions of the Offer have been fulfilled or waived within 120 days from the declaration of effectiveness by the SEC of the Offer Document, or if filing with the SEC is not made, from the publication of the Offer Document otherwise than as a result of the breach by such party of any material covenant or obligation under this Agreement or as a result of any representation or warranty of such party in the Agreement being untrue or incorrect in any material respect;

  (c)
  by the Company if an Offer has not been made through a public announcement in accordance with the NBK Rules within five days from the signing of this Agreement;

  (d)
  by the Offeror, if the Minimum Condition or any other condition of the Offer shall not be satisfied or waived at the Expiry Time and the Offeror shall not elect to waive such condition or extend the Offer; or

  (e)
  by the Offeror or the Company, if the Offeror elects not to match a Proposed Agreement in accordance with the terms of Section 6.2.

7.2   Amendment

        This Agreement may not be amended except by an instrument signed by each of the parties hereto.

7.3   Waiver

        At any time prior to the Effective Time, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of any other party thereto; or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

7.4   Effect of Termination

        If this Agreement is terminated as provided in Section 7.1, there shall be no liability or further obligation on the part of any party hereto or any of their respective shareholders, officers or directors, except for liability arising from a breach of any representations or warranties in this Agreement, a wilful breach of any covenants in this Agreement or fraud and any action with respect thereto must be commenced within two years of the date hereof.

ARTICLE 8

GENERAL PROVISIONS

8.1   Brokers

        The Offeror and the Company represent and warrant to each other that, except for Enskilda Securities AB, Orion Securities Inc., Citigroup Global Markets, Inc. and Pollitt & Co., in the case of the Offeror, and Standard Bank, in the case of the Company, no broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or any similar transaction based upon arrangements made by or on behalf of the Company.

8.2   Public Statements

        Except as required by applicable Laws, neither the Offeror nor the Company shall make any public announcement or statement with respect to the Offer or this Agreement without the approval of the parties hereto, respectively, except to the extent necessary to comply with such Laws. Moreover, in any event, each party agrees to give prior notice to the other parties of any public announcement relating to the Offer or this Agreement, and agrees to consult with each other prior to issuing any such public announcement.

        The provisions of this section 8.2 shall not apply to announcements made by the Offeror pursuant to the NBK Rules, including, but not limited to, announcements of the rate of acceptance to the Offer, extension of the acceptance period, waiver of conditions, withdrawal or amendment of the Offer or an intention to initiate compulsory purchase proceedings or filings under the Securities Act.

8.3   Notices

        All notices, requests, demands and other communications hereunder, which shall be in the English language, shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered, or if sent by facsimile transmission, upon confirmation that such transmission has been properly effected, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission the date of such transmission if sent on a business day, failing which it shall be deemed to have been received on the next business day.

  If to the Offeror:

  Agnico-Eagle Mines Limited
  145 King Street East
  Suite 500
  Toronto, ON M5C 2Y7
  Phone: (416) 947-1212
  Fax: (416) 367-4681

  Attention: Don Allan
  Vice-President, Corporate Development

  with a copy to:

  Davies Ward Phillips & Vineberg LLP
  44th Floor
  1 First Canadian Place
  Toronto, ON M5X 1B1
  Phone: (416) 863-0900
  Fax: (416) 863-0871

  Attention: Patricia Olasker

  If to the Company:

  Riddarhyttan Resources AB (publ.)
  Aurorum 30
  977 75 Luleå
  Phone: +46 920-75899
  Fax: +46 920-75898

  Attention: Mr. Johan Rehnström

  with a copy to:

  Mannheimer Swartling Advokatbyrå
  Norrmalmstorg 4
  111 87 Stockholm
  Sweden
  Phone: +46 8 505 765 00
  Fax: +46 8 505 765 01

  Attention: Anders Lindblad

        Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 8.3.

8.4   Currency

        Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in U.S. dollars.

8.5   Severability

        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

8.6   Entire Agreement, Assignment and Governing Law

        This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

        This Agreement: (a) is not intended to confer upon any other person any rights or remedies hereunder; (b) shall not be assigned by operation of law or otherwise, except that the Offeror may assign all or any portion of its rights under this Agreement to any affiliate of the Offeror but no such assignment shall relieve the Offeror of its obligations hereunder; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the Kingdom of Sweden, without giving effect to the principles of conflict of laws thereof, and all disputes hereunder shall be settled in accordance with the Swedish Arbitration Act applicable at the time such arbitration is initiated. The arbitration proceedings shall take place in Stockholm, Sweden and shall be conducted in the English language.

8.7   Counterparts

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be the original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

        IN WITNESS WHEREOF the parties have executed this Agreement.

AGNICO-EAGLE MINES LIMITED
by	/s/ SEAN BOYD Name: Sean Boyd Title: President and CEO
/s/ DON ALLAN Name: Don Allan Title: Vice President, Corporate Development
RIDDARHYTTAN RESOURCES AB (PUBL)
by	/s/ PERTTI VOUTILAINEN Name: Pertti Voutilainen Title: Chairman
/s/ LARS-GÖRAN OHLSSON Name: Lars-Göran Ohlsson Title: Managing Director

SCHEDULE 2.1

CONDITIONS OF THE OFFER

        The Offer shall be subject to the following conditions:

  (a)
  acceptance of the Offer by the Shareholders to such an extent that the Offeror becomes owner of more than 90% of the outstanding Shares on a fully-diluted basis (the "Minimum Condition");

  (b)
  the recommendation in favour of the Offer by the board of directors of the Company shall not have been withdrawn or adversely amended;

  (c)
  no other party shall have announced an offer to acquire Shares;

  (d)
  all necessary regulatory, governmental or similar clearances, approvals and decisions for the Offer and the acquisition of the Company, including from competition authorities, shall have been obtained, in each case on terms which, in the Offeror's opinion, are acceptable;

  (e)
  save as publicly announced by the Company prior to the date the Offer was announced or as otherwise disclosed in writing to the Offeror prior to that date, the Offeror does not discover that any information publicly disclosed by the Company is materially inaccurate or misleading or that any material information that should have been publicly disclosed by the Company has not been so disclosed;

  (f)
  neither the Offer nor the acquisition of the Company is wholly or partly prevented or materially adversely affected by any legislation or other regulation, court decision, public authority decision or similar circumstance, which is actual or could reasonably be anticipated, outside the control of the Offeror and which the Offeror could not reasonably have foreseen at the time of the announcement of the Offer;

  (g)
  no circumstances which the Offeror did not have knowledge about at the time of the announcement of the Offer shall have occurred that may materially negatively affect the Company's results, liquidity, business or equity during the current or next financial year or the feasibility or economic prospects of the Suurikuusikko Property, except any circumstance or effect attributable to changes in gold prices; and

  (h)
  the Company shall not have taken any measures that are typically intended to impair the prerequisites for the implementation of the Offer.

        The Offeror reserves the right to withdraw the Offer in the event that it is clear that any of the above conditions are not fulfilled or cannot be fulfilled at or prior to the Expiry Time. However, with regard to conditions (b) through (h), such withdrawal will only be made if the non-fulfillment of such condition is of material importance to the Offeror's acquisition of Shares.

        The Offeror may, in its sole discretion, modify, waive or reduce any of the foregoing conditions, in whole or in part, at any time and from time to time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

ANNEX B

FAIRNESS OPINION
ON THE OFFER FOR
RIDDARHYTTAN RESOURCES AB

BY

AGNICO-EAGLE MINES LIMITED

PREPARED BY:
STANDARD BANK Plc
AS AT MAY 12, 2005

As at May 12, 2005
The Board of Directors
Riddarhyttan Resources AB
Aurorum 30
SE-97
Luleå
Sweden

To the Board of Directors

        Standard Bank Plc (formerly Standard Bank London Limited) ("Standard Bank") understands that Agnico-Eagle Mines Limited ("Agnico-Eagle") has made an offer (the "Offer") to purchase all of the outstanding shares of Riddarhyttan Resources AB ("Riddarhyttan") not currently owned by Agnico-Eagle and its affiliates (the "Riddarhyttan Shares") on the basis of an exchange of 0.1137 of one Agnico-Eagle common share for each Riddarhyttan Share (the "Consideration"). The specific terms and conditions of the Offer are to be described in a combined offer prospectus and share issue prospectus of Agnico-Eagle, which is, we are informed, to be mailed to holders of the Riddarhyttan Shares in connection with the Offer.

        As referenced in the Letter Agreement between us dated 25 April, 2005 and the amended Letter Agreement dated 08 June, 2005, you have asked for Standard Bank's opinion as to whether the Consideration is fair, from a financial point of view, to the holders (other than Agnico-Eagle and its affiliates) of the Riddarhyttan Shares.

        In arriving at its opinion, Standard Bank, among other things:

  •
  reviewed the Offer;

  •
  reviewed certain publicly available business and financial information concerning Riddarhyttan and Agnico-Eagle and the industries in which they operate;

  •
  compared the financial terms of the Offer with the publicly available financial terms of certain transactions involving companies that Standard Bank deemed relevant and the consideration paid for those companies;

  •
  compared the financial and operating performance of Riddarhyttan and Agnico-Eagle with publicly available information concerning certain other companies that Standard Bank deemed relevant and reviewed the current and historical market prices of Riddarhyttan Shares and Agnico-Eagle common shares and certain publicly traded securities of those other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of Riddarhyttan relating to its business; and

  •
  performed such other financial studies and analyses, and reviewed and considered such other information, as Standard Bank deemed appropriate for the purposes of its opinion.

        Standard Bank also held discussions with certain members of the management of Riddarhyttan, including, but not limited to, the President and Financial Manager, with respect to certain aspects of the

Offer, the past and current business operations of Riddarhyttan, the historical financial condition and operations and future prospects of Riddarhyttan, and other matters that Standard Bank believed necessary or appropriate for the purposes of its opinion.

        Standard Bank relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Riddarhyttan or otherwise reviewed by Standard Bank, and Standard Bank has not assumed any responsibility or liability for that information. Standard Bank has no reason to doubt the accuracy or completeness of the information provided. Standard Bank did not make any independent evaluation or appraisal of the assets or liabilities (including, if any, derivative or off-balance sheet assets and liabilities) of Riddarhyttan or Agnico-Eagle or any of their respective affiliates, and Standard Bank was not furnished with any such evaluations or appraisals. In relying on financial analyses and forecasts provided to it by Riddarhyttan management, Standard Bank assumed that those analyses and forecasts were reasonably prepared based on assumptions reflecting the best estimates available at the time prepared and the judgments by the management of Riddarhyttan as to the expected future results of operations and financial condition of Riddarhyttan to which those analyses and forecasts relate. Standard Bank did not conduct any technical, legal or financial due diligence on Agnico-Eagle. It did not visit Agnico-Eagle's offices or operations or engage in any discussions with management of Agnico-Eagle. Standard Bank's evaluation of Agnico-Eagle was based on publicly available information only. Standard Bank relied as to all legal matters relevant to rendering its opinion upon the advice of external legal counsel. Standard Bank further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the Offer will be obtained without any adverse effect on Riddarhyttan or Agnico-Eagle.

        Standard Bank based its opinion on economic, market and other conditions existing on, and the information made available to Standard Bank as of May 12, 2005. Subsequent developments may affect its opinion, and its opinion will not reflect any developments that may occur or may have occurred after such date and prior to the completion of the Offer.

        Standard Bank's opinion addresses only the fairness, from a financial point of view, of the Consideration to the holders of the Riddarhyttan Shares other than Agnico-Eagle and its affiliates. Standard Bank's opinion does not address any other aspect of the Offer and does not constitute an opinion on the underlying business decision by the Board of Directors of Riddarhyttan to approve the Offer or to recommend that the holders of the Riddarhyttan Shares accept the Offer. Standard Bank expresses no opinion as to the price at which the Riddarhyttan Shares or Agnico-Eagle's common shares will trade at any future time.

        In accordance with customary investment banking practice, Standard Bank employed generally accepted valuation methodologies in reaching its opinion. Standard Bank derived ranges of implied values per Riddarhyttan Share as of May 11, 2005 using the market approach to valuation (namely the guideline public company analysis and the guideline transaction analysis) and using the income approach to valuation (namely the net asset value analysis), as performed by Standard Bank in connection with its opinion, together with the implied value of the Consideration per Riddarhyttan Share based on the New York Stock Exchange closing price of Agnico-Eagle common shares on May 11, 2005.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses undertaken by Standard Bank. No single factor or analysis was determinative of Standard Bank's fairness determination. Rather, Standard Bank considered the totality of the factors and analyses performed in determining its opinion. Standard Bank based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses based on forecasts may not be indicative of actual future results, which may be significantly more or less favourable than results suggested by analyses.

        Standard Bank's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed is identical to Riddarhyttan or Agnico-Eagle, and none of the selected transactions reviewed was identical to the Offer. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Standard Bank's analysis, may be considered similar to those of Riddarhyttan and Agnico-Eagle. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of Standard Bank's analysis, may be considered similar to the Offer. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Riddarhyttan and Agnico-Eagle and the transactions compared to the Offer.

        Standard Bank will receive a fee for its services in connection with the preparation and delivery of its opinion. In the past one or more affiliates of Standard Bank (such affiliates, together with Standard Bank, are referred to herein as the "Standard Bank Group") have provided Agnico-Eagle with general financial services related to debt finance and commodities hedging in connection with unrelated transactions and for which it received compensation. The Standard Bank Group may have had and may have in the future positions in the securities of one or more of Riddarhyttan, Agnico-Eagle and their respective affiliates ("Interested Parties") and, from time to time, may have executed or may execute transactions on behalf of such Interested Parties or other clients for which the Standard Bank Group may have received or may receive compensation.

        Standard Bank is providing its opinion solely for the information and assistance of the Riddarhyttan Board of Directors in connection with its consideration of the Offer, except that this opinion may be included in its entirety in any filing made by Riddarhyttan or Agnico-Eagle in respect of the Offer and the transactions contemplated thereby with the U.S. Securities and Exchange Commission and other regulatory authorities and, with the consent of Standard Bank, which consent shall not be unreasonably withheld or delayed, may be fairly summarized in any such filing. Standard Bank expresses no opinion or recommendation as to whether the holders of Riddarhyttan Shares should accept the Offer. The opinion of Standard Bank will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the Offer. Standard Bank has no obligation to update, revise or reaffirm its opinion, and Riddarhyttan does not currently expect that it will request an updated opinion from Standard Bank.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received in the Offer by the holders of the Riddarhyttan Shares other than Agnico-Eagle and its affiliates is fair, from a financial point of view, to such holders.

EXHIBIT A

AGNICO-EAGLE MINES LIMITED

Recommendation from the Board of Directors of Riddarhyttan

        Agnico-Eagle Mines Limited ("Agnico-Eagle") announced today that it is making a recommended exchange offer to the shareholders of Riddarhyttan Resources AB (publ) ("Riddarhyttan") for all of the outstanding shares of Riddarhyttan not currently owned by Agnico-Eagle (the "Offer"). For information about Agnico-Eagle and the Offer, please see Agnico-Eagle's press release of today. The press release is attached hereto, Appendix.

        Riddarhyttan's Board of Directors has unanimously decided to recommend to the shareholders in Riddarhyttan to accept the Offer.(1) The Board's recommendation is supported by a fairness opinion from the financial advisors of the Board, Standard Bank London Limited.

(1)
Alain Blackburn and Eberhard Scherkus, who are officers of Agnico-Eagle and members of the Directors of the Board of Riddarhyttan, have not participated in any discussions or decisions by the Board of Directors of Riddarhyttan in relation to the Offer.

For more information, please contact:
Lars-Göran Ohlsson, CEO, or
Johan Rehnström, Financial and Information Manager
Riddarhyttan Resources AB
Phone: +46 (920) 75899 alt +46 (920) 75897
Cell: +46 (705) 501948 alt +46 (705) 275107
Email: lars-goran.ohlsson@riddarhyttan.se or johan.rehnstrom@riddarhyttan.se

HEAD OFFICE OF AGNICO-EAGLE

Agnico-Eagle Mines Limited
145 King Street East
Suite 500
Toronto, Ontario, Canada
M5C 2Y7

ADVISORS TO AGNICO-EAGLE

Financial Advisors

Orion Securities Inc. 181 Bay Street BCE Place Suite 3100, Box 830 Toronto, Ontario, Canada M5J 2T3	Citigroup Global Markets Inc. 161 Bay Street BCE Place Suite 4600, Box 631 Toronto, Ontario, Canada M5J 2S1	Pollitt & Co. 21 Melinda St. Suite 805 Toronto, Ontario, Canada M5L 1B9	Enskilda Securities AB Nybrokajen 5 SE-103 36 Stockholm Sweden
Legal Advisors as to Canadian and United States Law			Legal Advisors as to Swedish Law
Davies Ward Phillips & Vineberg LLP		Brown Rudnick Berlack	Advokatfirman
1 First Canadian Place Suite 4400, Box 63 Toronto, Ontario, Canada M5X 1B1	625 Madison Avenue 12th Floor New York, New York 10022 U.S.A.	Israels LLP One Financial Center Boston, Massachusetts 02111 U.S.A.	Vinge KB Smålandsgatan 20 Box 1703 SE-111 87 Stockholm Sweden

HEAD OFFICE OF RIDDARHYTTAN

Riddarhyttan Resources AB
Aurorum 30
SE-977 75 Luleå
Sweden

ADVISORS TO RIDDARHYTTAN

Financial Advisor

Standard Bank Plc
Cannon Bridge House
25 Dowgate Hill
London EC4R 2SB
United Kingdom

Legal Advisors as to United States Law	Legal Advisors as to Swedish Law
Latham & Watkins 99 Bishopsgate London EC2M 3XF England	Mannheimer Swartling Advokatbyrå AB Norrmalmstorg 4 Box 1711 SE-111 87 Stockholm Sweden

Receiving Agent for the Offer

SEB
Issues & Part-ownership Programmes, R B6
SE-106 40 Stockholm

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Subject to section 136 of the Business Corporations Act (Ontario), the Registrant is obligated to indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and such individual's heirs and legal representatives. The indemnification is against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative action or proceeding to which such individual is made a party by reason of being or having been a director or officer of the Registrant or body corporate. The Registrant is required to provide such indemnification only if (a) such individual acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, such individual had reasonable grounds for believing that the impugned conduct was lawful.

In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the Business Corporations Act (Ontario).

Item 21.    Exhibits and Financial Statement Schedules

(a)
The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description
2.1	Support Agreement, dated May 12, 2005 between the Registrant and Riddarhyttan Resources AB (publ) (incorporated by reference to the Registrant's Report on Form 6-K (File No. 001-13422), as filed with the SEC on May 25, 2005).
3	By-laws of the Registrant, as amended, and Articles of Amalgamation of the Registrant (incorporated by reference to Exhibit 99F to the Registrant's Annual Report on Form 20-F (File No. 001-13422) for the fiscal year ended December 31, 2003, as filed with the SEC on May 18, 2004.
4	Form of Trust Indenture (incorporated by reference to Exhibit 7.1 to the Registrant's Registration Statement on Form F-10/A (File No. 333-100902), as filed with the SEC on November 8, 2002).
5	Opinion of Davies Ward Phillips & Vineberg LLP as to the legality of the Agnico-Eagle Mines Limited common shares.
10.1	Amended and Restated Credit Agreement dated December 23, 2004 (incorporated by reference to Exhibit 4 to the Registrant's Annual Report on Form 20-F/A (File No. 001-13422) for the fiscal year ended December 31, 2003, as filed with the SEC on April 1, 2005).
10.2	Form of Warrant Indenture (incorporated by reference to Exhibit 7.1 to the Registrant's Registration Statement on Form F-10/A (File No. 333-100850), as filed with the SEC on November 6, 2002).
10.3	Employment Agreement dated December 20, 2002 between the Registrant and Sean Boyd, President and Chief Executive Officer of the Registrant.†*
10.4	Employment Agreement dated December 20, 2002 between the Registrant and Eberhard Scherkus, Executive Vice President and Chief Operating Officer of the Registrant.†*
10.5	Employment Agreement dated December 20, 2002 between the Registrant and David Garofalo, Vice President, Finance and Chief Financial Officer of the Registrant.†*
10.6	Employment Agreement dated December 20, 2002 between the Registrant and Donald Allan, Vice President, Corporate Development of the Registrant.†*
10.7	Employment Agreement dated December 20, 2002 between the Registrant and Alain Blackburn, Vice President, Exploration of the Registrant.†*
10.8	Retirement Compensation Arrangement Plan dated July 1, 1997 between the Registrant and Sean Boyd.†*
10.9	Retirement Compensation Arrangement Plan dated July 1, 1997 between the Registrant and Eberhard Scherkus.†*
23.1	Consent of Ernst & Young LLP, as auditors of the financial statements of Agnico-Eagle Mines Limited.
23.2	Consent of PricewaterhouseCoopers AB, as auditors of the financial statements of Riddarhyttan Resources AB (publ).
23.3	Consent of Davies Ward Phillips & Vineberg LLP (included in its opinion in Exhibit 5).
23.4	Consent of Guy Gosselin.*
23.5	Consent of Standard Bank London Limited, as financial advisor to Riddarhyttan Resources AB (publ).*
24	Power of Attorney.*
99.1	Form of Acceptance Form.
99.2	Form of Acceptance Form for U.S. Holders.
99.3	Form of Instruction Form for Simplified Share Sales Process.

†
Management contracts or arrangements.

*
Previously filed on June 13, 2005 in connection with this Registration Statement.

(b)    Financial statement schedules.

        Not applicable.

(c)
Information provided by Item 4(b).

        Not applicable. The report of Standard Bank London Limited is attached as Annex B to the prospectus which is part of this registration statement.

Item 22.    Undertakings

  (a)
  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)(1)	The Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such request. The undertaking in subparagraph (c)(1)(i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(2)
The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 29, 2005.

AGNICO-EAGLE MINES LIMITED
by	/s/ SEAN BOYD Sean Boyd President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on July 29, 2005.

by	/s/ SEAN BOYD Sean Boyd President, Chief Executive Officer (Principal Executive Officer)
by	/s/ DAVID GAROFALO David Garofalo Vice-President, Finance, Chief Financial Officer and Secretary (Principal Financial and Principal Accounting Officer)
by	* James D. Nasso Chairman of the Board

by	*
Leanne M. Baker Director Authorized U.S. Representative
by	*
Douglas R. Beaumont Director
by	* Bernard Kraft Director
by	* Mel Leiderman Director
by	* Eberhard Scherkus Director
by	* Howard R. Stockford Director

*by	/s/ DAVID GAROFALO David Garofalo Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Support Agreement, dated May 12, 2005 between the Registrant and Riddarhyttan Resources AB (publ) (incorporated by reference to the Registrant's Report on Form 6-K (File No. 001-13422), as filed with the SEC on May 25, 2005).
3	By-laws of the Registrant, as amended, and Articles of Amalgamation of the Registrant (incorporated by reference to Exhibit 99F to the Registrant's Annual Report on Form 20-F (File No. 001-13422) for the fiscal year ended December 31, 2003, as filed with the SEC on May 18, 2004).
4	Form of Trust Indenture (incorporated by reference to Exhibit 7.1 to the Registrant's Registration Statement on Form F-10/A (File No. 333-100902), as filed with the SEC on November 8, 2002).
5	Opinion of Davies Ward Phillips & Vineberg LLP as to the legality of the Agnico-Eagle Mines Limited common shares.
10.1	Amended and Restated Credit Agreement dated December 23, 2004 (incorporated by reference to Exhibit 4 to the Registrant's Annual Report on Form 20-F/A (File No. 001-13422) for the fiscal year ended December 31, 2003, as filed with the SEC on April 1, 2005).
10.2	Form of Warrant Indenture (incorporated by reference to Exhibit 7.1 to the Registrant's Registration Statement on Form F-10/A (File No. 333-100850), as filed with the SEC on November 6, 2002).
10.3	Employment Agreement dated December 20, 2002 between the Registrant and Sean Boyd, President and Chief Executive Officer of the Registrant.†*
10.4	Employment Agreement dated December 20, 2002 between the Registrant and Eberhard Scherkus, Executive Vice President and Chief Operating Officer of the Registrant.†*
10.5	Employment Agreement dated December 20, 2002 between the Registrant and David Garofalo, Vice President, Finance and Chief Financial Officer of the Registrant.†*
10.6	Employment Agreement dated December 20, 2002 between the Registrant and Donald Allan, Vice President, Corporate Development of the Registrant.†*
10.7	Employment Agreement dated December 20, 2002 between the Registrant and Alain Blackburn, Vice President, Exploration of the Registrant.†*
10.8	Retirement Compensation Arrangement Plan dated July 1, 1997 between the Registrant and Sean Boyd.†*
10.9	Retirement Compensation Arrangement Plan dated July 1, 1997 between the Registrant and Eberhard Scherkus.†*
23.1	Consent of Ernst & Young LLP, as auditors of the financial statements of Agnico-Eagle Mines Limited.
23.2	Consent of PricewaterhouseCoopers AB, as auditors of the financial statements of Riddarhyttan Resources AB (publ).
23.3	Consent of Davies Ward Phillips & Vineberg LLP (included in its opinion in Exhibit 5).
23.4	Consent of Guy Gosselin.*
23.5	Consent of Standard Bank London Limited, as financial advisor to Riddarhyttan Resources AB (publ).*
24	Power of Attorney.*
99.1	Form of Acceptance Form.
99.2	Form of Acceptance Form for U.S.Holders.
99.3	Form of Instruction Form for Simplified Share Sales Process.

†
Management contracts or arrangements.

*
Previously filed on June 13, 2005 in connection with this Registration Statement.

QuickLinks

TABLE OF CONTENTS
NOTICE TO RIDDARHYTTAN SHAREHOLDERS IN THE UNITED KINGDOM
NOTICE TO RIDDARHYTTAN SHAREHOLDERS RESIDENT IN THE UNITED STATES
CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS
QUESTIONS AND ANSWERS ABOUT THE OFFER
SUMMARY
RISK FACTORS
PRESENTATION OF FINANCIAL INFORMATION AND OTHER NUMERICAL DATA
THE OFFER
RECOMMENDATION BY THE BOARD OF RIDDARHYTTAN REGARDING THE OFFER
TERMS, CONDITIONS AND INSTRUCTIONS FOR ACCEPTANCE OF THE OFFER
THE COMBINED COMPANY
AGNICO-EAGLE
Summary Compensation Table — Agnico-Eagle
Option grants of Agnico-Eagle during 2004
Aggregate option exercises during 2004 and year end option values
RIDDARHYTTAN
CERTAIN TAX CONSIDERATIONS
OTHER INFORMATION
RESALES OF AGNICO-EAGLE SHARES PURSUANT TO THE SIMPLIFIED SHARE SALES PROCESS AND SALES OF FRACTIONAL AGNICO-EAGLE SHARES
EXPERTS
WHERE RIDDARHYTTAN SHAREHOLDERS CAN FIND MORE INFORMATION
GLOSSARY OF MINING TERMS
INDEX TO FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
AGNICO-EAGLE MINES LIMITED PRO FORMA CONSOLIDATED BALANCE SHEET (thousands of United States dollars) U.S. GAAP (Unaudited)
AGNICO-EAGLE MINES LIMITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME (thousands of United States dollars, except share and per share amounts) U.S. GAAP (Unaudited)
AGNICO-EAGLE MINES LIMITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME (thousands of United States dollars, except share and per share amounts) U.S. GAAP (Unaudited)
AGNICO-EAGLE MINES LIMITED NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (thousands of United States dollars, except share and per share amounts and as otherwise indicated) U.S. GAAP (Unaudited)
AGNICO-EAGLE MINES LIMITED CONSOLIDATED BALANCE SHEETS (thousands of United States dollars, U.S. GAAP basis)
AGNICO-EAGLE MINES LIMITED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) (thousands of United States dollars except per share amounts, U.S. GAAP basis)
AGNICO-EAGLE MINES LIMITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (thousands of United States dollars, U.S. GAAP basis)
AGNICO-EAGLE MINES LIMITED CONSOLIDATED STATEMENTS OF CASH FLOWS (thousands of United States dollars, U.S. GAAP basis)
AUDITOR'S REPORT
RIDDARHYTTAN RESOURCES AUDITED CONSOLIDATED STATEMENTS OF INCOME (LOSS) for the years ended December 31, 2004 and 2003 (Amounts in thousands of Swedish kronor (SEK), except share and per share amounts)
RIDDARHYTTAN RESOURCES AUDITED CONSOLIDATED BALANCE SHEETS as at December 31, 2004 and 2003 (Amounts in thousands of Swedish kronor (SEK))
RIDDARHYTTAN RESOURCES AUDITED CONSOLIDATED BALANCE SHEETS as at December 31, 2004 and 2003 (Amounts in thousands of Swedish kronor (SEK))
RIDDARHYTTAN RESOURCES AUDITED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY for the years ended December 31, 2004 and 2003 (Amounts in thousands of Swedish kronor (SEK))
RIDDARHYTTAN RESOURCES AUDITED CONSOLIDATED STATEMENTS OF CASH FLOW for the years ended December 31, 2004 and 2003 (Amounts in thousands of Swedish kronor (SEK))
RIDDARHYTTAN RESOURCES NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS (All amounts are in thousands of Swedish kronor (SEK) unless otherwise stated, parenthetical amounts relate to 2003)
RIDDARHYTTAN RESOURCES
RYDDARHYTTAN RESOURCES CONSOLIDATED STATEMENTS OF INCOME (LOSS) for the Three-Month Periods Ended March 31, 2005 and 2004 (Amounts in thousands of Swedish kronor (SEK), except share and per share amounts)
RYDDARHYTTAN RESOURCES CONSOLIDATED BALANCE SHEETS as at March 31, 2005 and December 31, 2004 (Amounts in thousands of Swedish kronor (SEK))
RYDDARHYTTAN RESOURCES CONSOLIDATED STATEMENTS OF CASH FLOWS for the Three-Month Periods Ended March 31, 2005 and 2004 (Amounts in thousands of Swedish kronor (SEK))
RYDDARHYTTAN RESOURCES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY for the Three-Month Periods Ended March 31, 2005 and 2004 (Amounts in thousands of Swedish kronor (SEK))
RIDDARHYTTAN RESOURCES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS for the Three-Month Period Ended March 31, 2005 and 2004 (Amounts in thousands of Swedish kronor (SEK))
ANNEX A SUPPORT AGREEMENT
ARTICLE 1 INTERPRETATION
ARTICLE 2 THE OFFER
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE OFFEROR
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 5 CONDUCT OF BUSINESS
ARTICLE 6 MISCELLANEOUS
ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER
ARTICLE 8 GENERAL PROVISIONS
SCHEDULE 2.1 CONDITIONS OF THE OFFER
ANNEX B FAIRNESS OPINION ON THE OFFER FOR RIDDARHYTTAN RESOURCES AB BY AGNICO-EAGLE MINES LIMITED
EXHIBIT A AGNICO-EAGLE MINES LIMITED
Part II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX